                                                                    Exhibit 99.2



      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2000


                                                      REGISTRATION NO. 333-35188

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                            PRE-EFFECTIVE AMENDMENT
                                     NO. 1
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             THE TITAN CORPORATION
      (Exact name of registrant as specified in its governing instrument)

           DELAWARE                        7373                        95-2588754
 (State or other jurisdiction        (Primary Standard              (I.R.S. Employer
              of                        Industrial               Identification Number)
incorporation or organization)  Classification Code Number)

                             3033 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 552-9500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                  GENE W. RAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             3033 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 552-9500
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

       JAMES E. SHOWEN, ESQ.                     NICHOLAS J. COSTANZA, ESQ.
       JESSICA C. CLARK, ESQ.                      THE TITAN CORPORATION
       HOGAN & HARTSON L.L.P.                      3033 SCIENCE PARK ROAD
    555 THIRTEENTH STREET, N.W.                 SAN DIEGO, CALIFORNIA 92121
    WASHINGTON, D.C. 20004-1109                        (858) 552-9500
           (202) 637-5600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 AVERSTAR, INC.
                                23 FOURTH AVENUE
                              BURLINGTON, MA 01803

                                MERGER PROPOSAL

Dear stockholders:

    We are pleased to report that the Boards of Directors of AverStar and The Titan Corporation have approved a merger agreement which provides for the merger of a Titan subsidiary into AverStar. As a result of the proposed merger, we will become a wholly owned subsidiary of Titan. Our board of directors believes that the combination with Titan enables our stockholders to realize a significant return on their investment, while allowing our business to continue to grow.

    If we complete the proposed merger:

    - our seven classes of common stock, Class A, Class B, Class C, Class D, Class E, Class F and Class G, will be converted into one class of common stock as provided in our certificate of incorporation; and

    - you will become a stockholder of Titan and receive the number of shares of Titan common stock determined according to a formula contained in the merger agreement in exchange for your shares of our common stock.


    These transactions are more fully described in the accompanying proxy statement. If the merger were completed on May 19, 2000, AverStar stockholders would own approximately 7.07% of Titan's outstanding common stock immediately after the proposed merger. Titan's common stock is listed on the New York Stock Exchange under the trading symbol "TTN."


    This proxy statement also serves as Titan's prospectus under the Securities Act of 1933 for the issuance of Titan's common stock to you in the proposed merger. We encourage you to read this joint proxy statement/prospectus carefully. IN PARTICULAR, YOU SHOULD REVIEW THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 14.

    We are asking our stockholders to approve the proposed merger, the merger agreement and the related transactions at a special meeting. We cannot complete the proposed merger unless a majority of the shares of our voting common stock vote to approve it.

    The date, time and place of our special meeting is:


    10:30 a.m., Eastern Time
    June 26, 2000
    AverStar, Inc.
    23 Fourth Avenue
    Burlington, MA 01803


    We appreciate your consideration in this matter.


                                          Sincerely,
                                          /s/ MICHAEL B. ALEXANDER
                                          Michael B. Alexander
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER


                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.


             This proxy statement/prospectus is dated May 24, 2000
              and is first being mailed on or about May 26, 2000.

                                 AVERSTAR, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


TIME:                   10:30 a.m., Eastern Time

DATE:                   June 26, 2000

PLACE:                  AverStar, Inc.
                        23 Fourth Avenue
                        Burlington, MA 01803

PURPOSE: Consider and vote on the proposed merger of AverStar and a Titan subsidiary, the merger agreement and related transactions.



    Only our voting common stockholders of record on May 19, 2000 may vote at the special meeting. Only our stockholders or their proxies and AverStar guests may attend the special meeting.



                                          /s/ PETER J. DWYER
                                          Peter J. Dwyer
                                          SECRETARY



May 24, 2000

                                 AVERSTAR, INC.
                                PROXY STATEMENT

                                ----------------

                             THE TITAN CORPORATION
                                   PROSPECTUS

                             ---------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
SUMMARY.....................................................      3
RISK FACTORS................................................     14
INFORMATION IN THIS DOCUMENT................................     23
THE AVERSTAR SPECIAL MEETING................................     24
  General...................................................     24
  Matters to be Considered..................................     24
  Recommendation of the AverStar Board of Directors.........     24
  Record Date and Vote Required.............................     24
  Proxies...................................................     25
  Availability of Independent Auditors......................     26
THE MERGER..................................................     27
  General...................................................     27
  Background of the Merger..................................     27
  Recommendation of AverStar Board of Directors; AverStar
    Reasons for the Merger..................................     29
  Titan Reasons for the Merger..............................     31
  Interests of AverStar Directors and Executive Officers in
    the Merger..............................................     31
  Stockholder Approval Requirements.........................     32
  Accounting Treatment......................................     32
  Listing of Titan Common Stock on the NYSE.................     32
  Dissenters' Rights........................................     33
  Clearance Under Federal Antitrust Laws....................     35
  Federal Income Tax Consequences...........................     35
  Restrictions on Resale of Titan Common Stock by
    Affiliates..............................................     36
  Anti-Dilution Adjustments.................................     37
  Exchange of Certificates..................................     37
TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS......     39
  General...................................................     39
  Effective Time............................................     45
  Representations and Warranties............................     45
  Business and Agreements of AverStar and Titan Pending the
    Merger..................................................     47
  Non-Solicitation Agreement by AverStar....................     51
  Conditions to Completion of the Merger....................     53
  Termination of the Merger Agreement; Termination Fee......     55
  Waiver and Amendment of the Merger Agreement..............     56
  Expenses..................................................     57
  AverStar Voting Agreement.................................     57

                                                                PAGE
                                                              --------
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................     59
INFORMATION ABOUT TITAN.....................................     71
  General...................................................     71
  Recent Developments.......................................     73
INFORMATION ABOUT AVERSTAR..................................     75
  General...................................................     75
  AverStar's Services and Products..........................     75
  AverStar's Markets and Customers..........................     77
  Contracts.................................................     77
  Backlog...................................................     77
  Competition...............................................     78
  Proprietary Information...................................     78
  Employees.................................................     79
  Regulatory Matters........................................     79
  Legal Proceedings.........................................     79
  AverStar's Management's Discussion and Analysis of
    Financial Condition and Result of Operations............     80
  Voting Securities and Principal Stockholders..............     86
OWNERSHIP OF TITAN COMMON STOCK.............................     88
DESCRIPTION OF TITAN CAPITAL STOCK..........................     91
  Common Stock..............................................     91
  Preferred Share Purchase Rights...........................     91
  Preferred Stock...........................................     95
  Anti-Takeover Effect of Titan's Bylaw Provisions..........     95
  Section 203 of the Delaware General Corporation Law.......     96
  Director Liability and Indemnification of Directors and
    Officers................................................     97
  Listing of Common Stock...................................     98
  Transfer Agent and Registrar..............................     98
COMPARATIVE RIGHTS OF TITAN STOCKHOLDERS AND AVERSTAR
  STOCKHOLDERS..............................................     99
  Authorized Shares of Capital Stock; Dividend Rights; Other
    Distributions...........................................     99
  Voting Rights.............................................    100
  Preemptive Rights.........................................    100
  Business Combinations; Supermajority Voting
    Requirements............................................    101
  Appraisal Rights..........................................    102
  Special Meetings of Stockholders..........................    102
  Stockholder Action Without a Meeting......................    102
  Stockholder Proposal Procedures...........................    103
  Shareholder Rights Plan...................................    103
  Classified Board of Directors.............................    104
  Nominations of Directors..................................    104
  Removal of Directors......................................    105
  Vacancies in the Board of Directors.......................    105
  Indemnification...........................................    105
  Limitation of Personal Liability of Directors.............    105
  Amendment of Certificate of Incorporation.................    106
  Amendment of Bylaws.......................................    106
OTHER MATTERS...............................................    107
  Validity of Titan Common Stock............................    107
  Experts...................................................    107

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................    108
AVERSTAR FINANCIAL STATEMENTS...............................    F-1


                                   APPENDICES

APPENDIX A--Agreement and Plan of Merger
APPENDIX B--Form of Escrow Agreement
APPENDIX C--Section 262 of the Delaware General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHY ARE AVERSTAR AND TITAN PROPOSING THE MERGER?

A. The boards of directors of AverStar and Titan believe the combined strengths of the two companies will enable them to compete more effectively than either can compete alone. The merger will allow both Titan and AverStar to take advantage of the trend toward consolidation in the government information technology industry in recent years. The combined company's greater resources will enhance its ability to effectively compete for large, multiple award contracts, will provide it access to broader information technology and commercial customer bases and broader technology and expertise. To review the background and reasons for the merger in greater detail, see page 27.

Q.  WHAT WILL HAPPEN TO AVERSTAR AS A RESULT OF THE MERGER?

A. If the merger is completed, AverStar will become a wholly owned subsidiary of Titan.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

A. After the consolidation of all classes of AverStar common stock into one class of AverStar common stock as required by AverStar's certificate of incorporation and stockholders' agreement, all shares of AverStar common stock will be converted into the right to receive shares of Titan common stock in an amount which will be determined at the time of the merger based on the average of the closing sale prices of the Titan common stock on the New York Stock Exchange for the ten consecutive trading days ending two trading days immediately before the merger closing date.

Q.  HOW WILL THE MERGER AFFECT MY FUTURE DIVIDENDS?

A. Neither Titan nor AverStar has historically paid dividends to its common stockholders. Titan does not anticipate that it will pay dividends to its common stockholders in the foreseeable future.

Q.  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO AVERSTAR STOCKHOLDERS?

A. In general, AverStar stockholders who exchange their shares of AverStar common stock for shares of Titan common stock as a result of the merger will not recognize any gain or loss on the exchange for U.S. federal income tax purposes. To review the tax consequences to AverStar stockholders in greater detail, see page 35.

Q.  WHEN DO AVERSTAR AND TITAN EXPECT THE MERGER TO BE COMPLETED?

A. AverStar and Titan are working to complete the merger as quickly as possible. We hope to complete the merger during the second quarter of 2000.

Q.  ARE AVERSTAR STOCKHOLDERS ENTITLED TO DISSENTERS' RIGHTS?

A. Yes. Under Delaware law, which governs AverStar and the rights of its stockholders, AverStar stockholders who comply with section 262 of the Delaware General Corporation Law are entitled to dissenters' rights of appraisal for their shares in cash instead of Titan shares by reason of the merger.

Q.  WHO MUST APPROVE THE MERGER?


A. In addition to the boards of directors of AverStar and Titan, which have already approved the merger, the stockholders of AverStar must adopt the merger agreement. The AverStar special meeting of stockholders to approve the merger will take place on June 26, 2000. AverStar and Titan must also obtain some regulatory approvals for the merger.


Q.  WHAT DO I NEED TO DO NOW?

A. You should carefully read and consider the information contained in this proxy statement/ prospectus. You should then complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares of AverStar common stock will be represented at the AverStar special meeting. If you sign, date and mail your proxy card without identifying how you want to vote, your proxy will be voted "FOR" adoption of the merger agreement and approval of the merger and related transactions. If you do not vote in person or by returning your completed proxy card, your failure to vote will have the same effect as a vote "AGAINST" the merger agreement.

Q.  CAN I CHANGE MY VOTE AFTER I MAIL MY SIGNED PROXY?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting of AverStar stockholders. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy reflecting a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the address on page 25 before the vote at the special meeting. Third, you can attend the special meeting and vote in person.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. NO, YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY. Titan will send you written instructions on how to exchange your stock certificates.

Q.  WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact AverStar at the following address:

                                 AverStar, Inc.
                                23 Fourth Avenue
                        Burlington, Massachusetts 01803
                         Attention: Charles D'Ambrosio
                           Telephone: (781) 221-6990

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH TITAN AND AVERSTAR REFER. FOR MORE INFORMATION ABOUT TITAN, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 109. EACH SUBJECT IN THIS SUMMARY REFERS TO THE PAGES IN THIS PROXY STATEMENT/PROSPECTUS WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF THAT SUBJECT.


THE COMPANIES (PAGE 71)


    The parties to the merger agreement are The Titan Corporation, AverStar, Inc. and V T Acquisition Corp.

THE TITAN CORPORATION

3033 Science Park Road
San Diego, California 92121
Telephone: (619) 552-9500

    The Titan Corporation is a leading provider of communications and information solutions to U.S. military and allied government agencies, as well as commercial customers. Titan's systems, products and services enable government and commercial customers to generate, process, transmit, store and distribute information in a secure, cost-effective and timely manner. Titan has organized its business into five segments: information technologies, or IT, software systems, medical sterilization and food pasteurization, communications systems, and emerging businesses.

AVERSTAR, INC.

23 Fourth Avenue
Burlington, Massachusetts 01803
Telephone: (781) 221-6990

    AverStar provides information technology, or IT, services and software products for the mission-critical systems of a significant number of civilian and defense agencies of the United States government. AverStar also provides IT services and software products to large commercial companies. During its 30-year history, AverStar has maintained a strong record of customer satisfaction based on the quality and reliability of its services and products.

V T ACQUISITION CORP.

3033 Science Park Road
San Diego, California 92121
Telephone: (619) 552-9500

    V T Acquisition Corp. is a wholly owned subsidiary of Titan which Titan formed solely for the purpose of completing the merger. V T Acquisition Corp. is a newly formed corporation that to date has not conducted any activities other than activities related to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus.

THE MERGER (PAGE 27)

    The merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this document. We encourage you to read the entire merger agreement because it is the legal document that governs the merger.

    In the merger, Titan will acquire AverStar by merging V T Acquisition Corp. with and into AverStar. AverStar will become a wholly owned subsidiary of Titan and AverStar stockholders will become stockholders of Titan. Based on the number of shares of Titan and AverStar common stock outstanding on May 19, 2000, if the merger were completed on that date, AverStar stockholders would own approximately 7.07% of Titan's outstanding common stock immediately after the merger.


    Some AverStar stockholders, who are members of AverStar's management and board of directors and who collectively own approximately 31.3% of AverStar's outstanding voting common stock, have signed an agreement to vote their shares in favor of adoption of the merger agreement and approval of the merger and related transactions. Each of these stockholders also has given Titan an irrevocable proxy authorizing Titan to vote the stockholder's shares of AverStar voting common stock in favor of adoption of the merger agreement and approval of the merger and related transactions. These stockholders are referred to as the AverStar Principal Stockholders in this proxy statement/prospectus. See "Terms of the Merger Agreement and Related Transactions--AverStar Voting Agreement" beginning on page 57 for more information about the voting agreement.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 39)

    In connection with the merger, AverStar's seven classes of common stock, Class A, Class B, Class C, Class D, Class E, Class F and Class G, will be converted into one class of common stock as required by AverStar's certificate of incorporation and stockholders agreement.

    In the merger, after the conversion of all classes of AverStar common stock into one class of common stock as required by AverStar's certificate of incorporation and stockholders' agreement, each outstanding share of AverStar common stock will be converted into the right to receive shares of Titan common stock. The number of Titan common shares you will be entitled to receive for each share of AverStar common stock that you own will depend on the exchange ratio of Titan common stock to AverStar common stock. The exchange ratio has not been fixed in the merger agreement, but will be calculated at the time of the merger according to a formula contained in the merger agreement. Under this formula, the exchange ratio will be based on the average of the closing sale prices of Titan common stock on the New York Stock Exchange for the ten consecutive trading days ending two trading days immediately before the merger closing date.

    - If the average Titan stock price is less than $39.60, (a) AverStar has the right to terminate the merger agreement, unless Titan elects to have the exchange ratio fixed at an amount equal to the quotient obtained by dividing the product of the "AverStar stock value" (as defined below) multiplied by 0.90 by the average Titan stock price or (b) if AverStar does not exercise this termination right and Titan does not make the election described in (a), the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by $44.00.

    - If the average Titan stock price is greater than or equal to $39.60 and less than $44.00, the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by $44.00.

    - If the average Titan stock price is greater than or equal to $44.00 and less than or equal to $56.00, the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by the average Titan stock price.

    - If the average Titan stock price is greater than $56.00 and less than or equal to $61.60, the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by $56.00.

    - If the average Titan stock price is greater than $61.60, (a) Titan has the right to terminate the merger agreement unless AverStar elects to have the exchange ratio fixed at an amount equal to the quotient obtained by dividing the product of the AverStar stock value multiplied by 1.10 by the average Titan stock price or (b) if Titan does not exercise this termination right and AverStar does not make the election described in
      (a), the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by $56.00.

    As used in this proxy statement/prospectus, the term "AverStar stock value" means the result of dividing the "transaction value" by the sum of (a) the number of shares of AverStar common stock outstanding as of the merger effective time (assuming for such purposes, that as of the merger effective time, all shares of AverStar capital stock were converted into a single class of common stock as required in AverStar's certificate of incorporation) and (b) the number of shares of AverStar common stock which would be issuable with respect to all vested AverStar options outstanding as of the merger effective time if all of the conditions to exercisability of such option had been satisfied at that time and (c) one-half of the number of shares of AverStar common stock which would be issuable with respect to all unvested AverStar options outstanding as of the merger effective time if all of the conditions to exercisability of such options (including, without limitation, vesting) had been satisfied at that time.

    As used in this proxy statement/prospectus, the term "transaction value" means $205 million plus (i) the sum of (a) the total consideration payable to AverStar upon the exercise of all vested AverStar options issued and outstanding immediately prior to the merger effective time and (b) one-half of the total consideration payable to AverStar upon the exercise of all unvested AverStar options issued and outstanding immediately prior to the merger effective time, less (ii) AverStar's estimated net debt as of the merger closing date (as certified by AverStar's chief financial officer two days prior to the merger closing date), less (iii) all payments made to AverStar common stockholders after the date of the merger agreement and prior to the merger effective time to redeem AverStar common stock.

    FOR INFORMATION ON SOME OF THE POSSIBLE MARKET VALUES OF TITAN SHARES YOU COULD RECEIVE, SEE "TERMS OF THE MERGER AGREEMENT AND RELATED
TRANSACTIONS--GENERAL--CONVERSION OF AVERSTAR COMMON STOCK" AND "--CONVERSION OF AVERSTAR COMMON STOCK TO TITAN COMMON STOCK" BEGINNING ON PAGE 39.

    Titan will not issue fractional shares of its common stock in the merger. Instead, fractional shares will be rounded up to the nearest whole share of Titan common stock.

ESCROW (PAGE 44)

    Under the merger agreement, Titan will withhold shares of its common stock issuable to AverStar stockholders in connection with the merger in an amount equal to 5% of the transaction value divided by the average of the closing sale prices of Titan common stock on the New York Stock Exchange for the ten consecutive trading days ending two trading days immediately before the merger closing date. Promptly after the merger, Titan will deposit such shares in escrow with First Union National Bank, as escrow agent, as security for performance of AverStar's indemnity obligations to Titan in the merger agreement and to pay Titan any required closing adjustment due under the merger agreement. The amount of closing adjustment will be equal to the amount by which the net debt of AverStar and its subsidiaries as of the closing date of the merger is greater or less than the estimated net debt as set forth in the certificate that AverStar is required to deliver to Titan two days prior to the closing date of the merger. Any amounts of losses to which Titan or its affiliates are entitled to indemnification will be determined by a loss adjustment and paid for out of the shares of Titan common stock held in escrow. The escrow will be governed by a separate escrow agreement, a form of which is attached as Appendix B.

    On the earlier of (a) five business days after the final determination of the closing adjustment and loss adjustment (including, without limitation, final resolution of any disputes thereto); or (b) 90 days after the closing of the merger, the shares of Titan common stock held in escrow, other than any amounts taken out to pay any closing or loss adjustment or any amounts that are pending final resolution of any disputes therefrom, will be released to the former holders of AverStar common stock

(other than those who exercised appraisal rights) pro-rata in accordance with the number of shares of Titan common stock held by each former AverStar stockholder immediately after the effective time of the merger.

TREATMENT OF OPTIONS IN THE MERGER (PAGE 44)

    Titan will assume each outstanding option to purchase shares of AverStar common stock at the effective time of the merger. Each assumed option will be converted into an option to purchase shares of Titan common stock. The number of shares subject to the assumed options and the option exercise prices will be adjusted based on the exchange ratio. All other terms of the options will remain unchanged.

EXCHANGE OF STOCK CERTIFICATES (PAGE 37)

    You will receive a letter of transmittal that will provide you with instructions on how to exchange your AverStar stock certificates for stock certificates representing the Titan common stock you receive in the merger.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

SPECIAL MEETING OF AVERSTAR STOCKHOLDERS (PAGE 24)

    Under Delaware law, AverStar stockholders must vote to adopt the merger agreement in order for AverStar to complete the merger.


    The special meeting of AverStar stockholders will be held at the offices of AverStar at 23 Fourth Avenue, Burlington, Massachusetts 01803 on June 26, 2000, at 10:30 a.m., eastern time. At the special meeting, you will be asked to vote to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement.



    You may vote, or submit a proxy to vote, at the special meeting if you were a record holder of AverStar voting common stock at the close of business on May 19, 2000, which is the record date for the special meeting. If you return your proxy, you may revoke it at any time before the vote at the special meeting by sending a later-dated proxy or a written notice revoking the proxy to the secretary of AverStar or by attending the meeting and voting in person.


VOTE REQUIRED (PAGE 24)


    A majority of the shares of AverStar voting common stock issued and outstanding on May 19, 2000 must vote to approve the merger and adopt the merger agreement. If you do not vote your shares of AverStar voting common stock, the effect will be the same as a vote against the merger.



    As of May 19, 2000, directors and officers of AverStar beneficially owned 25.3% of the outstanding shares of AverStar common stock and 28.5% of the outstanding shares of AverStar voting common stock.


AVERSTAR'S REASONS FOR THE MERGER (PAGE 29)

    In reaching its decision to approve the merger and recommend the approval of the merger agreement to the AverStar stockholders, the AverStar board of directors considered and analyzed a number of factors, including the following:

    - the opportunity for AverStar stockholders to own stock of a publicly traded company, with greater resources and a more diversified business;

    - the realization of full value for AverStar's stockholders and a significant return to them on their investment, based on the current value of the Titan common stock to be issued in the merger;

    - the access to Titan's complimentary base of customers and to broader technology and expertise to offer to existing and potential customers;

    - the benefits of consolidation in response to the current market trends in the federal IT industry toward larger, multiple-award contracts; and

    - the potential opportunities in a larger company for AverStar employees and customers.

RECOMMENDATION OF AVERSTAR'S BOARD OF DIRECTORS (PAGE 29)

    The AverStar board of directors has concluded unanimously that the merger is in the best interests of, and that the terms of the merger are fair to, AverStar and to the AverStar stockholders. The AverStar board of directors has recommended unanimously that you vote "FOR" adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

INTERESTS OF AVERSTAR'S DIRECTORS AND OFFICERS IN THE MERGER (PAGE 31)

    In considering the recommendation of the AverStar board of directors that you vote to adopt the merger agreement, you should be aware that some of the AverStar directors and executive officers identified in this proxy statement/prospectus have interests in the merger that are different from, or in addition to, their rights as AverStar stockholders.

CLEARANCE UNDER FEDERAL ANTITRUST LAWS (PAGE 35)

    In order to complete the merger, AverStar and Titan had to make filings with the Department of Justice and the Federal Trade Commission in compliance with federal antitrust law. Before the merger can occur, the applicable pre-merger 30-day waiting period under this law must expire or be terminated.

CONDITIONS TO THE MERGER (PAGE 53)

    The merger will not be completed unless customary conditions are satisfied or waived by Titan or AverStar. Some conditions may not be waived, however, such as approval of the merger by the AverStar stockholders, clearance under federal antitrust laws and the absence of governmental action to block the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 55)

    The merger agreement may be terminated by either Titan or AverStar in a number of circumstances, in which case the merger will not be completed. Breaches of the merger agreement, withdrawal by the AverStar board of directors of its recommendation that AverStar stockholders adopt the merger agreement and the failure of the AverStar stockholders to adopt the merger agreement are some of the factors that could permit Titan or AverStar to terminate the merger agreement. See "Terms of the Merger Agreement and Related Transactions--Termination of the Merger Agreement; Termination Fee" beginning on page 55 for a more detailed description of the termination provisions of the merger agreement.

TERMINATION FEE (PAGE 55)

    If the merger agreement is terminated, under some circumstances AverStar may have to pay Titan a termination fee of up to $4 million. See "Terms of the Merger Agreement and Related

Transactions--Termination of the Merger Agreement; Termination Fee" beginning on page 55 for more information about when this termination fee or other termination payments may be payable.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 35)

    It is a condition to the merger that Titan and AverStar receive opinions from their counsel to the effect that the merger will constitute a reorganization for U.S. federal income tax purposes. Accordingly, AverStar stockholders will not recognize gain or loss upon the exchange of their AverStar common stock for Titan common stock in the merger. To review the expected federal income tax consequences of the merger, see the tax discussion beginning on page 35.

    The tax consequences of the merger to AverStar stockholders will depend on the particular facts of each AverStar stockholder's own situation. Therefore, AverStar stockholders should consult their own tax advisors regarding the merger's specific tax consequences.

ACCOUNTING TREATMENT (PAGE 32)

    Titan and AverStar have structured the merger to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. This means that the two companies will be treated as if they had always been combined for accounting and financial reporting purposes.

DISSENTERS' RIGHTS (PAGE 33)

    Under Delaware law, which governs your rights as an AverStar stockholder, you will be entitled to dissent from the merger and to exercise appraisal rights in connection with the merger.


DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 99)



    If you own AverStar common stock, you will receive Titan common stock and become a stockholder of Titan after the merger. Your rights will continue to be governed by Delaware law, but also will be governed by Titan's certificate of incorporation, bylaws and shareholder rights plan, rather than by AverStar's certificate of incorporation, bylaws and stockholders agreement. For a description of how your rights as a Titan stockholder would differ from your rights as an AverStar stockholder, see "Comparative Rights of Titan Stockholders and AverStar Stockholders" beginning on page 99.



WHERE YOU CAN FIND MORE INFORMATION (PAGE 108)



    If you would like more information about Titan, you can find this information in documents filed by Titan with the Securities and Exchange Commission. These documents are identified on page 108. Instructions on how you can obtain copies of these documents are on page 108.

  DIVIDENDS AND MARKET PRICES OF TITAN COMMON STOCK AND DIVIDENDS OF AVERSTAR
                                  COMMON STOCK

    TITAN. The Titan common stock is listed on the NYSE under the symbol "TTN." The table below shows, for the periods indicated, the high and low sale prices of the Titan common stock on the NYSE composite tape:


                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................   $ 3.75     $ 2.88
  Second Quarter............................................     4.38       2.75
  Third Quarter.............................................     7.44       4.19
  Fourth Quarter............................................     8.38       5.25
FISCAL YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................   $ 6.88     $ 5.50
  Second Quarter............................................     8.25       5.75
  Third Quarter.............................................     6.56       3.81
  Fourth Quarter............................................     6.19       4.25
FISCAL YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................   $ 6.25     $ 4.75
  Second Quarter............................................    11.00       4.94
  Third Quarter.............................................    14.63       9.38
  Fourth Quarter............................................    48.38      13.13
FISCAL YEAR ENDING DECEMBER 31, 2000
  First Quarter.............................................   $60.50     $32.50
  Second Quarter (through May 22, 2000).....................    55.50      25.31


    Titan did not declare or pay a cash dividend on its common stock in any of the periods shown in the table above. Titan may pay cash dividends only if it complies with financial tests and other restrictions contained in agreements relating to Titan's indebtedness. Other than earnings distributed as quarterly dividends to holders of Titan public preferred stock, Titan anticipates that, for the foreseeable future, it will continue to retain any earnings for use in its business.


    On March 24, 2000, the last full trading day before public announcement of the execution of the merger agreement, the closing sale price of the Titan common stock, as reported on the NYSE composite tape was $53.25. On May 22, 2000, the last practicable date before the printing of this proxy statement/prospectus for which sales price information was available, the closing sale price of the Titan common stock, as reported on the NYSE composite tape was $29.50.


    AVERSTAR. Because there is no established public trading market for AverStar common stock, information with respect to market prices of AverStar common stock and the equivalent per share market prices of Titan common stock have been omitted.

    AverStar has not declared or paid any cash dividends on its common stock since its inception and does not anticipate declaring or paying any cash dividends in the foreseeable future. AverStar may pay cash dividends only if it complies with financial tests and other restrictions contained in its credit agreement.

                    THE TITAN CORPORATION AND AVERSTAR, INC.

         SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA


The accompanying pro forma condensed combined financial statements have been prepared to reflect the pooling of interests method of accounting for the proposed Titan and AverStar merger. The statements have been prepared to reflect what the businesses of Titan and AverStar might have looked like if the merger between the two companies had occurred on January 1, 1997, the first day of the first period for which financial information is presented here. We have combined the Titan unaudited pro forma statement of operations data for the years ended December 31, 1999, 1998 and 1997 and the three months ended March 31, 2000 with the historical AverStar consolidated statement of operations data for the years ended December 31, 1999, 1998, and 1997 and the three months ended March 31, 2000 to reflect the proposed merger of Titan and AverStar.



                                                                THREE
                                                                MONTHS
                                                                ENDED
                                                               MARCH 31       YEAR ENDED DECEMBER 31,
                                                              ----------   ------------------------------
                                                                 2000        1999       1998       1997
                                                              ----------   --------   --------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                              (UNAUDITED)
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $  221,666   $834,455   $532,236   $381,763
Costs and expenses:
  Cost of revenues..........................................     165,013    620,507    395,492    295,925
  Selling, general and administrative expense...............      46,833    149,091     86,968     58,262
  Research and development expense..........................       2,247     10,551      5,590      7,466
  Acquisition related charges and other.....................      18,070    (28,035)     9,891      8,510
                                                              ----------   --------   --------   --------
    Total costs and expenses................................     232,163    752,114    497,941    370,163
Operating profit (loss).....................................     (10,497)    82,341     34,295     11,600
Interest expense............................................      (7,415)   (24,122)   (11,564)    (7,985)
Interest income.............................................         927      1,187        474      1,025
                                                              ----------   --------   --------   --------
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle
  and extraordinary item....................................     (16,985)    59,406     23,205      4,640
Income tax provision (benefit)..............................      (4,127)    25,047      9,184      4,088
                                                              ----------   --------   --------   --------
Income (loss) from continuing operations before cumulative
  effect of change in accounting principle and extraordinary
  item......................................................  $  (12,858)  $ 34,359   $ 14,021   $    552
                                                              ==========   ========   ========   ========
Basic earnings per share:
  Income (loss) from continuing operations(a)...............  $    (0.23)  $   0.70   $   0.31   $  (0.01)
                                                              ==========   ========   ========   ========
  Weighted average shares...................................      53,122     47,788     42,306     37,530
                                                              ==========   ========   ========   ========
Diluted earnings per share:
  Income (loss) from continuing operations(a)...............  $    (0.23)  $   0.63   $   0.30   $  (0.01)
                                                              ==========   ========   ========   ========
  Weighted average shares...................................      53,122     54,893     43,862     37,530
                                                              ==========   ========   ========   ========



                                                                 AS OF          AS OF
                                                                 MARCH      DECEMBER 31,
                                                               31, 2000         1999
                                                              -----------   -------------
                                                              (UNAUDITED)    (UNAUDITED)
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 65,212      $ 13,469
Working capital.............................................     229,836       123,829
Property and equipment, net.................................      58,537        47,556
Total assets................................................     813,914       638,138
Total debt..................................................     202,924       272,315
Stockholders' equity........................................     143,277       153,267


------------------------

Note: (a) Calculation of earnings per share includes dividend requirements on preferred stock of $174, $695, $778 and $875 in the three months ended March 31, 2000 and for the years ended December 31, 1999, 1998 and 1997, respectively.

                  SELECTED HISTORICAL FINANCIAL DATA OF TITAN
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


    TITAN DERIVED THE FOLLOWING INFORMATION FROM ITS AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1995 THROUGH 1999 AND THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000. THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF TITAN AND RELATED NOTES INCORPORATED BY REFERENCE HEREIN.



                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                     YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $268,606   $277,641   $328,117   $411,180   $624,803   $126,213   $175,499
Cost and expenses:
  Cost of revenues...................................   204,052    211,964    254,240    301,888    465,929     93,746    128,503
  Selling, general and administrative expense........    45,715     46,479     47,859     66,387    102,960     22,575     39,224
  Research and development expense...................     6,907      5,023      7,466      5,590      6,690      1,474      2,247
  Special acquisition related charges and other......     6,249         --      8,510      9,891    (28,880)        --     18,070
                                                       --------   --------   --------   --------   --------   --------   --------
    Total costs and expenses.........................   262,923    263,466    318,075    383,756    546,699    117,795    188,044
                                                       --------   --------   --------   --------   --------   --------   --------
Operating profit (loss)..............................     5,683     14,175     10,042     27,424     78,104      8,418    (12,545)
Interest expense.....................................    (3,002)    (5,021)    (6,779)    (9,295)   (14,125)    (2,480)    (5,968)
Interest income......................................       444        696      1,025        474      1,187         44        927
                                                       --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations before
  income taxes before cumulative effect of change in
  accounting principle...............................     3,125      9,850      4,288     18,603     65,166      5,982    (17,586)
Income tax provision (benefit).......................       498      2,603      3,934      7,016     24,385      1,997     (4,397)
                                                       --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations before
  cumulative effect of change in accounting principle
  and extraordinary item.............................     2,627      7,247        354     11,587     40,781      3,985    (13,189)
Extraordinary loss from early extinguisment of debt,
  net of taxes.......................................                                                                      (3,454)
Minority interest....................................                                                                       1,378
Cumulative effect of change in accounting principle,
  net................................................        --         --         --    (19,474)        --         --         --
Loss from discontinued operations, net of taxes......   (12,942)    (6,326)   (17,930)    (7,444)    (5,600)        --         --
                                                       --------   --------   --------   --------   --------   --------   --------
  Net income (loss)..................................   (10,315)       921    (17,576)   (15,331)    35,181      3,985    (15,265)
Dividend requirements on preferred stock.............      (695)      (803)      (875)      (778)      (695)      (174)      (174)
                                                       --------   --------   --------   --------   --------   --------   --------
  Net income (loss) applicable to common stock.......  $(11,010)  $    118   $(18,451)  $(16,109)  $ 34,486   $  3,811   $(15,439)
                                                       ========   ========   ========   ========   ========   ========   ========
Basic earnings per share:
    Income from continuing operations................  $   0.05   $   0.17   $  (0.01)  $   0.28   $   0.91   $   0.09   $  (0.25)
    Extraordinary loss from early extinguishment of
      debt, net of taxes.............................        --         --         --         --         --         --      (0.07)
    Cumulative effect of change in accounting
      principle......................................        --         --         --      (0.50)        --         --         --
    Loss from discontinued operations................     (0.36)     (0.17)     (0.50)     (0.19)     (0.13)        --         --
                                                       --------   --------   --------   --------   --------   --------   --------
  Net income (loss)..................................  $  (0.31)  $     --   $  (0.52)  $  (0.41)  $   0.78   $   0.09      (0.32)
                                                       ========   ========   ========   ========   ========   ========   ========
    Weighted average shares..........................    35,879     37,402     35,539     38,995     44,246     40,970   $ 49,600
                                                       ========   ========   ========   ========   ========   ========   ========
Diluted earnings per share:
    Income from continuing operations................  $   0.05   $   0.17   $  (0.01)  $   0.27   $   0.80   $   0.08   $  (0.25)
    Extraordinary loss from early extinguishment of
      debt, net of taxes.............................        --         --         --         --         --         --      (0.07)
    Cumulative effect of change in accounting
      principle......................................        --         --         --      (0.48)        --         --         --
    Loss from discontinued operations................     (0.35)     (0.17)     (0.50)     (0.18)     (0.11)        --         --
                                                       --------   --------   --------   --------   --------   --------   --------
  Net income (loss)..................................  $  (0.30)  $     --   $  (0.52)  $  (0.40)  $   0.69   $   0.08   $  (0.32)
                                                       ========   ========   ========   ========   ========   ========   ========
    Weighted average shares..........................    36,501     37,779     35,539     40,336     51,030     49,720     49,600
                                                       ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  Depreciation and Amortization......................     6,901      8,446      9,684      9,390     13,592      2,965     10,661
  Capital Expenditures...............................    11,324      7,008      7,325      6,530     14,644      2,841     12,358
  Ratio of Earnings to Fixed Charges (1).............       1.5x       2.2x       1.4x       2.5x       4.7x       3.0x       N/A



                                                                                                                        AS OF
                                                                               AS OF DECEMBER 31,                     MARCH 31,
                                                              ----------------------------------------------------   -----------
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   -----------
                                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
  Cash and equivalents......................................  $ 10,069   $  6,896   $ 14,127   $ 13,536   $ 13,364    $ 65,131
  Investments...............................................     5,000      9,888      4,499         --         --          --
  Working capital...........................................    39,446     68,021     66,315     85,974    106,693     220,434
  Property and equipment, net...............................    33,193     29,962     28,927     33,746     43,269      54,099
  Total assets..............................................   169,673    205,952    209,690    310,035    545,899     709,216
  Total debt................................................    35,455     56,930     62,200    111,523    193,914     123,308
  Company's obligated mandatory redeemable preferred
    securities..............................................        --         --         --         --         --     250,000
  Stockholders' equity......................................    74,188     86,654     79,275     95,594    160,642     150,488


----------------------------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and "fixed charges" consist of interest expense (including amortization of debt discount and expense), leasing expense and the estimated interest factor attributable to rentals. The ratio of earnings to combined fixed charges and preferred dividends was 1.5x during 1995, 2.1x during 1996, 1.4x during 1997, 2.4x during 1998, and 4.6x during 1999 and 2.8x during the three months ended March 31, 1999.

                 SELECTED HISTORICAL FINANCIAL DATA OF AVERSTAR


    The following tables set forth AverStar's selected historical financial data. These tables do not present all of AverStar's financial information. You should read this information together with AverStar's financial statements and the notes to those statements contained in this proxy statement/ prospectus and the information under "Information About AverStar--Management's Discussion and Analysis of Financial Condition and Results of Operations." On March 13, 1995, an investor group formed a holding company which acquired Intermetrics (AverStar's predecessor) in August 1995. Substantially all data for the period March 13, 1995 through February 29, 1996 relate to the operations and financial position of Intermetrics. The selected financial data for the 12 months ended February 29, 1996, which are unaudited, combine the two preceding columns which reflect the operations of Intermetrics for the first six months of the period based on Intermetrics' basis of accounting prior to the acquisition, and AverStar's operations giving effect to the acquisition of Intermetrics in August 1995. In February 1998, AverStar acquired Pacer, whose results of operations are included from the date of acquisition in AverStar's results for the 12 months ended December 31, 1998. In March 1999, AverStar acquired Computer Based Systems, Inc. whose results of operations are included from the date of acquisition in AverStar's results for the 12 months ended December 31, 1999. The selected financial data for the 12 months ended February 28, 1997, the 10 months ended December 31, 1997 and the 12 months ended December 31, 1998, and the 12 months ended December 31, 1999, are derived from AverStar's audited financial statements. The results of operations for the three months ended March 31, 1999 and 2000 and as of March 31, 2000 are derived from unaudited financial statements.



                                    SIX         MARCH 13         TWELVE          TWELVE
                                  MONTHS          1995           MONTHS          MONTHS
                                   ENDED         THROUGH          ENDED           ENDED
                                AUGUST 31,    FEBRUARY 29,    FEBRUARY 29,    FEBRUARY 28,
                                   1995           1996            1996            1997
                                -----------   -------------   -------------   -------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues......................    $27,103        $27,787         $54,890         $53,274
Cost of revenues..............     20,470         21,399          41,869          40,704
Selling, general and
  administrative expense......      6,908          5,247          12,155          10,159
Amortization expense..........         --            514             514           1,085
In process research and
  development expense.........         --          8,600           8,600              --
                                  -------        -------         -------         -------
Income (loss) from
  operations..................       (275)        (7,973)         (8,248)          1,326
Offering expense..............         --             --              --              --
Interest expense..............         13            734             747           1,441
Interest income...............        363            149             512             160
                                  -------        -------         -------         -------
Income (loss) from continuing
  operations before taxes.....         75         (8,558)         (8,483)             45
Provision for income taxes....         40             32              72              18
                                  -------        -------         -------         -------
Net income (loss) from
  continuing operations.......    $    35        $(8,590)        $(8,555)        $    27
                                  =======        =======         =======         =======
Income (loss) per share from
  continuing operations:
  Basic.......................    $  0.01        $ (2.20)        $ (2.19)        $  0.01
                                  =======        =======         =======         =======
  Diluted.....................    $  0.01        $ (2.20)        $ (2.19)        $  0.01
                                  =======        =======         =======         =======
Weighted average common shares
  and equivalents:
  Basic.......................      4,151          3,901           3,901           3,878
  Diluted.....................      4,151          3,901           3,901           4,523

                                                                                       THREE
                                     TEN           TWELVE          TWELVE             MONTHS
                                   MONTHS          MONTHS          MONTHS              ENDED
                                    ENDED           ENDED           ENDED            MARCH 31,
                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    -------------------
                                    1997            1998            1999          1999       2000
                                -------------   -------------   -------------   --------   --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues......................     $53,646        $121,056        $184,336      $36,346    $46,167
Cost of revenues..............      41,685          93,604         145,130       28,841     36,510
Selling, general and
  administrative expense......      10,253          19,531          25,225        4,940      6,610
Amortization expense..........         150           1,050           3,694          357        999
In process research and
  development expense.........          --              --              --           --         --
                                   -------        --------        --------      -------    -------
Income (loss) from
  operations..................       1,558           6,871          10,287        2,208      2,048
Offering expense..............          --              --             845           --         --
Interest expense..............       1,302           2,513           4,737          790      1,470
Interest income...............          96             244             155           30         23
                                   -------        --------        --------      -------    -------
Income (loss) from continuing
  operations before taxes.....         352           4,602           4,860        1,448        601
Provision for income taxes....         154           2,168           2,284          656        270
                                   -------        --------        --------      -------    -------
Net income (loss) from
  continuing operations.......     $   198        $  2,434        $  2,576      $   792    $   331
                                   =======        ========        ========      =======    =======
Income (loss) per share from
  continuing operations:
  Basic.......................     $  0.05        $   0.38        $   0.37      $  0.11    $  0.05
                                   =======        ========        ========      =======    =======
  Diluted.....................     $  0.04        $   0.36        $   0.34         0.11       0.04
                                   =======        ========        ========      =======    =======
Weighted average common shares
  and equivalents:
  Basic.......................       3,865           6,428           6,877        6,927      6,839
  Diluted.....................       4,552           6,847           7,500        7,440      7,560


    The following table is a summary of AverStar's balance sheet data.


                                              AS OF          AS OF          AS OF          AS OF          AS OF          AS OF
                                           FEBRUARY 29,   FEBRUARY 28,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                               1996           1997           1997           1998           1999          2000
                                           ------------   ------------   ------------   ------------   ------------   -----------
                                                                        (IN THOUSANDS)                                (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents................    $ 1,345        $   614        $   131        $   332        $   105       $     81
Working capital..........................      6,608          7,140          2,567          9,916         13,656          5,922
Total assets.............................     19,192         17,039         23,646         59,888         88,759        101,218
Total debt...............................     12,710         12,769         15,060         31,610         56,766         68,016
Redeemable common stock..................         --             --          1,412          5,598          4,961          4,961
Stockholders' equity (deficit)...........     (3,312)        (3,218)        (5,795)        (2,752)           745            909

                      COMPARATIVE UNAUDITED PER SHARE DATA


    The following table shows selected historical per share data of Titan and AverStar and combined per share data on an unaudited pro forma combined basis for the years ended December 31, 1999, 1998 and 1997 after giving effect to the merger as if it had occurred on January 1, 1997 under the pooling of interests method of accounting. The Titan pro forma combined per share data for the year ended December 31, 1999 combines the historical per share data of Titan (which includes the pooling of interests with ACS) with the historical per share data of Mainsaver, Assist and SFG as if each company had been combined with Titan on January 1, 1999. The pro forma combined per share data assume that .5150 of a share of Titan common stock had been issued in exchange for each outstanding share of AverStar common stock. You should read this information in conjuction with the selected historical audited and unaudited financial information included elsewhere in this proxy statement/ prospectus and the historical audited and unaudited financial statements of Titan and AverStar and related notes that are included elsewhere or incorporated by reference in this proxy statement/ prospectus.


    The per share data presented below are derived from the historical consolidated financial statements of Titan and AverStar, of which the Titan financial statements are incorporated in this proxy statement/prospectus by reference and the AverStar financial statements are included herein. The unaudited pro forma combined results of Titan and of AverStar are not necessarily indicative of results of operations that would have resulted if the merger had been completed at the beginning of the periods indicated or of the results that will be achieved in the future.


                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Pro Forma--Titan:
  Net income (loss) per share........................   $0.50      $(0.40)    $(0.52)
  Book value per share(1)............................    3.15
Historical--AverStar:
  Net income (loss) per share........................   $0.34      $(0.39)    $(0.34)
  Book value per share(1)............................    0.10
Pro forma combined per Titan share(2):
  Net income (loss) per share........................   $0.53      $(0.43)    $(0.53)
  Book value per share(1,2)..........................    2.79
Equivalent pro forma combined per AverStar share(3):
  Net income (loss) per share........................   $0.49      $(0.40)    $(0.50)
  Book value per share(1,2)..........................    2.62


------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock and equivalents outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock and equivalents at the end of each period.

(2) Titan estimates that Titan and AverStar will incur approximately
    $11.6 million of primarily direct transaction and employee termination costs associated with the merger, which will be charged to operations as the costs are incurred. The book value per share data under pro forma combined per Titan share give effect to estimated costs of $8.1 million, net of tax, as if such costs had been incurred and charged to operations as of December 31, 1999. These costs and this charge are not included in the pro forma income per share data. See "Unaudited Pro Forma Financial Information" and the related notes in this proxy statement/prospectus.


(3) The amounts for equivalent pro forma combined per AverStar share are calculated by dividing the amounts for pro forma combined per Titan share by an assumed total exchange of 3,863,000 Titan shares for all outstanding shares and outstanding options of AverStar (or a .5150 exchange ratio based upon total diluted AverStar shares and options as of December 31, 1999 of 7,500,000).

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO THE MERGER AND OWNERSHIP OF TITAN COMMON STOCK BEFORE YOU DECIDE WHETHER TO VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER AND RELATED TRANSACTIONS. YOU ALSO SHOULD CONSIDER THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS CONSIDERED A PART OF THIS PROXY STATEMENT/PROSPECTUS. FOR INFORMATION ABOUT THESE OTHER DOCUMENTS, SEE "WHERE YOU CAN FIND MORE INFORMATION."

RISKS RELATING TO THE MERGER

    TITAN CANNOT ASSURE YOU THAT TITAN'S AND AVERSTAR'S BUSINESS OPERATIONS WILL BE SUCCESSFULLY INTEGRATED.

    If Titan and the stockholders of the combined company are to realize the anticipated benefits of the merger, the operations of Titan and AverStar must be integrated and combined efficiently. Titan cannot assure you that the integration will be successful or that the anticipated benefits of the merger will be fully realized. Similarly, Titan cannot guarantee that the AverStar stockholders will achieve greater value through their ownership of Titan common stock than they would have achieved as stockholders of AverStar as a separate entity. The dedication of Titan's management resources to integration activities may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the need to coordinate geographically separate organizations, integrate personnel with disparate business backgrounds and combine different corporate cultures. This integration may also be more difficult due to Titan's integration challenges as a result of its recently completed acquisitions or any future acquisitions. Titan cannot assure you that there will not be substantial costs associated with the integration process, that integration activities will not result in a decrease in revenues or a decrease in the value of Titan common stock, or that there will not be other material adverse effects from Titan's integration efforts.

    THE EXPECTED COSTS OF THE MERGER WILL BE SUBSTANTIAL.

    Titan estimates that it will incur primarily direct transaction costs of approximately $11.6 million associated with the merger. These costs will be charged to operations as incurred. This amount is a preliminary estimate only; there can be no assurance that Titan will not actually incur charges in excess of this estimate.

    SALES OF SUBSTANTIAL AMOUNTS OF TITAN'S COMMON STOCK IN THE OPEN MARKET BY AVERSTAR STOCKHOLDERS COULD DEPRESS TITAN'S STOCK PRICE.


    If AverStar stockholders sell substantial amounts of Titan common stock in the public market following the merger, including shares issued upon the exercise of outstanding options, the market price of Titan common stock could fall. These sales might also make it more difficult for Titan to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate. Based on the number of outstanding shares of AverStar common stock as of May 19, 2000, Titan will issue approximately 3,862,281 shares of Titan common stock in the merger. In addition, Titan will assume all outstanding options to purchase AverStar common stock, which will be converted into options to acquire shares of Titan common stock using the same exchange ratio which is applicable to AverStar common stock in the merger. All of the shares of Titan common stock issued to stockholders of AverStar, including those issued upon the exercise of options, will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless you are an AverStar "affiliate," as that term is defined under the Securities Act, at the time the merger is submitted for approval by AverStar stockholders. The term "affiliate" would generally include directors, executive officers and some significant stockholders of AverStar.

RISKS RELATING TO TITAN'S BUSINESS AND COMMON STOCK


    THE CAYENTA, SUREBEAM AND TITAN WIRELESS BUSINESSES OPERATE IN EMERGING MARKETS, AND TITAN WILL BE UNABLE TO EXPAND THESE BUSINESSES AS IT EXPECTS IF THE PRINCIPAL PRODUCTS AND SERVICES OF THOSE BUSINESSES DO NOT MEET WITH MARKET ACCEPTANCE.



    Titan is committed to creating, building and launching technology-based businesses. As part of implementing that strategy, Titan has created, built and launched technology-based businesses known as Cayenta, SureBeam and Titan Wireless. If any of the primary markets targeted by Cayenta, SureBeam or Titan Wireless fails to develop as Titan anticipates, Titan's revenues will be less than expected, its business will suffer and it may be unable to recoup the investments it has made to develop and market the principal products and services of those businesses.



    To grow as currently contemplated, Titan will need to derive an increasing portion of its revenues from the Cayenta, SureBeam and Titan Wireless businesses.


    To date, none of Cayenta's revenues have been derived from direct sales by it of its total services provider offering, or TSP. Cayenta's only TSP-related revenues have resulted from providing TSP services to the customers of a joint venture in which it holds a 10% equity interest. The market for TSP offerings has only recently begun to develop, and Cayenta cannot be certain that the market for TSP offerings will develop.


    The use of the SureBeam electron beam technology for food irradiation has only recently been approved by the applicable regulatory authorities in the United States. Accordingly, a market for pasteurized foods has only recently begun to develop, and its continued development will depend on broad acceptance of irradiated foods by customers, food producers and providers, restaurant chains and food retailers. This acceptance may not occur.


    Titan Wireless' principal strategy is to provide products used in telephony systems in developing countries. Titan cannot guarantee that a substantial market for telephony services in developing countries will ever develop, or if such a market does develop, that fixed-site satellite equipment will capture a significant portion of that market. The development of a market for telephony services in developing countries will depend upon a variety of factors including whether a particular country has sufficient resources to support such a market and whether the telephony services are offered at a reasonable cost to the end users of such services. Titan Wireless' ability to penetrate the telephony market in developing countries will be adversely affected to the extent that other competing elements of the communications infrastructure, such as telephone lines, other satellite-delivered solutions and fiber optic cable and television cable, are installed in the developing countries. In addition, the development and implementation of telephony systems will be dependent upon, among other items, the continued development of necessary technologies, continued financial and other support from governmental agencies, the implementation of cost-effective systems, market acceptance for such systems and approval by appropriate regulatory agencies.

    TITAN HAS A LIMITED HISTORY OF COMMERCIALIZING NEW TECHNOLOGIES AND ITS COMMERCIAL BUSINESSES MAY NOT REMAIN OR EVER BECOME SUCCESSFUL.


    In 1991, Titan adopted a strategy of seeking to develop commercial businesses using technology developed in its defense businesses. The SureBeam and Titan Wireless businesses are a product of this strategy. Many of Titan's commercial businesses are in an early stage of development or have only recently begun to offer their products, services, systems or solutions in the emerging markets in which they operate. These technology-based businesses are subject to risks inherent in companies at these early stages of development, including:


    - the risks that their base technology will become obsolete and that they will fail to respond in a timely and cost-effective manner to rapid technological changes;

    - the risks associated with operating in markets that are subject to a high degree of competition;

    - the risk that they will have inadequate management resources to capitalize on market opportunities and execute their strategy;

    - the risk that they will be unable to manage rapid growth effectively;

    - the risk that they will be unable to execute successfully each portion of their business strategy on schedule;

    - the risk that Titan may not identify markets with sufficient opportunities to justify its investments in products and solutions for these markets;

    - the market and operating risks that are unique to each particular business; and

    - the risk that adequate capital may not be available to fund their continued development.

    TITAN CANNOT GUARANTEE THAT CAYENTA'S PENDING INITIAL PUBLIC OFFERING WILL CLOSE OR THAT TITAN WILL BE ABLE TO EXECUTE ON ITS STRATEGY OF OBTAINING PUBLIC OR PRIVATE FINANCING TO FUND THE GROWTH OF ITS COMMERCIAL BUSINESSES.

    As part of Titan's strategy of seeking external financing to grow its commercial businesses, Titan's Cayenta subsidiary filed a registration statement for an initial public offering of its common stock in December 1999, as last amended in March 2000. Titan cannot guarantee that Cayenta will succeed in completing the offering, which may be adversely affected by market conditions or other factors. Titan has extended a credit facility of up to a maximum of $70.0 million under which Cayenta owed Titan approximately $68.4 million as of March 20, 2000. Cayenta may not use the proceeds of its initial public offering to pay amounts outstanding under its credit facility with Titan.

    Titan may seek public or private financing for one or more of its commercial businesses to fund their growth, including through initial public offerings or spin-offs for any of its segments. Titan cannot guarantee that adequate capital to fund its growth will be available to Titan or be available on acceptable terms or that Titan will complete any spin-off of any of its segments.

    TITAN DEPENDS ON GOVERNMENT CONTRACTS FOR A MAJORITY OF ITS REVENUES.

    Titan earns a majority of its total revenues from U.S. government contracts. Any cancellations or modifications of Titan's significant U.S. government contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could hurt Titan's business, financial condition and results of operations in the short or long term. Continuing declines in U.S. defense and other federal agency budgets also may hurt Titan's prospects.


    Titan's revenues from U.S. government business represented approximately 83% of its total revenues in 1997 and 1998 and 80% of its total revenues for 1999. This percentage may rise in the future. Although Titan bids for and is awarded long-term U.S. government contracts and subcontracts, the U.S. government only funds these contracts on an annual basis, and many of Titan's contracts and subcontracts include option years. The U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget, and generally has the right not to exercise option periods. The U.S. Congress may decline to appropriate funds needed to complete the contracts awarded to Titan or the prime contractor. On its subcontracts, Titan generally does not control the prime contractor's allocation of resources. Titan also depends upon the prime contractor to perform its obligations on the primary government contract. In addition to contract cancellations and declines in agency budgets, Titan's prospects may be adversely affected by:


    - budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy or available funding;

    - curtailment of the U.S. government's use of technology services providers;

    - the adoption of new laws or regulations;

    - technological developments;

    - U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year;

    - competition and consolidation in Titan's business areas; and

    - general economic conditions.

These or other factors could cause government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions could have a material adverse effect on Titan's business, financial condition and results of operations.

    GOVERNMENT AUDITS OF TITAN'S GOVERNMENT CONTRACTS COULD CAUSE A MATERIAL NEGATIVE ADJUSTMENT TO ITS REVENUES.

    Titan's government contracts are subject to cost audits by the government. These audits may occur several years after completion of the audited work. Audits may result in a recalculation of contract revenues or result in the government refusing to reimburse some of Titan's contract costs and fees. Generally, Titan resolves audit issues by negotiation without material adjustments. However, in the future, Titan could have a material adjustment to revenue as a result of an audit, including an audit of one of the companies Titan has recently acquired. Before Titan acquired them, some of its recently acquired companies did not impose internal controls as rigorous as those Titan imposes on the government contracts it performs. As part of the integration process, Titan seeks to apply its policies throughout the acquired companies.

    TITAN'S OPERATING MARGINS MAY DECLINE UNDER ITS FIXED-PRICE CONTRACTS IF IT FAILS TO ESTIMATE ACCURATELY THE RESOURCES NECESSARY TO SATISFY ITS OBLIGATIONS.

    Some of Titan's contracts are fixed-price contracts under which Titan bears the risk of any cost overruns. Its profits are adversely affected if its costs under a contract exceed the assumptions it used in bidding for these contracts.

    TITAN IS NOT ABLE TO GUARANTEE THAT IT WILL RETAIN ITS CONTRACTS WITH THE U.S. GOVERNMENT AND SUBCONTRACTS UNDER U.S. GOVERNMENT PRIME CONTRACTS IN ANY COMPETITIVE REBIDDING PROCESS.

    Upon expiration of a U.S. government contract or subcontract under U.S. government prime contracts, if the government customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process. Titan cannot guarantee that it, or the prime contractor, will win any particular bid, or that it will be able to replace business lost upon expiration or completion of a contract. Further, all U.S. government contracts are subject to protest by competitors. The unexpected termination of one or more of Titan's significant contracts could result in significant revenue shortfalls. The termination or non-renewal of any of its significant contracts, short-term revenue shortfalls, the imposition of fines or damages, or Titan's suspension or debarment from bidding on additional contracts could have a material adverse effect on its business, financial condition and results of operations.

    MANY OF TITAN'S U.S. GOVERNMENT CUSTOMERS SPEND THEIR PROCUREMENT BUDGETS THROUGH GSA SCHEDULE CONTRACTS, AND TITAN IS REQUIRED TO COMPETE FOR POST-AWARD ORDERS.

    Budgetary pressures and reforms in the procurement process have caused many U.S. government customers increasingly to purchase goods and services through "indefinite delivery, indefinite quantity" contracts, General Services Administration, or GSA, Schedule contracts and other multiple award or government-wide acquisitions contract vehicles. Titan's failure to compete effectively in this procurement environment could have a material adverse effect on its business, financial condition and results of operations. These contract vehicles have resulted in increased competition and pricing pressure and required Titan to make sustained post-award efforts to realize revenues under the relevant contract. Titan cannot guarantee that it will continue to increase revenues or otherwise sell successfully under these contract vehicles.

    TITAN MAY BE LIABLE FOR PENALTIES UNDER A VARIETY OF PROCUREMENT RULES AND REGULATIONS, AND CHANGES IN GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT ITS BUSINESS.

    Titan's defense, government and commercial businesses must comply with and are affected by various government regulations. Among the most significant regulations are the following:

    - the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

    - the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

    - the Cost Accounting Standards, which impose accounting requirements that govern Titan's right to reimbursement under certain cost-based government contracts; and

    - laws, regulations and Executive Orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

These regulations affect how Titan and its customers do business and, in some instances, impose added costs on its businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. Any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. government.

    TITAN'S FAILURE TO RETAIN QUALIFIED TECHNICAL AND MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT ITS FINANCIAL PERFORMANCE.

    Titan needs to maintain its workforce of highly qualified technical and management personnel for each of its business segments, including its engineers, computer programmers and personnel with security clearances required for classified work. In addition, Titan's future success will depend in part on its ability to identify, recruit and retain additional qualified personnel, including individuals with security clearances required for classified work. The loss of any key personnel could negatively affect its business, financial condition and results of operations. Titan's employees generally have many other job opportunities, and there is intense competition for their services. Consequently, Titan strives to maintain an entrepreneurial work environment and provide financial incentives to attract and retain its key personnel. Titan cannot guarantee that it will be able to continue to attract and retain personnel with the advanced technical and security clearance qualifications necessary for the development of its business.

    TITAN COMPETES IN HIGHLY COMPETITIVE MARKETS AGAINST MANY COMPANIES THAT ARE LARGER, BETTER FINANCED AND BETTER KNOWN THAN TITAN.

    Titan's businesses operate in highly competitive markets. Many of Titan's competitors are larger, better financed and better known companies who may compete more effectively. Titan believes it must continue to expand its defense and government information technology businesses so that it can remain price competitive and compete for larger contracts. For that reason, Titan is continuing to look for acquisition candidates. Titan's commercial businesses compete against other technologies as well as against companies with similar products. In order to remain competitive, Titan must invest to keep its products technically advanced and compete on price and on value added to its customers. Titan's ability to compete may be adversely affected by limits on its capital resources and its ability to invest in maintaining and expanding its market share. Any adverse financial developments could make Titan a less effective competitor.

    TITAN IS SUBJECT TO RISKS ASSOCIATED WITH ITS ACQUISITIONS OF OTHER
COMPANIES.

    Since January 1, 1998, Titan has acquired ten defense information technology companies as part of the consolidation strategy for its defense and government information technology businesses. Five of these ten transactions were structured as stock-for-stock pooling of interests transactions. In addition, since January 1, 1999, Titan has acquired four information technology services and solutions companies as part of Cayenta's development of its total services provider offering. The acquisition and integration of new companies involves risk. The integration of acquired businesses may be costly and may result in a decrease in its revenues or a decrease in the value of its common stock for the following reasons, among others:

    - Titan may need to divert more management resources to integration than it planned, which may adversely affect its ability to pursue other more profitable activities;

    - the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

    - Titan may not eliminate as many redundant costs as it anticipated in selecting its acquisition candidates; and

    - one or more of Titan's acquisition candidates also may have liabilities or adverse operating issues that Titan failed to discover through its diligence prior to the acquisition.

Consequently, Titan's recent acquisitions may not improve its business, financial condition and results of operations in the short-term or long-term as it expects them to do.

    Titan intends to continue to look for complementary businesses or technologies to acquire so that it can expand its core businesses. However, Titan may not find any more attractive candidates or may find that the acquisition terms are not favorable to it. In addition, Titan may compete with other companies for these acquisition candidates. Instability in the U.S. securities markets and volatility in its stock price may make acquisitions with Titan stock more expensive. Titan also may not adequately assess the risks inherent in a particular acquisition candidate or correctly assess the candidate's potential contribution to its financial performance. Accordingly, Titan's acquisition strategy may not improve its overall business, financial condition and results of operations, and could weaken them.

    TITAN MAY INCUR SIGNIFICANT COSTS IN PROTECTING ITS INTELLECTUAL PROPERTY.

    As a policy, Titan seeks to protect its proprietary technology and inventions through patents, copyrights, trade secret law and other legal protections. While Titan's patent portfolio is valuable, its financial success ultimately depends upon its ability to deliver products and services that meet customer needs, not on intellectual property laws. Titan may, however, incur significant expense both in protecting its intellectual property and in depending or assessing claims with respect to intellectual property owned by others. Any patent or other infringement litigation by or against Titan could have an adverse effect on its business, financial condition and results of operations. Titan also could be forced to modify or abandon one or more planned or current products based upon its assessment of intellectual property risks or actual or threatened claims by other companies.

    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against Titan relating to its patent for its SureBeam technology. The action attacks the validity of Titan's patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the 62 claims in

Titan's patent, and alleges that Titan has engaged in unfair competition and that Titan's conduct constitutes patent misuse. Titan intends to vigorously defend its patent position. A finding in favor of Ion Beam Applications in this action could adversely affect Titan's business, financial condition and results of operations by reducing the growth of its Titan Scan business segment and preventing Titan from generating the revenues that it expects from food pasteurization.

    TITAN'S QUARTERLY AND ANNUAL FINANCIAL PERFORMANCE AND STOCK PRICE HAVE HISTORICALLY FLUCTUATED AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY IN THE FUTURE.

    Titan's revenues are affected by factors such as the unpredictability of sales and contracts awards due to the long procurement process for most of its products and services, defense, intelligence and government information technology budgets, competition and general economic conditions. Titan's product mix and unit volume, its ability to keep expenses within budgets, its distribution channels and its pricing affect its gross margins. These factors and other risk factors described in this proxy statement/prospectus may adversely affect Titan's financial performance within a period and cause its financial results to fluctuate significantly on a quarterly or annual basis. Consequently, Titan does not believe that comparison of its financial performance from period to period is necessarily meaningful or predictive of its likely future performance. It is possible that in some future quarter or quarters Titan's operating results will be below the expectations of public market analysts or investors. If so, the market price of Titan's common stock may decline significantly.


    From time to time, there may be significant volatility in the market price for Titan's common stock. Over the past three years, the market price of Titan's common stock has fluctuated over a wide range. From January 1, 1999 through May 19, 2000, the highest sale price of its common stock on the New York Stock Exchange was $60.50 and the lowest sale price of its common stock was $4.75. A number of factors involving Titan and its industry could contribute to future fluctuations in its stock price, including the risk factors described in this proxy statement/prospectus.


    RISKS OF TITAN'S INTERNATIONAL OPERATIONS, INCLUDING ECONOMIC CONDITIONS IN EMERGING MARKETS, COULD ADVERSELY AFFECT THE PROSPECTS OF ITS COMMERCIAL COMMUNICATIONS BUSINESS.

    Titan sells commercial communications products and services primarily in developing countries. Its revenues from sales of these products and services in foreign countries represented 5% of its total revenues for the year ended December 31, 1999. Titan expects its revenues from these activities in foreign countries to increase. Although Titan generally sells commercial communications products and services in U.S. dollars, currency devaluations and adverse market conditions in emerging markets have negatively affected demand for its commercial communications products and services and, consequently, its revenues for this segment. Titan's commercial communications products generally require substantial capital investments, and its potential customers have not had the capital resources to make these investments. Titan has assisted its established marketing partner in Indonesia by providing trade credit that has subsequently been extended with a final installment due in September 2000. Because of market conditions in Indonesia and other factors, there is a risk that its customer in Indonesia may not be able to pay this debt in accordance with the extended terms. Further, Titan does not have the capital resources or tolerance of risk to finance the purchase of its commercial communications products and therefore relies upon its customers' abilities to obtain such financing. As a result, revenues in this group may be adversely affected by economic conditions in emerging markets and the unavailability of financing on reasonable terms. Titan also is increasingly seeking opportunities to capture operating revenues from use of its systems to provide telephony services. These services generally are billed in U.S. dollars but in the future may be billed in local currency. Titan does not believe that its international operations currently subject it to material risks from fluctuations in currency exchange rates. However, as Titan increases its commercial communications activities in foreign countries, its risks from fluctuations in currency exchange rates could increase.

    Selling products or services in international markets also entails other market, economic, cultural, legal and political risks, conditions and expenses. These risks include:

    - trade barriers;

    - export and import restrictions and other applicable laws;

    - political and economic instability;

    - difficulties in collecting amounts owed to Titan; and

    - difficulties in managing overseas employees and contractors.

Any one of these factors or other international business risks could adversely affect Titan's financial performance.

    TITAN'S OPERATING RESULTS MAY SUFFER IF A SIGNIFICANT NUMBER OF ITS U.S. NAVY CONTRACTS ARE DELAYED OR CANCELED.

    A significant percentage of Titan's products and services are predominately sold and performed under contracts with various parts of the U.S. Navy or with prime contractors to the U.S. Navy. Although these various parts of the U.S. Navy are subject to common budgetary pressures and other factors, Titan's various U.S. Navy customers exercise independent purchasing decisions. However, because of such concentration of its contracts, Titan is vulnerable to adverse changes in its business, financial condition and results of operations if a significant number of its U.S. Navy contracts and subcontracts are simultaneously delayed or canceled for budgetary or other reasons.

    THE COVENANTS IN TITAN'S EXISTING CREDIT FACILITY RESTRICT ITS FINANCIAL AND OPERATIONAL FLEXIBILITY, AND IT IS LIKELY THAT ITS ANTICIPATED REPLACEMENT CREDIT FACILITY WILL CONTAIN SIMILAR OR MORE RESTRICTIVE COVENANTS.

    Titan's existing credit facility contains covenants that restrict, among other things, its ability to borrow money, make particular types of investments or other restricted payments, swap or sell assets, merge or consolidate or make acquisitions. An event of default under its credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable. Titan has pledged substantially all of its consolidated assets and the stock of its subsidiaries to secure the debt under its credit facility. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against Titan's consolidated assets and the stock of its subsidiaries. Any event of default, therefore, could have a material adverse effect on its business. Titan's credit facility also requires it to maintain specified financial ratios. Titan's ability to meet these financial ratios can be affected by events beyond its control, and Titan cannot assure you that it will meet those ratios. Titan also may incur future debt obligations that might subject it to restrictive covenants that could affect its financial and operational flexibility or subject it to other events of default.

    TITAN'S OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY DISRUPTIONS IN ITS SUPPLY OF PRODUCTS AND COMPONENTS OR SERVICES.

    Because its internal manufacturing capacity is limited, Titan uses contract manufacturers. While it uses care in selecting its manufacturers, this arrangement gives Titan less control over the quality and price of products or components than if it manufactured them. In some cases, Titan obtains products from a sole supplier or a limited group of suppliers. Consequently, Titan risks disruptions in its supply of key products and components if its suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors. Any material supply disruptions could adversely affect its business, financial condition and results of operations as well as its ongoing product cost structure.

    TITAN'S BUSINESS IS SUBJECT TO SIGNIFICANT ENVIRONMENTAL REGULATION.

    Titan is subject to environmental and safety laws and regulations governing the uses, storage and disposal of hazardous substances or waste and imposing liability for the cleanup of contamination from these substances. Titan cannot completely eliminate the risk of contamination or injury from these substances or waste, and, in the event of such an incident, Titan could be held liable for any damages that result. From time to time, Titan has been notified of violations of government and environmental regulations. Titan attempts to correct these violations promptly without any material impact on Titan's operations. In addition, Titan may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on Titan's business, financial condition and results of operations.

    TITAN DOES NOT ANTICIPATE THAT IT WILL PAY DIVIDENDS ON ITS COMMON STOCK.

    Titan has not paid cash dividends on its common stock within the past three years and does not anticipate that it will pay cash dividends in the foreseeable future. Titan may pay cash dividends only if it complies with financial tests and other restrictions contained in agreements relating to its indebtedness.

    PROVISIONS IN TITAN'S CERTIFICATE OF INCORPORATION AND BYLAWS AND IN DELAWARE LAW COULD DISCOURAGE TAKEOVER ATTEMPTS TITAN OPPOSES EVEN IF TITAN'S STOCKHOLDERS MIGHT BENEFIT FROM A CHANGE IN CONTROL OF TITAN.

    Provisions in Titan's certificate of incorporation and bylaws and in the Delaware General Corporation Law may make it difficult and expensive for a third party to pursue a takeover attempt Titan opposes even if a change in control of Titan would be beneficial to the interests of its stockholders. Titan's bylaws permit its stockholders to take action by written consent instead of at a meeting and to nominate directors or bring other business before stockholder meetings only if they comply with advance notice and other procedural requirements in its bylaws. Titan's board of directors currently has the authority under its certificate of incorporation to issue up to 2,500,000 authorized shares of Titan preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of Titan, or otherwise could adversely affect the market price of Titan's common stock. Further, as a Delaware corporation, Titan is subject to section 203 of the Delaware General Corporation Law. This section generally prohibits Titan from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of its voting stock, or with their affiliates, unless Titan's directors or stockholders approve the business combination in the prescribed manner.

    TITAN HAS ADOPTED A SHAREHOLDER RIGHTS PLAN WHICH COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL IN WHICH ITS STOCKHOLDERS MAY WISH TO PARTICIPATE.

    In 1995, Titan's board of directors adopted a "poison pill" shareholder rights plan, which may discourage a third party from making a proposal to acquire Titan which Titan has not solicited or does not approve, even if the acquisition would be beneficial to its stockholders. As a result, Titan's stockholders who wish to participate in such a transaction may not have an opportunity to do so. Under Titan's rights plan, preferred share purchase rights, which are attached to its common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 15% or more of its common stock by any person or group. If triggered, these rights would entitle its stockholders other than the acquiror to purchase, for the exercise price, shares of its common stock having a market value of two times the exercise price. In addition, if a company acquires Titan in a merger or other business combination not approved by the board of directors, these rights will entitle Titan's stockholders other than the acquiror to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price.

                          INFORMATION IN THIS DOCUMENT

    Important information in the documents referred to under the heading "Where You Can Find More Information" is considered a part of, but is not included directly in, this proxy statement/ prospectus. You may obtain this information without charge upon written or oral request to:

                             The Titan Corporation
                             3033 Science Park Road
                        San Diego, California 92121-1199
                            Attn: Investor Relations
                            Telephone (858) 552-9500


    If you would like to request documents, please do so by June 19, 2000 to receive them before the special meeting of AverStar's stockholders.


    This proxy statement/prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Titan and AverStar intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements by either Titan or AverStar regarding its expected financial position and operating results, its business strategy, its financing plans, forecasted trends relating to the markets in which it operates, its ability to complete acquisitions, and similar matters are forward-looking statements. These statements can sometimes be identified by the use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." Neither Titan nor AverStar can promise you that its expectations in such forward-looking statements will turn out to be correct. The actual results of Titan or AverStar could be materially different from such expectations. Important factors that could cause the actual results to be materially different from expectations include those discussed in this proxy statement/prospectus under the caption "Risk Factors."

    Some of the information contained in or considered a part of this proxy statement/prospectus concerning the markets and industries in which Titan and AverStar operate is derived from publicly available information and from industry sources. Although Titan and AverStar believe that this publicly available information and the information provided by these industry sources are reliable, Titan and AverStar have not independently verified the accuracy of any of this information.

                          THE AVERSTAR SPECIAL MEETING

GENERAL


    This proxy statement/prospectus, together with a notice of special meeting and a form of proxy, is being provided to AverStar stockholders in connection with the solicitation of proxies by the AverStar board of directors for use at a special meeting of AverStar stockholders to be held on June 26, 2000, at 10:30 a.m., eastern time, at the offices of AverStar at 23 Fourth Avenue, Burlington, Massachusetts 01803, or at any adjournment, postponement or rescheduling of that meeting.



    This proxy statement/prospectus and the accompanying notice of special meeting and form of proxy are first being mailed to stockholders of AverStar around May 26, 2000.


MATTERS TO BE CONSIDERED

    The special meeting of stockholders is being held so that AverStar stockholders may consider and vote on adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

    AverStar stockholders also will be asked to act on any other matters that may properly come before the meeting.

RECOMMENDATION OF THE AVERSTAR BOARD OF DIRECTORS

    THE AVERSTAR BOARD OF DIRECTORS HAS APPROVED UNANIMOUSLY THE MERGER AGREEMENT, THE PROPOSED MERGER AND OTHER TRANSACTIONS RELATED TO THE MERGER AND CONTEMPLATED BY THE MERGER AGREEMENT. THE AVERSTAR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF, AND THAT THE TERMS OF THE MERGER ARE FAIR TO, AVERSTAR AND ITS STOCKHOLDERS. THE AVERSTAR BOARD RECOMMENDS UNANIMOUSLY THAT AVERSTAR STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

RECORD DATE AND VOTE REQUIRED


    The AverStar board of directors has fixed May 19, 2000 as the record date for determining the AverStar stockholders who are entitled to notice of and to vote at the special meeting. Therefore, only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, the special meeting of AverStar stockholders.



    At the close of business on the record date, there were 5,958,125 shares of AverStar common stock outstanding and entitled to a vote, held by 1,203 record holders. A majority of these shares must be represented, in person or by proxy, at the special meeting in order to constitute a quorum. A quorum must be present before a vote can be taken on the adoption of the merger agreement, or any other matter except adjournment or postponement of the meeting due to the absence of a quorum. Abstentions, but not shares held in AverStar's treasury, will be counted for purposes of determining the presence of a quorum at the special meeting.



    At the close of business on the record date, there were 922,136 shares of AverStar non-voting common stock outstanding, held by 5 record holders. These shares are not entitled to vote on any matters at the special meeting and will not be counted for purposes of determining the presence of a quorum at the special meeting.


    Each share of AverStar voting common stock entitles its holder to cast one vote on each matter submitted to a vote at the special meeting. For the merger to be approved under Delaware law and AverStar's certificate of incorporation, at least a majority of the outstanding shares of AverStar voting common stock on the record date must be voted for the adoption of the merger agreement. In the event that stockholders are asked to vote on a proposal to adjourn or postpone the special meeting to permit solicitation of additional proxies, approval of that proposal would require the affirmative vote of at least a majority of the shares of AverStar voting common stock present in person or represented by proxy at the meeting.


    As of May 19, 2000, 2,062,168 of the outstanding shares of AverStar common stock, which represented approximately 25.3% of the AverStar common stock outstanding and approximately 28.5% of the AverStar voting common stock, were beneficially owned by directors and executive officers of AverStar.


    The AverStar Principal Stockholders, who collectively owned approximately 31.3% of AverStar's outstanding voting common stock as of the record date, have signed an agreement to vote their shares in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. Each of these stockholders also has given Titan an irrevocable proxy authorizing Titan to vote the stockholder's shares in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. See "Terms of the Merger Agreement and Related Transactions--AverStar Voting Agreement" for more information about this voting agreement.

PROXIES

    This proxy statement/prospectus is being furnished to AverStar stockholders in connection with the solicitation of proxies by the AverStar board of directors for use at the special meeting of AverStar stockholders. It is accompanied by a form of proxy.

    AverStar stockholders should complete, sign and return the form of proxy if they will not be able to attend the special meeting in person. A stockholder who submits a proxy and later changes his or her mind as to the vote, or decides to attend the meeting in person, may revoke the proxy at any time before the vote at the special meeting by (x) notifying the corporate secretary of AverStar in writing of the revocation or (y) completing, signing and returning a proxy with a later date. In addition, an AverStar stockholder may revoke a prior proxy by attending the special meeting and voting in person. However, attendance at the special meeting by an AverStar stockholder who has signed a proxy but does not provide a notice of revocation or request to vote in person is not sufficient to revoke that proxy.

    Written notices of revocation of proxies and other communications relating to proxies should be addressed to:


                   AverStar, Inc.
                   23 Fourth Avenue
                   Burlington, Massachusetts 01803
                   Attn: Carol Doherty


    All shares of AverStar stock entitled to vote represented at the special meeting of AverStar stockholders by properly executed proxies that are received prior to or at the meeting and not revoked before the vote at the special meeting will be voted at the meeting as directed by the stockholders in the proxies for such shares. If a properly executed proxy is returned but contains no voting instructions, the shares of AverStar common stock represented by the proxy will be voted "FOR" adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. In the event that AverStar stockholders are asked to vote on a proposal to adjourn or postpone the meeting to permit the solicitation of additional proxies and no directions on this proposal are indicated, proxies that indicate a vote in favor of adoption of the merger agreement will be voted "FOR" the proposal to postpone or adjourn, proxies that indicate a vote against adoption of the merger agreement will be voted "AGAINST" the proposal to postpone or adjourn, and proxies that abstain from a vote on adoption of the merger agreement will be voted "FOR" the adjournment or postponement.

    ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF AVERSTAR VOTING COMMON STOCK ON THE RECORD DATE. ACCORDINGLY, ABSTENTIONS AND FAILURES TO VOTE WILL HAVE THE SAME EFFECT AS VOTES AGAINST ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THEREFORE, THE AVERSTAR BOARD OF DIRECTORS URGES ALL AVERSTAR STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

    If any other matters are properly presented for consideration at the special meeting, the persons named in the enclosed form of proxy will have the discretion to vote on those matters using their best judgment.

    All expenses incurred in connection with the solicitation of proxies, including the cost of preparing and mailing the proxy materials, are approximately $100,000 and will be paid by AverStar. If the merger is not completed, AverStar and Titan have agreed to share equally certain costs, including costs of printing, filing and mailing this proxy statement/prospectus and the registration statement of which it is a part, up to $100,000, and Titan shall bear all such costs and expenses in excess of $100,000. Directors, officers and employees of AverStar may solicit proxies in person or by telephone, mail, facsimile or other means. These directors, officers and employees will not be separately compensated for soliciting proxies.

    PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

AVAILABILITY OF INDEPENDENT AUDITORS

    Ernst & Young LLP has acted as AverStar's independent auditors since 1995. Representatives of Ernst & Young LLP familiar with AverStar are expected to attend the special meeting and to be available to answer appropriate questions and will have an opportunity to make a statement if they should desire to do so.

                                   THE MERGER

    The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated in this document by reference.

GENERAL

    Under the terms of the merger agreement, V T Acquisition Corp., a wholly owned subsidiary of Titan, will be merged with and into AverStar at the effective time of the merger. AverStar will be the surviving corporation in the merger and will become a wholly owned subsidiary of Titan.

    At the effective time of the merger, all issued and outstanding shares of AverStar common stock will be converted into the right to receive the number of shares of Titan common stock calculated as described below. Titan will not issue fractional shares of its common stock in the merger. Instead, fractional shares will be rounded up to the nearest whole share of Titan common stock. After the conversion of all classes of AverStar common stock into one class of common stock as required by AverStar's certificate of incorporation and stockholders' agreement, the number of shares of Titan common stock AverStar stockholders will be entitled to receive will depend on the exchange ratio of Titan common stock to AverStar common stock. The exchange ratio has not been fixed in the merger agreement, but will be calculated at the time of the merger in accordance with a formula contained in the merger agreement. Under this formula, the exchange ratio will be based on the average of the closing sale prices of the Titan common stock on the NYSE for the ten consecutive trading days ending two trading days immediately before the merger closing date.

    At the effective time of the merger, Titan will assume all outstanding AverStar stock options. Each assumed option will be converted in the merger into an option to purchase shares of Titan common stock using the same exchange ratio which is applicable to AverStar common stock in the merger. Except for the number of shares issuable upon exercise of such options and the option exercise prices, which will be adjusted based on the exchange ratio, the assumed options will remain subject to the same terms and conditions that were in effect before the merger. The exercise price per share of Titan common stock issuable under the assumed options will equal the exercise price per share of AverStar common stock issuable under the applicable option at the effective time of the merger divided by the exchange ratio, rounded to the nearest whole cent. The option conversion will not result in accelerated vesting of any assumed options or otherwise affect the vesting schedules in effect before the merger for the assumed options.

BACKGROUND OF THE MERGER

    AVERSTAR CONSIDERATION OF STRATEGIC ALTERNATIVES. AverStar has pursued a strategy of internal growth, through leveraging both its position in IT assurance and its expertise and reputation in the federal IT market, and external growth, through the acquisition of complimentary companies that operate in defined vertical market niches. As part of its external growth strategy, AverStar's current management has completed a series of strategic acquisitions of five well established IT companies. In order to position itself to continue to benefit from the consolidation in the federal IT industry, AverStar pursued an initial public offering of its common stock during the summer of 1999. Because of adverse market conditions, however, AverStar decided not to complete its initial public offering. AverStar continued to explore all of its strategic opportunities, including combining with a larger company in the federal IT industry, and continuing to grow and develop AverStar's business.

    TITAN ACQUISITION STRATEGY. In recent years, developments in government procurement policies and other factors have contributed to substantial consolidation in the government information technology industry, as larger companies have acquired smaller companies without the broad capabilities needed to compete effectively for government contracts. Titan has pursued a policy of supplementing the internal growth in its defense and government information technology business with an active program of strategic acquisitions to take advantage of growth opportunities from this ongoing consolidation. Since January 1, 1998, Titan has acquired ten defense information technology companies as part of its consolidation strategy. In implementing its strategy, Titan seeks acquisition candidates it believes are capable of bringing strategic advantages, earnings and strong management resources to the combined company.

    CHRONOLOGY OF EVENTS LEADING UP TO EXECUTION OF THE MERGER AGREEMENT.

    On January 20, 2000, Gene Ray, Titan's Chairman, President and Chief Executive Officer, called Michael Alexander, AverStar's Chairman and Chief Executive Officer, and requested a meeting among Mr. Ray, Mr. Alexander and Eric DeMarco, Titan's Chief Financial Officer in New York on February 10, 2000.
Mr. Ray said he could not discuss the reason for the meeting and would explain at the meeting. Mr. Alexander asked if Joe Saponaro, AverStar's President, should also attend the meeting and Mr. Ray responded that it would probably be helpful.

    Early the next week, Mr. Ray's assistant called Mr. Alexander to reschedule the meeting for February 14, 2000, and to ask for a suggestion of a meeting place. Mr. Alexander suggested the offices of AverStar's counsel.

    On February 14, 2000, Mr. Alexander and Mr. Saponaro met with Mr. Ray and Nick Costanza, Titan's in-house counsel at the offices of Swidler Berlin Shereff Friedman, LLP, counsel to AverStar, in New York City. Mr. DeMarco participated by telephone. Swidler Berlin Shereff Friedman, LLP attended parts of the meeting. Mr. Ray began the meeting by stating that Titan would like to explore the possibility of a business combination with AverStar, particularly if it could be structured as a tax-free exchange of stock accounted for as a pooling of interests. He apologized for not disclosing the purpose of the meeting in advance, explaining that Titan needed to close its preferred stock offering prior to beginning any such discussions.

    AverStar and Titan spent the next ten hours or so exchanging and clarifying financial numbers on both the companies. Ultimately, Mr. Ray made an offer of $185 million for the enterprise value of AverStar. Mr. Alexander and Mr. Saponaro responded that AverStar would require an enterprise value of at least $200 million to move forward under the structure of the proposed deal, and that AverStar would require a collar around Titan's stock to protect that enterprise value during the time period between the signing of a definitive agreement and the closing of a merger. Titan agreed to AverStar's requests subject to AverStar agreeing to a 10% holdback of shares of Titan's common stock until the expiration of the normal representations and warranties. AverStar agreed to a holdback of not longer than 90 days.

    AverStar and Titan worked through the evening and into the next day, February 15, to craft an exclusivity agreement and a term sheet which were consistent with the terms discussed. On February 15, 2000, AverStar's board of directors approved the signing of a 30-day exclusivity agreement with Titan, including appropriate break-up fees, based upon an accompanying unsigned, non-binding term sheet.

    On February 17, 2000, Titan's board of directors met to review the proposed terms of the merger on a preliminary basis.

    On February 24, 2000, AverStar engaged Ernst & Young LLP to perform certain limited due diligence procedures at Titan in connection with the proposed merger.

    Over the next six weeks, Titan and AverStar performed due diligence investigations of each other and, with the assistance of Swidler Berlin Shereff Friedman, LLP, CS First Boston, Titan's financial adviser, Nick Costanza, Titan's in-house counsel, and Hogan & Hartson L.L.P., counsel to Titan, negotiated a definitive merger agreement. The merger agreement contained essentially the same terms as contemplated by the term sheet, with the following exceptions:

    - When the merger agreement was almost fully negotiated and the parties were nearly comfortable with the proposed deal, Titan's common stock experienced a significant price increase. On March 22, 2000, Mr. Ray called Mr. Alexander to explain that the price increase had caused a problem with Titan's investment bankers recommendation of the proposed deal to Titan's board of directors. Mr. Ray asked Mr. Alexander to work together to devise a solution. Over the next day and a half the parties explored several suggested solutions. Titan and its advisers insisted that the only acceptable solution was to adjust the midpoint of the collar upward, so that the current trading price of Titan would be within the collar when the transaction was announced.

    - On March 22, 2000, Titan's board of directors met in a special meeting. At this meeting, members of Titan's senior management, together with Hogan & Hartson L.L.P. and CS First Boston, reviewed with Titan's board of directors, among other things, the financial and legal aspects of the transaction, the terms of the merger agreement, the agreement with the AverStar Principal Stockholders, and the other matters described below under "Titan Reasons for the Merger." After discussion and consideration, the Titan board of directors unanimously approved the merger agreement and the merger and the issuance of Titan common stock in connection with the merger, subject to finalizing certain open points in the merger agreement.

    - On March 23, 2000, Mr. Ray and Bob Lovett of CS First Boston called
      Mr. Alexander to propose a solution to the problem. In exchange for raising the midpoint of the collar, Titan offered to increase the enterprise value to $205 million. Mr. Alexander responded that he believed he could recommend that proposal to AverStar's board of directors if Titan would also agree to drop the holdback provision. Later that day, Mr. Ray informed Mr. Alexander that Titan would agree to reduce the holdback to 5%.

    - AverStar's board of directors held a meeting on the evening of March 23, 2000. Mr. Alexander explained the status of the proposed merger to AverStar's board of directors and a lengthy discussion ensued. The Board authorized the merger agreement, subject to finalizing certain open points in the merger agreement.

    During the day of March 24, 2000, the final provisions of the merger agreement were negotiated. Titan and AverStar exchanged signatures that evening.

RECOMMENDATION OF AVERSTAR BOARD OF DIRECTORS; AVERSTAR REASONS FOR THE MERGER

    AVERSTAR'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF AVERSTAR AND THE AVERSTAR STOCKHOLDERS. ACCORDINGLY, AVERSTAR'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, UNANIMOUSLY ADOPTED A RESOLUTION DECLARING THE MERGER ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT AVERSTAR STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    AverStar's board of directors and senior management believe that the proposed merger will benefit AverStar and our stockholders for the following reasons:

    - the opportunity for AverStar stockholders to own stock of a publicly traded company, with greater resources and a more diversified business;

    - the realization of full value for AverStar's stockholders and a significant return to them on their investment, based on the current value of the Titan common stock to be issued in the merger;

    - the access to Titan's complimentary base of customers and to broader technology and expertise to offer to existing and potential customers;

    - the benefits of consolidation in response to the current market trends in the federal IT industry toward larger, multiple award contracts; and

    - the potential opportunities in a larger company for AverStar employees and customers.

    At a meeting of AverStar's board of directors held on March 23, 2000, after due consideration, AverStar's board of directors unanimously:

    - determined that the merger agreement and the proposed merger are fair to, and in the best interests of, AverStar and its stockholders;

    - approved the merger agreement, the proposed merger and related transactions; and

    - determined to recommend that AverStar's stockholders approve the merger, the proposed merger and related transactions.

Accordingly, AverStar's board of directors recommends that you vote FOR the approval of the proposed merger, the merger agreement and the related transactions.

    In the course of its deliberations, AverStar's board of directors and senior management reviewed a number of other factors relevant to the proposed merger. In particular, AverStar's board of directors considered, among other things:

    - all the proposed benefits described above;

    - information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of AverStar and Titan, including the prospects of AverStar if it were to continue as an independent company;

    - Titan's filings with the Securities and Exchange Commission;

    - the current and historical market prices of Titan's common stock and the risks associated with ownership of Titan's common stock;

    - Titan's management presentation;

    - information and advice based on the results of due diligence investigations of Titan by members of AverStar's management and legal and financial advisors;

    - the capabilities of Titan's management team;

    - the fact that the proposed merger is expected to qualify as a tax free reorganization and be accounted for as a pooling of interest;

    - the possibility of other alternatives to the proposed merger to increase AverStar stockholder value;

    - the impact of the proposed merger on AverStar's customers, suppliers and employees;

    - the likelihood that the proposed merger would be completed; and

    - the terms of the merger agreement, including representations and warranties, conditions to closing, rights of termination and provisions permitting the AverStar board of directors to terminate the merger agreement in response to a third party proposal which the AverStar board of directors determines in its good faith judgment to be more favorable to the AverStar stockholders than the proposed merger.

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
    AverStar's board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the proposed merger, including:

    - the risk that AverStar's operations might not be successfully integrated;

    - the risk that the merger will not be completed;

    - the risk that the price of Titan's common stock may fall precipitously after the merger is completed;

    - the risk that Titan may not grow or remain profitable after the proposed merger; and

    - the risk that the potential benefits of the proposed merger might not be fully realized.

AverStar's board of directors believes that some of these risks are unlikely to occur, that AverStar and Titan can avoid or mitigate others, and that, overall, these risks are outweighed by the potential benefits of the proposed merger.

    In view of the variety of factors considered in connection with its evaluation of the merger agreement and the proposed merger, AverStar's board of directors did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered in making its decisions and recommendations. AverStar's board of directors considered the factors described above as a whole and, overall, considered the factors to be favorable to and support its decisions and recommendations. Individual members of AverStar's board of directors may have given different weight to different factors.

TITAN REASONS FOR THE MERGER

    Titan believes a business combination with AverStar will advance its strategic objective of taking advantage through acquisitions of growth opportunities from ongoing consolidation in the commercial and government information technology industries. Titan expects the combination with AverStar to offer the following strategic benefits to Titan after the merger:

    - enhancement of Titan's government information technology and commercial business revenues;

    - expansion of Titan's government information technology and commercial customer bases;

    - broadening of Titan's capability to serve the government information technology industry and to compete for new projects;

    - enhancement of Titan's ability to create, build and launch technology-based businesses; and

    - strengthening of Titan's ability to develop promising emerging businesses in its new Network, Internet and Information Security and Information Technology Services business units.

INTERESTS OF AVERSTAR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

    The following AverStar directors and executive officers have interests in the merger that are different from, or in addition to, the interests generally of AverStar stockholders:

    - The merger agreement provides that Michael B. Alexander, the Chairman and Chief Executive Officer of AverStar, will become a member of the Titan board of directors.

    - Michael B. Alexander's and Joseph A. Saponaro's outstanding options to purchase 387,831 shares and 116,349 shares of AverStar common stock, respectively, will immediately and fully vest upon completion of the merger.

    - Upon completion of the merger, holders of certain classes of AverStar common stock, including Messrs. Levy and Schulte, will receive approximately 386,230 additional shares of AverStar common stock pursuant to allocations on certain classes of AverStar common stock required by AverStar's certificate of incorporation and stockholders agreement.



    As of May 19, 2000, directors and executive officers of AverStar held a total of 1,484,629 shares of AverStar common stock and options to purchase 577,539 shares of AverStar common stock. These shares and options will be converted in the merger into the right to receive shares of Titan common stock or options to purchase shares of Titan common stock on the same basis as all other outstanding AverStar shares and options.


    As a result of their interests in the merger, the individuals listed above may be more likely to vote to approve the merger agreement and the merger than if they did not hold such interests. The AverStar board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

STOCKHOLDER APPROVAL REQUIREMENTS

    Under Delaware law, AverStar stockholders must vote to adopt the merger agreement in order for AverStar to complete the merger. Titan stockholders are not required to adopt the merger agreement under Delaware law because Titan is not a constituent corporation in the merger, or under NYSE rules because the maximum number of shares of Titan common stock which Titan is obligated to issue in the merger will be less than 20% of the Titan common stock outstanding before the merger.

ACCOUNTING TREATMENT

    It is intended that the merger be accounted for by Titan as a pooling of interests under generally accepted accounting principles. This means that Titan and AverStar will be treated as if they had always been combined for accounting and financial reporting purposes. It is a condition to the completion of the merger that the following will occur:

    - AverStar and Titan will receive a letter, dated the merger closing date, from AverStar's independent auditors setting forth a statement that AverStar's independent auditors, after reasonable investigation, are not aware of any fact concerning AverStar or its stockholders or affiliates that could preclude Titan from accounting for the merger as a pooling of interests. In satisfaction of such condition, such letter from AverStar's independent auditors will state that they concur with AverStar management's conclusion that certain criteria relating to pooling of interests accounting have been met; and

    - Titan and AverStar will receive a letter, dated the merger closing date, from Titan's independent accountants stating that the accountants are not aware of any fact concerning Titan or any of its affiliates which could preclude Titan from accounting for the merger as a pooling of interests, and that the merger is eligible to be accounted for as a pooling of interests.

LISTING OF TITAN COMMON STOCK ON THE NYSE

    It is a condition to the obligation of Titan and AverStar to complete the merger that the Titan common stock to be issued under the merger agreement, including the Titan shares issuable upon exercise of the assumed stock options, be approved for listing on the NYSE, subject to official notice of issuance.

DISSENTERS' RIGHTS

    Both Titan and AverStar are incorporated under the laws of Delaware, and are therefore governed by the Delaware General Corporation Law. Titan stockholders are not entitled to dissent from the merger or to exercise appraisal rights under section 262 of the Delaware General Corporation Law because Titan is not a constituent corporation in the merger. Under section 262 of the Delaware General Corporation Law, the stockholders of AverStar are entitled to dissent from the merger and to exercise appraisal rights in connection with the merger.

    If the merger is consummated, a holder of record of AverStar common stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under section 262 of the Delaware General Corporation Law and to receive payment for the "fair value" of those shares instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment, however, a stockholder must (1) continue to hold his shares through the time of the merger; (2) strictly comply with the procedures discussed under section 262; and
(3) not vote in favor of the merger. Shares of AverStar common stock outstanding immediately prior to the effective time of the merger, with respect to which appraisal shall have been properly demanded in accordance with section 262, will not be converted into the right to receive shares of Titan common stock in the merger at or after the effective time of the merger unless and until the holder of such shares withdraws his demand for such appraisal or becomes ineligible for such appraisal.

    This proxy statement and prospectus is being sent to all holders of record of AverStar common stock on the record date for the AverStar special meeting and constitutes notice of the appraisal rights available to those holders under section 262.

    The following summary is not a complete statement of section 262 of the Delaware General Corporation law, and is qualified in its entirety by reference to section 262 which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement and prospectus. A copy of section 262 is attached as Appendix C to this proxy statement/prospectus.

    A holder of AverStar common stock who elects to exercise appraisal rights under section 262 must deliver a written demand for appraisal of his shares of AverStar prior to the vote on the merger. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of his shares. Voting against approval of the merger, abstaining from voting or failing to vote with respect to approval of the merger will not constitute a demand for appraisal within the meaning of section 262. All demands should be delivered to: AverStar, Inc., 23 Fourth Avenue, Burlington, MA 01803,
Attn: Secretary.

    Only a holder of shares of AverStar common stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of AverStar common stock. If AverStar common stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If AverStar common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

    A record holder such as a broker who holds shares of AverStar common stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of AverStar common stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of AverStar common stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of AverStar stock held in the name of the record owner.

    BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE AVERSTAR SPECIAL MEETING.

    Within 10 days after the merger, the surviving corporation in the merger is required to send notice of the effectiveness of the merger to each stockholder who prior to the time of the merger has complied with the requirements of section 262.

    Within 120 days after the merger, the surviving corporation in the merger or any stockholder who has complied with the requirement of section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of AverStar common stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on AverStar, as the surviving corporation in the merger. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in section 262.

    Within 120 days after the time of the merger, any stockholder who has complied with subsections (a) and (d) of section 262 is entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the total number of shares of AverStar common stock not voted in favor of the merger with respect to which demands for appraisal have been received and the number of holders of those shares. The statement must be mailed within 10 days after the surviving corporation has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of section 262 has expired, whichever is later.

    If a petition for an appraisal is filed in a timely manner, at the hearing on that petition the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of AverStar common stock owned by those stockholders. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value. The Delaware Court of Chancery may require the stockholders who have demanded appraisal rights for their shares of AverStar common stock and who hold certificates representing such shares to submit such certificates to the Register in Chancery for notation thereon during the pendency of any hearing. The Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with any such directions.

    Stockholders who consider seeking appraisal should consider that the fair value of their shares under section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding

(including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of AverStar common stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

    Any stockholder who has demanded appraisal in compliance with section 262 will not, after the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the AverStar common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

    A stockholder may withdraw a demand for appraisal and accept the Titan common stock at any time within 60 days after the effective date of merger, or thereafter may withdraw a demand for appraisal with the written approval of the surviving corporation in the merger. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the merger, a holder of AverStar common stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will be treated under the merger agreement as if they were converted into Titan common stock at the time of the merger.

CLEARANCE UNDER FEDERAL ANTITRUST LAWS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger may not be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. The obligations of Titan and AverStar to complete the merger are subject to the condition that the applicable waiting period will have expired or been terminated. Titan and AverStar filed pre-merger notification and report forms with respect to the merger with the Federal Trade Commission and the Antitrust Division on April 14, 2000. Satisfaction or termination of the waiting period requirement with respect to any such filing does not preclude the Federal Trade Commission, the Antitrust Division or any other party from challenging or seeking to delay or enjoin the merger on antitrust or other grounds either before or after the effective time of the merger. There can be no assurance that such a challenge will not be made or, if made, would not succeed.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the material U.S. federal income tax consequences of the merger to a stockholder of AverStar holding shares of AverStar common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986 at the effective time of the merger.

    This discussion does not address all aspects of federal taxation that may be relevant to particular stockholders of AverStar in light of their personal circumstances or to stockholders of AverStar subject to special treatment under the Internal Revenue Code. Stockholders subject to special treatment include banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, stockholders who received their AverStar common stock through the exercise of employee stock options or otherwise as compensation, stockholders who are not U.S. persons and stockholders who hold AverStar common stock as part of a hedge, straddle or conversion transaction. In addition, the discussion does not address any state, local or foreign tax consequences of the merger, or the tax consequences of the merger to holders of stock options or restricted stock.

    This discussion is based on the Internal Revenue Code, the U.S. Department of Treasury regulations and administrative rulings and court decisions as of the date of this proxy statement/ prospectus. These sources of legal authority are all subject to change, possibly with retroactive effects, and are subject to differing interpretations. Neither Titan nor AverStar has sought or will seek a ruling from the Internal Revenue Service concerning the tax consequences of the merger. AverStar stockholders are urged to consult their tax advisors regarding the tax consequences of the merger to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

    TAX CONSEQUENCES OF THE MERGER. One of the conditions of the merger is that Titan must receive the opinion of Hogan & Hartson L.L.P., counsel to Titan, and AverStar and the AverStar stockholders must receive the opinion of Swidler Berlin Shereff Friedman, LLP, counsel to AverStar, that the merger of V T Acquisition Corp. into AverStar will qualify as a reorganization under section 368(a) of the Internal Revenue Code, subject to the assumptions, limitations, qualifications and other considerations described below under "Considerations with Respect to Opinions." Under such treatment,

        (1) no gain or loss will be recognized by an AverStar stockholder as a result of the receipt solely of shares of Titan common stock in exchange for the stockholder's AverStar common stock;

        (2) an AverStar stockholder's tax basis in the Titan common stock received in the merger will be equal to the stockholder's aggregate tax basis in the AverStar common stock immediately before the merger;

        (3) an AverStar stockholder's holding period for Titan common stock received in the merger will include the holding period of the AverStar common stock for which it was exchanged, assuming such AverStar common stock was held as a capital asset on the effective date of the merger; and

        (4) neither Titan nor AverStar will recognize any gain or loss as a result of the merger.

    CONSIDERATIONS WITH RESPECT TO OPINIONS. The tax opinions of Hogan & Hartson L.L.P. and Swidler Berlin Shereff Friedman, LLP and the foregoing summary of the U.S. federal income tax consequences of the merger will be and are subject to assumptions, limitations and qualifications and are based on current law and, among other things, representations of AverStar and Titan, including representations made by the respective managements of AverStar and Titan. Opinions of counsel are not binding on the Internal Revenue Service and do not preclude the Internal Revenue Service from adopting a contrary position. In addition, if any of the representations or assumptions underlying the opinions are inconsistent with the facts relating to the merger and the parties to the merger, the U.S. federal income tax consequences of the merger could differ from those described above.

    THIS DISCUSSION IS ONLY A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE TAX CONSEQUENCES OF THE MERGER TO AN AVERSTAR STOCKHOLDER MAY BE DIFFERENT FROM THOSE SUMMARIZED ABOVE, BASED ON THE AVERSTAR STOCKHOLDER'S INDIVIDUAL SITUATION. THE STOCKHOLDERS OF AVERSTAR ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

RESTRICTIONS ON RESALE OF TITAN COMMON STOCK BY AFFILIATES

    The issuance of Titan shares to AverStar stockholders in connection with the merger has been registered under the Securities Act. Such shares may be traded freely and without restriction by those AverStar stockholders who are not deemed to be AverStar "affiliates," as that term is defined under the Securities Act, at the time the merger agreement is submitted for approval by the AverStar stockholders at the special meeting. An affiliate of AverStar is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with

AverStar. Any subsequent transfer of Titan common stock issued in the merger by any AverStar affiliate will, under existing law, require one of the following:

    - registration of the transfer under the Securities Act;

    - compliance with Rule 145 under the Securities Act, which allows limited sales under specified circumstances; or

    - availability of another exemption from registration.

The foregoing restrictions are expected to apply to, among other persons, directors and executive officers of AverStar and any holders of 10% or more of the AverStar common stock converted in the merger.

    SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired companies by affiliates of either company. SEC guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if the affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a business combination during the period beginning 30 days before the completion of the business combination and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published in accordance with SEC Accounting Series Release No. 135.

    Titan has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Titan, for purposes of qualifying the merger for pooling of interests accounting treatment, to deliver to AverStar no later than 31 days before the effective time of the merger a written agreement intended to preserve the ability to treat the merger as a pooling of interests and to ensure compliance with the Securities Act. AverStar has agreed to the same undertaking with respect to its affiliates.

    This proxy statement/prospectus does not cover any resales of Titan common stock, including Titan common stock issuable upon the exercise of any assumed options, to be received by AverStar stockholders upon completion of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any resale.

ANTI-DILUTION ADJUSTMENTS

    If between March 24, 2000 and the effective time of the merger, the outstanding shares of Titan common stock or AverStar common stock are changed into a different number of shares because of any reclassification, recapitalization, split-up, combination or exchange of shares, or if any dividend payable in stock or other securities is declared on such shares with a record date within this period, the merger agreement requires that the exchange ratio be adjusted accordingly to provide the same economic effect as contemplated by the merger agreement before such reclassification, recapitalization, split-up, combination, exchange or dividend.

EXCHANGE OF CERTIFICATES

    Titan has agreed to deposit certificates representing the shares of Titan common stock to be issued or paid under the merger agreement with an agent designated by Titan and reasonably acceptable to AverStar, which will act as exchange agent in the merger for the benefit of the holders of issued and outstanding shares of AverStar common stock. Titan will cause the exchange agent to mail a letter of transmittal to each holder of AverStar common stock. The letter of transmittal will contain instructions on how AverStar stockholders may surrender their AverStar stock certificates to the exchange agent in exchange for Titan certificates.

    YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND YOU SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL. FOLLOWING YOUR RECEIPT OF THE LETTER OF TRANSMITTAL, YOU SHOULD FORWARD THE CERTIFICATES ONLY IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED IN THE LETTER.

    After the effective time of the merger and until AverStar stockholders surrender the certificates representing their AverStar common stock for exchange, holders of these certificates will not be paid any dividends or other distributions declared after the effective time of the merger on the Titan common stock issuable to such stockholders in the merger. Any such unpaid dividends or other distributions on such Titan common stock will be paid, without interest, only to the holders who have properly tendered their AverStar common stock certificates for exchange. All stock certificates presented after the effective time of the merger will be canceled and exchanged for a certificate or certificates representing the applicable number of shares of Titan common stock to be received in the merger.

    Any shares of Titan common stock that remain undistributed 12 months after the effective time of the merger will be delivered to Titan on demand. After that time, certificates representing AverStar common stock must be surrendered for exchange to Titan or to AverStar as the surviving corporation of the merger. Titan and AverStar, as the surviving corporation of the merger, will not be liable for any shares of Titan common stock or cash delivered to a public official under any abandoned property, escheat or similar laws.

    If a certificate representing AverStar common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration payable under the merger agreement when the claimant submits an affidavit of loss, theft or destruction, and, if required by Titan in the case of any certificate representing more than 7,500 shares of AverStar common stock, posts a bond as indemnity against any claim that may be made later with respect to the lost certificate.

             TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

    The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Appendix A to this proxy statement/prospectus and is considered a part of this document.

GENERAL

    The merger agreement provides that at the effective time of the merger, V T Acquisition Corp., a wholly owned subsidiary of Titan, will merge with and into AverStar. AverStar will be the surviving corporation of the merger and will be a wholly owned subsidiary of Titan. The separate corporate existence of V T Acquisition Corp. will terminate at the effective time of the merger. At the effective time of the merger, each AverStar stockholder will obtain the right to receive, in exchange for each share of AverStar common stock held, the number of shares of Titan common stock calculated as described below under "Conversion of AverStar Common Stock."

    CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. The certificate of incorporation of V T Acquisition Corp., as amended by the certificate of merger, will become the certificate of incorporation of AverStar after the merger. The bylaws of V T Acquisition Corp. will become the bylaws of AverStar after the merger.

    DIRECTORS AND OFFICERS OF THE AVERSTAR AFTER THE MERGER. The directors and officers of V T Acquisition Corp. will be the initial directors and officers of AverStar as the surviving corporation of the merger, and will serve until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

    DIRECTORS AND OFFICERS OF TITAN AFTER THE MERGER. The merger agreement provides that Michael B. Alexander, who currently is the Chairman and Chief Executive Officer of AverStar, will become a director of Titan after the merger. The following sets forth biographical information concerning Mr. Alexander:

    Michael B. Alexander has served as AverStar's Chief Executive Officer and Chairman from February 1998 to the present, and as Chief Executive Officer and Chairman of Intermetrics from August 1995 to February 1998. From 1993 to
August 1995, Mr. Alexander was the principal of AFH Partners, which invests in public and private computer software companies. From 1990 to 1993, Mr. Alexander served as President and Chief Operating Officer of
Pinelands, Inc., a New York Stock Exchange company that was a spin-off from MCA, Inc. From 1981 to 1990, Mr. Alexander worked for MCA/Universal in several capacities, including as President and General Manager of WWOR-TV, Executive Vice President of MCA Broadcasting and Vice President and Chief Financial Officer of USA Network. Mr. Alexander is a member of the Board of Directors of IES Holding, Inc. Mr. Alexander received an AB from Harvard College, cum laude, an MA in Education from Ohio State and completed the course work for a doctorate in education from the Harvard Graduate School of Education.

    CONVERSION OF AVERSTAR COMMON STOCK. In connection with the merger, all outstanding classes of AverStar's common stock will be automatically converted into one class of AverStar common stock pursuant to AverStar's certificate of incorporation, as amended and restated, filed on February 27, 1998, and stockholders' agreement dated as of February 27, 1998. Each share of Class D common stock, Class F common stock and Class G common stock will be converted into one share of AverStar common stock.


    The conversion rate of Class A common stock, Class B common stock, Class C common stock and Class E common stock will be based upon several variables, including the date the merger is completed and the determination of "transaction value' as defined in the merger agreement. The determination of

"transaction value' is based in part on the consideration payable to AverStar upon exercise of certain outstanding options, AverStar's net debt, and payments made to AverStar stockholders to redeem AverStar common stock. The conversion rate among Class A, Class B, Class C and Class E also may vary based upon the trading price of Titan's common stock. However, AverStar's management believes any such variation of the conversion rate would be immaterial. The discussion of the conversion rate below is qualified in its entirety by reference to AverStar's certificate of incorporation and stockholders' agreement.


    For illustration purposes, the allocations described below are based on the following assumptions:


    - The merger is completed on June 28, 2000;


    - The relevant option consideration is $3.725 million;


    - AverStar's net debt is $61 million;



    - No payments are made to redeem stock;



    - If the average Titan stock price is less than $39.60, Titan elected to exercise the exchange ratio to prevent AverStar's termination of the merger agreement; and



    - If the average Titan stock price is greater than $61.60, AverStar elected to exercise the exchange ratio to prevent Titan's termination of the merger agreement.


Although AverStar's management believes that these assumptions are reasonable, the final conversion rate may vary.

    CLASS A COMMON STOCK

    AverStar's Class A common stock is subject to an allocation for the benefit of AverStar's Class E common stock. This allocation represents a percentage of the increased value of AverStar Class A common stock from the date of the acquisition of Intermetrics, as well as an interest factor.


    Based on the assumptions described above, upon the completion of the merger and all required allocations, each share of Class A common stock will be converted into approximately 0.96 shares of AverStar common stock.


    CLASS B COMMON STOCK

    AverStar's Class B common stock is subject to an allocation for the benefit of AverStar's Class C common stock. This allocation represents a percentage of the return on the original investment in Class B common stock in the acquisition of Intermetrics.


    Based on the assumptions described above, upon the completion of the merger and all required allocations, each share of Class B common stock will be converted into approximately 0.82 shares of AverStar common stock.


    CLASS C COMMON STOCK

    AverStar's Class C common stock is entitled to the benefit of an allocation from AverStar's Class B common stock. This allocation represents a percentage of the return on the original investment in Class B common stock in the acquisition of Intermetrics.


    Based on the assumptions described above, upon the completion of the merger and all required allocations, each share of Class C common stock will be converted into approximately 3.16 shares of AverStar common stock.

    CLASS E COMMON STOCK

    AverStar's Class E common stock is entitled to the benefit of an allocation from AverStar's Class A common stock, including shares of AverStar's Class A common stock held in treasury. This allocation represents a percentage of the increased value of AverStar Class A common stock from the date of the acquisition of Intermetrics, as well as an interest factor.


    Based on the assumptions described above, upon the completion of the merger and all required allocations, each share of Class E common stock will be converted into approximately 1.96 shares of AverStar common stock.


    CONVERSION OF AVERSTAR COMMON STOCK TO TITAN COMMON STOCK. At the effective time of the merger, after the conversion of all outstanding classes of AverStar common stock into one class of AverStar common stock as explained above, each issued and outstanding share of AverStar common stock will be converted into the right to receive the number of shares of Titan common stock calculated as described below. Fractional shares of Titan common stock will not be issued in the merger, but instead will be rounded up to the nearest whole share of Titan common stock.

    The number of shares of Titan common stock you will be entitled to receive will depend on the merger exchange ratio of Titan common stock to AverStar common stock. For example, if the merger exchange ratio is fixed at .35, you would receive .35 of a share of Titan common stock for each AverStar share you own. The merger exchange ratio has not been fixed in the merger agreement, but will be calculated at the time of the merger in accordance with a formula contained in the merger agreement. Under this formula, the merger exchange ratio will be based on the average of the closing sale prices of the Titan common stock on the NYSE for the ten consecutive trading days ending two trading days immediately before the merger closing date. References to the average Titan stock price in the following discussion mean the average of these closing sale prices over the ten-day period.

    - If the average Titan stock price is less than $39.60, (a) AverStar has the right to terminate the merger agreement, unless Titan elects to have the exchange ratio fixed at an amount equal to the quotient obtained by dividing the product of the "AverStar stock value" (as defined below) multiplied by 0.90 by the average Titan stock price or (b) if AverStar does not exercise this termination right and Titan does not make the election described in (a), the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by $44.00.

    - If the average Titan stock price is greater than or equal to $39.60 and less than $44.00, the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by $44.00.

    - If the average Titan stock price is greater than or equal to $44.00 and less than or equal to $56.00, the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by the average Titan stock price.

    - If the average Titan stock price is greater than $56.00 and less than or equal to $61.60, the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by $56.00.

    - If the average Titan stock price is greater than $61.60, (a) Titan has the right to terminate the merger agreement unless AverStar elects to have the exchange ratio fixed at an amount equal to the quotient obtained by dividing the product of the AverStar stock value multiplied by 1.10 by the average Titan stock price or (b) if Titan does not exercise this termination right and AverStar does not make the election described in
      (a), the exchange ratio will be equal to the quotient obtained by dividing the AverStar stock value by $56.00.

    The following table and accompanying chart show the merger exchange ratio within the indicated ranges of average Titan stock prices and assuming an AverStar stock value of $17.97:



          RANGE OF AVERAGE
         TITAN STOCK PRICES                       EXCHANGE RATIO
         ------------------            -------------------------------------
less than $39.60.....................  $16.173 divided by Titan stock price(1)

greater than or equal to $39.60 and
  less than $44.00...................  .408

greater than or equal to $44.00 and
  less than or equal to $56.00.......  $17.97 divided by Titan stock price greater than $56.00 and less than or
  equal to $61.60....................  .321

greater than $61.60..................  $19.767 divided by Titan stock price(2)


------------------------


(1) This represents an exchange ratio that Titan may elect to prevent AverStar's termination of the merger agreement. If Titan elects this exchange ratio, AverStar may not terminate the merger agreement. If AverStar does not terminate the merger agreement and if Titan does not elect this exchange ratio, the exchange ratio shall be equal to .408.



(2) This represents an exchange ratio that AverStar may elect to prevent Titan's termination of the merger agreement. If AverStar elects this exchange ratio, Titan may not terminate the merger agreement. If Titan does not terminate the merger agreement and if AverStar does not elect this exchange ratio, the exchange ratio shall be equal to .321.

    Assuming an AverStar stock value of $17.97, the following table lists some of the possible values of the consideration that you may receive in the merger:



                                                                         AND, FOR EACH SHARE OF
                                                                     AVERSTAR COMMON STOCK YOU OWN,
                                                                  AFTER THE CONVERSION DESCRIBED ABOVE,
                                                                     YOU WILL RECEIVE THE FOLLOWING
                                      THE MERGER EXCHANGE RATIO         DOLLAR VALUE BASED ON THE
IF THE AVERAGE TITAN STOCK PRICE IS:          WILL BE:                 AVERAGE TITAN STOCK PRICE:
------------------------------------  -------------------------   -------------------------------------
$30.00.........................                0.53910(1)                        $16.17
$31.00.........................                0.52171(1)                        $16.17
$32.00.........................                0.50541(1)                        $16.17
$33.00.........................                0.49009(1)                        $16.17
$34.00.........................                0.47568(1)                        $16.17
$35.00.........................                0.46209(1)                        $16.17
$36.00.........................                0.44925(1)                        $16.17
$37.00.........................                0.43711(1)                        $16.17
$38.00.........................                0.42561(1)                        $16.17
$39.00.........................                0.41469(1)                        $16.17
$40.00.........................                0.40841                           $16.34
$41.00.........................                0.40841                           $16.74
$42.00.........................                0.40841                           $17.15
$43.00.........................                0.40841                           $17.56
$44.00.........................                0.40841                           $17.97
$45.00.........................                0.39933                           $17.97
$46.00.........................                0.39065                           $17.97
$47.00.........................                0.38234                           $17.97
$48.00.........................                0.37438                           $17.97
$49.00.........................                0.36673                           $17.97
$50.00.........................                0.35940                           $17.97
$51.00.........................                0.35235                           $17.97
$52.00.........................                0.34558                           $17.97
$53.00.........................                0.33906                           $17.97
$54.00.........................                0.33278                           $17.97
$55.00.........................                0.32673                           $17.97
$56.00.........................                0.32089                           $17.97
$57.00.........................                0.32089                           $18.29
$58.00.........................                0.32089                           $18.61
$59.00.........................                0.32089                           $18.93
$60.00.........................                0.32089                           $19.25
$61.00.........................                0.32089                           $19.57
$62.00.........................                0.31882(2)                        $19.77
$63.00.........................                0.31376(2)                        $19.77
$64.00.........................                0.30886(2)                        $19.77
$65.00.........................                0.30411(2)                        $19.77
$66.00.........................                0.29950(2)                        $19.77
$67.00.........................                0.29503(2)                        $19.77
$68.00.........................                0.29069(2)                        $19.77
$69.00.........................                0.28648(2)                        $19.77
$70.00.........................                0.28239(2)                        $19.77


------------------------

(1) This merger exchange ratio assumes Titan elected to exercise its right to accept this merger exchange ratio to prevent AverStar's termination of the merger agreement.

(2) This merger exchange ratio assumes AverStar elected to exercise its right to accept this merger exchange ratio to prevent Titan's termination of the merger agreement.

    Each share of AverStar common stock held in the treasury of AverStar after all required allocations will be canceled at the effective time of the merger without the payment of any consideration. Each share of common stock of V T Acquisition Corp. issued and outstanding immediately before the effective time of the merger will be converted into and exchanged for one share of common stock of the surviving corporation of the merger, which will continue to be held by Titan.


    ASSUMPTION OF OPTIONS. As of May 19, 2000, AverStar's employees and others had outstanding options to purchase 1,386,105 shares of AverStar common stock. At the effective time of the merger, Titan will assume all outstanding AverStar stock options. Each assumed option will be converted in the merger into an option to purchase shares of Titan common stock using the same merger exchange ratio. Except for the number of shares issuable upon exercise of such options and the option exercise prices, which will be adjusted based on the merger exchange ratio, the assumed options will remain subject to the same terms and conditions that were in effect before the merger. The exercise price per share of Titan common stock issuable under the assumed options will equal the exercise price per share of AverStar common stock issuable under the applicable option at the effective time of the merger divided by the exchange ratio, rounded to the nearest whole cent.


    ESCROW. Under the merger agreement, Titan, the surviving corporation after the merger and their respective officers and directors, and each person who controls or may control Titan or the surviving corporation within the meaning of the Securities Act will be indemnified against losses and expenses incurred as a result of:

    - any inaccuracy or breach of a representation or warranty of AverStar given or made by AverStar in the merger agreement or in any certificate, document or agreement delivered by AverStar pursuant to the merger agreement, including the certificate of merger; and

    - any failure of AverStar to perform or comply with any covenant or agreement contained in the merger agreement or in any other certificate, document or agreement delivered by AverStar pursuant to the merger agreement.

    Titan and its affiliates will be indemnified from an escrow fund. In addition, any difference between AverStar's estimated net debt as set forth in the certificate that AverStar is required to deliver to Titan two days prior to the closing date of the merger and the actual net debt as of the closing date of the merger will be paid to Titan from the escrow fund. The escrow fund will be governed by an escrow agreement and First Union National Bank will act as escrow agent. The escrow agreement is attached to this proxy statement/prospectus substantially in the form of Appendix B. On the earlier of five business days after the final determination of any adjustment or 90 days after the closing of the merger, the shares of Titan common stock held in escrow, other than any amounts taken out to pay any closing or loss adjustment or any amounts that are pending final resolution of any disputes therefrom, will be released to the former holders of AverStar common stock (other than those who exercised appraisal rights) pro-rata in accordance with the number of shares of Titan common stock held by each former AverStar stockholder immediately after the effective time of the merger.

    Upon the surrender of a properly executed certificate representing shares of AverStar common stock to the exchange agent, a number of shares of Titan common stock equal to 5% of the transaction value divided by the average of the closing sale prices of Titan common stock on the New York Stock Exchange for the ten consecutive trading days ending two trading days immediately before the merger closing date will be delivered to the escrow agent and will comprise the escrow fund. All dividends or distributions (other than stock or similar dividends) will be distributed to stockholders whose shares are held in the escrow fund by the escrow agent in accordance with the escrow agreement.

EFFECTIVE TIME

    The merger will occur as soon as practicable after the satisfaction or waiver of all of the conditions precedent set forth in the merger agreement. The effective time of the merger will be the date and time that Titan and AverStar file a certificate of merger with the Delaware secretary of state. If the merger is not completed by September 20, 2000, which date may be extended by mutual consent of Titan and AverStar, the merger agreement may be terminated by either Titan or AverStar, unless the failure to consummate the merger by this date is due to the material failure of the party seeking to terminate the merger agreement to fulfill any of its obligations.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations of AverStar, Titan and V T Acquisition Corp.

    REPRESENTATIONS AND WARRANTIES OF AVERSTAR. The merger agreement contains representations and warranties of AverStar regarding, among other matters:

    - the corporate organization and existence of AverStar and each of its subsidiaries, including that it is duly organized, validly existing and in good standing with the corporate power and authority to own, operate and lease its assets and to carry on its business as currently conducted;

    - the certificate of incorporation and bylaws or other organizational documents of AverStar and each of its subsidiaries;

    - the capitalization of AverStar, including the number of shares of capital stock authorized, the number of shares and rights to acquire shares outstanding, and the number of shares reserved for issuance;

    - the corporate power and authority of AverStar to execute and deliver the merger agreement and related documents and to consummate the merger and other contemplated transactions;

    - the compliance of the merger agreement and related documents with AverStar's certificate of incorporation and bylaws, applicable laws, and material agreements, including the absence of events of default or breach thereunder;

    - required governmental and third-party consents;

    - the accuracy of AverStar's financial reports delivered to Titan;

    - the absence of material undisclosed liabilities;

    - the absence of specified changes in AverStar's business since December 31, 1999;

    - the absence of material claims, actions, suits, proceedings and specified judgments, decrees and injunctions;

    - possession and validity of all required licenses and permits;

    - the ownership of intellectual property, the absence of intellectual property infringement or contests;

    - the adequacy of protection by AverStar and its subsidiaries of their confidential information and trade secrets;

    - AverStar's employee benefit plans and related matters, including that such plans have been operated and administered in accordance with applicable law;

    - compliance with laws relating to employees or the workplace, and the absence of material disputes with employees;

    - the title to and condition of material assets owned by AverStar;

    - the ownership and condition of the real property owned or leased by AverStar;

    - the validity of and absence of defaults under certain material contracts and other agreements of AverStar;

    - the filing and accuracy of AverStar's tax returns, the lack of pending or threatened proceedings, deficiencies or audits with respect to taxes, and the adequacy of AverStar's accruals for estimated taxes payable;

    - compliance with environmental laws and the absence of environmental liabilities;

    - the maintenance of insurance;

    - the validity of and absence of defaults of all material interest rate swaps, caps, floors, option agreements and similar interest rate risk management arrangements;

    - with respect to AverStar's government contracts, the absence of any civil fraud or criminal investigations, suspension and debarment proceedings, contract price adjustments or claims of defective pricing, equitable adjustments, cost disallowances, and notice of contract termination, cure notice or show cause notice;

    - the adoption by AverStar's board of directors of a resolution approving the merger agreement and the merger and recommending adoption of the merger agreement and approval of the merger by the stockholders of AverStar;

    - the absence of brokers utilized by AverStar;

    - the absence of any action by AverStar that would cause the merger to fail to qualify as a reorganization under section 368(a) of the Internal Revenue Code or fail to be treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the regulations and interpretations of the SEC; and

    - the absence of material misstatements or omissions in the information furnished by AverStar for inclusion in this proxy statement/prospectus.

    REPRESENTATIONS AND WARRANTIES OF TITAN AND V T ACQUISITION CORP. The merger agreement contains representations and warranties of Titan and V T Acquisition Corp. regarding, among other matters:

    - the corporate organization and existence of Titan and each of its subsidiaries, including that it is duly organized, validly existing and in good standing with the corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted;

    - The certificate of incorporation and bylaws of Titan and V T Acquisition Corp.;

    - the capitalization of Titan, including the number of shares of capital stock authorized, the number of shares and rights to acquire shares outstanding, and the number of shares reserved for issuance;

    - the corporate power and authority of Titan and V T Acquisition Corp. to execute and deliver the merger agreement and related documents and to consummate the merger and other contemplated transactions;

    - the compliance of the merger agreement and related documents with Titan's and V T Acquisition Corp.'s certificate of incorporation and bylaws, applicable laws, and material agreements, including the absence of events of default or acceleration;

    - the corporate organization and existence of V T Acquisition Corp., including that it was formed solely for the purpose of engaging in the merger, and that except for obligations and liabilities incurred in connection with the merger, V T Acquisition Corp. has not incurred any obligations or engaged in any business activities of any kind;

    - required governmental and third-party consents;

    - the filing by Titan of all forms, reports, statements and other documents required to be filed with the SEC and the accuracy of the financial reports contained in these filings;

    - the absence of material undisclosed liabilities;

    - the absence of specified changes in Titan's business since September 30, 1999;

    - the absence of material claims, actions, suits, proceedings and specified judgments, decrees and injunctions;

    - the absence of certain business practices of Titan;

    - with respect to Titan's government contracts, the absence of any civil fraud or criminal investigations, suspension and debarment proceedings, contract price adjustments or claims of defective pricing, equitable adjustments, cost disallowances, and notice of contract termination, cure notice or show cause notice;

    - the adoption by Titan's board of directors of a resolution approving the merger agreement and the merger;

    - the absence of brokers utilized by Titan, except as identified in the merger agreement;

    - the validity of and absence of defaults of all material interest rate swaps, caps, floors, option agreements and similar interest rate risk management arrangements;

    - the absence of any action by Titan or any of its affiliates that would cause the merger to fail to qualify as a reorganization under section 368(a) of the Internal Revenue Code, or fail to be treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the regulations and interpretations of the SEC;

    - the absence of material misstatements or omissions in the information furnished by Titan for inclusion in this proxy statement/prospectus; and

    - the ownership of intellectual property, the absence of intellectual property infringement or contests.

BUSINESS AND AGREEMENTS OF AVERSTAR AND TITAN PENDING THE MERGER

    Under the merger agreement, AverStar has agreed to do the following, and has agreed to cause its subsidiaries to do the following, pending the merger:

    - conduct its business in the ordinary course consistent with past practices;

    - use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and employees and maintain its relationships with customers, suppliers, licensors, licensees and others having business dealings with it;

    - use its best efforts to cause all conditions to the obligations of Titan and AverStar under the merger agreement to be satisfied on or before the closing date of the merger;

    - use its best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained; and

    - prepare and file all tax returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws.

    In addition, AverStar has agreed that, except as expressly contemplated by the merger agreement or otherwise consented to by Titan, pending the merger, it will not, among other matters:

    - increase in any manner the compensation or fringe benefits of, or pay any bonus to, any employee (who is not an officer or director) other than in the ordinary course of business consistent with past practices or any director or officer;

    - grant any severance or termination pay except for normal severance practices or under existing agreements in effect on the date of the merger agreement to, or enter into any severance agreement with, any employee (who is not an officer or director) other than in the ordinary course of business consistent with past practices or any director or officer;

    - adopt or amend any employee benefit plan or arrangement, except as may be required to comply with applicable law;

    - pay any benefit not provided for under any employee benefit plan or other arrangement;

    - grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan or other arrangement;

    - take any action to fund or in any other way secure the payment of compensation or benefits under any agreement;

    - promote or fire any director, officer or, other than in the ordinary course of business consistent with past practices, any employee who is not an officer or director;

    - declare, set aside or pay any dividend, or make any other distribution in respect of, outstanding shares of capital stock;

    - redeem, purchase or otherwise reacquire any shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of capital stock, or any options, warrants or conversion or other rights to acquire any shares of capital stock or any such securities or obligations, except in connection with the Stockholders Agreement, dated February 27, 1998, by and among AverStar and its stockholders that are signatories thereto;

    - effect any reorganization, recapitalization, merger or share exchange;

    - split, combine or reclassify any shares of its capital stock;

    - issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

    - issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other encumbrances) of any shares of any class of its capital stock (including treasury shares, but excluding shares issuable upon the exercise of options outstanding on the date of the merger agreement in accordance with their terms on the date thereof), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or amend or otherwise modify such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

    - acquire or agree to acquire by any manner any business or corporation, partnership, association or other business organization or division thereof, or otherwise agree to acquire assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practices);

    - sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any encumbrance or dispose of any of its assets, or agree to do any of the foregoing, except for sales, dispositions, pledges, encumbrances or transfers in the ordinary course of business consistent with past practices;

    - propose or adopt any amendments to its certificate of incorporation, bylaws or other comparable charter or organizational documents;

    - make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, lawsuit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except in either case as may be required by applicable law or generally accepted accounting principles;

    - make or agree to make any new capital expenditures which are not included in AverStar's 2000 capital budget which was furnished to Titan, to the extent that such new capital expenditures exceed in the aggregate $100,000;

    - incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or any warrants or rights to acquire any debt securities of AverStar or any subsidiary of AverStar, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practices;

    - make any loans, advances or capital contributions to, or investments in, any other person other than travel, entertainment, loans for tuition expenses and payroll advances made to employees in the ordinary course of business consistent with past practices;

    - pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payments, discharges or satisfactions, in the ordinary course of business consistent with past practices which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, AverStar's financial statements delivered to Titan or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which it is a party;

    - waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which it is a party, which would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of AverStar and any AverStar subsidiaries, taken as a whole;

    - make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles or a government entity;

    - take any action that is intended or would reasonably be expected to result in any of AverStar's representations and warranties set forth in the merger agreement becoming untrue in any material respect before the effective time of the merger, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

    - take any action or fail to take any action that would reasonably be expected to result in a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of AverStar and any AverStar subsidiaries, taken as a whole, prior to or after the effective time of the merger or that would adversely affect the ability of AverStar or any AverStar subsidiary prior to the effective time of the merger to obtain consents of third parties or approvals of government entities required to consummate the transactions contemplated by the merger agreement; or

    - authorize or commit or agree to do any of the foregoing.

    Titan has agreed that, except as expressly contemplated by the merger agreement or otherwise consented to by AverStar, pending the merger, it will not, among other matters:

    - declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of Titan common stock;

    - repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, Titan or any of its subsidiaries, except for repurchases related to shares owned by employees or former employees of Titan or any of its subsidiaries;

    - except to the extent not otherwise accounted for in the merger agreement, split, combine or reclassify any shares of Titan common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its common stock or other securities;

    - take any action that would, or would be reasonably likely to, prevent the merger from being accounted for as a "pooling of interests" in accordance with generally accepted accounting principles and the rules and regulations of the SEC;

    - take any action that is intended or would reasonably be expected to result in any of Titan's representations and warranties set forth in the merger agreement becoming untrue in any material respect before the effective time of the merger, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

    - take any action that would, or would be reasonably likely to, prevent the merger from qualifying as a reorganization under section 368(a) of the Internal Revenue Code; or

    - agree in writing or otherwise to do any of the foregoing.

    AverStar also has agreed:

    - to mail this proxy statement/prospectus to its stockholders promptly after the registration statement of which it is a part becomes effective;

    - promptly after the registration statement of which this proxy statement/prospectus is a part becomes effective, to duly call, give notice of, convene and hold a meeting of its stockholders in accordance with the Delaware General Corporation Law and AverStar's certificate of incorporation and bylaws for the purpose of obtaining the requisite approval of its stockholders; and

    - to furnish Titan with all information concerning AverStar and the holders of its common stock which may reasonably be requested in connection with the filing of the registration statement of which this proxy statement/prospectus is a part.

    Titan also has agreed:

    - to use its best efforts to cause all conditions to the obligations of Titan and AverStar under the merger agreement to be satisfied on or before the closing date of the merger;

    - to take any action required to be taken by the SEC or the NYSE or under any applicable state securities laws in connection with the issuance of Titan common stock in the merger;

    - to use reasonable efforts to cause the Titan common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, before the effective time of the merger;

    AverStar and Titan have further agreed:

    - to prepare and file with the SEC this proxy statement/prospectus and the registration statement of which it is a part;

    - to use their best efforts to have the registration statement of which this proxy statement/ prospectus is a part declared effective under the Securities Act as promptly as possible after filing;

    - along with V T Acquisition Corp., to complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the Hart-Scott-Rodino Antitrust Improvements Act, and to take all reasonable actions and use all reasonable best efforts to secure approval for the completion of the merger;

    - to notify each other of any representation or warranty made by it in connection with this merger agreement becoming untrue or inaccurate;

    - to use all reasonable efforts to cause each AverStar and Titan affiliate to deliver to the other party a signed affiliate agreement as promptly as practicable, but in no event later than 31 days prior to the merger closing date;

    - to notify each other of the occurrence or non-occurrence of any event which would likely cause any condition to the merger obligations not to be satisfied; and

    - to notify each other of the failure of AverStar, any AverStar subsidiary, Titan or V T Acquisition Corp., as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the merger agreement which would be likely to result in any condition to the obligations of any party to effect the merger and the other transactions contemplated by the merger agreement not to be satisfied.

NON-SOLICITATION AGREEMENT BY AVERSTAR

    AverStar has agreed in the merger agreement that it will not do any of the following pending the merger:

    - initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) the making of an "acquisition proposal," as this term is defined below;

    - enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an acquisition proposal;

    - agree to, approve, recommend or endorse any acquisition proposal;

    - disclose any non-public information relating to AverStar or any AverStar subsidiary or afford access to the properties, books or records of AverStar or any AverStar subsidiary to any person that has made or may reasonably be expected to make a proposal regarding an acquisition proposal or that has advised AverStar that it is or may be interested in making a proposal regarding an acquisition proposal; or

    - authorize or permit any of its subsidiaries or representatives to take any such action.

    AverStar has further agreed to notify Titan of any inquiries or proposals regarding an acquisition proposal received by AverStar or any of its subsidiaries or representatives.

    The merger agreement provides that none of these restrictions will prohibit the AverStar board of directors from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a BONA FIDE acquisition proposal to AverStar if each of the following requirements is satisfied:

    - the board of directors of AverStar determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the board of directors of AverStar to comply with its fiduciary duties to the AverStar stockholders under applicable law;

    - before furnishing information to, or entering into discussions or negotiations with, the person or entity, AverStar provides written notice to Titan of the identity of the person or entity making such acquisition proposal and of its intention to furnish information to, or enter into discussions or negotiations with, such person or entity;

    - AverStar enters into a customary confidentiality agreement with such person or entity;

    - AverStar keeps Titan informed on a timely basis of the status of such negotiations and all material terms and conditions of any agreement and promptly provides Titan with copies of all written inquiries or proposals related to the acquisition proposal; and

    - the acquisition proposal was not solicited in violation of the merger agreement.

    For purposes of the merger agreement, "acquisition proposal" means any of the following involving AverStar or its subsidiaries, other than the transactions contemplated by the merger agreement:

    - any merger, consolidation, share exchange, business combination or other similar transaction;

    - any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the fair market value of the business or assets of AverStar and its subsidiaries, taken as a whole, in a single transaction or series of transactions;

    - any tender offer or exchange offer for outstanding shares of AverStar capital stock or the filing of a registration statement under the Securities Act in connection therewith;

    - any solicitation of proxies in opposition to approval by the AverStar stockholders of the merger;

    - the acquisition by any person, after the date of the merger agreement, of beneficial ownership, or the right to acquire beneficial ownership of, or the formation of any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the then outstanding shares of capital stock of AverStar, or the acquisition by any person or "group" that, as of the date of the merger agreement, beneficially owns 5% or more of the outstanding shares of capital stock of AverStar or beneficial ownership or the right to acquire beneficial ownership of any additional shares of capital stock of AverStar;

    - the adoption by AverStar of a plan of liquidation, the declaration or payment by AverStar of an extraordinary dividend on any of its shares of capital stock or the effectuation by AverStar of a recapitalization or other type of transaction that would involve either a change in AverStar's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock;

    - the repurchase by AverStar or any of its subsidiaries of any shares of AverStar common stock other than pursuant to the Stockholders Agreement, dated February 27, 1998, by and among AverStar and its stockholders who are signatories thereto; or

    - any resolution or agreement to, or public announcement by AverStar or any other person or entity of a proposal, plan or intention to do any of the foregoing.

CONDITIONS TO COMPLETION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION TO COMPLETE THE MERGER. Each party's obligation to complete the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

    - the merger agreement and the merger have been approved by the AverStar stockholders;

    - the registration statement of which this proxy statement/prospectus forms a part has become effective, and no stop order suspending its effectiveness has been issued and no proceedings for that purpose have been initiated or, to the knowledge of Titan or AverStar, threatened by the SEC;

    - no governmental entity or court has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order that prevents or prohibits completion of the merger, so long as Titan and AverStar use their reasonable best efforts to cause any order of this nature to be vacated or lifted; and

    - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated.

    CONDITIONS TO THE OBLIGATIONS OF TITAN AND V T ACQUISITION CORP. TO COMPLETE THE MERGER. The obligations of Titan and V T Acquisition Corp. to complete the merger is subject to the satisfaction or waiver, where permissible, of the following additional conditions:

    - AverStar's representations and warranties in the merger agreement were true and correct when made and, except for representations and warranties made as of a specified date or changes permitted under the merger agreement, are true and correct on and as of the merger closing date;

    - AverStar will have performed or complied in all respects with the agreements and covenants required to be performed or complied with by it on or before the effective date of the merger;

    - Titan has received a legal opinion from AverStar's counsel, dated as of the merger closing date, in a form required by the merger agreement;

    - there will not be pending any enforcement action or similar proceeding by any state or federal governmental entity that is likely to have a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of AverStar and any AverStar subsidiaries, taken as a whole, or, if such action arises in connection with the transactions contemplated by the merger agreement, a material adverse effect on Titan;

    - since December 31, 1999, there will not have occurred a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of AverStar and any AverStar subsidiaries, taken as a whole (or any development that, insofar as reasonably can be foreseen, is reasonably likely to cause such an effect) not disclosed pursuant to AverStar's disclosure letter under the merger agreement;

    - there will not be pending or threatened any suit, action, proceeding or investigation that:

       -- challenges or seeks to prohibit or restrain the completion of the merger,

       -- relates to the merger and seeks to obtain from Titan or any of its subsidiaries damages that may be material to Titan,

       -- seeks to prohibit or limit in any respect Titan's ability to vote, receive dividends or otherwise exercise ownership rights with respect to the stock of the surviving corporation,

       -- materially and adversely affects the right of AverStar, as the surviving corporation of the merger, to own the assets or operate the business of AverStar, or

       -- if adversely determined, could have a material adverse effect on AverStar or Titan;

    - Titan and V T Acquisition Corp. will have procured all consents of third parties and governmental entities required under the merger agreement;

    - the delivery to Titan and AverStar of a letter from AverStar's independent auditors, addressed to Titan and AverStar and dated as of the merger closing date, setting forth a statement that AverStar's independent auditors, after reasonable investigation, are not aware of any fact concerning AverStar or its stockholders or affiliates that could preclude Titan from accounting for the merger as a pooling of interests, such condition to be satisfied by the delivery to Titan and AverStar of a letter from AverStar's independent auditors stating that they concur with AverStar management's conclusion that certain criteria relating to pooling of interests accounting have been met;

    - the delivery to Titan of a letter from Titan's independent public accountants, addressed to Titan and dated as of the merger closing date, setting forth the concurrence of Titan's independent public accountants with Titan's conclusion that Titan may account for the merger as a pooling of interests in accordance with generally accepted accounting principles and the rules, policies and regulations of the SEC;

    - the holders of no more than five percent (5%) of the AverStar common stock will have dissented from and exercised appraisal rights in connection with the merger;

    - Titan has received a legal opinion from its counsel, dated as of the merger closing date, to the effect that the merger will constitute a reorganization under section 368(a) of the Internal Revenue Code;

    - Titan will have received from AverStar two days prior to the merger closing date a certificate of AverStar's chief financial officer of AverStar's estimated net debt as of the merger closing date, prepared on a good faith basis consistent with AverStar's financial statements delivered to Titan under the merger agreement;

    - all of the consulting agreements with and of Westgate Capital Co., Joel N. Levy, Peter M. Schulte and Joel N. Levy/Peter M. Schulte, L.L.C. will have been terminated and all parties to these agreements will have released AverStar (in a form satisfactory to Titan) from any liability as a result of such termination;

    - no approval or adoption or consent of the Titan stockholders with respect to the transactions contemplated by this merger agreement shall be required pursuant to the rules of the NYSE; and

    - AverStar will have prepared and delivered to Titan and V T Acquisition Corp. a certificate signed by its chief financial officer in which AverStar represents and warrants to Titan and V T Acquisition Corp. that AverStar has delivered to Titan and V T Acquisition Corp. a true and complete copy of its 1999 audited financial statements, that such financial statements, including, without limitation, the notes thereto, have been prepared in accordance with the books and records of AverStar and its subsidiaries and fairly present in all material respects the consolidated financial position of AverStar and its subsidiaries at the date thereof and their consolidated results of operations and cash flows for the period indicated, in accordance with generally accepted accounting principles applied throughout the periods involved (except as noted therein).

    CONDITIONS TO THE OBLIGATION OF AVERSTAR TO COMPLETE THE MERGER. The obligation of AverStar to complete the merger is subject to the satisfaction or waiver, where permissible, of the following additional conditions:

    - the representations and warranties of Titan and V T Acquisition Corp. in the merger agreement were true and correct when made and, except for representations and warranties made as of a specified date or changes permitted under the merger agreement, are true and correct on and as of the merger closing date;

    - Titan and V T Acquisition Corp. will have performed or complied in all respects with the agreements and covenants required to be performed or complied with by it on or before the effective date of the merger except for such noncompliance that does not have a material adverse effect on Titan;

    - AverStar has received a legal opinion from Titan's counsel, dated as of the merger closing date, in a form required by the merger agreement;

    - the shares of Titan common stock to be issued in the merger will have been approved for listing on the NYSE, subject to official notice of issuance;

    - AverStar and the AverStar stockholders will have received a legal opinion from AverStar's counsel, dated as of the merger closing date, to the effect that the merger will constitute a reorganization under section 368(a) of the Internal Revenue Code;

    - there will not be pending any enforcement action or similar proceeding by any state or federal governmental entity that is likely to have a material adverse effect on Titan;

    - there will not be pending or threatened any suit, action, proceeding or investigation that:

       -- challenges or seeks to prohibit or restrain the completion of the merger, or

       -- if adversely determined, could have a material adverse effect on Titan; and

    - Titan and V T Acquisition Corp. will have procured all consents of third parties and governmental entities required under the merger agreement.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

    The merger agreement may be terminated at any time prior to the effective time of the merger:

        (1) by mutual written consent of Titan and AverStar;

        (2) by Titan, if any of the conditions precedent to the obligations of Titan to close the merger, other than the conditions relating to the approval of the merger agreement and the merger by the AverStar stockholders or the percentage of dissenting AverStar stockholders, are not satisfied as of the scheduled merger closing date and such failure has not been cured within 20 business days following receipt by AverStar of written notice of such failure, or to the extent permitted by applicable law, such conditions have not been waived in writing by Titan;

        (3) by AverStar, if any of the conditions precedent to the obligations of AverStar to close the merger, other than the condition relating to the approval of the merger agreement and the merger by the AverStar stockholders, are not satisfied as of the scheduled merger closing date and such failure has not been cured within 20 business days following receipt by Titan of written notice of such failure, or to the extent permitted by applicable law, such conditions have not been waived in writing by AverStar;

        (4) by either Titan or AverStar, if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any other federal or state (but not county or municipal) governmental entity preventing or prohibiting consummation of the merger will have been filed or in effect;

        (5) by Titan, if the average Titan stock price is greater than $61.60 per share unless AverStar makes an AverStar floating rate election;

        (6) by AverStar, if the average Titan stock price is less than $39.60 per share unless Titan makes a Titan floating rate election;

        (7) by either Titan or AverStar, if the merger has not occurred on or before September 20, 2000, except that this right to terminate the merger agreement is not available to any party whose failure to fulfill its obligations was the cause of the failure of the merger to occur;

        (8) by Titan, if (i) the AverStar board of directors (a) fails to recommend approval of the merger agreement and the merger, or withdraws or modifies any such recommendation or (b) recommends to the AverStar stockholders approval or acceptance of an "acquisition proposal," or
    (ii) the holders of more than five percent (5%) of the AverStar common stock dissent from and exercise appraisal rights in connection with the merger; or

        (9) by either Titan or AverStar, if the vote of the stockholders of AverStar required by the merger agreement has not been obtained.

    If the merger agreement is terminated for the reasons set forth in paragraph (8) above, or if the merger agreement is terminated for the reasons set forth in paragraph (9) above and at the time of the AverStar stockholder meeting an acquisition proposal from a person other than Titan will have been made and disclosed to the AverStar stockholders, AverStar will be required to pay Titan an amount equal to $2 million within one business day after such termination.

    If the merger agreement is terminated for the reasons set forth in paragraph (8) above, or if the merger agreement is terminated for the reasons set forth in paragraph (9) above and at the time of the AverStar stockholder meeting an acquisition proposal from a person other than Titan will have been made and disclosed to the AverStar stockholders, and AverStar (i) enters into a definitive agreement in connection with an acquisition proposal within nine months after the date of such termination (regardless of when such definitive agreement is consummated) or (ii) consummates an acquisition proposal within nine months after the date of such termination, AverStar will be required to pay Titan, in addition to the amounts set forth in the prior paragraph, an amount equal to $2 million within five business days after the consummation of such definitive agreement or such acquisition proposal, as the case may be.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    WAIVER. At any time before the effective time of the merger, the parties to the merger agreement may agree to do any of the following:

    - extend the time for the performance of any obligation or other act required to be performed under the merger agreement;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered in connection with it; and

    - waive compliance with any of the agreements or conditions contained in the merger agreement.

    AMENDMENT. The merger agreement may be amended by the parties through action authorized by their respective boards of directors at any time before the effective time of the merger. The merger agreement may not be amended except by an instrument in writing signed by the parties.

EXPENSES

    Except as described under "Termination of the Merger Agreement; Termination Fee" above, Titan and AverStar generally will bear their own costs and expenses incurred in connection with the merger agreement, except that if the merger is not completed, Titan and AverStar will each pay one-half the costs (other than attorneys' and auditors' fees) up to $100,000 incurred in:

    - filing the registration statement of which this proxy statement/prospectus forms a part;

    - printing and mailing this proxy statement/prospectus;

    - all SEC and other regulatory filing fees incurred in connection with this proxy statement/ prospectus and the registration statement of which it is a part; and

    - the fees required under the applicable foreign laws, if any, incurred in connection with the transactions contemplated under the merger agreement.

Titan will bear all such costs and expenses in excess of $100,000.

AVERSTAR VOTING AGREEMENT

    AVERSTAR VOTING AGREEMENT. On March 24, 2000, as an essential condition and inducement to Titan and V T Acquisition Corp. entering into the merger agreement, Titan, V T Acquisition Corp. and several AverStar stockholders, referred to as the AverStar Principal Stockholders, entered into a Voting Agreement. Under the Voting Agreement, the AverStar Principal Stockholders have agreed to vote, or cause the record holders of their AverStar securities to vote, the AverStar common stock beneficially owned by them as of March 24, 2000 and any other voting interests in AverStar acquired by them after March 24, 2000 in the following manner:

    - in favor of the merger and adoption of the merger agreement;

    - in favor of other actions contemplated by the merger agreement in connection with any meeting of, or solicitation of consents from, AverStar stockholders where such matters are submitted to a vote of AverStar stockholders;

    - against approval or adoption of any extraordinary transaction (other than the merger) including, without limitation, the sale or transfer of all or substantially all of AverStar's capital stock or assets, a reorganization or liquidation or AverStar or the creation of a new class of AverStar securities;

    - against approval or adoption of resolutions which would have the effect of preventing or materially delaying completion of the merger or AverStar from performing its obligations under the merger agreement; and

    - against any other action which would constitute a material breach of any provision of the merger agreement.


    The AverStar common stock beneficially owned by the AverStar Principal Stockholders represented approximately 31.3% of the AverStar voting common stock outstanding as of May 19, 2000. The AverStar Principal Stockholders consist of the following persons:


    - Michael B. Alexander, AverStar's Chairman and Chief Executive Officer of AverStar;

    - AFH Partners, L.P.;

    - Peter J. Dwyer, AverStar's Chief Financial Officer;

    - Nicholas A. Pettinella;

    - John C. Rennie, AverStar's Vice Chairman;

    - Sigmund H. Goldblum, AverStar's President of Applications Group;

    - Joseph A. Saponaro, AverStar's President and Chief Operating Officer;

    - Peter M. Shulte;

    - Levy Family Partnership; and

    - Bruce A. Burton

    Under the Voting Agreement, each AverStar Principal Stockholder delivered an irrevocable proxy to Titan to vote the AverStar shares of such AverStar Principal Stockholder in favor of the merger, as described under "Irrevocable Proxies" below.

    The AverStar Principal Stockholders have agreed not to take any of the following actions until the effective time of the merger or, if earlier terminated, the termination of the Voting Agreement, and to use their reasonable efforts not to allow any of their representatives to take any of the following actions:

    - initiate, solicit, facilitate or encourage the submission of an acquisition proposal for AverStar;

    - participate in any discussions with respect to an acquisition proposal for AverStar;

    - agree to, approve or recommend or authorize any representative of AverStar to approve or recommend any acquisition proposal for AverStar;

    - execute any proxies or other voting arrangements with respect to AverStar capital stock or rights to acquire AverStar capital stock; or

    - transfer or otherwise dispose of any shares of capital stock beneficially owned by the AverStar Principal Stockholders.

    The Voting Agreement will terminate on the earlier to occur of the effective time of the merger or on the date the merger agreement is validly terminated.

    IRREVOCABLE PROXIES. Under the Voting Agreement, and as a condition and inducement to Titan's entering into the merger agreement, each AverStar Principal Stockholder granted an irrevocable proxy dated March 24, 2000 to Titan, with power of substitution and resubstitution. Under the terms of each proxy, Titan has the authority to vote the AverStar common stock owned by the applicable AverStar Principal Stockholder as of March 24, 2000, together with all other shares of AverStar capital stock the AverStar Principal Stockholder acquires after March 24, 2000, in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. Each proxy authorizes Titan to vote these shares at any meeting of stockholders of AverStar, or in connection with any solicitation of written consents from stockholders of AverStar, called or solicited for the purpose of voting on the merger agreement, the merger and the other actions contemplated by the merger agreement. Each proxy is coupled with an interest and is irrevocable. The proxy and the rights contained in it will terminate upon the termination of the Voting Agreement.

                    THE TITAN CORPORATION AND AVERSTAR, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


    We expect that the merger of Titan and AverStar will be accounted for under the pooling of interests method of accounting, which means that, for accounting and financial reporting purposes, Titan and AverStar will be treated as if they had always been combined. We have presented below unaudited pro forma condensed combined financial data that reflect the pooling of interests method of accounting and are intended to give you a better picture of what the businesses of Titan and AverStar might have looked like if the merger between the two companies had occurred on January 1, 1997, the first day of the first period for which financial information is presented here. We have combined the Titan unaudited pro forma condensed statement of operations data for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 2000 with the AverStar consolidated statements of operations for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 2000 to reflect the proposed merger of Titan and AverStar. Titan and AverStar might have performed differently if they had been combined.



    The unaudited pro forma condensed combined statement of operations data for Titan for the year ended December 31, 1999 assumes that Titan completed the acquisitions of JB Systems, Inc., doing business as Mainsaver, Assist Cornerstone Technologies, Inc. ("Assist") and SFG Technologies, Inc. ("SFG") as of the beginning of such period. The unaudited pro forma condensed combined financial data presented below have been derived from, and should be read in conjunction with, the "The Titan Corporation Unaudited Pro Forma Condensed Combined Financial Information" and related notes herein and the financial statements of Mainsaver, Assist and SFG incorporated by reference herein. You should not rely on the unaudited pro forma condensed combined financial data as being indicative of the results that would have occurred or of the future results that will occur after the merger.



    Unaudited condensed combined balance sheets have been prepared as of December 31, 1999 and March 31, 2000 giving effect to the merger with AverStar as though it had been consummated on those dates.

                    THE TITAN CORPORATION AND AVERSTAR, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            PRO FORMA      PRO
                                                      TITAN                ADJUSTMENTS    FORMA
                                                    PRO FORMA   AVERSTAR    (NOTE 3)     COMBINED
                                                    ---------   --------   -----------   --------
Revenues..........................................  $650,119    $184,336     $     --    $834,455
Costs and expenses:
  Cost of revenues................................   475,377    145,130            --     620,507
  Selling, general and administrative expense.....   120,172     28,919            --     149,091
  Research and development expense................    10,551         --            --      10,551
  Acquisition related charges and other...........   (28,880)       845            --     (28,035)
                                                    --------    --------     --------    --------
    Total costs and expenses......................   577,220    174,894            --     752,114
Operating profit..................................    72,899      9,442            --      82,341
Interest expense..................................   (19,540)    (4,582)           --     (24,122)
Interest income...................................     1,187         --            --       1,187
                                                    --------    --------     --------    --------
Income from continuing operations before income
  taxes...........................................    54,546      4,860            --      59,406
Income tax provision..............................    22,763      2,284            --      25,047
                                                    --------    --------     --------    --------
Income from continuing operations.................  $ 31,783    $ 2,576      $     --    $ 34,359
                                                    ========    ========     ========    ========
Basic earnings per share:
  Income from continuing operations(a)............  $   0.70    $  0.37      $     --    $   0.70
                                                    ========    ========     ========    ========
  Weighted average shares.........................    44,246      6,877        (3,335)(c)   47,788
                                                    ========    ========     ========    ========
Diluted earnings per share:
  Income from continuing operations(a)............  $   0.61    $  0.34      $     --    $   0.63
                                                    ========    ========     ========    ========
  Weighted average shares.........................    51,030      7,500        (3,637)(c)   54,893
                                                    ========    ========     ========    ========


------------------------

Note (a): Calculation of Titan Pro Forma and Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $695.

                    THE TITAN CORPORATION AND AVERSTAR, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            PRO FORMA      PRO
                                                      TITAN                ADJUSTMENTS    FORMA
                                                    PRO FORMA   AVERSTAR    (NOTE 3)     COMBINED
                                                    ---------   --------   -----------   --------
Revenues..........................................  $411,180    $121,056     $    --     $532,236
Costs and expenses:
  Cost of revenues................................   301,888      93,604          --      395,492
  Selling, general and administrative expense.....    66,387      20,581          --       86,968
  Research and development expense................     5,590          --          --        5,590
  Acquisition related charges and other...........     9,891          --          --        9,891
                                                    --------    --------     -------     --------
    Total costs and expenses......................   383,756     114,185          --      497,941
Operating profit..................................    27,424       6,871          --       34,295
Interest expense..................................    (9,295)     (2,269)         --      (11,564)
Interest income...................................       474          --          --          474
                                                    --------    --------     -------     --------
Income from continuing operations before income
  taxes and cumulative effect of change in
  accounting principle............................    18,603       4,602          --       23,205
Income tax provision..............................     7,016       2,168          --        9,184
                                                    --------    --------     -------     --------
Income from continuing operations before
  cumulative effect of change in accounting
  principle.......................................  $ 11,587    $  2,434     $    --     $ 14,021
                                                    ========    ========     =======     ========
Basic earnings per share:
  Income from continuing operations(a)............  $   0.28    $   0.38     $    --     $   0.31
                                                    ========    ========     =======     ========
  Weighted average shares.........................    38,995       6,428      (3,117)(c)   42,306
                                                    ========    ========     =======     ========
Diluted earnings per share:
  Income from continuing operations(a)............  $   0.27    $   0.36     $    --     $   0.30
                                                    ========    ========     =======     ========
  Weighted average shares.........................    40,336       6,847      (3,321)(c)   43,862
                                                    ========    ========     =======     ========


------------------------

Note (a): Calculation of Titan Pro Forma and Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $778.

                    THE TITAN CORPORATION AND AVERSTAR, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             PRO FORMA      PRO
                                                       TITAN                ADJUSTMENTS    FORMA
                                                     PRO FORMA   AVERSTAR    (NOTE 3)     COMBINED
                                                     ---------   --------   -----------   --------
Revenues...........................................  $328,117    $53,646      $    --     $381,763
Costs and expenses:
  Cost of revenues.................................   254,240     41,685           --      295,925
  Selling, general and administrative expense......    47,859     10,403           --       58,262
  Research and development expense.................     7,466         --           --        7,466
  Acquisition related charges and other............     8,510         --           --        8,510
                                                     --------    -------      -------     --------
    Total costs and expenses.......................   318,075     52,088           --      370,163
Operating profit...................................    10,042      1,558           --       11,600
Interest expense...................................    (6,779)    (1,206)          --       (7,985)
Interest income....................................     1,025         --           --        1,025
                                                     --------    -------      -------     --------
Income from continuing operations before income
  taxes............................................     4,288        352           --        4,640
Income tax provision...............................     3,934        154           --        4,088
                                                     --------    -------      -------     --------
Income from continuing operations..................  $    354    $   198      $    --     $    552
                                                     ========    =======      =======     ========
Basic earnings per share:
  Income (loss) from continuing operations(a)......  $  (0.01)   $  0.05      $    --     $  (0.01)
                                                     ========    =======      =======     ========
  Weighted average shares..........................    35,539      3,865       (1,874)(c)   37,530
                                                     ========    =======      =======     ========
Diluted earnings per share:
  Income (loss) from continuing operations(a)......  $  (0.01)   $  0.04      $    --     $  (0.01)
                                                     ========    =======      =======     ========
  Weighted average shares..........................    35,539      4,552       (2,561)(c)   37,530
                                                     ========    =======      =======     ========


------------------------

Note (a): Calculation of Titan Pro Forma and Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $875.

                             THE TITAN CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                             PRO FORMA
                                                                            ADJUSTMENTS   PRO FORMA
                                                       TITAN     AVERSTAR    (NOTE 3)      COMBINED
                                                      --------   --------   -----------   ----------
Revenues............................................  $175,499   $46,167      $    --      $221,666
Costs and expenses:
  Cost of revenues..................................   128,503    36,510           --       165,013
  Selling, general and administrative expense.......    39,224     7,609                     46,833
  Research and development expense..................     2,247        --           --         2,247
  Acquisition related charges and other.............    18,070        --           --        18,070
                                                      --------   -------      -------      --------
    Total costs and expenses........................   188,044    44,119           --       232,163
Operating profit (loss).............................   (12,545)    2,048           --       (10,497)
Interest expense....................................    (5,968)   (1,447)          --        (7,415)
Interest income.....................................       927        --           --           927
                                                      --------   -------      -------      --------
Income (loss) from continuing operations before
  income taxes......................................   (17,586)      601           --       (16,985)
Income tax provision................................    (4,397)      270           --        (4,127)
Income (loss) before minority interest and
  extraordinary loss................................   (13,189)      331           --       (12,858)
Minority interest...................................     1,378        --           --         1,378
                                                      --------   -------      -------      --------
Income (loss) before extraordinary loss.............  $(11,811)  $   331      $    --      $(11,480)
                                                      ========   =======      =======      ========
Basic earnings per share
  Income (loss) before extraordinary loss (a).......  $  (0.25)  $  0.05      $    --      $  (0.23)
                                                      ========   =======      =======      ========
  Weighted average shares...........................    49,600     6,839       (3,317)(c)    53,122
                                                      ========   =======      =======      ========
Diluted earnings per share..........................
  Income (loss) before extraordinary loss (a).......  $  (0.25)  $  0.04      $    --      $  (0.23)
                                                      ========   =======      =======      ========
  Weighted average shares...........................    49,600     7,560       (4,038)(c)    53,122
                                                      ========   =======      =======      ========



Note(a):Calculation of Titan and Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $174.

                    THE TITAN CORPORATION AND AVERSTAR, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                            AS OF DECEMBER 31, 1999


                                 (IN THOUSANDS)


                                                                           PRO FORMA
                                                                          ADJUSTMENTS      PRO FORMA
                                                     TITAN     AVERSTAR    (NOTE 2)        COMBINED
                                                    --------   --------   -----------      ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................  $ 13,364   $    105     $    --        $ 13,469
  Accounts receivable--net........................   220,040     46,948          --         266,988
  Inventories.....................................    15,640         --          --          15,640
  Prepaid expenses and other......................     9,381      2,843          --          12,224
  Deferred income taxes...........................    11,001      1,347       3,480 (a)      15,828
                                                    --------   --------     -------        --------
    Total current assets..........................   269,426     51,243       3,480         324,149
Property and equipment--net.......................    43,269      4,287          --          47,556
Goodwill--net.....................................   210,894     29,212          --         240,106
Other assets......................................    21,753      4,017          --          25,770
Net assets of discontinued operations.............       557         --          --             557
                                                    --------   --------     -------        --------
  Total assets....................................  $545,899   $ 88,759     $ 3,480        $638,138
                                                    ========   ========     =======        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit..................................  $ 10,035   $  8,600     $    --        $ 18,635
  Accounts payable................................    44,760      7,642          --          52,402
  Acquisition debt................................     4,800         --          --           4,800
  Current portion of long-term debt...............     3,791      2,700          --           6,491
  Income taxes payable............................     9,857         --          --           9,857
  Accrued compensation and benefits...............    28,551     10,850          --          39,401
  Other accrued liabilities.......................    53,797      7,795          --          61,592
  Net liabilities of discontinued operations......     7,142         --          --           7,142
                                                    --------   --------     -------        --------
    Total current liabilities.....................   162,733     37,587          --         200,320
                                                    --------   --------     -------        --------
Line of credit....................................   175,187         --          --         175,187
Long-term debt....................................    10,136     45,466      11,600 (a)      67,202
Other non-current liabilities.....................    31,851         --          --          31,851
Minority interest.................................     5,350         --          --           5,350

Redeemable common stock...........................        --      4,961          --           4,961

STOCKHOLDERS' EQUITY:
  Preferred stock:
    Cumulative convertible........................       695         --          --             695
    Series A junior participating.................        --         --          --              --

  Common stock....................................       504          5          34 (b)         543
  Capital in excess of par value..................   147,296     11,665        (635)(b)     158,326
  Deferred compensation...........................      (738)       (53)         --            (791)
  Retained earnings (deficit).....................    15,554    (10,271)     (8,120)(a)      (2,837)
  Cumulative foreign currency translation
    adjustment....................................       (33)        --          --             (33)
  Treasury stock, at cost.........................    (2,636)      (601)        601 (b)      (2,636)
                                                    --------   --------     -------        --------
      Total stockholders' equity..................   160,642        745      (8,120)        153,267
                                                    --------   --------     -------        --------
  Total liabilities and stockholders' equity......  $545,899   $ 88,759     $ 3,480        $638,138
                                                    ========   ========     =======        ========

                    THE TITAN CORPORATION AND AVERSTAR, INC.



                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET



                              AS OF MARCH 31, 2000



                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                PRO FORMA
                                                                               ADJUSTMENTS
                                                          TITAN     AVERSTAR    (NOTE 2)        PRO FORMA
                                                         --------   --------   -----------      ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $ 65,131   $     81     $    --        $ 65,212
  Accounts receivable--net.............................   242,141     53,518          --         295,659
  Inventories..........................................    19,867         --          --          19,867
  Prepaid expenses and other...........................    19,442      1,733          --          21,175
  Deferred income taxes................................    19,422      1,347       3,480 (a)      24,249
                                                         --------   --------     -------        --------
    Total current assets...............................   366,003     56,679       3,480         426,162
Property and equipment--net............................    54,099      4,438          --          58,537
Goodwill--net..........................................   255,084     36,243          --         291,327
Other assets...........................................    33,567      3,858          --          37,425
Net assets of discontinued operations..................       463         --          --             463
                                                         --------   --------     -------        --------
  Total assets.........................................  $709,216   $101,218     $ 3,480        $813,914
                                                         ========   ========     =======        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit.......................................  $  1,000   $ 20,500     $    --        $ 21,500
  Accounts payable.....................................    45,191      9,625          --          54,816
  Acquisition debt.....................................     4,000         --          --           4,000
  Current portion of long-term debt....................     3,609      2,925          --           6,534
  Income taxes payable.................................     1,174         --          --           1,174
  Accrued compensation and benefits....................    30,809     10,152          --          40,961
  Other accrued liabilities............................    54,094      7,555          --          61,649
  Net liabilities of discontinued operations...........     5,692         --          --           5,692
                                                         --------   --------     -------        --------
    Total current liabilities..........................   145,569     50,757          --         196,326
                                                         --------   --------     -------        --------
Line of credit.........................................    99,000         --          --          99,000
Long-term debt.........................................    15,699     44,591      11,600 (a)      71,890
Other non-current liabilities..........................    36,115         --          --          36,115
Company obligated mandatory redeemable preferred
  securities of a subsidiary trust whose sole assets
  are senior subordinated debentures of Titan..........   250,000         --          --         250,000
Minority interest......................................    12,345         --          --          12,345

Redeemable common stock................................        --      4,961          --           4,961

STOCKHOLDERS' EQUITY:
  Preferred stock:
    Cumulative convertible.............................       693         --          --             693
    Series A junior participating......................        --         --          --              --

  Common stock.........................................       506          5          34 (b)         545
  Capital in excess of par value.......................   151,750     11,665        (808)(b)     162,607
  Deferred compensation................................    (2,104)       (47)         --          (2,151)
  Retained earnings (deficit)..........................     1,467     (9,940)     (8,120)(a)     (16,593)
  Cumulative foreign currency translation adjustment...       (30)        --          --             (30)
  Treasury stock, at cost..............................    (1,794)      (774)        774 (b)      (1,794)
                                                         --------   --------     -------        --------
      Total stockholders' equity.......................   150,488        909      (8,120)        143,277
                                                         --------   --------     -------        --------
  Total liabilities and stockholders' equity...........  $709,216   $101,218     $ 3,480        $813,914
                                                         ========   ========     =======        ========

                    THE TITAN CORPORATION AND AVERSTAR, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION


    The unaudited pro forma condensed combined statements of operations combine the unaudited pro forma condensed combined statements of operations for Titan for the years ended December 31, 1999, 1998 and 1997 and the three months ended March 31, 2000 with the historical statements of operations of AverStar for the years ended December 31, 1999, 1998 and 1997 and the three months ended
March 31, 2000.


NOTE 2.  BALANCE SHEET

    (a) Titan estimates that Titan and AverStar will incur direct transaction costs and employee termination costs of approximately $11.6 million associated with the Merger, the direct transaction costs consisting primarily of investment banking, filings with regulatory agencies, accounting, legal, financial printing and other related costs.


    These estimates are preliminary and are therefore subject to change. These costs will be charged to operations as incurred. The unaudited pro forma combined balance sheets give effect to such charges as if they had been incurred as of December 31, 1999 and as of March 31, 2000, but the effect has not been reflected in the unaudited pro forma condensed combined statements of operations as they are nonrecurring in nature.


    The income tax effect of these charges has also been reflected as a pro forma adjustment.


    (b) Titan has eliminated AverStar's treasury stock and reflected the estimated impact to common stock and capital in excess of par value for the estimated Titan shares to be issued.


NOTE 3.  STATEMENTS OF OPERATIONS


    (c) Titan bases the unaudited pro forma combined net income (loss) from continuing operations per common share on the weighted average number of common and equivalent shares of Titan outstanding for each period with an assumed 3,863,000 Titan shares issued for shares of AverStar common stock issued and stock options issued and outstanding. The exchange assumes the sum of transaction value of $205 million plus approximately $3.7 million, which is the sum of the exercise of all vested AverStar options issued and outstanding less one-half of the exercise of all unvested AverStar options issued and outstanding, less estimated net debt of approximately $61 million the sum of which is multiplied by .90, then divided by an assumed Titan average stock price of $34.39 per share, the trailing ten-day average assuming a close date of May 19, 2000. The assumed Titan shares to be issued equals an approximate .5150 exchange ratio (calculated as the quotient of the 3,863,000 Titan shares to be issued divided by the total diluted outstanding AverStar shares of 7,500,000 as of December 31, 1999) per AverStar share outstanding as of December 31, 1999. The estimated exchange ratio calculated using the total AverStar outstanding shares and options as of May 19, 2000 of 8,214,000, assuming 3,863,000 of Titan shares issued is approximately .470195.


    The effect of the estimated direct transaction costs are not reflected in the pro forma condensed combined statements of operations included herein. These costs will be charged to operations in the period in which they are incurred, which is estimated to be in the quarter ended June 30, 2000.

                             THE TITAN CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


    The accompanying unaudited pro forma condensed combined financial statements should be read in conjunction with the notes to consolidated financial statements contained in Titan's Annual Report on Form 10-K/A for the year ended December 31, 1999, the notes to the financial statements of JB Systems, Inc. (d.b.a. "Mainsaver"), Assist Cornerstone Technologies, Inc. ("Assist") and SFG Technologies, Inc. ("SFG Technologies") incorporated by reference herein. Mainsaver, Assist and SFG Technologies are collectively referred to hereinafter as the "acquired companies."



    The following unaudited pro forma condensed combined statements of operations have been prepared to illustrate the estimated effects of the acquisitions of the acquired companies, for the year ended December 31, 1999. The operating results of Mainsaver, Assist and SFG Technologies from their respective dates of acquisition through December 31, 1999 are included in Titan's operating results for the year ended December 31, 1999. The unaudited pro forma condensed combined statements of operations for 1999 combine Titan's revenues and expenses for the year ended December 31, 1999 with the acquired companies' revenues and expenses from January 1, 1999 through their respective dates of acquisition in November and December 1999.



    The unaudited pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable in the circumstances. The unaudited pro forma condensed combined statements of operations include the recurring items which are directly attributable to acquisitions, such as amortization of additional goodwill, increase in interest expense and the related tax effects thereof. The unaudited pro forma condensed combined statements of operations give effect to the acquisitions of the acquired companies as if they had occurred on January 1, 1999. The unaudited pro forma condensed combined statements do not purport to represent what Titan's financial position or results of operations would actually have been if the acquisitions in fact had occurred on the date or at the beginning of the periods indicated, nor do they purport to project our financial position or results of operations for any future date or period.

                             THE TITAN CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                               PRO FORMA
                                                                                              ADJUSTMENTS   PRO FORMA
                                                  TITAN     MAINSAVER    ASSIST      SFG       (NOTE 4)     COMBINED
                                                 --------   ---------   --------   --------   -----------   ---------
REVENUES                                         $624,803    $ 6,698    $11,869     $6,749      $    --     $650,119

Costs and expenses:
  Cost of revenues.............................   465,929      1,835      6,265      1,348           --      475,377
  Selling, general and administrative
    expense....................................   102,960      5,526      5,915      3,234        2,537(b)   120,172
  Research and development expense.............     6,690      1,004        612      2,245           --       10,551
  Acquisition related charges and other........   (28,880)        --         --         --           --      (28,880)
                                                 --------    -------    -------     ------      -------     --------
    Total costs and expenses...................   546,699      8,365     12,792      6,827        2,537      577,220
                                                 --------    -------    -------     ------      -------     --------
Operating profit (loss)........................    78,104     (1,667)      (923)       (78)      (2,537)      72,899
Interest expense...............................   (14,125)      (383)      (454)      (337)      (4,241)(c)  (19,540)
Interest income................................     1,187         --         --         --           --        1,187
                                                 --------    -------    -------     ------      -------     --------
Income (loss) from continuing operations before
  income taxes.................................    65,166     (2,050)    (1,377)      (415)      (6,778)      54,546
Income tax provision (benefit).................    24,385         --       (138)        --       (1,484)(d)   22,763
                                                 --------    -------    -------     ------      -------     --------
Income (loss) from continuing operations.......  $ 40,781    $(2,050)   $(1,239)    $ (415)     $(5,294)    $ 31,783
                                                 ========    =======    =======     ======      =======     ========
Basic earnings per share:
  Income from continuing operations(a).........  $   0.91    $    --    $    --     $   --      $    --     $   0.70
                                                 ========    =======    =======     ======      =======     ========
  Weighted average shares......................    44,246         --         --         --           --       44,246
                                                 ========    =======    =======     ======      =======     ========
Diluted earnings per share:
  Income from continuing operations(a).........  $   0.80    $    --    $    --     $   --      $    --     $   0.61
                                                 ========    =======    =======     ======      =======     ========
  Weighted average shares......................    51,030         --         --         --           --       51,030
                                                 ========    =======    =======     ======      =======     ========


Note (a): Calculation of Titan and Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $695.

                             THE TITAN CORPORATION

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL


    Cayenta, Inc. ("Cayenta"), a majority owned subsidiary of The Titan Corporation ("Titan"), acquired substantially all of the assets and liabilities of Transnational Partners in January 1999. Thereafter, Cayenta acquired Mainsaver in November 1999, and Assist and SFG Technologies in December 1999. (See Note 3--The Acquired Companies).


2. BASIS OF PRESENTATION


    The accompanying unaudited pro forma condensed combined financial statements are based on adjustments to Titan's historical consolidated financial statements to give effect to the acquisitions described in Note 3 below. The pro forma combined statements of operations assume the acquisitions were consummated as of the beginning of the periods presented. The pro forma combined statements of operations are not necessarily indicative of results that would have occurred if the acquisitions had been consummated as of the beginning of the periods presented or the results that may be attained in the future.



    Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the SEC. The pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Titan and the historical financial statements of the acquired companies.



    The information in the unaudited pro forma combined statements of operations for the year ended December 31, 1999 was derived from (i) the audited statements of operations of Titan, and each of the acquired companies for the year ended December 31, 1999, and Mainsaver, Assist and SFG Technologies from January 1, 1999 through the respective dates of acquisition in November and December 1999.


    The financial statements of SFG Technologies are translated from Canadian dollars to U.S. dollars based on the end of the period exchange rate for balance sheet items and average for the period rates for statement of operations data. There are no significant differences between U.S. and Canadian generally accepted accounting principles relative to SFG Technologies.

3. ACQUISITIONS

    All acquisitions were accounted for as purchases. Accordingly the operating results are reflected in the consolidated results of Cayenta from the date of acquisition. Summary information on the acquisitions follows:

THE ACQUIRED COMPANIES


    TRANSNATIONAL PARTNERS. In January 1999, Cayenta acquired substantially all of the assets of Transnational Partners, an enterprise application integration consulting company. Cayenta acquired these assets for an initial installment of $7 million in cash and 2,345,000 shares of Cayenta's convertible stock. Cayenta paid an additional $2.8 million note that was issued as part of its acquisition of Transnational Partners, plus 7% interest thereon, in February 2000.


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
                             THE TITAN CORPORATION

     NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. ACQUISITIONS (CONTINUED)
    MAINSAVER. In November 1999, Cayenta acquired Mainsaver, an enterprise asset management company. Cayenta acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 was due in March 2000 and $3.0 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.


    ASSIST CORNERSTONE. In December 1999, Cayenta acquired Assist, an e-commerce solutions and software company. Cayenta acquired Assist for 516,458 shares of its Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million was due and paid in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately
$3.2 million to retire outstanding indebtedness of Assist and redeem all of its outstanding redeemable preferred stock.


    SFG TECHNOLOGIES. In December 1999, Cayenta acquired SFG Technologies, a solutions and software provider focusing on revenue cycle services for the utility industry. Cayenta acquired SFG Technologies for $11.6 million in cash, less a $2.0 million holdback. Of the $2.0 million holdback placed into escrow at the closing, approximately $0.4 million was paid in March 2000, $0.1 million was offset against post closing adjustments in March 2000 and $1.5 million is due in June 2001, after satisfaction of certain working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately
$3.1 million to retire outstanding indebtedness of SFG Technologies.


    Acquisition costs related to the acquired companies approximated $5.1 million, which includes approximately $2.1 million of estimated fair value assigned to 495,800 warrants granted to an investment advisor for certain advisory services performed in connection with these acquisitions. Goodwill related to these acquisitions amounted to approximately $55.8 million and is being amortized over their estimated useful lives.


4. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS


    The following pro forma adjustments have been made to the historical condensed consolidated statements of operations as if the acquisitions of the acquired companies were consummated at January 1, 1999



    STATEMENTS OF OPERATIONS


    Acquisitions:


        (b) To reflect incremental amortization of goodwill related to the purchase of Mainsaver, Assist and SFG Technologies.


        (c) To reflect incremental interest expense on advances under Titan's line of credit to fund the cash portion of the purchase prices of the purchases of Mainsaver, Assist and SFG Technologies and to reflect interest expense related to holdback amounts for the Mainsaver, Assist and SFG Technologies acquisitions.


        (d) To reflect (i) the change in income taxes related to pro forma adjustments.


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
                            INFORMATION ABOUT TITAN

GENERAL


    Titan is a leading diversified technology company that provides information technology, communications, and electron beam food pasteurization and medical product sterilization systems and services. Through extensive government-funded contract and research and development activities since 1981 under contracts totaling in excess of $2 billion, Titan has accumulated a broad portfolio of technologies, intellectual property and expertise from which Titan has developed many of its commercial businesses. The core technologies supporting the SureBeam and Titan Wireless segments were derived from technologies originally developed for government applications. Titan believes that its government-funded contract and research and development activities enhance its technical expertise with sophisticated technologies and facilitate its ability to develop commercial applications. Titan funds the development of commercial technologies from its technology base both internally as well as in conjunction with partners. In 1997, for example, Titan contributed the core technology to form IPivot, Inc., a company which designs and manufactures Internet commerce equipment that improves the performance of server farms, web sites and software applications. In November 1999, Titan received approximately $42 million in cash for its 8.1% equity interest when IPivot was acquired by Intel Corporation. Titan plans to continue building its technology portfolio, identifying commercial applications and entering into strategic relationships to further its growth.


    Titan has organized its business into five segments that reflect the specific markets and industries in which Titan operates:


SEGMENT                                      SEGMENT DESCRIPTION
-------                         ---------------------------------------------
Titan........................   Information technology and communications
                                solutions for defense, intelligence, and
                                other U.S. and allied government agencies

Cayenta......................   Total services provider of comprehensive
                                information technology solutions for its
                                customers' business functions, including
                                e-business, finance, accounting, customer
                                billing and collection, contract management,
                                supply chain integration and enterprise asset
                                management

SureBeam.....................   Electron beam food pasteurization and medical
                                product sterilization systems and services

Titan Wireless...............   Satellite communication systems and services
                                which support telephony in developing
                                countries

Emerging Technologies and       Development of commercial applications for
Businesses...................   technologies created by Titan's other
                                business segments through
                                government-sponsored research and development
                                programs


    Each of Titan's segments has a management team with significant relevant experience in the segment's particular business and market area. Consistent with its strategy of aligning management motivation with stockholder interests, each of Titan's segments other than Emerging Technologies, which is not a separate subsidiary, has its own key employee stock option plan to foster an entrepreneurial environment.

    Titan believes that the markets in which it operates are large and growing:


SEGMENT                                     TARGET MARKET PROFILE
-------                         ---------------------------------------------
Titan Systems................   The U.S. government is among the largest
                                buyers of information technology systems and
                                services in the world. According to the
                                Government Electronic Industries Alliance,
                                the U.S. government's information technology
                                budget for its fiscal year 2000 is expected
                                to be approximately $34 billion. In a
                                statement to the House Committee on National
                                Security, Secretary of Defense William S.
                                Cohen stated that the defense budget will
                                emphasize advanced information technologies
                                related to Command, Control, Communications,
                                Computers, Intelligence, Surveillance and
                                Reconnaissance, or CAISR. Titan Systems
                                provides a full range of CAISR capabilities.

Cayenta......................   Forrester Research projects that the market
                                for business to business e-business will grow
                                from $43 billion in 1998 to $1.3 trillion in
                                2003. In addition, International Data
                                Corporation estimates that the worldwide
                                market for consulting, design, systems
                                integration, support, management and
                                outsourcing services associated with the
                                development, deployment and management of
                                Internet sites will grow at a five year
                                compounded annual growth rate of 59% from
                                $7.8 billion 1998 to $78.5 billion in 2003.

SureBeam.....................   With 75.4 billion pounds of meat, including
                                beef, pork and poultry, produced in the
                                United States in 1999, SureBeam estimates
                                that the market for food pasteurization
                                systems and services could develop to be in
                                excess of $3.0 billion annually if irradiated
                                foods gain consumer acceptance. If such
                                consumer acceptance occurs, SureBeam believes
                                that meat producers will initially elect to
                                pasteurize a portion of their ground beef and
                                poultry production. According to a market
                                research report, the global market for
                                sterilization services for medical products
                                was approximately $368 million in 1999.

Titan Wireless...............   In Titan's targeted markets, telephone
                                availability is relatively low. In 1998,
                                according to the International
                                Telecommunication Union, countries in Titan's
                                targeted markets, which represent
                                approximately one-third of the world's
                                population, had fewer than two subscriber
                                lines per 100 inhabitants compared to 66.13
                                in the United States.


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
RECENT DEVELOPMENTS

    ACQUISITIONS BY TITAN SYSTEMS. On June 9, 1999, Titan Systems acquired System Resources Corporation, an information technology government contractor, through a stock purchase for a purchase price of $35 million, subject to certain post-closing adjustments, consisting of $33 million in cash paid at closing, less a $500,000 holdback, and $2 million in promissory notes which bear interest at 7% per annum and become fully payable on June 9, 2000. In addition, Titan agreed to pay the System Resources stockholders one-half of approximately
$1.5 million in System Resources receivables aged more than 720 days to the extent that any of those receivables are collected within the two year period following the closing date. The transaction was accounted for as a purchase.

    On July 22, 1999, Titan Systems acquired all of the outstanding stock of Atlantic Aerospace Electronics Corporation, a defense and commercial technology and systems company which focuses on applied research and development in information technologies, for cash of approximately $18 million, subject to certain post-closing adjustments, plus potential payments of up to $3 million contingent upon certain future contract awards. The transaction was accounted for as a purchase.


    On February 25, 2000, Titan completed a merger with Advanced Communication Systems, Inc., a government information technology services company, in a stock-for-stock transaction. Titan issued approximately 5,082,000 shares of Titan common stock for all the outstanding shares of Advanced Communication Systems, Inc. and assumed Advanced Communication Systems, Inc. stock options representing approximately 263,000 shares of Titan common stock, based on an exchange ratio of approximately .57 shares of Titan common stock for each share of Advanced Communication Systems, Inc. common stock. The merger constituted a tax-free reorganization and was accounted for as a pooling of interests.


    On March 24, 2000, Titan acquired all the outstanding stock of Pulse Engineering ("Pulse") for a purchase price of approximately $27.4 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $1 million holdback and a $2 million deferred payment. The holdback is due approximately 90 days from the closing date and the deferred payment is due one year from the closing date. Pulse provides highly specialized security and signal intelligence systems and services to the intelligence community. The transaction was accounted for as a purchase.


    On March 30, 2000, Titan acquired all of the stock of LinCom Corporation, ("LinCom") for a purchase price of approximately $23 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $1 million holdback and a $2 million promissory note. The $1 million holdback is due approximately 60 days after the closing date, and the $2 million note is due one year after the closing date and accrues interest at 7%. LinCom is a developer of wireless communications and information systems for both commercial and government customers. The transaction was accounted for as a purchase.


    ACQUISITIONS BY CAYENTA. On January 1, 1999, Cayenta acquired substantially all of the assets of Transnational Partners II, LLC, an enterprise application integration consulting company. Cayenta acquired these assets for an initial installment of $7 million in cash and 2,345,000 shares of Cayenta's convertible preferred stock. Cayenta paid an additional $2.8 million note that was issued as part of its acquisition of Transnational Partners, plus 7% interest on the note, in February 2000.

    On November 2, 1999, Cayenta acquired JB Systems, Inc., an enterprise asset management company doing business under the name Mainsaver. Cayenta acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 was due in March 2000 and $3 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

    On December 7, 1999, Cayenta acquired Assist Cornerstone
Technologies, Inc., ("Assist") an e-commerce solutions and software company. Cayenta acquired Assist for 516,458 shares of its Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million was due and paid in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.2 million to retire outstanding indebtedness of Assist and redeem all of its outstanding redeemable preferred stock.

    On December 23, 1999, Cayenta acquired SFG Technologies, Inc., ("SFG Technologies") solutions and software provider focusing on revenue cycle services for the utility industry. Cayenta acquired SFG Technologies for $11.6 million in cash, less a $2.0 million holdback. Of the $2.0 million holdback placed into escrow at the closing, $0.4 million was paid in March 2000, $0.1 million was offset against post-closing adjustments in March 2000 and $1.5 million is due in June 2001, after satisfaction of certain working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies.

    Each of Cayenta's acquisitions was accounted for using the purchase method.

                           INFORMATION ABOUT AVERSTAR

GENERAL

    AverStar provides information technology, or IT, services and software products for the mission-critical systems of a significant number of civilian and defense agencies of the United States government.

    AverStar provides an integrated offering of services and products in three areas of IT:

    - IT ASSURANCE. AverStar provides independent analysis, testing and verification of critical information systems under development or being upgraded. AverStar also provides security for customers' information systems.

    - IT DEVELOPMENT. AverStar offers a full range of software and systems development services for customer-specific applications and Internet applications.

    - IT OPERATIONS. AverStar manages and operates information system networks and data centers at our customers' facilities.

    AverStar provides IT assurance services for many of the United States government's mission-critical systems. Our key IT assurance contracts include NASA's space shuttle, space station and ground systems, the Health Care Finance Administration's Medicare transactions system and the United States Postal Service's automation systems.


    AverStar's current business and operations result from a series of strategic acquisitions of well established IT companies, executed by its current management team. In February 1998, AverStar was formed to combine the businesses of Intermetrics, Inc. and Pacer Infotec, Inc. Previously, Pacer acquired Infotec Development, Inc. in July 1996. Founded in 1969, Intermetrics brought AverStar expertise in IT assurance and IT development services for United States civilian and defense agencies and for commercial organizations. Founded in 1968, Pacer broadened AverStar's base of contracts for IT assurance and IT development services for United States defense and civilian agencies. In March 1999, AverStar acquired Computer Based Systems, Inc. Founded in 1978, CBSI strengthened AverStar's IT operations services and broadened AverStar's customer base among civilian agencies of the federal government. In March 2000, AverStar acquired MJR for $9.6 million in cash, plus a maximum contingent future consideration of $3.75 million based on MJR's year 2000 financial results. MJR is an IT service company supporting New York city area clients, primarily in the financial services industry.


AVERSTAR'S SERVICES AND PRODUCTS

    AverStar provides its customers with an integrated offering of services and products in three areas: IT assurance, IT development and IT operations. Through these offerings, AverStar is able to support customers during all or any particular phase of the life cycle of an information system.

IT ASSURANCE

    AverStar's IT assurance services include the independent analysis, review, testing, verification and validation of information systems under development or being upgraded. Customers increasingly view more of their information systems as being critical to their operations. This growth in the number of critical systems, which must operate correctly and be delivered within schedule and cost constraints, has increased the market demand for our IT assurance services.

    AverStar provides the following types of IT assurance services:

    SYSTEMS ASSURANCE. AverStar's systems assurance services involve independent assessment of the specification, design, implementation and testing of information systems being developed for our customers. AverStar focuses on early detection of problems so that cost-effective corrections can be made early in the development cycle. AverStar also evaluates the processes and tools being used by the systems developer and provide oversight in tracking the customer's schedule and budget. AverStar's systems assurance methodologies, tools and services verify its customers' information systems and provide them with comprehensive technical reports detailing any and all tracking and reporting problems.

    INFORMATION ASSURANCE. AverStar's information assurance services include providing customers with security risk assessments, security policy and architecture design, and certification and accreditation of IT systems. AverStar's solutions help customers automate highly secure transmissions of data across communications networks. With more information systems migrating to Internet and Intranet applications, the potential threat from computer viruses and computer hackers increases the demand for these services. AverStar also offers products that provide customers with the ability to control a user's access to network systems in a multi-level, secure environment.

    COMPLIANCE ASSESSMENTS. Customers retain AverStar to determine whether a specific component of an information system complies with their specifications. The scope of AverStar's compliance assessment services may vary from assessing the readiness of software for operational implementation, to assessing the process, cost and schedule for an information system upgrade.

IT DEVELOPMENT

    AverStar's IT development services include specification and design, coding and implementation, system integration, testing and verification, training and operational deployment of IT systems. AverStar uses both its proprietary and commercially available tools, together with well established procedures, to develop and implement IT systems. AverStar's many years of experience in performing IT assurance services on major systems provide it with a competitive advantage as an IT developer through the use of processes that avoid common development problems and through the utilization of project management disciplines to control the cost, schedule and performance of our projects. AverStar's IT development services specialize in the following:

    MISSION APPLICATIONS. Mission applications involve developing and maintaining software and systems to support customer-specific programs or operations.

    ELECTRONIC BUSINESS. Applications for electronic business involve enabling legacy systems for web-based access and building new Internet and intranet applications for government and commercial customers.

IT OPERATIONS

    AverStar's IT operations include network and desktop operations and complete data center operations at its customers' facilities. AverStar installs, maintains and supports its customers' network and desktop operations. AverStar's data center operations include software development, data collection and input, database archives, report generation and hardware maintenance. AverStar also supports customers in incorporating new technologies and requirements into their operations. As a provider of end-to-end services for these operations, AverStar frequently calls upon its expertise in IT assurance and IT development to fulfill particular requirements of an IT operations contract.

    AverStar recently expanded its IT operations services through the acquisition of CBSI, a company that has significant expertise in providing IT operations services to several civilian agencies of the federal government.

AVERSTAR'S MARKETS AND CUSTOMERS

    AverStar's primary customers are agencies of the United States government. AverStar's ten largest contracts by revenues are all with United States government agencies and accounted for approximately 49% of AverStar's 1999 pro forma revenues. In 1999, the United States Navy accounted for approximately 12% of AverStar's pro forma revenues and NASA accounted for approximately 12% of AverStar's pro forma revenues. These revenues are the result of various contracts awarded by several procurement offices within these agencies. AverStar's experience has indicated that particular contracts are subject to the discretion of each procurement office. Of the 20 government agencies with the largest IT budgets for the government's 1999 fiscal year, AverStar has contracts with 16. The breadth of AverStar's government contract base and service offerings provides it with less dependence on any one agency and more opportunities to sell additional services to AverStar's customers.

CONTRACTS

GOVERNMENT CONTRACTS

    Typically, the government purchases AverStar's IT services and products through one of the following contract vehicles: single-agency contracts, multiple award contracts, government wide acquisition contracts, or GWACs, or Government Services Agency Schedule contracts. A single agency contract is awarded by one government agency to one or more IT service providers to perform a specific task. Multiple award contracts, GWACs and Government Services Agency Schedule contracts permit government agencies to purchase IT services and products at pre-approved prices, terms and conditions without any additional competitive bidding. Multiple award contracts and GWACs are awarded by one government agency to several IT service providers. Government Services Agency Schedule contracts are awarded by one government agency to one IT service provider, covering multiple services and products. Even government agencies that are not parties to the contract may purchase IT services and products through any GWAC or Government Services Agency Schedule contract. The term of AverStar's current Government Services Agency Schedule contract expires in September 2002.

    AverStar has several multi-year contracts with United States government agencies, typically for three to five years. These contracts require AverStar to provide a broad range of requested services. AverStar receives specific assignments under a given contract through the issuance by the government of task orders. Task orders describe the specific assignment, the number of employees allocated to the assignment and the estimated cost, fee and travel allocated to the assignment.

    AverStar serves as the prime contractor on a majority of AverStar's contracts. Prime contracts accounted for approximately 76% of AverStar's 1999 pro forma revenues. AverStar believes that its position as prime contractor allows it to develop closer relationships with its customers, to control the quality of services and products delivered to the customer and to expand its customer relationships.

COMMERCIAL CONTRACTS

    Typically, commercial contracts require AverStar to complete a specific task or provide a defined range of services and support. Payments are usually made incrementally during the performance of each specific work assignment. Currently, AverStar is working to expand its customer base and increase the sales of AverStar's products and services in the commercial IT market. Most of AverStar's existing commercial contracts are time and materials contracts.

BACKLOG

    Backlog represents AverStar's management's estimate of AverStar's aggregate realizable revenues over the term of all of AverStar's contracts, including any option periods. However, backlog is not necessarily indicative of future revenues. AverStar's contract backlog was approximately $350 million as of December 31, 1999. AverStar's backlog is composed of:

    - Customer authorized contract values for which the customer has set aside, appropriated or committed funds for specifically identified services, products, tasks or delivery orders; and

    - AverStar's management's estimate, based on AverStar's past experience and long-term relationships with many of AverStar's customers, of the realizable contract values for all expected future services, products, tasks or delivery orders under AverStar's commercial contracts and single agency, Government Service Administration schedule, multiple award and government-wide acquisition contracts, for which funds have not yet been set aside, appropriated or committed, even if AverStar's customer is not obligated to request any services under a contract.

    The actual timing of AverStar's receipt of revenues, if any, on projects included in its backlog could change because many factors affect the scheduling of projects. In addition, cancellations or adjustments to contracts may occur. AverStar's backlog is subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, virtually all of AverStar's backlog represents contracts with the United States government which may be terminated at any time for any reason.

COMPETITION

    AverStar experiences significant competition in all areas of its business. In general, the markets in which AverStar competes are not dominated by a single company or a small number of companies. Rather, a large number of companies offer services that overlap and are competitive with AverStar's services and products. However, AverStar competes regularly with approximately seven different competitors in its IT assurance service offerings, 18 in its IT development service offerings and six in its IT operation service offerings.

    AverStar believes that the principal competitive factors in its business are technical understanding, management capability, past contract performance, personnel qualifications and price. While AverStar has considerable experience, there are many other contractors that have comparable skills. Many of AverStar's competitors are significantly larger and have greater financial resources than AverStar does. In addition, many of AverStar's competitors have significantly more experience in the commercial IT market than AverStar does.

PROPRIETARY INFORMATION

    Although much of AverStar's work is performed for the United States government, wherever possible AverStar attempts to retain proprietary rights in its products. AverStar relies on copyright, patent and trade secret laws and internal non-disclosure safeguards, as well as restrictions incorporated into software product license agreements and other contractual provisions to protect its proprietary rights. However, AverStar does not have any patents, trademarks or licenses that are material to its business. In addition, AverStar's efforts to protect its proprietary rights may not prevent the unauthorized disclosure or use of AverStar's technical knowledge, practices or procedures, or prevent others from independently developing similar knowledge, practices or procedures. Further, the government may acquire proprietary rights to software programs and other products that AverStar develops while performing services under government contracts. The government may disclose this information to others, including AverStar's competitors. Disclosure or loss of control over AverStar's proprietary information could have a material adverse effect on AverStar's business, financial condition and results of operations.

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
EMPLOYEES

    As of December 31, 1999, AverStar had a total of 1,713 employees, consisting of 1,557 full-time and 156 part-time or temporary employees. Of AverStar's total full-time employees, approximately 1,420 are in engineering, technical and technical support positions, 109 are in general and administrative positions and 28 are in sales and marketing positions. None of AverStar's employees are covered by a collective bargaining agreement.

    AverStar has several full-time employees dedicated to recruiting technical and administrative professionals and managing its human resources. As part of AverStar's retention efforts, AverStar seeks to minimize turnover by emphasizing its reputation, the nature of its work, its work environment, its encouragement of technical publications, its participation in professional societies and its competitive compensation packages.

REGULATORY MATTERS

    United States government contracts are subject to the Federal Acquisition Regulations, or FAR, and other agency FAR supplements. Major United States government contracts are also subject to the Truth in Negotiations Act, or TIN Act, and Cost Accounting Standards, or CAS. Among other procurement regulations, the FAR contains the cost principles for setting contract prices while the TIN Act requires AverStar to provide current, accurate and complete cost or pricing data in connection with the negotiation of a contract. CAS requires consistency of accounting practices over time and compliance with specific cost accounting criteria.

    To the extent that a company fails to comply with procurement requirements, the United States government may adjust contract prices. Additionally, changes in cost accounting practices are subject to a required procedure for negotiation of the cost of the change. The United States government is protected from paying increased costs resulting from accounting changes. Finally, the United States government has the right to audit contractors for three years after final payment. Accordingly, Averstar's revenues from United States government contracts are subject to adjustment.

    United States law and regulations restrict and regulate the export of technology as well as goods and commodities provided by United States businesses to controlled foreign subsidiaries and affiliates. AverStar is subject to regulations applicable to its technology that is sold to non-United States customers.

LEGAL PROCEEDINGS

    AverStar is not involved in any material litigation.

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
AVERSTAR'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS

    OVERVIEW. AverStar provides IT services and products to the United States government and to commercial companies. Through both internal growth and a series of acquisitions, AverStar has increased its revenues from $53.3 million for the fiscal period ended February 28, 1997 to $195 million in pro forma revenues for the fiscal period ended December 31, 1999. AverStar's growth has resulted in a broader base of long-term contracts and a more diverse group of established customers.

    AverStar is the result of a series of strategic acquisitions executed by AverStar's current management. In February 1998, AverStar combined the businesses of Intermetrics and Pacer. In March 1999, AverStar acquired CBSI for $26 million in cash, $25 million of which was paid to the former CBSI stockholders at the closing and $1 million of which will be paid ratably over the next five years. In March 2000, AverStar acquired MJR for $9.6 million in cash, plus a maximum contingent future consideration of $3.75 million based on MJR's year 2000 financial results. All three transactions were accounted for as purchases. During 1997, AverStar changed its fiscal year to a December 31 year-end in anticipation of the merger with Pacer. As a result, the fiscal period ended December 31, 1997 is a ten-month period.

    A substantial portion of AverStar's revenues are derived from contracts with the United States government. Approximately 91% of AverStar's pro forma revenues in the fiscal period ended December 31, 1999, were derived from government contracts, either directly with government customers or indirectly through government prime contractors.

    AverStar enters into three types of contracts: cost-reimbursable, time-and-materials and fixed-price contracts. Of AverStar's total pro forma revenues for 1999, cost-reimbursable contracts represented approximately 41%, time-and-materials contracts approximately 49% and fixed-price and licensing contracts approximately 10%. Cost-reimbursable contracts provide for the reimbursement of costs plus the payment of a fixed fee. Under time-and-materials contracts, AverStar is reimbursed for labor hours at negotiated hourly billing rates and reimbursed for travel and other direct expenses at actual cost plus applied indirect, general and administrative expenses. Under fixed-price contracts, AverStar agrees to perform an assignment for a fixed price and, accordingly, realize a benefit or detriment to the extent that our actual cost of performing the work differs from the negotiated price.

    AverStar assumes greater financial risk on fixed-price contracts than on either time-and-materials or cost-reimbursable contracts. AverStar believes that an increasing percentage of its contracts will be time and materials contracts as its commercial business increases and as the government increases its procurement under AverStar's GSA Schedule and GWAC's. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce AverStar's profits or cause AverStar to suffer a loss. If AverStar is successful in providing its services at a reduced cost, however, AverStar expects that fixed-price contracts will result in greater profitability. In addition, greater risks are involved under time-and-materials contracts than under cost-reimbursement contracts because AverStar assumes the responsibility for the delivery of specified skills at a fixed hourly rate. AverStar's management believes that adequate reserves for its fixed-price and time-and-materials contracts are reflected in its financial statements.

    AverStar recognizes revenues on government and commercial contracts under the percentage-of-completion method. This method involves a periodic assessment of the estimated total cost to complete each contract. The percentage-of-completion method is determined by relating the actual costs incurred to date to the estimated total costs at completion. The cumulative effects resulting from revisions of estimated total costs and revenues are recorded in the period in which the facts requiring revisions become known. When a loss is anticipated on a contract, the full amount of the anticipated loss is provided for at that time.

    Revenues from standard software products are recognized upon shipment in accordance with Statement of Position 97-2, "Software Revenue Recognition," as amended by the Statement of Position 98-4. Revenues from maintenance agreements are deferred and amortized over the life of the maintenance agreements. AverStar's royalty income is derived from licensing agreements that AverStar has with commercial companies. Typically, the amount of AverStar's royalty income is based on a percentage of AverStar's customer's revenues for the products that incorporate AverStar's technology. Per unit royalties earned from the license of standard software products are recognized when received from the customer. AverStar's royalty income does not represent a significant portion of its revenues.

    RESULTS OF OPERATIONS. The following table sets forth, for each period indicated, the percentage of items in the consolidated statement of operations in relation to revenues and the percentage increase (decrease) of each item for the periods indicated:

                                                 PERCENTAGE OF REVENUES
                       --------------------------------------------------------------------------
                          TWELVE                          TWELVE          TWELVE         THREE
                          MONTHS        TEN MONTHS        MONTHS          MONTHS         MONTHS
                           ENDED           ENDED           ENDED           ENDED         ENDED
                       FEBRUARY 28,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    MARCH 31,
                           1997            1997            1998            1999           2000
                       -------------   -------------   -------------   -------------   ----------
Revenues.............      100.0%          100.0%          100.0%          100.0%        100.0%
Cost of revenues.....       76.4            77.7            77.3            78.7          79.4
Selling, general &
  administrative
  expense............       21.1            19.4            17.0            15.7          14.6
                           -----           -----           -----           -----         -----
Income from
  operations.........        2.5             2.9             5.7             5.6           6.1
Interest expense,
  net................        2.4             2.2             1.9             2.5           2.1
Offering expense.....         --              --              --             0.5            --
                           -----           -----           -----           -----         -----
Income from
  continuing
  operations before
  taxes..............        0.1             0.7             3.8             2.6           4.0
Provision for income
  taxes..............         --             0.3             1.8             1.2           1.8
                           -----           -----           -----           -----         -----
Net income from
  continuing
  operations.........        0.1             0.4             2.0             1.4           2.2
Loss from
  discontinued
  operations.........         --            (3.2)           (4.2)             --            --
Net income (loss)....        0.1            (2.8)           (2.2)            1.4           2.2

                                   PERIOD TO PERIOD INCREASE (DECREASE)
                       ------------------------------------------------------------
                       FEBRUARY 28,    DECEMBER 31,    DECEMBER 31,     MARCH 31,
                           1997            1997            1998            1999
                        COMPARED TO     COMPARED TO     COMPARED TO    COMPARED TO
                       DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     MARCH 31,
                           1997            1998            1999            2000
                       -------------   -------------   -------------   ------------
Revenues.............         1%             126%            52%            27%
Cost of revenues.....         2              125             55             27
Selling, general &
  administrative
  expense............        (7)              98             40             44
Income from
  operations.........        17              341             50             (7)
Interest expense,
  net................        (6)              88            102             90
Offering expense.....        --               --            100             --
Income from
  continuing
  operations before
  taxes..............       682            1,207              6            (59)
Provision for income
  taxes..............       756            1,308              5            (59)
Net income from
  continuing
  operations.........       633            1,129              6            (58)
Loss from
  discontinued
  operations.........
Net income (loss)....


FISCAL PERIODS ENDED DECEMBER 31, 1997, DECEMBER 31, 1998, AND DECEMBER 31, 1999

    REVENUES. For the 12 months ended December 31, 1999, AverStar's revenues were $184.3 million compared to $121.1 million for the 12 months ended
December 31, 1998 and $53.6 million for the 10 months ended December 31, 1997, representing a 244% increase over this period. Of the approximately $68 million increase in revenues from December 31, 1997 to December 31, 1998, approximately $39 million, or 57% of the increase, was the result of the acquisition of Pacer which became effective February 27, 1998. Approximately $12 million, or 18% of the increase, resulted from AverStar winning two contracts with the United States Postal Service in mid-1997. AverStar benefited from the first full-year effect of these contracts in 1998. The increased work under a contract awarded by NASA in 1996 accounted for approximately $9 million, or 13% of the increase. Revenues were also positively affected by increased business with commercial customers, by new contracts with the National Institute of Health and the United States Navy and by increased royalty income. Of the approximately $63 million increase from December 31, 1998 to December 31, 1999, approximately $41 million or 65% of the increase was the result of the acquisition of CBSI which became effective March 18, 1999.

Approximately $7.5 million, or 12% of the increase, was attributable to the inclusion of 12 months of Pacer's operations during 1999 compared to 10 months in 1998. The remaining $14.5 million, or 23% of the increase, was a result of internal growth and further expansion of the contracts listed above.

    COST OF REVENUES. For the 12 months ended December 31, 1999, AverStar's cost of revenues was $145.1 million compared to $93.6 million for the 12 months ended December 31, 1998 and $41.7 million for the 10 months ended December 31, 1997, representing a 248% increase over this period. The increase primarily resulted from higher labor costs to support a larger number of contracts due to the acquisitions of Pacer and CBSI. As a percentage of revenues, cost of revenues has not changed significantly: 78.7% for the period ended December 31, 1999, 77.3% for the period ended December 31, 1998 and 77.7% for the period ended December 31, 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. For the 12 months ended December 31, 1999, AverStar's selling, general and administrative expense, including amortization expense, was $28.9 million compared to $20.6 million for the 12 months ended December 31, 1998, and $10.4 million for the 10 months ended December 31, 1997, representing an increase of $18.5 million, or 178%, over this period. This increase is attributed to increased staff related to the acquisition of Pacer and CBSI, and additional hiring of sales and marketing staff. In addition, over this period, amortization expense increased from $150,000 for the 10 months ended December 31, 1997 to $3.5 million for the 12 months ended December 31, 1999 due to the acquisitions of Pacer and CBSI. As a percentage of revenues, SG&A expense decreased to 16% in the 12 months ended December 31, 1999, from 17% in the 12 months ended December 31, 1998 and from 19% in the 10 months ended December 31, 1997, primarily because SG&A expense was spread over a larger revenue base in 1999.

    INCOME FROM OPERATIONS. For the 12 months ended December 31, 1999, AverStar's income from operations was $10.3 million compared to $6.9 million for the 12 months ended December 31, 1998, and $1.6 million for the 10 months ended December 31, 1997, representing a 544% increase over this period. Of the $8.7 million increase in income from operations over this period, approximately $4.3 million of the increase was attributable to the acquisition of Pacer, $3.3 million was attributable to the acquisition of CBSI, and $4.6 million was attributable to internal growth. These increases were offset by $3.5 million of amortization related to the acquisitions of Pacer and CBSI.

    NET INCOME FROM CONTINUING OPERATIONS.  For the 12 months ended
December 31, 1999, net income from continuing operations was $2.6 million compared to $2.4 million for the 12 months ended December 31, 1998 and $198,000 for the 10 months ended December 31, 1997. The increase in net income from continuing operations of $2.4 million over this period resulted from the increase in income from operations of $8.7 million offset by a $3.4 million net increase in interest expense, a one time offering expense of $845,000 and an increase in taxes of $2.1 million. The increase in interest expense is attributed to additional borrowing to partially fund the acquisition of Pacer and CBSI and to support working capital needs. The increase in taxes resulted from the increased operating income.

    NET INCOME. For the 12 months ended December 31, 1999, AverStar's net income was $2.6 million, compared to a net loss of $2.7 million for the 12 months ended December 31, 1998, and net loss of $1.5 million for the 10 months ended December 31, 1997. The net loss for 1998 resulted from income from continuing operations of $2.4 million offset by a net loss from the discontinued operations of $2.5 million and by a net loss on the disposal of discontinued operations of $2.6 million. Similarly, the net loss for the ten months ended December 31, 1997 was the result of income from continuing operations of $198,000 and a net loss from discontinued operations of $1.7 million.

    LIQUIDITY AND CAPITAL RESOURCES. In March 1999, AverStar refinanced its outstanding debt in conjunction with the purchase of CBSI. AverStar obtained a $75.0 million credit facility from a group of lenders led by First Union Commercial Corporation. This facility comprised $45.0 million in senior debt and $30.0 million in revolving credit. In addition, AverStar maintains a $5.0 million subordinated debt agreement, which AverStar obtained in August 1995, with MassMutual. AverStar's total debt capacity has a face value of $80 million. At December 31, 1999, AverStar's outstanding debt under these agreements was approximately
$57.1 million. The availability of approximately $20.6 million under the revolving credit agreement is subject to covenants and collateral limitations. At December 31, 1999, about $20.0 million of additional borrowing under the revolving credit facility was available to AverStar based on the covenants and limitations. AverStar's First Union Credit Facility is secured by the stock of AverStar's subsidiaries, AverStar's accounts receivable and substantially all AverStar's other assets. The agreements expire in March 2004 and March 2005. Loans outstanding under these agreements bear interest at variable rates generally based on LIBOR approximating 8.5% per year.

    BACKLOG. Backlog represents management's estimate of AverStar's aggregate realizable revenues over the term of all of AverStar's contracts, including any option periods. However, backlog is not necessarily indicative of future revenues. AverStar's contract backlog was approximately $350 million as of December 31, 1999. AverStar's backlog is composed of:

    - Customer authorized contract values for which the customer has set aside, appropriated or committed funds for specifically identified services, products, tasks or delivery orders; and

    - Management's estimate, based on AverStar's past experience and long-term relationships with many of AverStar's customers, of the realizable contract values for all expected future services, products, tasks or delivery orders under our commercial contracts and single agency, Government Service Administration Schedule, multiple award and government-wide acquisition contracts, for which funds have not yet been set aside, appropriated or committed, even if our customer is not obligated to request any services under a contract.

    The actual timing of AverStar's receipt of revenues, if any, on projects included in its backlog could change because many factors affect the scheduling of projects. In addition, cancellations or adjustments to contracts may occur. AverStar's backlog is subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, virtually all of AverStar's backlog represents contracts with the United States government which may be terminated at any time for any reason.

    DISCONTINUED OPERATIONS. In August 1997, AverStar combined its computer and video game business with the operations of Looking Glass Technologies, Inc. to form Intermetrics Entertainment Software, LLC, or IES. After the combination, AverStar owned 66% of IES and consolidated the results of IES' operations with AverStar's operations for AverStar's financial reporting purposes. In
December 1998, AverStar approved a plan of divestiture of IES by means of a distribution of AverStar's interest in IES to AverStar's stockholders. AverStar completed the distribution in March 1999. Please see note 3 to AverStar's consolidated financial statements. As part of AverStar's plan of divestiture, AverStar structured financial arrangements with IES that included the conversion of $1.3 million of capital contributed to IES into a term loan, and the establishment of a $2.0 million revolving credit facility for use by IES through December 31, 1999. The term loan is equal to AverStar's capital contributed to IES, reduced by the operating losses of IES during AverStar's ownership period. AverStar converted the contributed capital to a term loan because the term loan provides it with the possibility to recover some of the advances AverStar made to IES without creating adverse tax consequences. The revolving credit facility obligates AverStar to advance up to $2.0 million to IES through December 31, 1999. These advances must be made available at any time, for any amount up to $2.0 million, as long as IES has not filed for bankruptcy and is not in the process of liquidation or the equivalent. Amounts advanced under the term loan and revolving credit facility and an additional $400,000 in term loans mature on December 31, 2001. If not prepaid, AverStar will pursue collection of all amounts due. However, AverStar presently does not believe that it will be successful in its collection efforts.

    As a result of the plan of divestiture approved by AverStar in December 1998 and completed in March 1999, AverStar has accounted for its investment in IES as a discontinued operation in 1997 and 1998. For the five months ended December 31, 1997, IES recorded revenues of $1.9 million and a net loss from operations of $1.7 million. For the twelve months ended December 31, 1998, IES recorded revenues of $7.2 million and a net loss from operations of $2.5 million. The increase in revenues in 1998 over 1997 was the result of a full year of operations and a higher level of development activities supported by advances of royalties from publishers of the games under development. The increased loss in 1998 over 1997 is primarily attributable to the full year of operations in 1998. The operating losses in both years were the result of the increasing number of game development projects, for some of which the estimated costs to complete the development exceeded the expected advances from publishers, resulting in the recording of losses in current periods. The net losses in both 1997 and 1998 are accounted for in AverStar's statement of operations as losses from discontinued operations. In addition, AverStar incurred a net loss from the disposal of IES of $2.6 million, $3.9 million on a pre-tax basis, representing the write-off of $1.7 million of term loans, $200,000 of professional fees, $500,000 of estimated operating losses through the disposal date and the accrual of our remaining estimated funding commitment of $1.5 million described in the preceding paragraph.

    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK. AverStar's exposure to market risk relates to changes in interest rates for borrowings under its senior term loans and its revolving credit facility. These borrowings bear interest at variable rates. The unsecured notes bear interest at a fixed rate. Based on AverStar's borrowings during 1998, a hypothetical 10% increase in interest rates would have increased AverStar's annual interest expense by approximately $250,000 and would have decreased AverStar's annual cash flow from operations by approximately $150,000.

    IMPACT OF YEAR 2000. In late 1999, the Company completed its remediation and testing of systems to determine that such systems were Year 2000 ready. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expensed approximately $200,000 during 1999 in connection with remediating its systems. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

    PENDING ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (FAS 133), "Accounting for Derivative Investments and Hedging Activities," which required adoption for fiscal years beginning after June 15, 1999. FAS 133 was subsequently amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging activities--Deferral of the Effective Date of FASB Statement
No. 133," and now will be effective for fiscal years beginning after June 15, 2000, with earlier adoption permitted. The adoption of FAS 133 is not expected to have a material impact on the results of operations or financial position of AverStar.

    In December 1999, the Securities Exchange Commission issued Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes the application of generally accepted accounting principles to revenue recognition in financial statements. On March 24, 2000, the SEC issued an Amendment to SAB 101 (SAB 101A), delaying the effective date for certain companies. AverStar will adopt SAB 101 in the second quarter of fiscal 2000 and is presently analyzing what impact, if any, SAB 101 will have on the results of operations or financial position of AverStar.

THREE MONTH PERIODS ENDED MARCH 31, 2000 AND 1999



    The results of operations for the three months ended March 31, 2000 include the activity of MJR Associates, Inc., since the date of acquisition, March 10, 2000. The results of operations for the three months ended March 31, 1999 include the activity of Computer Based System, Inc., or CBSI, since the date of acquisition, March 18, 1999.



    REVENUES. For the three months ended March 31, 2000 AverStar's revenues were $46.2 million compared to $36.3 million for the three months ended March 31, 1999. Of the $9.9 million increase, approximately $12.6 million related to the acquisition of CBSI and approximately $1.2 million related to the acquisition of MJR. These increases were offset by a reduction of approximately $3.9 million in Year 2000 readiness services.



    COST OF REVENUES. For the three months ended March 31, 2000 AverStar's cost of revenues was $36.5 million compared to $28.8 million for the three months ended March 31, 1999. The increase of $7.7 million is primarily attributable to the CBSI and MJR acquisitions. As a percentage of revenues, cost of revenues was essentially flat at 79.1% for the three months ended March 31, 2000 compared to 79.4% for the three months ended March 31, 1999.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the three months ended March 31, 2000 AverStar's selling, general and administrative expense was $7.6 million compared to $5.3 million for the three months ended March 31, 1999, an increase of $2.3 million. Amortization of goodwill increased to $968,000 for the three months ended March 31, 2000, compared to $357,000 for the three months ended March 31, 1999. This increase reflects three months of amortization for CBSI and 21 days of amortization for MJR for the three months ended March 31, 2000 compared to 10 days of amortization for CBSI for the three months ended March 31, 1999. The remaining increase of $1.7 million is associated with the increase in staff from the CBSI and MJR acquisitions and growth in the sales and marketing functions during 1999.



    INCOME FROM OPERATIONS. For the three months ended March 31, 2000, AverStar's income from operations was $2.0 million compared with $2.2 million for the three months ended March 31, 1999. Income from operations related to CBSI and MJR activities were approximately $1,053,000 and $173,000 for the three months ended March 31, 2000, respectively, compared to none for the three months ended March 31, 1999. This increase was offset by the increase in amortization expense of $611,000, investment of approximately $300,000 in the development of the eTective business and a reduction of approximately $500,000 in Year 2000 related services.



    INCOME BEFORE INCOME TAXES. For the three months ended March 31, 2000. AverStar's income before income taxes was $601,000 compared to $1.4 million for the three months ended March 31, 1999. This decrease is attributable to the lower income from operations and an increase in interest expense of $687,000 for the three months ended March 31, 2000 compared to the three months ended
March 31, 1999. The increase in interest expense for the three months ended March 31, 2000 resulted from additional borrowings to fund the acquisitions of CBSI and MJR, and to support working capital requirements.



    NET INCOME. For the three months ended March 31, 2000, AverStar's net income was $331,000 compared to $792,000 for the three months ended March 31, 1999. The income tax provision reflects a 45% effective tax rate for the three months ended March 31, 2000 and 1999. The effective tax rate is higher than the statutory rate of 40% primarily because of non-deductible amortization of goodwill.



    LIQUIDITY AND CAPITAL RESOURCES. In March 1999, AverStar obtained a $75.0 million credit facility from a group of lenders led by First Union Commercial Corporation. This facility is comprised of $45.0 million in senior debt and $30.0 million in revolving credit. In addition, AverStar maintains a $5.0 million subordinated debt agreement, which AverStar obtained in August 1995, with MassMutual. AverStar's total debt capacity has a face value of $80 million. At March 31, 2000, AverStar's outstanding debt under these agreements was approximately $68.3 million. At March 31, 2000, approximately $8.7 million of additional borrowing under the revolving credit facility was available to AverStar based on the covenants and limitations. AverStar's First Union Credit Facility is secured by the stock of AverStar's subsidiaries and substantially all of AverStar's assets. The agreements expire in March 2004 and March 2005. Loans outstanding under these agreements bear interest at variable rates generally based on LIBOR (9% at March 31, 2000).

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS


    The following table sets forth information with respect to the beneficial ownership of AverStar's common stock as of May 19, 2000.


    - Each of AverStar's directors and named executive officers;

    - All of AverStar's directors and executive officers as a group; and

    - Each person, or group of affiliated persons, who AverStar knows beneficially owns 5% or more of the common stock.


    In accordance with the SEC's rules, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of May 19, 2000. The following table also gives effect to the shares of common stock that could be issued upon the exercise of outstanding options that will become fully vested upon the closing of this offering. Unless otherwise indicated in the footnotes to the table, the following individuals have sole voting and sole investment control with respect to the shares they beneficially own.


                                                                          PERCENTAGE
                                                              NUMBER OF   BEFORE THE
BENEFICIAL OWNER                                               SHARES       MERGER
----------------                                              ---------   ----------
DIRECTORS AND OFFICERS:+
Michael B. Alexander(1).....................................  1,119,854      13.7%
John C. Rennie(2)...........................................    320,908       3.9
Joseph A. Saponaro(3).......................................    281,328       3.5
Sigmund H. Goldblum(4)......................................    138,510       1.7
Peter M. Schulte(5).........................................     73,176       0.9
Joel N. Levy(5)(6)..........................................     54,882       0.7
Peter J. Dwyer(7)...........................................     73,510       0.9
Mary Ann Gilleece...........................................         --      *
All Directors and Executive Officers as a group (10
  persons)(8)...............................................  2,062,168      25.3%

OTHER 5% STOCKHOLDERS:
J. Fernando Niebla(9).......................................    672,315       8.2%
Richards Capital Fund, L.P.(10).............................    548,817       6.7
AFH Partners(11)............................................    537,841       6.6

Massachusetts Mutual Life Insurance Company
  --Pension Management(12)..................................    276,695       3.4
Massachusetts Mutual Life Insurance Company
  --IMF Traditional(12).....................................    276,695       3.4
MassMutual Corporate Investors(12)..........................    147,499       1.8
MassMutual Corporate Value Partners (Gerlach & Co.)(12).....    147,499       1.8
MassMutual Participation Investors(12)......................     73,748       0.9

------------------------

   * Less than 1%

   + Unless otherwise indicated, the address of AverStar's directors and officers is c/o AverStar, Inc., 23 Fourth Avenue, Burlington, Massachusetts 01803.

 (1) Includes options to purchase 387,831 shares of common stock for $1.37 per share. Includes 537,841 shares of common stock held by AFH Partners. Includes 267 shares of common stock held for the benefit of Mr. Alexander in the AverStar Profit Sharing & Savings Plan.

 (2) Includes options to purchase 24,453 shares of common stock at $3.78 per share. Includes 2,978 shares of common stock held in the Pacer Infotec Employee Stock Bonus Plan, or ESBP, for the benefit of Mr. Rennie and 51 shares of common stock held for the benefit of Mr. Rennie in the AverStar Profit Sharing and Savings Plan.

 (3) Includes options to purchase 116,349 shares of common stock for $1.37 per share. Includes 334 shares of common stock held for the benefit of Mr. Saponaro in the AverStar Profit Sharing & Savings Plan.

 (4) Includes options to purchase 48,906 shares of common stock at $3.78 per share. Includes 2,943 shares of common stock held for the benefit of Mr. Goldblum in the ESBP and 51 shares of common stock held for the benefit of Mr. Goldblum in the AverStar Profit Sharing and Savings Plan.

 (5) Excludes approximately 179,062 additional shares of AverStar common stock to be received by Messrs. Levy and Schulte pursuant to the conversion of all classes of AverStar common stock into one class of common stock as required by AverStar's certificate of incorporation and stockholders agreement. The address of Messrs. Levy and Schulte is CM Equity Partners, 135 East 57th Street, 27th Floor, New York, New York 10022.

 (6) Includes 54,882 shares of common stock owned by Levy Family 2/14/96 Limited Partnership, of which Mr. Levy is the general partner.

 (7) Includes 334 shares of common stock held for the benefit of Mr. Dwyer in the AverStar Profit Sharing and Savings Plan.

 (8) Includes options to purchase 580,539 shares of common stock.

 (9) The address of Mr. Niebla is 7524 Saddlehill Trail, Orange, California
     92869.

 (10) The general partner of Richards Capital Fund L.P. is Richards Managers L.P. The general partner of Richards Managers L.P. is Richards LLC. The address of Richards Capital Fund L.P. is c/o James C. Richards, 303 Peachtree Street, N.E., Suite 4100, Atlanta, GA 30308.

 (11) Mr. Alexander is the President of Bronto, Inc., which is the general partner of AFH Partners. The address of AFH Partners is c/o Bronto, Inc., 127 Farm Road, Sherborn, Massachusetts 01770.

 (12) The address of these stockholders is c/o Michael P. Hermsen, CFA, MassMutual Life Insurance Co., 1295 State Street, Springfield, Massachusetts 01111.

                        OWNERSHIP OF TITAN COMMON STOCK


    The following table presents information regarding the beneficial ownership of Titan common stock as of May 19, 2000, and as adjusted to reflect the issuance by Titan of 3,862,281 shares of common stock in connection with the merger, using an assumed exchange ratio of .47028, by stockholders that include:


    - each person known by Titan to be the beneficial owner of more than 5% of the outstanding Titan common stock;

    - each person or entity known by Titan to be a beneficial owner of AverStar common stock that would become a beneficial owner of more than 5% of the outstanding Titan common stock as a result of the merger;

    - each director of Titan;

    - Titan's chief executive officer and the four most highly compensated executive officers of Titan in 1999 other than the chief executive officer;

    - the directors and executive officers of AverStar who are expected to serve as directors or executive officers of Titan following completion of the merger; and

    - all such directors and executive officers of Titan and AverStar as a group.


    The information in the following table concerning ownership of Titan common stock after the merger assumes an exchange ratio of .47028, which is based on the average of closing sale prices of the Titan common stock on the NYSE for the ten consecutive trading days ending two trading days before May 19, 2000 and an AverStar stock value of $17.97.



                                                      BEFORE THE MERGER                     AFTER THE MERGER
                                                -----------------------------      ----------------------------------
                                                   SHARES                               SHARES
NAME AND ADDRESS                                BENEFICIALLY      PERCENTAGE         BENEFICIALLY         PERCENTAGE
OF BENEFICIAL OWNER(1)                            OWNED(2)        OF CLASS(3)          OWNED(2)           OF CLASS(3)
----------------------                          ------------      -----------      -----------------      -----------
Michael B. Alexander..........................          --              *                    514,094(4)         *
Charles R. Allen..............................      47,420(5)           *                     47,420(5)         *
Mellon C. Baird...............................     250,137(6)           *                    250,137(6)         *
Herbert L. Bradley............................      11,033(7)           *                     11,033(7)         *
Joseph F. Caligiuri...........................      38,500(8)           *                     38,500(8)         *
Eric M. DeMarco...............................     106,924(9)           *                    106,924(9)         *
Daniel J. Fink................................      37,584(10)          *                     37,584(10)        *
Robert I. Hanisee.............................      55,419(11)          *                     55,419(11)        *
Robert E. La Blanc............................      30,500(12)          *                     30,500(12)        *
David P. Porreca..............................       8,020(13)          *                      8,020(13)        *
Thomas G. Pownall.............................      62,048(14)          *                     62,049(14)        *
Gene W. Ray...................................     809,748(15)       1.58%                   809,748(15)     1.47%
George Robinson...............................     159,123              *                    159,123            *
James E. Roth.................................      12,500(16)          *                     12,500(16)        *
All directors and executive officers as a
  group (19 persons before the merger and 20
  persons after the merger)...................   1,984,128(17)       3.80%                 2,498,222(17)     4.44%


------------------------

  *  Less than 1%.

 (1) Except as otherwise provided, the address of each owner is c/o The Titan Corporation, 3033 Science Park Road, San Diego, California 92121.

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
 (2) The information regarding beneficial ownership of Titan common stock has been presented according to rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership of Titan common stock includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right. Under California and some other state laws, personal property owned by a married person may be community property that either spouse may manage and control. Titan has no information as to whether any shares shown in this table are subject to such community property laws.

 (3) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of shares outstanding as of such date and the number of shares as to which that person has the right to acquire voting or investment power with respect to their shares. Information with respect to beneficial owners of more than 5% of the common stock is based upon the most recent Schedule 13D or Schedule 13G on file with the SEC.


 (4) Includes outstanding options to purchase 182,356 shares of Titan common stock that are exercisable within 60 days, after giving effect to the merger. Includes 243,735 shares held by AFH Partners after giving effect to the merger. Mr. Alexander is the President of Bronto, Inc., which is the general partner of AFH Partners. The address of AFH Partners is c/o Bronto, Inc., 127 Farm Road, Sherborn, MA 01770.



 (5) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 27,500 shares.



 (6) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 249,502 shares and 635 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.



 (7) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 10,000 shares and 1,033 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.



 (8) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 22,500 shares.



 (9) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 90,000 shares and 2,023 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.



 (10) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 27,500 shares.



 (11) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 2,500 shares.



 (12) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 22,500 shares.



 (13) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 7,500 shares and 520 shares held by the trustees of Titan's 401(k) Retirement plan and Employee Stock Ownership Plan.



 (14) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 21,250 shares.

 (15) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 501,400 shares and 86,826 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.



 (16) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 2,500 shares.



 (17) Includes outstanding options exercisable within 60 days after May 19, 2000 to purchase 1,280,777 shares before the merger and outstanding options to purchase 1,463,133 shares that are exercisable within 60 days, after giving effect to the merger and 140,671 shares held by the trustees of Titan's 401(k) Retirement Plan and Employee Stock Ownership Plan.

                       DESCRIPTION OF TITAN CAPITAL STOCK


    Titan's authorized capital stock currently consists of 100,000,000 shares of common stock, par value $.01 per share, of which 50,737,637 shares were outstanding as of May 19, 2000, and 2,500,000 shares of preferred stock, par value $1.00 per share. Of the 2,500,000 authorized shares of Titan preferred stock, 250,000 shares have been designated as series A junior participating preferred stock, none of which have been issued as of the date hereof, and 1,068,102 shares have been designated as $1.00 cumulative convertible preferred stock, $1.00 par value per share, 692,900 of which were issued and outstanding as of May 19, 2000. If passed by the required number of votes at Titan's annual meeting to be held on May 30, 2000, Titan will amend its certificate of incorporation to increase the number of authorized shares of Titan's common stock to 200,000,000 and to increase the number of authorized shares of Titan preferred stock to 5,000,000.


    The following summary description of Titan's capital stock and its shareholder rights plan is not complete and is subject to the provisions of the Titan certificate of incorporation and bylaws, the rights agreement described below and the provisions of applicable law. Copies of these documents have been filed as part of, or incorporated by reference as exhibits to, the registration statement of which this proxy statement/prospectus is a part and may be obtained as described under "Where You Can Find More Information."

COMMON STOCK

    DIVIDENDS. Subject to the right of the holders of any class of preferred stock, holders of shares of Titan common stock are entitled to receive dividends that may be declared by Titan's board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless sumultaneously the same dividend is declared or paid on each share of that and every other class of common stock; provided, that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of that class.

    VOTING RIGHTS. Holders of Titan common stock are entitled to one vote for each share held. Holders do not have cumulative voting rights.

    LIQUIDATION RIGHTS. Upon Titan's liquidation, dissolution or winding-up, the holders of Titan common stock are entitled to share ratably in all assets avaible for distribution after payment in full to creditors and holders of Titan preferred stock, if any.

    OTHER PROVISION. The holders of Titan common stock are not entitled to preemptive or similar rights.

PREFERRED SHARE PURCHASE RIGHTS

    Each outstanding share of Titan common stock has or will have attached to it one preferred share purchase right, which we refer to as a right. Each right entitles the registered holder of common stock to purchase from Titan, upon the occurrence of specified events, one one-hundredth of a share of series A junior participating preferred stock of Titan, which we refer to as the participating preferred shares, at a price of $42 per one one-hundredth of a participating preferred share, subject to adjustment. The terms of the rights are set forth in a rights agreement dated as of August 21, 1995 between Titan and American Stock Transfer and Trust Company, as rights agent.

    Until the distribution date described below, Titan will not issue separate certificates evidencing the rights. Until that date, the rights will be evidenced, with respect to any common stock certificate, by that common stock certificate. The rights will detach from the common stock and a distribution date will occur upon the earlier of the following dates:

    - subject to the exceptions described below, the tenth day following a public announcement that an "acquiring person," which, subject to the exceptions listed in the following sentence, includes a person or "group" of affiliated or associated persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock, or

    - the tenth day following the commencement, or the first public announcement by any person or group of an intention to commence, a tender offer or exchange offer that would result in beneficial ownership by a person or group of 15% or more of the outstanding common stock.

    The Titan board of directors, with the concurrence of a majority of the continuing directors, may postpone the distribution date by determining a later distribution date before the time any person or group becomes an acquiring person. Any board member who is not an acquiring person or an affiliate or associate of an acquiring person, or an employee, director, representative, nominee or designee of an acquiring person, or its affiliate or associate, but who:

    - was a member of the Titan board of directors before any person becomes an acquiring person; or

    - became a member of the Titan board of directors after any person becomes an acquiring person if the member was nominated for election or elected to the Titan board of directors upon the recommendation or approval of a majority of the continuing directors, is considered to be a continuing director of Titan.

    The term "acquiring person" does not include Titan, any subsidiary of Titan, any employee benefit plan of Titan or of any subsidiary of Titan, or any entity holding Titan common stock for or under an employee benefit plan of Titan or any of its subsidiaries. In addition, a person who would otherwise be an acquiring person will not be considered an acquiring person if the Titan board of directors determines in good faith that such person inadvertently became the beneficial owner of 15% or more of the Titan common stock and such person divests itself, as promptly as practicable, of beneficial ownership of a sufficient number of shares of Titan common stock so that it would no longer otherwise qualify as an acquiring person.

    The rights agreement provides that, until the distribution date, or earlier redemption or expiration of the rights, the rights will be transferred only with the Titan common stock. The rights will be evidenced, with respect to any common stock certificate outstanding as of September 7, 1995, by that common stock certificate with a summary of the rights attached to it. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after September 7, 1995 upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date, the surrender for transfer of any certificates for common stock, even without a summary of the rights attached to it, also will constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Titan common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights. Only Titan common stock issued before the distribution date will be issued with rights.

    The rights are not exercisable until the distribution date. The rights will expire on August 17, 2005, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Titan, in each case as described below.

    The purchase price payable for the participating preferred shares, and the number of participating preferred shares or other securities or property issuable, upon exercise of the rights, as well as the number of rights outstanding, are subject to adjustment from time to time to prevent dilution in the following circumstances:

    - in the event of a stock dividend on, or a subdivision, combination or reclassification of the participating preferred shares,

    - upon the grant to holders of the participating preferred shares of rights or warrants to subscribe for or purchase participating preferred shares at a price, or securities convertible into participating preferred shares with a conversion price, less than the current market price of the participating preferred shares, or

    - upon the distribution to holders of the participating preferred shares of evidences of indebtedness, securities or assets, excluding regular periodic cash dividends at a rate not in excess of 125% of the last cash dividend paid or, in the case that regular cash dividends have not been paid, at a rate not in excess of 50% of the average net income per share of the four quarters ended immediately before the payment of the dividend, or dividends payable in participating preferred shares or of subscription rights or warrants, other than those referred to above.

The number of outstanding rights and the number of one one-hundredths of a participating preferred share issuable upon exercise of each right are also subject to adjustment in the event of a dividend or other distribution on the common stock payable in common stock or subdivisions, consolidations or combinations of Titan common stock occurring, in any of those cases, before the distribution date.

    Participating preferred shares purchasable upon exercise of the rights will not be redeemable. Each participating preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Titan common stock. If there is a liquidation, the holders of the participating preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Titan common stock. Each participating preferred share will have 100 votes, voting together with the Titan common stock. If there is a merger, consolidation or other transaction in which Titan common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of Titan common stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the dividend, liquidation and voting rights of the participating preferred shares, the value of the one one-hundredth interest in a participating preferred share purchasable upon exercise of each right should approximate the value of one share of Titan common stock.

    If any person or group becomes an acquiring person, except pursuant to specified cash offers for all outstanding shares of Titan common stock approved by the Titan board of directors, or if Titan is the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and Titan common stock is not changed or exchanged, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive upon exercise of the right at the then-current market price, instead of participating preferred shares, that number of shares of Titan common stock having a market value of two times the exercise price of the right. If Titan does not have sufficient common stock issued but not outstanding, or authorized but unissued, to permit the exercise in full of the rights, Titan will be required to take all action necessary to authorize additional common stock for issuance upon exercise of the rights. If, after a good-faith effort, Titan is unable to take all necessary action, Titan will substitute, for each share of common stock that would otherwise be issuable upon exercise of a right, a number of participating preferred shares, or fractional participating preferred shares, with the same market value as that share of common stock.

    If, after a person or group has become an acquiring person, Titan is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive, upon the exercise of the right at its then-current exercise price and instead of participating preferred shares, that number of shares of common stock of the acquiring company, or its parent, which at the time of the transaction will have a market value of two times the exercise price of the right.

    The exercise price of a right at any date will be equal to the purchase price at that date multiplied by the number of one one-hundredths of a participating preferred share for which a right is exercisable at that date.

    At any time after any person or group becomes an acquiring person and before the acquisition by that person or group of 50% or more of the outstanding Titan common stock, the Titan board of directors may exchange the rights, in whole or in part, for a number of shares of Titan common stock, per right, having an aggregate value equal to the excess of the value of the shares of Titan common stock issuable upon exercise of a right after a person or group becomes an acquiring person over the purchase price, subject to adjustment. The Titan board of directors will not exchange the rights owned by the acquiring person or group, which will have become null and void.

    With specified exceptions, no adjustments in the purchase price for the preferred shares will be required until cumulative adjustments require an adjustment of at least 1% of that purchase price. No fractional participating preferred shares will be issued, other than fractions which are integral multiples of one one-hundredth of a participating preferred share, which may, at the election of Titan, be evidenced by depositary receipts. Instead of issuing fractional participating preferred shares, Titan will make an adjustment in cash based on the market price of the participating preferred shares on the last trading day before the date of exercise.

    Upon approval by its board of directors, Titan may redeem the rights, in whole, but not in part, at a price of $.01 per right at any time until ten days following the public announcement that a person or group has become an acquiring person. The Titan board of directors, with the concurrence of a majority of the continuing directors, may extend the period during which the rights are redeemable beyond the ten days following the public announcement that a person or group has become an acquiring person. Under circumstances described in the rights agreement, the decision to redeem will require the concurrence of a majority of the continuing directors. Immediately upon the determination of the Titan board of directors to redeem the rights, Titan will make an announcement of the redemption. Upon the redemption, the right to exercise the rights will terminate and the only right of right holders will be to receive the redemption price.

    Until a right is exercised, the holder of the right, in the capacity of a holder, will have no rights as a stockholder of Titan, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights will not be taxable to stockholders or to Titan, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Titan common stock or other consideration, or for common stock of the acquiring company or its parent as set forth above.

    Any of the provisions of the rights agreement may be amended or supplemented by the Titan board of directors before the distribution date. From and after the distribution date, Titan and the rights agent may amend or supplement the rights agreement from time to time without the approval of any holders of rights

    - to cure any ambiguity, to correct or supplement any defective or inconsistent provisions,

    - to shorten or lengthen any time period under the rights agreement relating to when the rights may be redeemed, so long as, under specified circumstances, a majority of the continuing directors approve the shortening or lengthening, or

    - to make any other provisions with respect to the rights which Titan and the rights agent may deem necessary or desirable.

Notwithstanding this right to amend or supplement, from and after the distribution date, the rights agreement may not be amended in any manner which would adversely affect the interest of the holders of rights.

PREFERRED STOCK

    Under the Titan certificate of incorporation, the board of directors has the authority, without further action by Titan stockholders, to issue up to 2,500,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Of the preferred stock currently outstanding, the board of directors has fixed the terms of the participating preferred shares issuable upon exercise of the rights and the $1.00 cumulative convertible preferred stock. Because the board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock.

    CUMULATIVE CONVERTIBLE PREFERRED STOCK

    DIVIDENDS. Each share of cumulative convertible preferred stock accrues dividends at the rate of $1.00 per share per annum.

    VOTING RIGHTS. Holders of Titan cumulative convertible preferred stock are entitled to one-third of one vote for each share held. Holders do not have cumulative voting rights.

    LIQUIDATION RIGHTS. Upon Titan's liquidation, dissolution or winding-up, the holders of cumulative convertible preferred stock are entitled to a liquidation preference of $20 per share plus any unpaid cumulative dividends before any distribution to holders of Titan common stock.

    CONVERSION RIGHTS. Each outstanding share of cumulative convertible preferred stock is convertible into Titan common stock, at the option of the holder, at a rate of two-thirds shares of common stock for each share of cumulative convertible preferred stock.

    REDEMPTION. Each share of cumulative convertible preferred stock is redeemable, but only at Titan's option, at a redemption price of $20 per share plus any accrued and unpaid dividends.

    OTHER PROVISIONS. The holders of Titan cumulative convertible preferred stock are not entitled to preemptive or similar rights.

ANTI-TAKEOVER EFFECT OF TITAN'S BYLAW PROVISIONS

    The Titan bylaws contain provisions that could make it more difficult to consummate an acquisition of Titan by means of a tender offer, a proxy contest or otherwise.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. The Titan bylaws provide that stockholder action may be taken by written consent instead of a meeting, but only upon compliance with advance notice and other procedural requirements specified in the bylaws. Any Titan stockholder of record seeking to have the stockholders authorize or take corporate action by written consent must, by written notice to Titan's secretary, request the Titan board of directors to fix a record date for the purpose of determining the stockholders entitled to consent to the action in writing without a meeting. Within ten days of receiving the notice, the Titan board of directors must adopt a resolution fixing the record date, which must not precede, or be more than ten days after, the date of the resolution. If the Titan board of directors does not fix a record date in this manner, the record date:

    - when no prior action by the Titan board of directors is required by applicable law, will be the first date on which a signed written consent describing the action taken or proposed to be taken is delivered to Titan; or

    - when prior action by the Titan board of directors is required by applicable law, will be at the close of business on the date on which the Titan board of directors adopts the resolution taking the prior action.

In addition, the bylaws provide that no stockholder action by written consent is effective until nationally recognized inspectors of election certify to Titan that the consents properly delivered to Titan represent at least the minimum number of votes that would be necessary to take the corporate action. All stockholder consents must be properly delivered to Titan within 60 days of the date that the earliest dated written consent was received by Titan.

    Compliance with these requirements or the failure of Titan stockholders to satisfy any of the requirements could delay, prevent or invalidate stockholder action.

    STOCKHOLDER ADVANCE NOTICE PROCEDURE. The Titan bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors before an annual or special meeting of Titan stockholders or to bring other business before an annual meeting of Titan stockholders. Titan stockholders are not authorized to bring other business before a special meeting of Titan stockholders and are only authorized to make nominations of candidates for election as directors before a special meeting when the election of directors at the special meeting has been authorized by or at the direction of the Titan board of directors.

    The stockholder notice procedures provide that only persons who are nominated by or at the direction of the Titan board of directors or by a stockholder who has given timely written notice to the secretary of Titan before the meeting at which directors are to be elected will be eligible for election as directors. The notices required for a stockholder to nominate a person for election as a director at any annual meeting or at special meetings which the Titan board of directors has determined that directors will be elected include specified information about the stockholder and each proposed director nominee, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other persons, other information regarding each proposed nominee that would be required to be included in a proxy statement filed under SEC rules and regulations, and the written consent of each proposed nominee to serve as a director if elected. The stockholder notice procedure also provides that the only business that may be conducted at an annual meeting is business which has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely written notice to the secretary of Titan. This notice is required to include a brief description of the business desired to be brought before the meeting, any material interest of the stockholder in that business, and specified information about the stockholder and the stockholder's ownership of Titan capital stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Titan is subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any

"interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

    - before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will he tendered in a tender or exchange offer; or

    - at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines "business combination" to include the following:

    - any merger or consolidation of the corporation with the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    - subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

DIRECTOR LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of each director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, in respect of unlawful dividend payments or stock redemptions or repurchases, and for any transaction from which the director derives an improper personal benefit. The Titan certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In addition, the certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The effect of this provision is to eliminate the rights of Titan and its stockholders, through stockholder derivative suits on behalf of

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Titan, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. The provision does not limit or eliminate the rights of Titan or any stockholder to seek non-monetary relief such as an injunction or rescission upon breach of a director's duty of care. This provision is consistent with section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations.

    The Titan bylaws provide that, to the full extent permitted by Delaware General Corporation Law, Titan will indemnify, and advance expenses to, each of its currently acting and former directors and officers, employees and agents.

LISTING OF COMMON STOCK

    The Titan common stock is listed on the New York Stock Exchange under the symbol "TTN."

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company serves as transfer agent and registrar for the Titan common stock.

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                    COMPARATIVE RIGHTS OF TITAN STOCKHOLDERS
                           AND AVERSTAR STOCKHOLDERS

    AverStar is a Delaware corporation and a private company, and your rights as an AverStar stockholder are governed by the Delaware General Corporation Law and AverStar's certificate of incorporation, bylaws and the Stockholders Agreement between AverStar and the stockholders listed therein. Following the merger, AverStar stockholders will be common stockholders of Titan, which is a Delaware corporation and a public company. Your rights as a Titan stockholder will continue to be governed by the Delaware General Corporation Law, but also will be governed by Titan's certificate of incorporation, bylaws and shareholder rights agreement, which is referred to as the rights agreement. For more information on Titan's organizational documents, see "Description of Titan Capital Stock."

    Significant differences, which Titan and AverStar believe are all the material differences, between the rights of Titan stockholders and AverStar stockholders are summarized below. This summary is not an exhaustive list or detailed description of the provisions discussed and is qualified in its entirety by Titan's certificate of incorporation, bylaws and rights agreement, and AverStar's certificate of incorporation, bylaws and Stockholders Agreement, each of which you should review carefully. Copies of these documents may be obtained as described under "Where You Can Find More Information."

    The following summary describes the rights of AverStar stockholders prior to the consolidation of all classes of AverStar common stock into one class of common stock. See "Terms of the Merger Agreement and Related
Transactions--General--Conversion of AverStar Common Stock." In addition, the Stockholders Agreement will terminate upon the completion of the merger.

AUTHORIZED SHARES OF CAPITAL STOCK; DIVIDEND RIGHTS; OTHER DISTRIBUTIONS


    TITAN. Titan's authorized capital stock currently consists of 100,000,000 shares of common stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $1.00 per share. As of May 19, 2000, 50,737,637 shares of Titan common stock were issued and outstanding. Under Titan's certificate of incorporation, Titan's board of directors currently has the authority, without further action by Titan stockholders, to issue up to 2,500,000 authorized shares of Titan preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Of the authorized shares of Titan preferred stock, Titan's board of directors has designated 250,000 shares as series A junior participating preferred stock, none of which have been issued as of the date hereof, and 1,068,102 shares as $1.00 cumulative convertible preferred stock, of which 692,900 shares were issued and outstanding as of May 19, 2000. For additional information on Titan's capital stock, see "Description of Titan Capital Stock."


    During the time that any series of Titan preferred stock is outstanding, if the terms of the series so provide, no dividends may be declared or paid by Titan's board of directors on Titan common stock, unless dividends on all outstanding shares of the relevant class or series of Titan preferred stock for the current and all past dividend periods have been declared and paid or provision made for the payment of those dividends.


    AVERSTAR. AverStar's authorized capital stock consists of 17,000,000 shares of common stock, par value $.001 per share, of which 2,280,471 shares are designated Voting Class A Common Stock, 105,190 shares are designated Non-Voting Class A Common Stock, 1,867,808 shares are designated Voting Class B Common Stock, 290,873 shares are designated share Non-Voting Class B Common Stock, 182,939 shares are designated Voting Class C Common Stock, 3,861,251 shares are designated Voting Class D Common Stock, 756,608 shares are designated Non-Voting Class D Common Stock, 91,470 shares are designated Voting Class E Common Stock, 6,000,000 shares are designated Voting Class F Common Stock and 756,608 shares are designated Non-Voting Class G Common Stock. The remaining


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shares of common stock may be issued from time to time by the AverStar board of directors in one or more series, with the designations, preferences, rights and qualifications, limitations or restrictions as provided in a resolution adopted by AverStar's board of directors. As of May 19, 2000, 1,824,382 shares of Voting Class A Common Stock were issued and outstanding, 84,152 shares of Non-Voting Class A Common Stock were issued and outstanding, 1,494,246 shares of Voting Class B Common Stock were issued and outstanding, 232,698 shares of Non-Voting Class B Common Stock were issued and outstanding, 146,352 shares of Voting
Class C Common Stock were issued and outstanding, 186,619 shares of Voting
Class D Common Stock were issued and outstanding, no shares of Non-Voting
Class D Common Stock were issued and outstanding, 73,176 shares of Voting
Class E Common Stock were issued and outstanding, 2,219,413 shares of Voting Class F Common Stock were issued and outstanding and 605,286 shares of Non-Voting Class G Common Stock were issued and outstanding.


    Under certain circumstances, holders of certain classes of AverStar common stock receive more than, and holders of certain other classes of AverStar common stock receive less than, their pro rata share of distributions made on AverStar common stock.

    Certain classes of AverStar's common stock are subject to allocations, as provided in AverStar's certificate of incorporation and Stockholders Agreement, upon the occurrence of certain events, including the proposed merger.

VOTING RIGHTS

    TITAN. Subject to the voting rights of holders of any then outstanding Titan preferred stock, each share of Titan common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Titan. Shares of Titan common stock are not entitled to any cumulative voting rights.

    Each holder of Titan's $1.00 cumulative convertible preferred stock is entitled to one-third vote per share of such stock. Holders of the common stock and the $1.00 cumulative convertible preferred stock generally vote as a single class.

    AVERSTAR. The AverStar certificate of incorporation and bylaws provide that the holders of Voting Class A Common Stock, Voting Class B Common Stock, Voting Class C Common Stock, Voting Class D Common Stock, Voting Class E Common Stock and Voting Class F Common Stock shall vote together as one class on all matters presented to the stockholders. Each share of AverStar common stock is entitled to one vote. Any non-voting common stock may be converted at any time at the option of the holder for one share of voting common stock of the same class except that each share of Class G Non-Voting Common Stock may be converted into shares of Voting Class D Common Stock or shares of Non-Voting Class D Common Stock at any time at the option of the holder, initially at a rate of one share of Class D Common Stock for one share of Class G Common Stock, as such rate may be adjusted from time to time by certain anti-dilution provisions. Shares of AverStar common stock are not entitled to any cumulative voting rights.

PREEMPTIVE RIGHTS

    TITAN. Titan common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Titan or any other securities convertible into shares of any class of stock of Titan under Titan's certificate of incorporation.

    AVERSTAR. Each AverStar stock holder is entitled to preemptive rights under AverStar's Stockholders Agreement to purchase on a pro rata basis any "new securities" or "new stock" that AverStar proposes to issue for the purpose of raising additional private capital. New securities and new stock include any shares of AverStar common stock, any rights or options to purchase shares of

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common stock and any securities that may be converted into shares of common stock, except that the definitions of new securities and new stock do not include securities or stock issued:

    - pursuant to any employment agreement;

    - for the purpose of acquiring another company;

    - pursuant to any incentive stock option plans; or

    - by reason of the provisions with respect to the Class G Common Stock in AverStar's certificate of incorporation.

BUSINESS COMBINATIONS; SUPERMAJORITY VOTING REQUIREMENTS

    Titan and AverStar are subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

    - before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines "business combination" to include the following:

    - any merger or consolidation of the corporation with the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    - subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

    TITAN. Titan's certificate of incorporation and bylaws do not have supermajority or other special voting requirements for business combinations or other transactions.

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    AVERSTAR.  Averstar's Stockholders Agreement requires that a majority of
AverStar's board of directors, including at least one of the designees of John
C. Rennie and/or Signmund Goldblum, approve an extraordinary transaction. AverStar's certificate of incorporation and bylaws also do not have supermajority or other special voting requirements for business combinations or other transactions.

APPRAISAL RIGHTS

    TITAN. Titan's certificate of incorporation does not provide for appraisal rights other than those rights designated by the Delaware General Corporation Law. The Delaware General Corporation Law provides for appraisal rights only in the case of specified mergers or consolidations and not, unless the certificate of incorporation of a corporation so provides, in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. In addition, the Delaware General Corporation Law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation of a corporation so provides, to the holders of shares of a constituent corporation listed on a national securities exchange, or designated as a national market system security by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of those shares to receive, in exchange for those shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange or designated as described above, or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. The Delaware General Corporation Law also denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require approval by the stockholders of the surviving corporation.

    AVERSTAR. AverStar's certification of incorporation does not provide for appraisal rights other than those rights designated by the Delaware General Corporation Law, as summarized above.

SPECIAL MEETINGS OF STOCKHOLDERS

    TITAN. Titan's bylaws provide that special meetings may be called by Titan pursuant to Titan's notice of meeting provisions. The stockholders of Titan do not have the right to request or call a special meeting of stockholders, but a stockholder may nominate persons for election as directors at a special meeting called by Titan for the purpose of electing directors if the stockholder complies with the advance notice provisions of the bylaws. For information on these procedures, see "Description of Titan Capital Stock--Stockholder Advance Notice Procedures."

    AVERSTAR. The AverStar bylaws provides that special meetings of stockholders may be called by the president, a vice-president, the secretary, chairman of the board of directors, vice-chairman of the board of directors, a majority of the board of directors or by written request of the holders of a majority of the outstanding shares of AverStar common stock entitled to vote (voting together as a single class if more than one class of voting common stock is outstanding).

STOCKHOLDER ACTION WITHOUT A MEETING

    TITAN. Titan's bylaws provide that stockholder action may be taken by written consent instead of a meeting, but only upon compliance with advance notice and other procedural requirements specified in Titan's bylaws. Any Titan stockholder of record seeking to have Titan's stockholders authorize or take corporate action by written consent must, by written notice to Titan's secretary, request Titan's board of directors to fix a record date for the purpose of determining the stockholders entitled to consent to the action in writing without a meeting. Within ten days of receiving the notice, Titan's board of directors must adopt a resolution fixing the record date, which must not precede, or be more than ten days after,

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the date of the resolution. If the Titan board of directors does not fix a record date in this manner, the record date:

    - when no prior action by the Titan board of directors is required by applicable law, will be the first date on which a signed written consent describing the action taken or proposed to be taken is delivered to Titan; or

    - when prior action by the Titan board of directors is required by applicable law, will be at the close of business on the date on which the Titan board of directors adopts the resolution taking the required action.

In addition, Titan's bylaws provide that no stockholder action by written consent is effective until nationally recognized inspectors of election certify to Titan that the consents properly delivered to Titan represent at least the minimum number of votes that would be necessary to take the corporate action. All stockholder consents must be properly delivered to Titan within 60 days of the date that the earliest dated written consent was received by Titan.

    AVERSTAR. The AverStar bylaws permit any action required or permitted at any meeting of the stockholders to be taken without a meeting, without prior notice, and without a vote, if one or more written consents describing the action to be taken are signed by the holders of at least that number of shares of outstanding stock necessary to approve the matter at a meeting at which the holders of all shares entitled to vote were present and voted.

STOCKHOLDER PROPOSAL PROCEDURES

    TITAN. Titan's bylaws require that notice of proposals by stockholders to be brought before any annual meeting must be delivered to Titan not later than the 60th day nor earlier than the 90th day before the first anniversary of the preceding year's annual meeting. If, however, the annual meeting is more than 30 days before or more than 60 days after the anniversary date, the notice must be delivered not earlier than the 90th day nor later than the 60th day before the annual meeting, or the 10th day following the date on which Titan first publicly announces the annual meeting date. The notice must include, as to each matter the stockholder proposes to bring before the annual meeting:

    - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

    - the name, age and business and residential addresses, as they appear on Titan's records, of the stockholders proposing such business;

    - the class and number of Titan's capital stock which are beneficially owned by the stockholder; and

    - any material interest of the stockholder in the proposed business.

    AVERSTAR. The AverStar bylaws do not include any provisions regarding shareholder proposal procedures.

SHAREHOLDER RIGHTS PLAN

    TITAN. Titan is a party to the rights agreement with American Stock Transfer and Trust Company, as rights agent. For information on the rights agreement, see "Description of Titan Capital Stock--Preferred Share Purchase Rights."

    AVERSTAR.  AverStar is not a party to any shareholder rights plan.

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CLASSIFIED BOARD OF DIRECTORS

    TITAN. Titan's certificate of incorporation and bylaws do not provide for a classified board of directors. The size of Titan's board of directors is currently fixed by the Titan bylaws at nine directors.

    AVERSTAR. AverStar's certificate of incorporation and bylaws do not provide for a classified board of directors. The size of the AverStar board of directors was initially set by the bylaws at seven and may thereafter be increase or decreased (but not decreased to less than three directors) as determined by a majority of the AverStar board of directors or stockholders. The number of directors of AverStar is currently seven.

NOMINATIONS OF DIRECTORS

    TITAN. Subject to the rights of holders of Titan's $1.00 cumulative convertible preferred stock described below, Titan's bylaws provide that nominations for the election of directors may be made by Titan's board of directors or Titan's stockholders. Titan's bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the secretary of Titan, at Titan's principal office in San Diego, a written notice of the stockholder's intention to make a director nomination. The stockholder is required to furnish the notice not later than 60 days nor earlier than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the annual meeting is more than 30 days before or more than 60 days after the anniversary date, the notice must be delivered not earlier than the 90th day nor later than the 60th day before the annual meeting, or the 10th day following the date on which Titan first publicly announces the annual meeting date. The notice must set forth the following information:

    - the name and address of record of the stockholder who intends to make the nomination;

    - a representation that the stockholder is a holder of record of Titan common stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

    - the name, age, business and residential addresses and principal occupation or employment of each nominee;

    - a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

    - other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC; and

    - the written consent of each proposed nominee to serve as a director of Titan if so elected.

    Holders of Titan's $1.00 cumulative preferred stock are entitled to elect two directors to Titan's board of directors in the event of a default in the payment of dividends on the $1.00 cumulative convertible preferred stock. The size of Titan's board in this event would be increased by two directors.

    AVERSTAR. The AverStar bylaws provide that the terms of election and nomination of directors, other than the initial directors, will be determined in accordance with AverStar's Stockholders' Agreement. The Stockholders Agreement provides that AverStar will take all necessary actions to elect and re-elect as directors of AverStar the following:

    - two nominees designated by Michael B. Alexander (or in the event of Mr. Alexander's death or inability to act, the majority of the holders of Class A and Class D Voting Common Stock);

    - two nominees designated by Joel N. Levy/Peter M. Shulte, L.L.C.; and

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    - three nominees designated by John C. Rennie and/or Sigmund H. Goldblum (or in the event of Mr. Rennie's and Mr. Sigmund's death or inability to act, the majority of the holders of the Class F Common Stock); provided, however that J. Fernando Niebla has the right to designate one of Mr. Rennie's and Mr. Goldblum's nominees subject to the reasonable approval of the remaining members of AverStar's board of directors.

In addition, the Stockholders Agreement grants various parties the right to designate certain persons to act as an observer at, and to attend all the meetings of, the AverStar board of directors, but without the right to vote as a director at any such meeting.

REMOVAL OF DIRECTORS

    TITAN. Under Titan's bylaws, Titan's directors may be removed at any time, either with or without cause, by the affirmative vote of stockholders having a majority of the voting power of Titan. This bylaw provision is subject to rights under Titan's certificate of incorporation of holders of Titan's $1.00 cumulative convertible preferred stock during any period in which Titan defaults on the payment of dividends on the $1.00 cumulative convertible preferred stock.

    AVERSTAR. The AverStar bylaws provides that any director may be removed, with or without cause, at any time, by the nominee who elected such director in accordance with AverStar's Stockholders Agreement.

VACANCIES IN THE BOARD OF DIRECTORS

    TITAN. Titan's bylaws provide that, when any vacancy occurs in the Titan board of directors, whether by reason of an increase in the number of members composing the Titan board of directors, or otherwise, a majority of the remaining members of the Titan board of directors, even though less than a quorum may appoint a director or directors to fill such vacancy or vacancies. The bylaws further provide, however, that if a vacancy is caused by removal, then the successor must be elected by Titan stockholders at a special meeting called for that purpose. This bylaw provision is subject to rights under Titan's certificate of incorporation of holders of Titan's $1.00 cumulative convertible preferred stock during any period in which Titan defaults on the payment of dividends on the $1.00 cumulative convertible preferred stock.

    AVERSTAR. The AverStar bylaws provide that any vacancy in the AverStar board of directors, arising from the removal of a director or otherwise, may be filled by the nominee who elected or who has the right to elect such director in accordance with Averstar's Stockholders Agreement. Any vacancy in the AverStar board of directors arising by an increase in the number of members composing the AverStar board of directors may be filled by a majority of the board of directors, including at least one of the designees of John C. Rennie and/or Sigmund Goldblum.

INDEMNIFICATION

    TITAN. Titan's bylaws provide for indemnification by Titan, to the fullest extent permitted by law, of its officers, directors, employees and agents.

    AVERSTAR. The AverStar certificate of incorporation provides for indemnification by AverStar, to the fullest extent permitted by law, of its officers, directors and any other persons with respect of service to AverStar to the extent the AverStar board of directors specifies that such persons are entitled to indemnification.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    TITAN. Titan's certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware

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General Corporation Law. In addition, Titan's certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The effect of this provision is to eliminate the rights of Titan and its stockholders, through stockholder derivative suits on behalf of Titan, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in certain situations. The provision does not limit or eliminate the rights of Titan or any stockholder to seek non-monetary relief such as an injunction or rescission upon breach of a director's duty of care. This provision is consistent with section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations.

    AVERSTAR. The AverStar certificate of incorporation eliminates the personal liability of the AverStar directors to the same extent that the Titan certificate of incorporation eliminates the personal liability of the Titan directors.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    TITAN. Titan's certificate of incorporation may be amended under the Delaware General Corporation Law by a majority vote of the total number of shares outstanding and entitled to vote on the amendment. If any amendment of Titan's certificate of incorporation would adversely affect the rights of any holders of shares of a class or series of capital stock, or such holders are entitled to vote on the amendment, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize the amendment.

    AVERSTAR. AverStar's certificate of incorporation may be amended under the Delaware General Corporation Law by a majority vote of the total number of shares outstanding and entitled to vote on the amendment. The affirmative vote of at least 85% of the outstanding shares of each voting class, voting separately as a class, of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock and, if the interest of the holders of Class F Common Stock would be adversely affected by such change, Class F Common Stock would be required to amend or repeal the provisions of the certificate of incorporation regarding the rights and privileges of AverStar's common stock or the provisions of the Stockholders' Agreement regarding nomination and election of directors. If any amendment of AverStar's certificate of incorporation would adversely affect the rights of any holders of shares of Non-Voting Class G Common Stock the vote of the holders of at least 85% of all outstanding shares of Non-Voting Class G Common Stock, voting as a separate class, is also necessary to authorize the amendment. In addition, any term, covenant, agreement or condition in the AverStar certificate of amendment describing the rights of holders of Non-Voting Class G Common Stock may be amended or compliance thereof may be waived by a written consent signed by the holders of 66 2/3% or more in interest of the shares of Class G Common Stock outstanding at any time (excluding all shares owned by AverStar or any of its affiliates). If any such amendment or waiver will change the number of Class D Common Stock issuable upon the conversion of any share of Non-Voting Class G Common Stock or the manner of conversion, such amendment or waiver will also require the written consent of such affected share of Non-Voting Class G Common Stock.

AMENDMENT OF BYLAWS

    TITAN. Titan's bylaws may be amended or repealed either by the Titan board of directors, acting by the affirmative vote of a majority of the Titan directors, or by Titan's stockholders.

    AVERSTAR. AverStar's bylaws may be amended or repealed either by the AverStar board of directors, acting by the affirmative vote of a majority of the AverStar directors or by AverStar's stockholders holding a majority of common stock entitled to vote.

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                                 OTHER MATTERS

VALIDITY OF TITAN COMMON STOCK

    Hogan & Hartson L.L.P., counsel to Titan, has rendered a legal opinion to the effect that the Titan common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable.

EXPERTS

    The consolidated financial statements of The Titan Corporation as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, the consolidated financial statements of Advanced Communication Systems, Inc. as of September 30, 1998 and 1999 and for each of the three years in the period ended September 30, 1999, the financial statements of Transnational Partners II, LLC as of December 31, 1997 and 1998 and for the period from February 9, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 and the financial statements of JB Systems, Inc. (d.b.a. Mainsaver) as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and for the ten month period ended October 31, 1999, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Assist Cornerstone Technologies, Inc. at December 12, 1999, December 31, 1998 and December 31, 1997, and for the period ended December 12, 1999 and the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement/ prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and incorporated by reference herein, and are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of SFG Technologies, Inc. as of December 21, 1999, and December 31, 1998 and April 30, 1998 and for the period from January 1, 1999 to December 21, 1999, eight months ended December 31, 1998 and for the years ended April 30, 1996, 1997 and 1998 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of AverStar, Inc. at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999 and the ten-month period ended December 31, 1997 included in the proxy statement of AverStar, Inc. which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Titan has filed the registration statement of which this proxy statement/prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional information about Titan. The rules and regulations of the SEC allow Titan to omit from this proxy statement/prospectus certain information included in the registration statement.

    Titan files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The SEC file number for Titan's documents filed under the Exchange Act is 1-6035. You may read and copy any of this information at the following locations of the SEC:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center          500 West Madison Street
          Room 1024                     Suite 1300                     Suite 1400
   Washington, D.C. 20549        New York, New York 10048     Chicago, Illinois 60661-2511

    You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

    Titan files information electronically with the SEC. Our SEC filings are also available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

    The SEC allows Titan to "incorporate by reference" in this proxy statement/ prospectus certain documents the companies file with it, which means that Titan can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and information that Titan file later with the SEC will automatically update and supersede this information.

    Titan incorporates by reference the documents listed below and any future filings Titan will make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting of AverStar stockholders:


        1. Titan's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which was filed on March 30, 2000, including information incorporated by reference in the Form 10-K from the definitive proxy statement for the 2000 annual meeting of stockholders of Titan, which was filed on April 4, 2000;



        2. Titan's amendment to its Annual Report on Form 10-K which was filed on Form 10-K/A on May 23, 2000;



        3. Titan's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, which was filed on May 15, 2000; and



        4. Titan's Current Reports on Form 8-K which were filed on January 6, 2000 (as amended by filings on Form 8-K/A on January 19, 2000 and
    January 24, 2000), January 24, 2000 (as amended by filing on Form 8-K/A on January 28, 2000), February 3, 2000, February 4, 2000, February 8, 2000, March 9, 2000 (as amended by filing on Form 8-K/A on April 17, 2000), March 20, 2000 and March 31, 2000.


    In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

    You may obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or from Titan, by requesting these documents in writing or by telephone at the following addresses:

                             The Titan Corporation
                             3033 Science Park Road
                          San Diego, California 92121
                           Attn.: Investor Relations
                                 (858) 552-9500


    These documents are available from Titan without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/ prospectus forms a part. If you would like to request documents, please do so by June 19, 2000 to receive them before the special meeting of AverStar's stockholders.


    This document is a proxy statement of AverStar and a prospectus of Titan. AverStar has supplied all information contained in, or considered a part of, this proxy statement/prospectus relating to AverStar, and Titan has supplied all such information relating to Titan.

    Neither Titan nor AverStar has authorized anyone to give any information or make any representation about the merger or Titan or AverStar that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Titan or AverStar has incorporated into this document. Therefore, if anyone does give you information of this type, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                 AVERSTAR, INC.


                       CONSOLIDATED FINANCIAL STATEMENTS


                                    CONTENTS


YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE TEN-MONTH
  PERIOD ENDED DECEMBER 31, 1997
Report of Independent Auditors..............................     F-2

Audited Consolidated Financial Statements

Consolidated Balance Sheets.................................     F-3

Consolidated Statements of Operations.......................     F-4

Consolidated Statements of Changes in Redeemable Common
  Stock and Stockholders' Equity............................     F-5

Consolidated Statements of Cash Flows.......................     F-6

Notes to Consolidated Financial Statements..................     F-7

THREE MONTHS ENDED MARCH 31, 2000 AND 1999

Unaudited Consolidated Financial Statements

Unaudited Consolidated Statements of Operations.............    F-20

Consolidated Balance Sheets.................................    F-21

Unaudited Consolidated Statements of Cash Flows.............    F-22

Unaudited Consolidated Statements of Changes in Redeemable
  Common Stock and Stockholders' Equity.....................    F-23

Notes to Unaudited Consolidated Financial Statements........    F-24

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
AverStar, Inc.

    We have audited the accompanying consolidated balance sheets of AverStar, Inc. (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in redeemable common stock and stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998 and the ten-month period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AverStar, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the ten-month period ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts
March 24, 2000

                                 AVERSTAR, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Assets
Current assets:
  Cash and cash equivalents.................................  $    105   $   332
  Accounts receivable, net of allowances of $296 and $287 at
    December 31, 1999 and 1998..............................    37,394    24,148
  Unbilled accounts receivable, net of allowances of $450
    and $310 at December 31, 1999 and 1998..................     9,554    10,261
  Other current assets......................................     1,775     1,100
  Refundable income taxes...................................     1,068     1,662
  Deferred income taxes.....................................     1,347       734
                                                              --------   -------
    Total current assets....................................    51,243    38,237
Property and equipment:
  Land......................................................        90        90
  Computers, equipment and furniture........................    13,982     9,711
  Building and improvements.................................     1,746     1,610
                                                              --------   -------
                                                                15,818    11,411
Less allowances for depreciation............................    11,531     7,147
                                                              --------   -------
                                                                 4,287     4,264
Other assets:
  Deferred income taxes.....................................     1,013     1,794
  Intangible assets, net....................................    29,212    13,589
  Other assets..............................................     3,004     2,004
                                                              --------   -------
                                                                33,229    17,387

    Total assets............................................  $ 88,759   $59,888
                                                              ========   =======
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable..........................................  $  7,642   $ 7,596
  Accrued payroll and employee benefits.....................    10,850     7,109
  Accrued liabilities.......................................     7,139     9,249
  Revolving credit notes payable............................     8,600     2,500
  Current portion of long-term debt.........................     2,700       954
  Unearned revenue..........................................       656       913
                                                              --------   -------
    Total current liabilities...............................    37,587    28,321
Long-term debt:
  Senior debt...............................................    40,800    23,583
  Subordinated debt.........................................     4,666     4,573
                                                              --------   -------
                                                                45,466    28,156
Net liabilities of discontinued operations..................        --       565
Redeemable common stock, 1,949,595 and 2,202,875 shares
  issued and outstanding at December 31, 1999 and 1998......     4,961     5,598
Stockholders' equity (deficit):
  Common stock, $.001 par value per-share; authorized
    17,000,000 shares; issued 5,057,150 and 4,766,344 shares
    at December 31, 1999 and 1998...........................         5         5
  Additional paid-in capital................................    11,665    10,284
  Accumulated deficit.......................................   (10,271)  (12,847)
  Deferred compensation.....................................       (53)      (80)
  Treasury stock at cost, 141,664 and 42,105 shares at
    December 31, 1999 and 1998..............................      (601)     (114)
                                                              --------   -------
    Total stockholders' equity (deficit)....................       745    (2,752)
                                                              --------   -------
    Total liabilities and stockholders' equity..............  $ 88,759   $59,888
                                                              ========   =======

                            See accompanying notes.

                                 AVERSTAR, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR          YEAR        TEN-MONTH
                                                              ENDED         ENDED      PERIOD ENDED
                                                           DECEMBER 31   DECEMBER 31   DECEMBER 31
                                                              1999          1998           1997
                                                           -----------   -----------   ------------
Revenues.................................................   $184,336      $121,056        $53,646
Costs and expenses:
  Cost of revenues.......................................    145,130        93,604         41,685
  Selling, general and administrative....................     28,919        20,581         10,403
                                                            --------      --------        -------
Income from operations...................................     10,287         6,871          1,558
Interest expense, net....................................      4,582         2,269          1,206
Offering expenses........................................        845            --             --
                                                            --------      --------        -------
Income from continuing operations before income taxes....      4,860         4,602            352
Provision for income taxes...............................      2,284         2,168            154
                                                            --------      --------        -------
Income from continuing operations........................      2,576         2,434            198
Loss from discontinued operations, net of income tax
  benefit of $1,659 in 1998 and $664 in 1997.............         --        (2,489)        (1,727)
Loss on disposal of discontinued operations, net of
  income tax benefit of $1,267...........................         --        (2,633)            --
                                                            --------      --------        -------
Net income (loss)........................................   $  2,576      $ (2,688)       $(1,529)
                                                            ========      ========        =======
Earnings per share:
  Basic:
    Income from continuing operations....................   $   0.37      $   0.38        $  0.05
    Discontinued operations..............................         --         (0.80)         (0.45)
                                                            --------      --------        -------
                                                            $   0.37      $  (0.42)       $ (0.40)
                                                            ========      ========        =======
  Diluted:
    Income from continuing operations....................   $   0.34      $   0.36        $  0.04
    Discontinued operations..............................         --         (0.75)         (0.38)
                                                            --------      --------        -------
                                                            $   0.34      $  (0.39)       $ (0.34)
                                                            ========      ========        =======
Weighted-average shares outstanding:
  Basic..................................................      6,877         6,428          3,865
  Diluted................................................      7,500         6,847          4,552

                            See accompanying notes.

                                 AVERSTAR, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE COMMON STOCK AND STOCKHOLDERS'
                                     EQUITY
                                 (IN THOUSANDS)

                                                                         STOCKHOLDERS' EQUITY (DEFICIT)
                                                          -------------------------------------------------------------
                                        REDEEMABLE
                                       COMMON STOCK          COMMON STOCK       ADDITIONAL
                                    -------------------   -------------------    PAID-IN     ACCUMULATED     DEFERRED
                                     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT     COMPENSATION
                                    --------   --------   --------   --------   ----------   -----------   ------------
Balance at February 28, 1997......   1,179      $1,280     2,699        $3        $ 4,129      $ (8,630)
Payment of promissory notes.......                 132
Purchase of treasury stock........
Deferred compensation.............                                                    133                      $(133)
Stock option vesting..............                                                                                27
Stock contribution to Profit
  Sharing Plan....................                           151                      240
Net loss..........................                                                               (1,529)
                                     -----      ------     -----        --        -------      --------        -----
Balance at December 31, 1997......   1,179       1,412     2,850         3          4,502       (10,159)        (106)
Issuance of shares in connection
  with acquisition................   1,030       4,211     1,831         2          5,670
Options exercised.................                            79                       87
Purchased treasury stock..........
Redeemed stock....................      (6)        (25)        6                       25
Deferred compensation.............                                                                                26
Net loss..........................                                                               (2,688)
                                     -----      ------     -----        --        -------      --------        -----
Balance at December 31, 1998......   2,203       5,598     4,766         5         10,284       (12,847)         (80)
Distribution to shareholders of
  net liabilities of discontinued
  operations......................                                                    565
Purchased treasury stock..........
Redeemed stock....................     (49)       (200)       49                      200
Expired stock redemption..........    (204)       (437)      204                      437
Stock contribution to Profit
  Sharing Plan....................                            33                      173
Options exercised.................                             5                        6
Deferred compensation.............                                                                                27
Net income........................                                                                2,576
                                     -----      ------     -----        --        -------      --------        -----
Balance at December 31, 1999......   1,950      $4,961     5,057        $5        $11,665      $(10,271)       $ (53)
                                     =====      ======     =====        ==        =======      ========        =====

                                      STOCKHOLDERS' EQUITY (DEFICIT)
                                    -----------------------------------
                                         TREASURY
                                           STOCK          STOCKHOLDERS'
                                    -------------------      EQUITY
                                     SHARES      COST       (DEFICIT)
                                    --------   --------   -------------
Balance at February 28, 1997......                           $(4,498)
Payment of promissory notes.......
Purchase of treasury stock........      23      $ (35)           (35)
Deferred compensation.............
Stock option vesting..............                                27
Stock contribution to Profit
  Sharing Plan....................                               240
Net loss..........................                            (1,529)
                                      ----      -----        -------
Balance at December 31, 1997......      23        (35)        (5,795)
Issuance of shares in connection
  with acquisition................                             5,672
Options exercised.................                                87
Purchased treasury stock..........      13        (54)           (54)
Redeemed stock....................       6        (25)
Deferred compensation.............                                26
Net loss..........................                            (2,688)
                                      ----      -----        -------
Balance at December 31, 1998......      42       (114)        (2,752)
Distribution to shareholders of
  net liabilities of discontinued
  operations......................                               565
Purchased treasury stock..........      51       (266)          (266)
Redeemed stock....................      49       (221)           (21)
Expired stock redemption..........                               437
Stock contribution to Profit
  Sharing Plan....................                               173
Options exercised.................                                 6
Deferred compensation.............                                27
Net income........................                             2,576
                                      ----      -----        -------
Balance at December 31, 1999......     142      $(601)       $   745
                                      ====      =====        =======

                            See accompanying notes.

                                 AVERSTAR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                           YEAR          YEAR       TEN-MONTH PERIOD
                                                           ENDED         ENDED           ENDED
                                                        DECEMBER 31   DECEMBER 31     DECEMBER 31
                                                           1999          1998             1997
                                                        -----------   -----------   ----------------
OPERATING ACTIVITIES
Income from continuing operations.....................   $  2,576       $ 2,434         $   198
Adjustments to derive cash flows from continuing
  operating activities:
  Depreciation and amortization.......................      6,813         3,228             935
  Deferred income taxes...............................        168        (2,384)             29
  Loss on disposal of fixed assets....................                      315               5
  Change in assets and liabilities:
    Accounts receivable...............................     (6,847)       (8,212)           (839)
    Unbilled accounts receivable......................      4,082           209          (1,322)
    Other current assets..............................       (440)          861            (110)
    Accounts payable..................................     (1,654)       (3,226)          2,323
    Accrued payroll and employee benefits.............        830         1,491             487
    Accrued liabilities...............................     (3,702)        6,817             422
    Unearned revenue..................................       (257)          378             (71)
    Refundable income taxes...........................        594          (612)         (1,050)
                                                         --------       -------         -------
Net cash provided by continuing operating
  activities..........................................      2,163         1,299           1,007
Net cash used in discontinued operating activities....         --        (8,951)         (1,367)
                                                         --------       -------         -------
Net cash provided by (used in) operating activities...      2,163        (7,652)           (360)

INVESTING ACTIVITIES
Acquisitions net of cash acquired.....................    (23,260)       (6,749)           (400)
Proceeds from sale of division........................         --         1,000             100
Purchase of equipment and leaseholds..................     (2,546)       (2,615)         (1,866)
Deposits and investment in other assets...............        610           365            (305)
                                                         --------       -------         -------
Net cash used in investing activities.................    (25,196)       (7,999)         (2,471)

FINANCING ACTIVITIES
Issuance of common stock..............................          6            87             240
Purchase of redeemable common stock and treasury
  stock...............................................       (487)          (79)            (35)
Net borrowings of revolving credit....................      6,100           500           2,000
Repayments of long-term debt..........................    (26,037)       (5,011)             (1)
Proceeds from issuance of long-term debt..............     43,224        16,500
Repayment of loan from shareholder....................         --            --             144
                                                         --------       -------         -------
Net cash provided by financing activities of
  continuing operations...............................     22,806        11,997           2,348
Net cash provided by financing activities of
  discontinued operations.............................         --         3,855              --
                                                         --------       -------         -------
Net cash provided by financing activities.............     22,806        15,852           2,348
                                                         --------       -------         -------
Net (decrease) increase in cash and cash
  equivalents.........................................       (227)          201            (483)
Cash and cash equivalents at beginning of period......        332           131             614
                                                         --------       -------         -------
Cash and cash equivalents at end of period............   $    105       $   332         $   131
                                                         ========       =======         =======

                            See accompanying notes.

                                 AVERSTAR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

NATURE OF OPERATIONS

    AverStar, Inc. (AverStar or the Company) provides information technology, or IT, services and software products for the mission-critical systems of civilian and defense agencies of the United States government, as well as large commercial companies.

BASIS OF PRESENTATION

    These consolidated financial statements include the accounts of AverStar and its wholly-owned subsidiary, Computer Based Systems, Inc. (CBSI). The Company was incorporated in Delaware on February 4, 1998 for the purpose of combining the businesses of Apollo Holdings, Inc. (Apollo) and Pacer Infotec, Inc. (Pacer). All material intercompany balances and transactions have been eliminated.

    Prior to February 4, 1998, the Company operated as Apollo, and the financial statements included herein reflect the operations of Apollo for those periods presented. On February 4, 1998, the Company was formed by the Apollo shareholders to acquire the business of Pacer (see Note 2) and to combine the businesses of Apollo and Pacer. In connection with these activities, the Company effected exchanges of stock with both Apollo and Pacer shareholders at the time of the acquisition of Pacer. As described in Note 2, the acquisition of Pacer has been accounted for as a purchase. The exchange by Apollo shareholders of their shares in Apollo for their shares in AverStar was accounted for as an exchange of shares by entities under common control in accordance with paragraph 5 of APB No. 16. Accordingly, the Apollo operations retained their historical cost basis. All share and per share data in these financial statements and related footnotes have been adjusted to reflect such exchanges.

    In 1997, the Board of Directors changed Apollo's fiscal year from the last day of February to the last day of December. For the year ended December 31, 1999, the financial statements include twelve months of operations for AverStar and approximately nine months of operations of CBSI. For the year ended December 31, 1998, the financial statements include twelve months of operations for Apollo and approximately ten months of operations for Pacer. For the period ended December 31, 1997, the financial statements include ten months of operations for Apollo.

REVENUE RECOGNITION

    Contracts with the Federal Government, or prime contractors of the Federal Government, are cost reimbursable with a fee that is fixed or awarded based on performance, and time and materials. Contracts with commercial enterprises are fixed price and time and materials. Overhead and general and administrative costs charged on U.S. Government contracts are generally subject to audit by the Federal Government. These contracts provide for periodic payments as the services are performed and generally do not represent any unusual burden on the Company's liquidity. All contracts with the Federal Government are subject to termination by the customer. The Company has not suffered any adverse effects from the termination of Government contracts in the past.

    The Company recognizes revenue on government and commercial contracts under the percentage-of-completion method in accordance with Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." The percentage of completion is determined by relating the costs incurred to date to the estimated total costs at completion. The cumulative effects resulting from revisions of estimated total contract costs and

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED) revenues are recorded in the period in which the facts requiring revision become known. When a loss is anticipated on a contract, the full amount of the anticipated loss is provided for when it becomes probable. The Company sometimes recognizes revenue that is not billable to the customer at a given balance sheet date. Such amounts are included in unbilled receivables.

    Revenues from standard software products are recognized upon shipment in accordance with Statement of Position 97-2, "Software Revenue Recognition," as amended by the Statement of Position 98-4. Revenues from maintenance agreements are recognized over the life of the maintenance agreement. Per unit royalties earned from the license of standard software products are recognized when received from the customer.

CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

UNBILLED ACCOUNTS RECEIVABLE

    Unbilled accounts receivable represent amounts earned on contracts in process and retainage that are not billable at the balance sheet date. Such amounts generally become billable upon completion of a specific phase of the contract, documentation of approved contract modifications, completion of government audit or upon customer acceptance, if the Company believes the acceptance criteria present no risk to the Company. The Company has not recognized significant revenue relating to customer claims for amounts in excess of agreed-upon contract prices. To the extent billings exceed costs incurred, plus fees or less losses, the difference is recorded as unearned revenue.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. The Company provides for depreciation and amortization over estimated useful lives using the straight-line method as follows:

ASSET CLASSIFICATION                                         ESTIMATED USEFUL LIFE
--------------------                        --------------------------------------------------------
Buildings                                   30 years

Improvements                                Lesser of lease term or estimated life of improvement

Computers, equipment and furniture          2-7 years

STOCK COMPENSATION

    The Company accounts for grants of stock options in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." (See
Note 10).

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

IMPAIRMENT EVALUATION

    The Company examines the carrying value of its long-lived assets, identifiable intangibles and goodwill to determine whether there are any impairment losses. If indicators of impairment were present in those assets, and future undiscounted cash flows were not expected to be sufficient to recover the assets' carrying amounts, an impairment loss would be charged to expense in the period identified. No event has been identified that would indicate an impairment of the value of long-lived assets, identifiable intangibles and goodwill recorded in the accompanying consolidated financial statements.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that subject the Company to credit risk consist of cash equivalents and accounts receivable. The risk with respect to cash equivalents is minimized by the Company's policies in which investments are placed with highly rated issuers with relatively short maturities. The risk with respect to accounts receivable is minimized due to the fact that customer accounts and unbilled receivables represent amounts earned under the Company's contracts, which are principally with U.S. Government agencies.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's cash equivalents, accounts receivable, long-term debt and redeemable common stock are carried at cost, which approximates fair value.

RECLASSIFICATIONS

    Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 basis of presentation.

SEGMENTS OF AN ENTERPRISE

    The Company has one reportable segment from continuing operations: the development and delivery of information technology products and services. The U.S. Government and its prime aerospace, civil and defense contractors accounted for approximately 90%, 90% and 80% of the Company's revenues for the years ended December 31, 1999 and 1998 and the ten-month period ended December 31, 1997, respectively.

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)
PENDING ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (FAS 133), "Accounting for Derivative Investments and Hedging Activities," which required adoption for fiscal years beginning after June 15, 1999. FAS 133 was subsequently amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and now will be effective for fiscal years beginning after June 15, 2000, with earlier adoption permitted. The adoption of FAS 133 is not expected to have a material impact on the results of operations or financial position of the Company.

    In December 1999, the Securities Exchange Commission issued Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes the application of generally accepted accounting principles to revenue recognition in financial statements. On March 24, 2000, the SEC issued an Amendment to SAB 101 (SAB 101A), delaying the effective date for certain companies. The Company will adopt SAB 101 in the second quarter of fiscal 2000 and is presently analyzing what impact, if any, SAB 101 will have on the results of operations or financial position of the Company.

2. ACQUISITIONS

    On February 27, 1998, Pacer, a company providing software-engineering services primarily to government customers, was acquired for a purchase price of approximately $17,000,000, plus transaction-related expenses of approximately $1,700,000. Of the total purchase price, approximately $7,000,000 was paid in cash to Pacer shareholders. The balance was paid by the issuance of approximately 2,255,000 shares of Class F common stock issued by AverStar and the fair value of options exchanged in the transaction; said shares and options having a value of approximately $10,000,000. The acquisition has been accounted for using the purchase method of accounting, whereby assets and liabilities have been allocated based upon their respective fair values, resulting in goodwill and other intangible assets of approximately $12 million, which will be amortized for periods not to exceed 20 years.

    On March 18, 1999, the Company acquired all of the outstanding shares of Computer Based Systems, Inc. (CBSI) for $26,000,000, plus transaction related expenses of $261,000. CBSI provides IT network operations services primarily to government customers. Of the total purchase price, $25,000,000 was paid to the shareholders at the closing, with the balance paid equally over five years. The acquisition was accounted for using the purchase method of accounting, whereby assets and liabilities have been allocated based upon their respective fair value, resulting in goodwill and other intangibles assets of approximately $19,100,000, which will be amortized for periods not to exceed 20 years.

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

2. ACQUISITIONS (CONTINUED)

    Unaudited pro forma results of operations are shown below for the acquisitions of Pacer and CBSI for the years ended December 31, 1999 and 1998, as if the acquisitions occurred on January 1, 1998:

                                                               DECEMBER 31
                                                          ---------------------
                                                            1999        1998
                                                          ---------   ---------
                                                          (IN THOUSANDS, EXCEPT
                                                           PER SHARE AMOUNTS)
Revenue.................................................  $194,938    $169,039
Income from continuing operations.......................     3,186          73
Net income (loss).......................................     3,186      (5,049)
Net income (loss) per share.............................      0.46       (0.79)

3. DISCONTINUED OPERATIONS

    In December 1998, the Board of Directors of AverStar, Inc. adopted a plan to divest of its 66% interest in Intermetrics Entertainment Software, Inc.'s (IES) operations, which developed software games, by distributing such interest to AverStar shareholders.

    As part of the plan to dispose of IES, the Company converted $1.3 million of contributed capital (representing capital contributed by the Company reduced by cumulative operating losses) into an 8.5% term loan due on December 31, 2001. In connection with this conversion, the Company recorded the term loan and fully reserved the amount and also fully reserved a pre-existing term loan of $400,000 because, based upon forecasted operating results for IES, the Company believed it was uncollectible. This write-off is part of the loss on disposal of discontinued operations described below. In addition, the Company was obligated to provide on demand financing of up to $2 million pursuant to an 8.5% revolving credit agreement, unless IES filed for bankruptcy, is in the process of liquidation or the equivalent. Under the terms of the revolving credit agreement, no new borrowings may occur subsequent to December 31, 1999 and amounts borrowed are due on December 31, 2001. As of December 31, 1999, the Company funded the revolving credit agreement up to the maximum $2 million. Management does not believe such amount will be recoverable and, therefore, has assigned no value to it in the accompanying consolidated financial statements. The Company is, however, pursuing collection efforts. Any subsequent recovery of such amounts due under the term loans or the revolving credit agreement, all of which are due not later than December 31, 2001, and currently represent a deferred gain of $3,700,000, will be reflected as a gain from discontinued operations at the time of such recovery.

    The major components of the $3,900,000 loss on disposal of discontinued operations in 1998 are estimated operating losses through the disposal date of $500,000, estimated remaining funding commitment of $1,500,000 pursuant to a $2,000,000 revolving credit agreement, estimated professional fees of $200,000 and write-offs of estimated non-recoverable term loans of $1,700,000.

    As of December 31, 1998, the liabilities of IES exceeded its assets by $565,000, which comprised billed and unbilled accounts receivable of $4,200,000, other assets and equipment of $2,300,000, bank debt of $3,900,000, accrued expenses of $1,500,000 and obligations to AverStar of approximately $1,700,000. Included in the loss on disposal in 1998 is approximately $500,000 of operating losses from the date the plan was adopted through the date of divestiture, which occurred on March 18, 1999.

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

3. DISCONTINUED OPERATIONS (CONTINUED)
    In addition, interest of $293,000 was allocated to the loss from discontinued operations based on the financing that was specifically attributed to those operations.

    Revenues from discontinued operations were $1,516,000 for the period from January 1, 1999 through March 18, 1999, $7,232,000 for the year ended
December 31, 1998 and $1,928,000 for the period from August 9, 1997 through December 31, 1997. Losses from operations for these periods were approximately $715,000, $3,895,000 and $1,802,000, respectively.

4. INTANGIBLE ASSETS

    The following represents the components of net intangible assets at December 31, 1999 and 1998 that are being amortized using the straight-line method over their estimated useful lives:

                                                                  DECEMBER 31
                                                 ESTIMATED    -------------------
                                                USEFUL LIFE     1999       1998
                                                -----------   --------   --------
                                                                (IN THOUSANDS)
Cost in excess of fair value of net assets
  acquired....................................  15-20 years   $26,154    $12,458
Assembled workforce...........................    4-7 years     1,531        875
Contract backlog..............................    18 months       830        256
Non-compete agreement.........................      5 years       697         --
                                                              -------    -------
                                                              $29,212    $13,589
                                                              =======    =======

    Accumulated amortization relating to these intangible assets was $3,464,000 and $1,005,000 at December 31, 1999 and 1998, respectively.

5. INCOME TAXES

    The provision for (benefit from) income taxes from continuing operations for the years ended December 31, 1999 and 1998 and the ten-month period ended December 31, 1997 consists of the following:

                                                                DECEMBER 31
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Current:
  Federal............................................   $1,987     $2,507      $117
  State..............................................      465        502         8
                                                        ------     ------      ----
                                                         2,452      3,009       125
Deferred:
  Federal............................................     (148)      (715)       63
  State..............................................      (20)      (126)      (34)
                                                        ------     ------      ----
                                                          (168)      (841)       29
                                                        ------     ------      ----
    Total............................................   $2,284     $2,168      $154
                                                        ======     ======      ====

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

5. INCOME TAXES (CONTINUED)
    The following table reconciles the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income from continuing operations before income taxes for the years ended December 31, 1999 and 1998 and the ten month period ended December 31, 1997:

                                                                 DECEMBER 31
                                ------------------------------------------------------------------------------
                                  1999           %            1998           %            1997           %
                                --------      --------      --------      --------      --------      --------
                                                                (IN THOUSANDS)
Income tax expense at
  statutory rate..............   $1,652         34.0%        $1,564         34.0%         $120          34.0%
State income tax (net)........      292          6.0            276          6.0            21           6.0
Non-deductible items..........      340          7.0            328          7.1            13           4.0
                                 ------         ----         ------         ----          ----          ----
Total.........................   $2,284         47.0%        $2,168         47.1%         $154          44.0%
                                 ======         ====         ======         ====          ====          ====
Income taxes paid.............   $1,521                      $1,481                       $418
                                 ======                      ======                       ====

    Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The significant temporary differences included in net deferred tax assets at December 31, 1999 and 1998 are as follows:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Accrued liabilities.......................................  $ 3,297    $ 3,195
Accounts and unbilled receivables.........................   (1,770)    (1,511)
Depreciation and amortization.............................      982        766
Other.....................................................     (149)        78
                                                            -------    -------
Net deferred income tax asset.............................  $ 2,360    $ 2,528
                                                            =======    =======

6. BENEFIT PLANS

    The Company has a 401(k) Profit Sharing and Savings Plan (the Plan) that covers substantially all employees and provides for a Company matching contribution. As defined under the Plan, employees are allowed to contribute the maximum established by law, and the Company may match 50% of an employee's contribution, up to 4% of an employee's eligible compensation. Expenses relating to the Plan amounted to $1,771,000 and $1,405,000 for the years ended
December 31, 1999 and 1998 and $784,000 for the ten-month period ended
December 31, 1997. In 1999, $120,000 of forfeitures from unvested benefits of terminated employees were used to reduce the expenses of the Plan.

7. BORROWINGS

    On March 18, 1999, simultaneous with the CBSI closing described in Note 2, the Company entered into an agreement to provide up to $75,000,000 of secured financing, based upon availability, comprised of $45,000,000 in Senior Term Loans A and B and a $30,000,000 revolving credit facility note. The Senior Term Loans and revolving credit facility note are secured by substantially all of the Company's

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

7. BORROWINGS (CONTINUED)
tangible and intangible assets. Expenses associated with the financing amounted to approximately $1,800,000. Proceeds from the financing agreement were used to pay CBSI shareholders, retire existing debt and provide for working capital requirements.

    Senior Term A Note of $15,000,000 matures on March 17, 2004 and carries a variable interest rate of up to LIBOR plus 2.75% with three days notice of renewal, or up to Prime plus 1.50% for same day notice of renewal. Senior Term B Note of $30,000,000 matures on March 17, 2005 and carries a variable interest rate of LIBOR plus 3% with three days notice of renewal or Prime plus 1.75% for same day notice of renewal. The six-month LIBOR rate on December 31, 1999 was 6.17%. The revolving facility note matures on March 17, 2004 and carries a variable interest rate of up to LIBOR plus 2.75% with three days notice of renewal or up to Prime plus 1.50% for same day notice of renewal. The weighted average interest rate on the revolving facility note was 8.47% in 1999. At December 31, 1999, the Company had $5,000,000 of unsecured subordinated notes. The interest rate on the subordinated notes is fixed at 13% per annum.

    These agreements contain covenants pertaining to consolidated net worth and certain ratios and restrictions including: current assets to current liabilities ratio, fixed charge and interest coverage ratio, limitations on liens, restricted payments and investments, transactions with affiliates, sale of assets, sale and leaseback transactions, and mergers and consolidations.

    At December 31, 1999, the Company had $43,500,000, $8,600,000 and $5,000,000
payable under the senior term loans, revolving credit facility note and subordinated notes, respectively. The interest paid on all borrowings was $4,896,000 and $2,809,000 for the years ended December 31, 1999 and 1998 and $1,255,000 for the ten-month period ended December 31, 1997.

    The following represents aggregate maturities of long-term debt pursuant to these borrowing arrangements:

                                                                AMOUNT
                                                              -----------
2000........................................................  $ 2,700,000
2001........................................................    3,600,000
2002........................................................    4,200,000
2003........................................................    4,500,000
Thereafter..................................................   33,500,000
                                                              -----------
                                                              $48,500,000
                                                              ===========

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

8. CAPITAL STOCK

    The following summarizes the classes of stock the Company has authorized and issued as of December 31, 1999 and 1998:

                                     SHARES AUTHORIZED          SHARES ISSUED
                                        DECEMBER 31              DECEMBER 31
                                  -----------------------   ---------------------
CLASS OF COMMON STOCK                1999         1998        1999        1998
---------------------             ----------   ----------   ---------   ---------
A--Voting.......................   2,280,471    2,280,471   1,847,687   1,847,687
A--Non-voting...................     105,190      105,190      84,152      84,152
B--Voting.......................   1,867,808    1,867,808   1,494,246   1,494,246
B--Non-voting...................     290,873      290,873     232,698     232,698
C--Voting.......................     182,939      182,939     146,352     146,352
D--Voting.......................   3,681,251    3,681,251     188,448     150,925
D--Non-voting...................     756,608      756,608          --          --
E--Voting.......................      91,470       91,470      73,176      73,176
F--Voting.......................   6,000,000    6,000,000   2,334,700   2,334,697
G--Non-voting...................     756,608      756,608     605,286     605,286
H--Not designated...............     986,782      986,782          --          --
                                  ----------   ----------   ---------   ---------
  Total shares..................  17,000,000   17,000,000   7,006,745   6,969,219
                                  ==========   ==========   =========   =========

    In connection with the merger of Apollo and Pacer (as described in Note 2), the Apollo stockholders agreed to exchange their shares of Class A, B, C, D, E and G into shares of AverStar at a ratio of approximately 4.6:1. Pacer stockholders were given the choice of receiving $2.00 per share in cash or exchanging their shares of Pacer into Class F shares of AverStar at a ratio of approximately 0.5:1. Such issuance and exchanges are reflected in the table.

    Certain classes of common stock have provisions which require the holders, in certain circumstances, to share a portion of proceeds received upon the sale of such shares with holders of other classes of common stock.

9. REDEEMABLE COMMON STOCK

    In connection with the Pacer acquisition (as described in Note 2), the Company granted certain shareholders rights that require the Company to purchase up to a maximum number of shares of Class F--voting common stock held by the shareholders at $4.09 per share over a four-year period. Shares that are not redeemed in a year convert to shareholders' equity and the shareholders' rights to redeem these shares expire. The 1999 activity and schedule of Class F--voting redeemable shares are as follows:

                                                               SHARES
                                                              --------
Balance at December 31, 1998................................  454,035
Redeemed in 1999............................................   30,562
                                                              -------
Balance at December 31, 1999................................  423,473
                                                              =======

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

9. REDEEMABLE COMMON STOCK (CONTINUED)
    Class F--voting redeemable shares and related maximum amounts redeemable annually as of December 31, 1999 are as follows:

                                                          SHARES      AMOUNT
                                                         --------   ----------
2000...................................................  229,218    $  937,500
2001...................................................  194,255       794,500
                                                         -------    ----------
  Total................................................  423,473    $1,732,000
                                                         =======    ==========

    Certain Class F--voting, redeemable shares serve as collateral on a note receivable of approximately $850,000 issued to the Company by a former employee. The note bears interest at 6.36% per annum with scheduled repayments through May 2001. In the event the Class F shareholder presents certain shares to the Company for redemption, the proceeds from such redemption are required to be remitted to the Company in satisfaction of this note, which is included in other assets in the accompanying consolidated balance sheet.

    In addition to the redemption features of the Class F--voting shares, the Company has also granted to certain management shareholders the right to have the Company redeem shares of Class A-F stock at certain amounts, as defined. As of December 31, 1999, management shareholders held approximately 1,526,000 shares with an estimated redemption of fair value of $3,429,000. The redemption of such shares is limited in the first five years by amounts stipulated in the Stockholder Agreements. Upon the occurrence of certain events, including an initial public offering, the redemption features for all classes of stock lapse.

    The Company holds promissory notes of $200,000 issued by certain employees for the purchase of Class A common stock. The promissory notes, which are fully recourse to the issuers and have been classified as a reduction of redeemable common stock, bear interest at 7% per annum. Interest is payable semiannually or annually, and the principal is scheduled for payment from March 2000 through August 2005.

10. STOCK OPTIONS

    The Company has a Long-Term Incentive Plan (the Plan) pursuant to which the Company may grant Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Purchase Rights or Other Stock-Based Awards. The maximum aggregate number of shares of stock reserved and available for distribution under the Plan shall be 3,349,447, reduced by the number of shares of stock subject to being issued from time to time upon the exercise of outstanding awards granted under the Plan. At December 31, 1999, there were 1,779,834 shares of stock reserved and available for distribution.

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," and will continue to account for option grants to employees under the Plan in accordance with APB No. 25, "Accounting for Stock Issued to Employees." Adoption of SFAS No. 123 did not have a material impact on the Company's financial statements and, accordingly, no pro forma net income has been disclosed for the years ended December 31, 1999 and 1998 and the ten-month period ended December 31, 1997 for the

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

10. STOCK OPTIONS (CONTINUED)
compensation expense of option grants which otherwise would be required under the disclosure requirements of SFAS No. 123.

    The fair market value of each option grant is estimated on the date using the Minimum Value option-pricing model with the following weighted-average assumptions used for grants issued in the years ended December 31, 1999 and 1998 and the ten-month period ended December 31, 1997:

                                                           DECEMBER 31
                                                ---------------------------------
                                                  1999        1998        1997
                                                ---------   ---------   ---------
Dividend yield................................      0%          0%          0%
Expected lives (years)........................      5           5           5
Range of risk-free interest rates.............  5.09-5.38%  6.22-6.36%  5.70-6.37%

    A summary of the status of the Company's stock compensation plan as of December 31, 1999, 1998 and 1997 and changes during the periods ending on those dates is presented below:

                                                                DECEMBER 31
                                    --------------------------------------------------------------------
                                            1999                    1998                    1997
                                    ---------------------   ---------------------   --------------------
                                                WEIGHTED-               WEIGHTED-              WEIGHTED-
                                                 AVERAGE                 AVERAGE                AVERAGE
                                                EXERCISE                EXERCISE               EXERCISE
                                     SHARES       PRICE      SHARES       PRICE      SHARES      PRICE
                                    ---------   ---------   ---------   ---------   --------   ---------
FIXED OPTIONS
Outstanding at beginning of
  year............................  1,323,433     $2.58       588,789     $1.37     533,908     $ 1.37
Granted...........................    190,000      5.25            --        --      54,881       1.37
Exchanged.........................         --        --       845,086      3.29          --         --
Exercised.........................     (4,573)     1.37       (79,473)     1.10          --         --
Forfeited.........................    (23,293)     2.20       (30,969)     2.70          --         --
                                    ---------               ---------               -------
Outstanding at end of year........  1,485,567      2.93     1,323,433      2.58     588,789       1.37
                                    =========               =========               =======
Options exercisable at year end...    763,458                 757,055               100,836
Weighted-average fair market value
  of options granted/exchanged
  during the year.................  $    1.20               $    0.94               $  0.34

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

10. STOCK OPTIONS (CONTINUED)

    The following table summarizes information about stock options at December 31, 1999:

                                  OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                          -----------------------------------   --------------------
                                       WEIGHTED-
                                        AVERAGE     WEIGHTED-              WEIGHTED-
                                       REMAINING     AVERAGE                AVERAGE
                                      CONTRACTUAL   EXERCISE               EXERCISE
RANGE OF EXERCISE PRICES   NUMBER        LIFE         PRICE      NUMBER      PRICE
------------------------  ---------   -----------   ---------   --------   ---------
$1.37 to $2.11              593,050    7.8 years     $  1.41     55,941      $1.82
$2.44 to $2.99              103,719    6.6              2.52    103,719       2.52
$3.15 to $3.91              586,681    7.3              3.78    586,681       3.78
$4.05 to $5.25              202,117    4.6              5.15     17,117       4.08
                          ---------                             -------
                          1,485,567    7.2              2.93    763,458       3.47
                          =========                             =======

11. COMMITMENTS AND CONTINGENCIES

    The Company leases certain equipment and operating facilities under non-cancelable operating leases expiring at various dates through May 2009. Major facilities have leases with options to renew of between three and five years. Facilities and equipment rental expense charged to operations was approximately $4,321,000 and $3,273,000 for the years ended December 31, 1999 and 1998 and $1,766,000 for the ten-month period ended December 31, 1997, respectively.

    As of December 31, 1999, future minimum rental commitments under operating leases were as follows:

                                                      FACILITIES
                                         FACILITIES   SUBLEASES    EQUIPMENT    TOTAL
                                         ----------   ----------   ---------   --------
                                                         (IN THOUSANDS)
2000...................................    $ 5,191      $(1,165)     $344      $ 4,370
2001...................................      4,898       (1,050)       90        3,938
2002...................................      4,394         (575)       49        3,868
2003...................................      4,364         (377)       15        4,002
2004...................................      2,761           --        --        2,761
Thereafter.............................     12,218           --        --       12,218
                                           -------      -------      ----      -------
  Total................................    $33,826      $(3,167)     $498      $31,157
                                           =======      =======      ====      =======

    As of December 31, 1999, the Company has outstanding letters of credit totaling $803,000 in favor of certain landlords.

    Certain shareholders are entitled to receive fees for ongoing business planning and consulting services under the terms of consulting agreements between such shareholders and the Company, up to an aggregate annual amount of $300,000. These consulting agreements terminate on August 31, 2002. Such fees totaled approximately $300,000 and $263,000 for the years ended December 31, 1999 and 1998 and $106,000 for the ten-month period ended December 31, 1997, respectively.

                                 AVERSTAR, INC.

                               DECEMBER 31, 1999

12. EARNINGS PER SHARE

    The calculations of earnings per share are as follows:

                                                                DECEMBER 31
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER
                                                               SHARE AMOUNTS)
Numerator:
  Income from continuing operations..................   $2,576     $2,434     $ 198
Denominator:
  Denominator for basic earnings per share:
    Weighted-average shares outstanding..............    6,877      6,428     3,865
Effect of dilutive securities:
  Employee stock options.............................      623        419        82
  Warrants...........................................       --         --       605
                                                        ------     ------     -----
                                                           623        419       687
Dilutive potential common shares:
  Denominator for diluted earnings per share:
    Adjusted weighted-average shares outstanding and
      assumed conversions............................    7,500      6,847     4,552
                                                        ======     ======     =====
Basic earnings per share.............................   $ 0.37     $ 0.38     $0.05
                                                        ======     ======     =====
Diluted earnings per share...........................   $ 0.34     $ 0.36     $0.04
                                                        ======     ======     =====

13. SUBSEQUENT EVENTS

    On March 10, 2000, the Company acquired all of the outstanding shares of common stock of MJR Associates, Inc., an IT firm that provides information technology staffing solutions to major corporations. Consideration paid for the acquisition amounted to $9.6 million in cash plus contingent consideration up to a maximum of $3.75 million based upon fiscal year 2000 performance. The acquisition will be accounted for as a purchase. Contingent consideration, when and if due, will be recorded by the Company as goodwill.

    On March 24, 2000, the Company entered into a definitive agreement to exchange all of the outstanding shares of its common stock for shares of common stock of The Titan Corporation.

                                 AVERSTAR, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Revenues....................................................  $46,167    $36,346
Cost of revenues............................................   36,510     28,841
Selling, general and administrative expense.................    7,609      5,297
                                                              -------    -------
Income from operations......................................    2,048      2,208
Interest expense, net.......................................    1,447        760
                                                              -------    -------
Income before taxes.........................................      601      1,448
Provision for income taxes..................................      270        656
                                                              -------    -------
Net income..................................................  $   331    $   792
                                                              =======    =======

Earnings per share:
  Basic.....................................................  $  0.05    $  0.11
  Diluted...................................................  $  0.04    $  0.11
Weighted-average shares outstanding:
  Basic.....................................................    6,839      6,927
  Diluted...................................................    7,560      7,440


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                 AVERSTAR, INC.

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $     81       $    105
  Accounts receivable, net..................................     41,471         37,394
  Unbilled receivables, net.................................     12,047          9,554
  Other current assets......................................      1,433          1,775
  Refundable income taxes...................................        300          1,068
  Deferred income taxes.....................................      1,347          1,347
                                                               --------       --------
      Total current assets..................................     56,679         51,243
PROPERTY AND EQUIPMENT:
  Land......................................................         90             90
  Computer, equipment and furniture.........................     14,879         13,982
  Building and improvements.................................      1,841          1,746
                                                               --------       --------
                                                                 16,810         15,818
  Less allowances for depreciation..........................     12,372         11,531
                                                               --------       --------
                                                                  4,438          4,287
OTHER ASSETS:
  Deferred income taxes.....................................      1,013          1,013
  Intangible assets, net....................................     36,243         29,212
  Other assets..............................................      2,845          3,004
                                                               --------       --------
                                                                 40,101         33,229
                                                               --------       --------
      Total assets..........................................   $101,218       $ 88,759
                                                               ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  9,625       $  7,642
  Accrued payroll and employee benefits.....................     10,152         10,850
  Accrued liabilities.......................................      6,899          7,139
  Revolving credit notes payable............................     20,500          8,600
  Current portion of long-term debt.........................      2,925          2,700
  Unearned revenue..........................................        656            656
                                                               --------       --------
      Total current liabilities.............................     50,757         37,587
LONG-TERM DEBT:
  Senior debt...............................................     39,900         40,800
  Subordinated debt.........................................      4,691          4,666
                                                               --------       --------
                                                                 44,591         45,466

Redeemable common stock issued and outstanding, 1,949,595
  shares....................................................      4,961          4,961

STOCKHOLDERS' EQUITY:
  Common Stock, $.001 par value per share, authorized
    17,000,000 shares: issued and outstanding: 5,057,150
    shares..................................................          5              5
  Additional paid in capital................................     11,665         11,665
  Accumulated deficit.......................................     (9,940)       (10,271)
  Deferred compensation.....................................        (47)           (53)
  Treasury stock (169,330 and 141,664 shares at March 31,
    2000 and December 31, 1999), at cost....................       (774)          (601)
                                                               --------       --------
    Total stockholders' equity..............................        909            745
                                                               --------       --------
      Total liabilities and stockholders' equity............   $101,218       $ 88,759
                                                               ========       ========


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                 AVERSTAR, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...........................  $   331    $    792
  Adjustments to derive cash flows from operating
    activities:
  Depreciation and amortization.............................    1,457         838
  Changes in assets and liabilities
  Accounts receivable.......................................     (962)     (1,535)
  Unbilled receivables......................................   (2,493)       (253)
  Other current assets......................................      385           1
  Accounts payable..........................................      590      (1,639)
  Accrued payroll and employee benefits.....................     (797)        985
  Accrued liabilities.......................................     (987)      1,082
  Refundable income taxes...................................      768         656
                                                              -------    --------
Net cash provided by (used in) operating activities.........   (1,708)        927

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired..........................   (9,023)    (23,260)
Purchase of equipment and leaseholds........................     (474)       (693)
Deposits and investment in other assets.....................      129        (214)
                                                              -------    --------
Net cash used in investing activities.......................   (9,368)    (24,167)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock..................................     (173)         --
Net borrowings of revolving credit..........................   11,900       6,245
Repayments of long term debt................................     (675)    (24,658)
Proceeds from issuance of long term debt....................       --      43,098
                                                              -------    --------
Net cash provided by financing activities...................   11,052      24,685
                                                              -------    --------

Net increase (decrease) in cash and cash equivalents........      (24)      1,445
Cash and cash equivalents at beginning of year..............      105         332
                                                              -------    --------
Cash and cash equivalents at end of period..................  $    81    $  1,777
                                                              =======    ========


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                 AVERSTAR, INC.
     UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE COMMON STOCK
                            AND STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                             STOCKHOLDERS' EQUITY
                                                                      -----------------------------------
                                         REDEEMABLE
                                        COMMON STOCK          COMMON STOCK       ADDITIONAL
                                     -------------------   -------------------    PAID-IN     ACCUMULATED
                                      SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT
                                     --------   --------   --------   --------   ----------   -----------
BALANCES AT DECEMBER 31, 1999......   1,950      $4,961     5,057        $5        $11,665      $(10,271)
  Purchased treasury stock.........
  Deferred compensation............
  Net income.......................                                                                  331
                                      -----      ------     -----        --        -------      --------

BALANCES AT MARCH 31, 2000.........   1,950      $4,961     5,057        $5        $11,665      $ (9,940)
                                      =====      ======     =====        ==        =======      ========

                                            STOCKHOLDERS' EQUITY
                                     ----------------------------------
                                                         TREASURY
                                                           STOCK
                                       DEFERRED     -------------------   STOCKHOLDERS'
                                     COMPENSATION    SHARES      COST        EQUITY
                                     ------------   --------   --------   -------------
BALANCES AT DECEMBER 31, 1999......      $(53)        142       $(601)        $ 745
  Purchased treasury stock.........                    27        (173)         (173)
  Deferred compensation............         6                                     6
  Net income.......................                                             331
                                         ----         ---       -----         -----
BALANCES AT MARCH 31, 2000.........      $(47)        169       $(774)        $ 909
                                         ====         ===       =====         =====


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

    The information at March 31, 2000 and for the three months ended March 31, 2000 and 1999 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, which the management of AverStar, Inc. ("AverStar" or "the Company) considers necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. The results of the interim periods are not necessarily indicative of results for the full year.

    The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1999.

NOTE 2. ACQUISITION

    On March 10, 2000, the Company acquired all of the outstanding shares of common stock of MJR Associates, Inc., an IT firm that provides information technology staffing solutions to major corporations. Consideration paid for the acquisition amounted to $9.6 million in cash plus contingent consideration up to a maximum of $3.75 million based upon fiscal year 2000 performance. The acquisition will be accounted for as a purchase. Contingent consideration, when and if due, will be recorded by the Company as goodwill.

NOTE 3. EARNINGS PER SHARE

    The calculations of earnings per share are as follows:


                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                   AMOUNTS)
Numerator:
  Net income................................................   $  331     $  792
Denominator:
  Denominator for basic earnings per share:
    Weighted-average shares outstanding.....................    6,839      6,927
Effect of dilutive securities:
  Employee stock options....................................      721        513
                                                               ------     ------
Dilutive potential common shares:
  Denominator for diluted earnings per share:
    Adjusted weighted-average shares outstanding and assumed
      conversions...........................................    7,560      7,440
                                                               ======     ======
Basic earnings per share....................................   $ 0.05     $ 0.11
                                                               ======     ======
Diluted earnings per share..................................   $ 0.04     $ 0.11
                                                               ======     ======



NOTE 4. MERGER


    On March 24, 2000, the Company entered into a definitive agreement to exchange all of the outstanding shares of its common stock for shares of common stock of The Titan Corporation.

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                                                      APPENDIX A
                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                             THE TITAN CORPORATION,
                             V T ACQUISITION CORP.
                                      AND
                                 AVERSTAR, INC.
                           DATED AS OF MARCH 24, 2000

                               TABLE OF CONTENTS
                                    ARTICLES

                                                                PAGE
                                                              --------
ARTICLE I THE MERGER........................................      2
  SECTION 1.01 The Merger...................................      2
  SECTION 1.02 Effective Time; Closing Date.................      2
  SECTION 1.03 Effect of the Merger.........................      2
  SECTION 1.04 Certificate of Incorporation; Bylaws.........      2
  SECTION 1.05 Directors and Officers.......................      2

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF
  CERTIFICATES..............................................      3
  SECTION 2.01 The Merger...................................      3
  SECTION 2.02 Exchange of Certificates.....................      5
  SECTION 2.03 Stock Options................................      7
  SECTION 2.04 Certain Adjustments..........................      8
  SECTION 2.05 Closing......................................      8
  SECTION 2.06 Escrow Stock; Determination of Closing
    Adjustment..............................................      9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY.......     12
  SECTION 3.01 Organization and Qualification...............     12
  SECTION 3.02 Subsidiaries.................................     12
  SECTION 3.03 Articles of Incorporation and Bylaws.........     12
  SECTION 3.04 Capitalization...............................     12
  SECTION 3.05 Authority; Binding Obligation................     13
  SECTION 3.06 No Conflict; Required Filings and Consents...     14
  SECTION 3.07 Intellectual Property........................     15
  SECTION 3.08 Financial Statements and Condition...........     16
  SECTION 3.09 Absence of Certain Developments..............     16
  SECTION 3.10 Absence of Undisclosed Liabilities...........     17
  SECTION 3.11 Litigation; Disputes.........................     18
  SECTION 3.12 Real Property Leases; Real Property..........     18
  SECTION 3.13 Other Agreements; No Default.................     19
  SECTION 3.14 Labor Relations..............................     19
  SECTION 3.15 Pension and Benefit Plans....................     20
  SECTION 3.16 Taxes and Tax Matters........................     21
  SECTION 3.17 Insurance....................................     22
  SECTION 3.18 Arrangements with Related Parties............     22
  SECTION 3.19 Books and Records............................     22
  SECTION 3.20 Assets.......................................     22
  SECTION 3.21 Board Recommendation.........................     23
  SECTION 3.22 Directors and Officers.......................     23
  SECTION 3.23 [Intentionally Omitted]......................     23
  SECTION 3.24 Environmental Matters........................     23
  SECTION 3.25 [Intentionally Omitted]......................     23

                                                                PAGE
                                                              --------
  SECTION 3.26 Government Contracts and Other Commitments...     23
  SECTION 3.27 Relations with Governments...................     24
  SECTION 3.28 Broker's Fees................................     25
  SECTION 3.29 Registration Statement; Proxy
    Statement/Prospectus....................................     25
  SECTION 3.30 [Intentionally Omitted]......................     25
  SECTION 3.31 Interest Rate and Foreign Exchange
    Contracts...............................................     25
  SECTION 3.32 Pooling/Tax Matters..........................     26
  SECTION 3.33 Disclosure...................................     26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
  ACQUIROR SUB..............................................     26
  SECTION 4.01 Organization and Qualification...............     26
  SECTION 4.02 Certificate or Articles of Incorporation and
    Bylaws..................................................     27
  SECTION 4.03 Capitalization...............................     27
  SECTION 4.04 Authority; Binding Obligation................     27
  SECTION 4.05 No Conflict; Required Filings and Consents...     27
  SECTION 4.06 No Prior Activities of Acquiror Sub..........     28
  SECTION 4.07 SEC Filings; Financial Statements............     28
  SECTION 4.08 No Undisclosed Liabilities...................     29
  SECTION 4.09 Absence of Certain Changes or Events.........     29
  SECTION 4.10 Absence of Litigation........................     29
  SECTION 4.11 Certain Practices............................     29
  SECTION 4.12 Government Contracts.........................     30
  SECTION 4.13 Intellectual Property........................     30
  SECTION 4.14 Interest Rate and Foreign Exchange
    Contracts...............................................     31
  SECTION 4.15 Brokers......................................     31
  SECTION 4.16 Pooling/Tax Matters..........................     31
  SECTION 4.17 Registration Statement; Proxy
    Statement/Prospectus....................................     31
  SECTION 4.18 Board Recommendation.........................     32
  SECTION 4.19 Disclosure...................................     32

ARTICLE V PRE-CLOSING COVENANTS.............................     32
  SECTION 5.01 Conduct of Business of Company Until
    Effective Time..........................................     32
  SECTION 5.02 Best Efforts to Satisfy Conditions...........     34
  SECTION 5.03 Other Actions................................     34
  SECTION 5.04 Certain Tax Matters..........................     34
  SECTION 5.05 Access and Information.......................     34
  SECTION 5.06 Notification Filing Required Under HSR Act...     35
  SECTION 5.07 Related Party Matters........................     35
  SECTION 5.08 Proxy Statement/Prospectus and Registration
    Statement; Company Stockholders Meeting.................     35
  SECTION 5.09 [Intentionally Omitted]......................     36
  SECTION 5.10 No Solicitation..............................     36
  SECTION 5.11 NYSE Listing.................................     37
  SECTION 5.12 Affiliates...................................     37

                                                                PAGE
                                                              --------
  SECTION 5.13 Tax Treatment................................     38
  SECTION 5.14 Pooling......................................     38
  SECTION 5.15 Negative Covenants of Acquiror...............     38

ARTICLE VI ADDITIONAL AGREEMENTS............................     39
  SECTION 6.01 Stockholder Approval.........................     39
  SECTION 6.02 Appropriate Action; Consents; Filings........     39
  SECTION 6.03 Disclosure...................................     40
  SECTION 6.04 Public Announcements.........................     40
  SECTION 6.05 Obligations of Acquiror Sub..................     40
  SECTION 6.06 Transaction Expenses.........................     41
  SECTION 6.07 Board of Directors...........................     41
  SECTION 6.08 Company Common Stock.........................     41

ARTICLE VII CONDITIONS PRECEDENT............................     41
  SECTION 7.01 Conditions to Obligations of Each Party Under
    This Merger Agreement...................................     41
  SECTION 7.02 Additional Conditions to Obligations of
    Acquiror and Acquiror Sub...............................     42
  SECTION 7.03 Additional Conditions to Obligations of
    Company.................................................     44

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............     45
  SECTION 8.01 Termination..................................     45
  SECTION 8.02 Effect of Termination........................     46
  SECTION 8.03 Transaction Fees, Termination Fees, Expenses
    and Other Payments......................................     46
  SECTION 8.04 Amendment....................................     46
  SECTION 8.05 Extension; Waiver............................     46

ARTICLE IX SURVIVAL OF REPRESENTATIONS; REMEDIES............     47
  SECTION 9.01 Survival of Representations..................     47
  SECTION 9.02 Indemnification by Company Stockholders......     47
  SECTION 9.03 Third Party Claims...........................     48
  SECTION 9.04 No Recourse Against the Company..............     49
  SECTION 9.05 Specific Performance.........................     49
  SECTION 9.06 Remedies Cumulative..........................     49

ARTICLE X GENERAL PROVISIONS................................     49
  SECTION 10.01 Notices.....................................     49
  SECTION 10.02 Headings....................................     50
  SECTION 10.03 Severability................................     51
  SECTION 10.04 Entire Agreement............................     51
  SECTION 10.05 Assignment..................................     51
  SECTION 10.06 Parties in Interest.........................     51
  SECTION 10.07 Mutual Drafting.............................     51
  SECTION 10.08 Governing Law...............................     51
  SECTION 10.09 Counterparts................................     52
  SECTION 10.10 Singular and Plural.........................     52

ARTICLE XI DEFINITIONS......................................     52

                                    EXHIBITS

Exhibit A       Certificate of Merger
Exhibit B       Initial Officers and Directors of Surviving Corporation
Exhibit C       Form of Exchange Agreement
Exhibit D       Form of Escrow Agreement
Exhibit E       Form of Company Affiliate Letter
Exhibit F       Form of Acquiror Affiliate Letter
Exhibit G       Form of Company's Counsel Opinion
Exhibit H       Form of Acquiror's Counsel Opinion

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of March 24, 2000 (this "Merger Agreement"), is entered into by and among The Titan Corporation, a corporation organized under the laws of the State of Delaware ("Acquiror"), V T Acquisition Corp., a corporation organized under the laws of the State of Delaware ("Acquiror Sub"), and AverStar, Inc., a corporation organized under the laws of the State of Delaware ("Company") ("Acquiror," "Acquiror Sub" and "Company" individually hereinafter referred to as "Party" and collectively hereinafter referred to as the "Parties");

    WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Merger Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), will merge with and into Company (the "Merger");

    WHEREAS, the Board of Directors of Company has (i) determined that the Merger is advisable and fair to the holders of Company Common Stock (as defined in Section 3.04 of this Merger Agreement) and is in the best interests of such stockholders, (ii) advised, authorized, approved and adopted this Merger Agreement and the transactions contemplated hereby and (iii) recommended approval and adoption of this Merger Agreement by the stockholders of Company (the "Company Stockholders");

    WHEREAS, the Board of Directors of Acquiror has determined that the Merger is advisable and in the best interests of Acquiror and its stockholders, the Board of Directors of Acquiror Sub has determined that the Merger is advisable and in the best interests of Acquiror Sub and its stockholder, and the Boards of Directors of Acquiror and Acquiror Sub and the sole stockholder of Acquiror Sub have advised, authorized, approved and adopted this Merger Agreement and the transactions contemplated hereby;

    WHEREAS, as a condition and inducement to Acquiror's and Acquiror Sub's entering into this Merger Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Merger Agreement, Acquiror and Acquiror Sub are entering into a Stockholders Agreement with certain stockholders of the Company (the "Company Stockholders Agreement"), pursuant to which, among other things, such stockholders have agreed to vote their shares of Company Common Stock in favor of the Merger and have granted Acquiror an irrevocable proxy to vote such shares of Company Common Stock;

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code (as defined in Article XI) and that this Merger Agreement qualifies as a "plan of reorganization" as defined in Treasury Regulation 1.368-2(g); and

    WHEREAS, for accounting purposes it is intended that the Merger shall be accounted for as a "pooling of interests" under GAAP (as defined in Article XI).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows.

                                   ARTICLE I
                                   THE MERGER

SECTION 1.01 THE MERGER

    Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02 of this Merger Agreement) Acquiror Sub shall be merged with and into Company, with Company being the surviving corporation (hereinafter sometimes called "Surviving Corporation") in the Merger. Upon consummation of the Merger, the separate corporate existence of Acquiror Sub shall cease, and Surviving Corporation shall continue to exist as a Delaware corporation.

SECTION 1.02 EFFECTIVE TIME; CLOSING DATE

    Subject to the provisions of Section 2.05 of this Merger Agreement, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of this Merger Agreement, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger, attached hereto as Exhibit A (the "Certificate of Merger"), and any other appropriate documents with the Delaware Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time"). The day on which the Effective Time shall occur shall hereinafter be referred to as the "Closing Date."

SECTION 1.03 EFFECT OF THE MERGER

    At the Effective Time, the effect of the Merger shall be as provided in
Section 259 and other applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Acquiror Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Acquiror Sub shall become the debts, liabilities and duties of Surviving Corporation.

SECTION 1.04 CERTIFICATE OF INCORPORATION; BYLAWS

    (a) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time, the certificate of incorporation of Acquiror Sub shall continue unchanged and shall be the certificate of incorporation of Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation, except that Acquiror Sub's certificate of incorporation shall be amended at the Effective Time to reflect that the name of the Surviving Corporation shall be AverStar, Inc.

    (b) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time, the bylaws of Acquiror Sub shall continue unchanged and shall be the bylaws of Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of Surviving Corporation and such bylaws.

SECTION 1.05 DIRECTORS AND OFFICERS

    At the Effective Time, the initial officers and directors of Surviving Corporation shall be the persons listed on Exhibit B, each to hold office in accordance with the certificate of incorporation and bylaws of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 THE MERGER

    At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, the Company or the holders of any of the securities referred to in this Section 2.01:

    (a) COMMON STOCK. Subject to Section 2.06, (i) each share of Company Common Stock (excluding any shares described in Section 2.01(c) and (f)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a portion of a share of common stock, par value $0.01, of Acquiror ("Acquiror Common Stock") equal to the Exchange Ratio (as defined below). The shares of Acquiror Common Stock issuable to the holders of Company Common Stock pursuant hereto is sometimes referred to herein, collectively, as the "Merger Consideration". All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holders of certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock. Each such certificate previously evidencing such shares of Company Common Stock shall be exchanged for the number of shares indicated in the certificate provided by the Company pursuant to
Section 6.08 in accordance with the provisions of Section 2.02 multiplied by the Exchange Ratio, rounded up to the nearest whole number.

    The "Exchange Ratio" shall be determined as follows:

        (i) if the Acquiror Stock Price is less than or equal to $56.00 per share and greater than or equal to $44.00 per share, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by the Acquiror Stock Price;

        (ii) if the Acquiror Stock Price is less than $44.00 per share and greater than or equal to $39.60 per share, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by $44.00;

       (iii) if the Acquiror Stock Price is greater than $56.00 per share and less than or equal to $61.60 per share, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by $56.00;

        (iv) if the Acquiror Stock Price is greater than $61.60 per share,
    (A) Acquiror may terminate this Merger Agreement pursuant to
    Section 8.01(d)(i), unless the Company makes a "Company Floating Rate Election" prior to the Scheduled Closing Date, in which case the Exchange Ratio shall be equal to the quotient obtained by dividing (x) the product of the Company Stock Value multiplied by 1.10 by (y) the Acquiror Stock Price or (B) in the event that Acquiror does not terminate this Agreement pursuant to clause (A) and the Company does not make a Company Floating Rate Election, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by $56.00;

        (v) if the Acquiror Stock Price is less than $39.60 per share,
    (A) Company may terminate this Merger Agreement pursuant to
    Section 8.01(d)(ii), unless the Acquiror makes an "Acquiror Floating Rate Election" prior to the Scheduled Closing Date, in which case the Exchange Ratio shall be equal to the quotient obtained by dividing (x) the product of the Company Stock Value multiplied by 0.90 by (y) the Acquiror Stock Price or (B) in the event that Company does not terminate this Agreement pursuant to clause (A) and Acquiror does not make the Acquiror

    Floating Rate Election, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by $44.00.

    (b) CERTAIN DEFINITIONS. For purposes of this Merger Agreement, (i) the term "Acquiror Stock Price" shall mean the average of the closing sale prices of a share of Acquiror Common Stock as reported on the New York Stock Exchange ("NYSE") for the ten (10) consecutive trading days ending with and including the second trading day immediately preceding the date of the Scheduled Closing Date;
(ii) the term "Acquiror Floating Rate Election" shall mean an election made by Acquiror to use the Exchange Ratio calculated pursuant to
Section 2.01(a)(v)(A); and (iii) the term "Company Floating Rate Election" shall mean an election made by the Company to use the Exchange Ratio calculated pursuant to Section 2.01(a)(iv)(A).

    (c) TREASURY STOCK. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

    (d) ACQUIROR SUB STOCK. Each share of common stock, par value $.01 per share, of Acquiror Sub issued and outstanding immediately prior to the Effective Time ("Acquiror Sub Stock") shall be converted into and exchanged for one
(1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (e)  [Intentionally Omitted].

    (f) DISSENTING SHARES. Notwithstanding anything in this Merger Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by Company Stockholders who have properly demanded payment of the fair value of their stock (the "Dissenting Shares") within the meaning of Section 262 of Delaware Law shall not be converted into the right to receive the Merger Consideration unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn their demand, or lost their right of payment under applicable law. If any such Company Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right of payment, each share of Company Common Stock held by such Company Stockholder shall thereupon be deemed converted into the right to receive and exchangeable for, at the Effective Time, the Merger Consideration pursuant to Section 2.02 of this Merger Agreement. Subject to the terms and conditions of this Merger Agreement, at and after the Effective Time, any holder of shares of Company Common Stock who complies with Section 262 of Delaware Law (a "Company Dissenting Stockholder") shall be entitled to obtain payment from Surviving Corporation of the fair value of such Company Dissenting Stockholder's shares of Company Common Stock as determined pursuant to Delaware Law; PROVIDED, HOWEVER, that, to the extent permissible under Delaware Law, no such payment shall be made unless and until such Company Dissenting Stockholder has surrendered to the Exchange Agent the Certificate representing the shares of Company Common Stock for which payment is being made.

    (g) PROCEDURE WITH RESPECT TO DISSENTING SHARES. Company shall give Acquiror (i) prompt notice of any written notice of intent to demand payment for shares filed pursuant to Section 262 of Delaware Law received by Company, withdrawals of such notices, and any other instruments served in connection with such notices pursuant to the relevant provisions of Delaware Law and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to such notices under Delaware Law consistent with the obligations of Company thereunder. Company shall not, except with the prior written consent of Acquiror (which shall not be unreasonably withheld), (A) make any payment with respect to any such notice, (B) offer to settle or settle any such notices or
(C) waive any failure to timely deliver a written notice in accordance with the Delaware Law.

    (h) FLOATING RATE ELECTION. The Company and the Acquiror shall deliver the Company Floating Rate Election or the Acquiror Floating Rate Election, as the case may be, by notice to the other Party prior to the Scheduled Closing Date. The Company Floating Rate Election and the Acquiror Floating Rate Election may be delivered notwithstanding the fact that the other Party has not then elected to terminate this Merger Agreement pursuant to Section 2.01(a) and
Section 8.01(d), in which event the other Party shall not be entitled to terminate this Merger Agreement pursuant to Section 2.01(a) or Section 8.01(d).

SECTION 2.02 EXCHANGE OF CERTIFICATES

    (a) EXCHANGE AGENT. As soon as reasonably practicable after the Effective Time, but in no event later than four (4) business days after the Effective Time (assuming the Company has provided to Acquiror an electronic list of the names, addresses, and tax identification numbers of the Company Stockholders and the information provided in the certificate in Section 6.08 at least one
(1) business day prior to the Effective Time), Acquiror shall deposit with an exchange agent designated by Acquiror and reasonably acceptable to Company (the "Exchange Agent") pursuant to an exchange agreement in the form attached hereto as Exhibit C, for the benefit of the former holders of shares of Company Common Stock (excluding any shares described in Section 2.01(c)), for issuance and payment in accordance with this Article II the shares of Acquiror Common Stock (but not including the Escrow Stock) issuable pursuant to Section 2.01(a) (such shares of Acquiror Common Stock being hereinafter referred to as the "Exchange Fund"). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver Acquiror Common Stock contemplated to be delivered pursuant to Section 2.01(a) out of the Exchange Fund within three (3) business days of the Exchange Agent's receipt of all information and documentation required pursuant to Section 2.02(b). The Exchange Fund shall not be used for any purpose other than as set forth in this Section 2.02(a).

    (b) PAYMENT PROCEDURES. As soon as reasonably practicable after the Effective Time, but in no event later than four (4) business days after the Effective Time (assuming the Company has provided to Acquiror an electronic list of the names, addresses, and tax identification numbers of the Company Stockholders and the information provided in the certificate in Section 6.08 at least one (1) business day prior to the Effective Time), Acquiror shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (each a "Certificate" and collectively, the "Certificates") that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (excluding any shares described in Sections 2.01(c)): (i) a form letter of transmittal and
(ii) instructions for use in effecting the surrender of the Certificates for payment therefor. The Exchange Agent shall provide to the Company (for delivery to the Company Stockholders) all such documentation in advance of the Effective Time, but in any event not less than one (1) week prior to the Closing Date. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable consideration set forth in Section 2.01, and such Certificate shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Company Common Stock which are not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if (x) such Certificate shall be properly endorsed or otherwise be in proper form for transfer to the Person surrendering such Certificate and requesting such issuance, (y) such Person surrendering such Certificate and requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Acquiror Common Stock to a Person other than the registered holder of such Certificate or shall establish to the satisfaction of Acquiror that such Taxes have been paid or are not applicable, and (z) such Person surrendering such certificate shall, if required by Acquiror, have such Person's signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes only the right to receive the applicable consideration set forth in
Section 2.01, without any interest thereon.

    (c) ISSUANCES TO AFFILIATES. Notwithstanding anything herein to the contrary, any Certificate surrendered for exchange by any "affiliate" of the Company (as that term is used in SEC Accounting Series Release Nos. 130 and 135 and Rule 145 of the rules and regulations of the SEC under the Securities Act) shall not be exchanged until Acquiror shall have received a signed agreement from such "affiliate" as provided in Section 5.12 hereof.

    (d) NO FURTHER RIGHTS IN STOCK. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.01 and 2.02 hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to Acquiror, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

    (e)  [Intentionally Omitted]

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve
(12) months after the Effective Time shall be delivered to Acquiror, upon demand, and any holder of Company Common Stock that has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Acquiror for the Merger Consideration to which such holder is entitled pursuant hereto.

    (g) NO LIABILITY. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Acquiror Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) WITHHOLDING OF TAX. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to any former holder of Company Common Stock such amounts as Acquiror (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Acquiror (or any Affiliate thereof) or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Merger Agreement as having been paid to the former holder of Company Common Stock in respect of whom such deduction and withholding was made by Acquiror (or any Affiliate thereof) or the Exchange Agent.

    (i) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and the granting of a reasonable indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to such Certificate (and if required by Acquiror in the case of any Certificate or Certificates from any Company Stockholder representing more than seven thousand five hundred (7,500) shares of Company Common Stock, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct), Acquiror shall cause the Exchange Agent to pay to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate.

    (j) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF ACQUIROR COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock evidenced thereby until the holder of such Certificate shall properly surrender such Certificate in accordance with the requirements of Section 2.02(b). Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

    (k) APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVES. Michael B. Alexander, Sigmund H. Goldblum and Peter Schulte shall, by virtue of the Merger, be appointed attorneys-in-fact and authorized and empowered to act, for and on behalf of any or all of the Company Stockholders (with full power of substitution in the premises), in connection with the provisions of Article IX as they relate to the Company and the Company Stockholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to compromise on their behalf with Acquiror any claims asserted thereunder,
(ii) to execute and deliver on behalf of the Company Stockholders any documents or agreements contemplated by or necessary or desirable in connection with this Merger Agreement and (iii) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the Company Stockholders as are authorized in this Merger Agreement (the above named representatives, as well as any subsequent representative(s) of the Company Stockholders appointed by the Company Stockholders being referred to herein as the "Stockholders' Representatives"). The Stockholders' Representatives shall not be liable to any Company Stockholder, Acquiror, the Surviving Corporation or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the any of Stockholders' Representatives in their role as Stockholders' Representatives under or in connection with this Merger Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholders' Representatives. Acquiror, Acquiror Sub and the Surviving Corporation shall be entitled to rely on such appointment and treat such Stockholders' Representatives, or any one of them, as the duly appointed attorney-in-fact of each Company Stockholder. Each Company Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote and without any further action, and each Company Stockholder who receives Merger Consideration in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority. In the event Acquiror receives conflicting instructions from different Stockholders' Representatives, Acquiror shall be permitted to take no action with respect thereto until it receives written instructions signed by all Stockholders' Representatives or directed by court order.

SECTION 2.03 STOCK OPTIONS

    (a) As of the Effective Time, each outstanding Option shall be converted into an option to acquire Acquiror Common Stock as provided in this
Section 2.03. Following the Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject immediately prior to the Effective Time (including, in the case of each Option granted under the Company's 1998 Long Term Incentive Plan, the terms and conditions of the Company's 1998 Long Term Incentive Plan under which such Option was granted), except that: (i) each Option (as converted pursuant to this Section 2.03) shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of
(A) the aggregate number
of shares of Company Common Stock for which such Option was exercisable at the Effective Time, multiplied by (B) the Exchange Ratio, rounded up to the nearest whole share (provided that all references in such Company Stock Option Plans and the agreement under which such Option was granted to the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock); and (ii) the exercise price per share of Acquiror Common Stock issuable pursuant to each Option (as converted pursuant to this Section 2.03) shall be equal to the exercise price per share of Company Common Stock under such Option at the Effective Time divided by the Exchange Ratio, rounded to the nearest whole cent.

    (b) The assumption and substitution of Options as provided herein shall not give the holders of such Options additional benefits or additional (or accelerated) vesting rights that they did not have immediately prior to the Effective Time or relieve the holders of such Options from any obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options. The adjustment provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be, effected in a manner that is consistent with continued treatment of such Options as "incentive stock options" under Section 424(a) of the Code. The duration and other terms of the converted options provided for in this Section 2.03 shall be the same as the Options except that all references to the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock. Acquiror shall take all corporate action necessary to reserve for issuance, at all times any converted Options provided for in this Section 2.03 are outstanding, a sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of such converted Options. The Company will take such action as shall be reasonably necessary (including but not limited to obtaining waivers from holders of Options) so that each Option that was unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable Company Stock Option Plans immediately prior to the Effective Time shall continue to be subject to such vesting, repurchase, forfeiture or other conditions with respect to the Acquiror Common Stock that may be issuable with respect thereto after the occurrence of the Effective Time or the consummation of the transactions contemplated by this Merger Agreement. As of the Effective Time, the Company shall effect the termination of each other outstanding unexpired and unexercised option to purchase shares of Company Common Stock.

SECTION 2.04 CERTAIN ADJUSTMENTS

    If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock or of Acquiror Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio (and any other references herein to a price per share of Acquiror Common Stock) shall be adjusted accordingly to provide the same economic effect as contemplated by this Merger Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

SECTION 2.05 CLOSING

    Subject to the terms and conditions of this Merger Agreement, the closing of the Merger (the "Closing" and the date of such Closing, the "Scheduled Closing Date") will take place on the second Business Day after the satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in
Article VII of this Merger Agreement at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, unless another date or place is agreed to in writing by the Parties.

SECTION 2.06 ESCROW STOCK; DETERMINATION OF CLOSING ADJUSTMENT

    (a) ESCROW STOCK. When making the issuances of Acquiror Common Stock pursuant to Section 2.01(a) above, Acquiror shall withhold from the Company Stockholders a number of shares of Acquiror Common Stock equal to the quotient of five percent (5%) of the Transaction Value divided by the Acquiror Stock Price (the "Escrow Stock"). The Escrow Stock will be placed in escrow as security for the performance of the indemnity obligations of the Company Stockholders under Section 9.02 of this Merger Agreement and to pay Acquiror any Closing Adjustment required to be paid to Acquiror pursuant to this
Section 2.06, all pursuant to the terms and conditions of an escrow agreement among Acquiror, the Surviving Corporation, the Stockholders' Representatives and First Union National Bank or another escrow agent designated by Acquiror and reasonably acceptable to the Company (the "Escrow Agent"), in form attached hereto as Exhibit D (the "Escrow Agreement"). The Escrow Stock shall be registered in the name of the Escrow Agent as nominee for the Company Stockholders. The Merger Consideration otherwise distributable as of the Effective Time to each Company Stockholder in connection with the Merger as provided in Section 2.01(a) shall be proportionately reduced to reflect the Escrow Stock required to be deposited in Escrow pursuant to this
Section 2.06(a) and the Escrow Agreement, and such Escrow Stock shall be released to the Company Stockholders or Acquiror, as the case may be, only in accordance with the terms of this Merger Agreement and the Escrow Agreement. The fees of the Escrow Agent shall be paid by Acquiror. On the earlier to occur of
(i) five (5) business days after the final determination of the Closing Adjustment and the Loss Adjustment pursuant to Section 2.06(b) (including, without limitation, final resolution of any disputes with respect thereto) or
(ii) ninety (90) days after Closing, the Escrow Agent shall deliver to the Company Stockholders, pro-rata in accordance with the number of shares of Company Common Stock held by each such Company Stockholder immediately prior to the Effective Time, the Escrow Stock, after deducting therefrom an amount of Escrow Stock having a value equal to the sum (which shall not be less than zero) of the Closing Adjustment, if any, and the Loss Adjustment, if any, and shall deliver to Acquiror an amount of Escrow Stock having a value equal to such sum; PROVIDED, HOWEVER, that in the event of any dispute over the sum of the Closing Adjustment and the Loss Adjustment pursuant to Section 2.06(b), the Escrow Stock having a value equal to the amount of any disputed Closing Adjustment and Loss Adjustment (together with a number of shares of Escrow Stock which are, in Acquiror's reasonable judgment, necessary to cover any expenses of Acquiror necessary to resolve such dispute) need not be delivered until such dispute is finally resolved. For purposes of this Section 2.06, the value of each share of Escrow Stock shall be equal to the Closing Acquiror Stock Price.

    (b) DETERMINATION OF CLOSING ADJUSTMENT AND LOSS ADJUSTMENT. The "Closing Adjustment" shall equal (i) the amount by which the Net Debt of the Company and the Company Subsidiaries as of the Closing Date is greater or less than
(ii) the Estimated Net Debt as set forth in the certificate required to be delivered pursuant to Section 7.02(k) of this Merger Agreement. The "Loss Adjustment" shall equal the amount of any Losses for which Acquiror Indemnified Persons are entitled to indemnification pursuant to Section 9.02. The Company will use its best efforts to close its books and records for the period ending on the Closing Date within five (5) days after the Closing Date and shall deliver to the Acquiror or, at the request of the Acquiror, to Acquiror and Arthur Andersen LLP, such books and records as shall be requested by Acquiror or Arthur Andersen LLP to enable Arthur Andersen LLP to perform an audit of the consolidated financial statements of the Company as of the Closing Date and to determine the amount of the Closing Adjustment and the Loss Adjustment. Upon receipt of such books and records, the Acquiror shall use its best efforts to cause Arthur Andersen LLP to complete an audit of the consolidated financial statements of the Company in order to provide Acquiror the information necessary to calculate the amount of the Closing Adjustment and the Loss Adjustment within sixty (60) days following receipt of the books and records of the Company. Acquiror shall deliver to the Stockholders' Representatives a draft copy of such audited financial statements and the draft determination of the amount of the Closing Adjustment and the Loss Adjustment promptly upon receipt of such items from Arthur Andersen LLP. The Stockholders' Representatives shall have the right to review and copy the computations and review workpapers used in connection with the preparation of the audited financial statements after providing Arthur Andersen LLP with written releases reasonably acceptable to Arthur Andersen LLP and the computation of the Closing Adjustment and the Loss Adjustment. If the Stockholders' Representatives disagree with the determination of the Closing Adjustment or the Loss Adjustment, the Stockholders' Representatives shall so notify the Acquiror in writing within ten (10) days after the date of their receipt of the audited financial statements and the computation of the Closing Adjustment and the Loss Adjustment, specifying in detail any point of disagreement; PROVIDED, HOWEVER, that if the Stockholders' Representatives fail to notify the Acquiror in writing of the Stockholders' Representatives' disagreement within such ten (10) day period, the determination of the Closing Adjustment and the Loss Adjustment shall be final, conclusive and binding on the Parties for purposes of determining the amount of the Escrow Stock to be delivered to Company Stockholders pursuant to this Section 2.06, PROVIDED, FURTHER, HOWEVER, that the sum of the Closing Adjustment and the Loss Adjustment shall not exceed five percent (5%) of the Transaction Value. The Acquiror and the Stockholders' Representatives shall negotiate in good faith to resolve any such disagreement. It is the intent of the Parties hereto that upon final determination of the Closing Adjustment, if any, and the Loss Adjustment, if any, the net amount of such adjustments, provided such amount is in Acquiror's favor, shall be paid to Acquiror from the Escrow Stock pursuant to this section. There shall be no adjustment in the case of a net sum in the Company's favor but the escrow stock shall be distributed to the Company Stockholders as provided above.

    (c) RESOLUTION OF CLOSING ADJUSTMENT. If any such disagreement with respect to the Closing Adjustment cannot be resolved by the Acquiror and the Stockholders' Representatives within fifteen (15) days after the Stockholders' Representatives have received notice from the Acquiror in accordance with
Section 2.06(b) of the existence of such disagreement, the Acquiror and the Stockholders' Representatives shall jointly select a nationally recognized independent public accounting firm (which has not performed any service since January 1, 1996 for either the Company or the Acquiror or any of their respective Affiliates (the "Accounting Firm")), to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Closing Adjustment (or, in the event they are unable to agree, either may request the San Diego, CA office of the American Arbitration Association to make such selection, which shall be final and binding on the Parties). All determinations made by the Accounting Firm with respect to the Closing Adjustment shall be final, conclusive and binding on the Parties hereto. Each party shall be responsible for its fees and expenses, as well as one-half of the fees and expenses of the Accounting Firm, incurred in connection with the resolution of the Closing Adjustment; PROVIDED, HOWEVER, that any such fees and expenses incurred on behalf of the Company Stockholders may be paid from any excess Escrow Stock (that is, any Escrow Stock remaining after the final distribution to Acquiror of Escrow Stock, if any, in respect of the Closing Adjustment or the Loss Adjustment) pursuant to the Escrow Agreement.

    (d) RESOLUTION OF LOSS ADJUSTMENT. If any such disagreement with respect to the Loss Adjustment cannot be resolved by the Acquiror and the Stockholders' Representatives within fifteen (15) days after the Stockholders' Representatives have received notice from the Acquiror in accordance with Section 2.06(b) of the existence of such disagreement, the Acquiror and the Stockholders' Representatives shall submit the matter to the San Diego, CA office of the American Arbitration Association ("AAA") for binding arbitration to be conducted in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the Acquiror and the Stockholders' Representatives will furnish to AAA such workpapers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter, (B) the determination by AAA, as set forth in a notice delivered to the Acquiror and the Stockholders' Representatives by

AAA, will be binding and conclusive on such parties and (C) the non-prevailing party shall be responsible for the fees and expenses incurred in connection with the resolution of the Loss Adjustment; provided, however, that any such fees and expenses that are to be paid by the Company Stockholders may be paid from any excess Escrow Stock (that is, any Escrow Stock remaining after the final distribution to Acquiror of Escrow Stock, if any, in respect of the Closing Adjustment or Loss Adjustment) pursuant to the Escrow Agreement.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Except as specifically set forth in the Disclosure Letter delivered by Company to Acquiror prior to the execution and delivery of this Merger Agreement (the "Company Disclosure Letter") and referenced in the Company Disclosure Letter to the Section(s) of this Article III to which such disclosure applies, Company hereby represents, warrants to and agrees with Acquiror and Acquiror Sub as follows, in each case as of the date of this Merger Agreement and as of the Closing Date:

SECTION 3.01 ORGANIZATION AND QUALIFICATION

    Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in the Company Disclosure Letter and in each jurisdiction where the nature of its business or the ownership, operation or leasing of its Assets makes such qualification necessary except where failure to so qualify would not have a Company Material Adverse Effect.

SECTION 3.02 SUBSIDIARIES

    Section 3.02 of the Company Disclosure Letter lists each Company Subsidiary. Neither Company nor any Company Subsidiary has any equity investment or other interest in, nor has Company or any Company Subsidiary made advances or loans to any Person (other than intra-company transactions between or among Company and a Company Subsidiary). Section 3.02 of the Company Disclosure Letter sets forth
(a) the authorized capital stock or other equity interests of each Company Subsidiary and (b) the percentage of the issued and outstanding capital stock or other equity interests of each Company Subsidiary owned by Company. All of such shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are outstanding, fully paid and nonassessable and are owned by Company free and clear of all Encumbrances other than Encumbrances arising under applicable securities Laws. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state or jurisdiction of incorporation (as listed in Section 3.02 of the Company Disclosure Letter), and has the requisite corporate power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Company Subsidiary is duly qualified to conduct business as a foreign Person and is in good standing in each jurisdiction where the nature of its business or the ownership, operation or the leasing of its Assets makes such qualification necessary except where failure to so qualify would not have a Company Material Adverse Effect.

SECTION 3.03 ARTICLES OF INCORPORATION AND BYLAWS

    Company has furnished to Acquiror a true and complete copy of the certificate or articles of incorporation of Company and each Company Subsidiary, as currently in effect on the date of this Merger Agreement, and a true and correct copy of Company's bylaws and the bylaws of each Company Subsidiary, as currently in effect on the date of this Merger Agreement. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective articles of incorporation or bylaws.

SECTION 3.04 CAPITALIZATION

    The authorized capital stock of the Company consists of Seventeen Million (17,000,000) shares of Company Common Stock, of which (i) 2,280,471 shares are designated as Voting Class A Common

Stock and 105,190 shares are designated as Non-Voting Class A Common Stock,
(ii) 1,867,808 shares are designated as Voting Class B Common Stock and 290,873 shares are designated as Non-Voting Class B Common Stock, (iii) 182,939 shares are designated as Voting Class C Common Stock, (iv) 3,681,251 are designated as Voting Class D Common Stock and 756,608 are designated as Non-Voting Class D Common Stock, (v) 91,470 shares are designated as Voting Class E Common Stock,
(vi) 6,000,000 shares are designated as Voting Class F Common Stock,
(vii) 756,608 shares are designated as Non-Voting Class G Common Stock, and
(viii) 986,782 shares of additional classes of stock which may be issued in one or more series, from time to time, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon (including, without limitation, voting rights) as may be provided in a resolution or resolutions adopted by the Board of Directors of the Company. Section 3.04 of the Company Disclosure Letter sets forth the names and addresses of all holders of record of Company Common Stock and the number and class of shares held by each such stockholder. No other shares of Company Common Stock have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for Company Common Stock, any other securities of Company, or any capital stock or other securities of any Company Subsidiary and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company or any Company Subsidiary. There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Company Common Stock, any other securities of Company, or any capital stock or other securities of any Company Subsidiary, except as contemplated hereunder. Each of the outstanding shares of Company Common Stock and of capital stock of, or other equity interests in, each Company Subsidiary was issued in compliance with all applicable federal and state Laws concerning the issuance of securities. There are no obligations, contingent or otherwise, of Company or any Company Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Person other than Company or any Company Subsidiary. There are no Agreements pursuant to which any Person (other than Company or any Company Subsidiary) is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of Company or any Company Subsidiary. As of the Effective Time, Company shall have only one class of capital stock.

SECTION 3.05 AUTHORITY; BINDING OBLIGATION

    The execution and delivery by Company of this Merger Agreement, the execution and delivery by Company of all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Merger Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby, other than approval by the Company Stockholders and the approval and adoption of this Merger Agreement by Company in accordance with Delaware Law and Company's certificate of incorporation and bylaws. This Merger Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company (assuming the Merger Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub), enforceable in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.06 NO CONFLICT; REQUIRED FILINGS AND CONSENTS

    (a) The execution, delivery and performance by Company of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or bylaws of Company; (ii) subject to (A) obtaining the requisite approval and adoption of this Merger Agreement by Company Stockholders in accordance with Delaware Law and Company's certificate of incorporation and bylaws and (B) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act, and the filing and recordation of the Certificate of Merger as required by Delaware Law, conflict with or violate any Law applicable to Company or any Company Subsidiary, or any of their Assets;
(iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration, or create in another Person, a put right, purchase obligation or similar right under any Agreement to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary, or any of their Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Company or any Company Subsidiary or any of the Assets now owned or hereafter acquired by Company; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have a Company Material Adverse Effect and that would not prevent Company from consummating the Merger on a timely basis.

    (b) The execution, delivery and performance by Company and each Company Subsidiary of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company and each Company Subsidiary of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except (A) pursuant to the applicable requirements, if any, of the HSR Act and Laws of other Governmental Entities,
(B) the filing and recordation of the Certificate of Merger as required by Delaware Law and (C) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have a Company Material Adverse Effect; or
(ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Company or any Company Subsidiary that would have a Company Material Adverse Effect.

    (c) All returns (other than Tax Returns), reports (other than reports required to be filed pursuant to the terms of any Government Contract), statements and other documents required to be filed by the Company or any Company Subsidiary with any Governmental Entity have been filed in a timely manner and complied with and are true, correct and complete in all material respects, except for returns, reports, statements and other documents where the failure to so file would not be reasonably expected to have a Company Material Adverse Effect. All material records of every type and nature relating to the business, operations or Assets of the Company and each Company Subsidiary have been maintained in all material respects in accordance with good business practices and are maintained at the Company or Company Subsidiary.

    (d) No Governmental Entity or any other Person has notified Company or any Company Subsidiary in writing that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder which shall include for this purpose any objection to the operations of the business of Company or any Company Subsidiary as part of Acquiror. The Company is not aware of any fact or circumstance related to it or to any Company Subsidiary that would reasonably be expected to (i) cause the filing of any objection to any application for any Governmental consent required hereunder,
(ii) lead to any delay in processing such application or (iii) require any waiver of any Governmental rule, policy or other applicable law, in each case which would reasonably be expected to materially delay the consummation of the transaction contemplated hereunder.

SECTION 3.07 INTELLECTUAL PROPERTY

    (a) Section 3.07 of the Company Disclosure Letter sets forth an accurate, correct and complete list, as of the date hereof, of (i) all Intellectual Property (other than non-registered copyrights) of Company or any Company Subsidiaries, (ii) all Software of Company or any Company Subsidiary that has been expensed, if the cost of such Software was greater than $100,000, and all Software of Company or any Company Subsidiary capitalized on Company's books and records at any time within the last three (3) fiscal years, (iii) all Software of Company or any Company's Subsidiary sold or licensed to Persons by Company or any Company Subsidiary at any time within the last three (3) fiscal years and
(iv) all pending Software development projects approved by senior management of Company which, if completed as currently anticipated by Company, would be required to be listed on Section 3.07 of the Company Disclosure Letter pursuant to clauses (ii) and (iii) above, together with an identification of the division undertaking such projects. Prior to the Closing, Company will provide to Acquiror an accurate, correct and complete list and make available to Acquiror at Company's offices, accurate, correct and complete copies of all written Agreements with respect to Intangible and Other Property and written summaries of each oral Agreement with respect to Intangible and Other Property entered into by Company or any Company Subsidiary from the date hereof through the Closing Date of a type that is described in this Section 3.07(a).

    (b) Company and Company Subsidiaries own, have licensed or otherwise have the right to use all Intangible and Other Property used in the business of Company and Company Subsidiaries, as presently conducted or as proposed to be conducted, except for such Intangible and Other Property the loss of the use of which is not reasonably likely, individually or in the aggregate (together with the items set forth in Section 3.07 of the Company Disclosure Letter), to have a Company Material Adverse Effect. To the knowledge of Company, except as specifically noted in Section 3.07 of the Company Disclosure Letter, none of the Software owned, licensed or used by Company or any Company Subsidiary is owned by or licensed from any employees of Company or any Company Subsidiary.

    (c) (i) The use of the Intangible and Other Property by Company or any Company Subsidiary does not infringe upon or otherwise violate the rights of any third party in or to such Intangible and Other Property (except as any Commercial Software licensed or sold to Company or any Company Subsidiary by unrelated Persons may involve such infringement or violation) and (ii) no claim has been asserted, and Company is not aware of any claim which can be asserted, by any Person against Company or Company Subsidiaries with respect to the use of any item of Intangible and Other Property challenging or questioning the validity or effectiveness of such use of any such item, except for such infringements, violations or claims which are not reasonably likely, individually or in the aggregate (together with the items set forth in Section 3.07 of the Company Disclosure Letter), to have a Company Material Adverse Effect. Unless specifically noted in Section 3.07 of the Company Disclosure Letter, no employee of Company or any Company Subsidiary has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Intangible and Other Property of Company or any Company Subsidiary. Unless specifically noted in Section 3.07 of the Company Disclosure Letter, no Person (other than employees of Company or any Company Subsidiary) has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Intangible and Other Property, except for such rights which are not reasonably likely, individually or in the aggregate (together with the items set forth in Section 3.07 of the Company Disclosure Letter), to have a Company Material Adverse Effect. The Merger will not violate any provision of any Agreements relating to any of the Intangible or Other Property. Each of Company and Company Subsidiaries has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property and Software, and to maintain the confidentiality of all confidential information, that it owns or uses and are not aware of any unauthorized disclosure of confidential information.

SECTION 3.08 FINANCIAL STATEMENTS AND CONDITION

    (a) Company has prepared the audited consolidated balance sheets of Company and the Company Subsidiaries as of the end of the fiscal periods ending
February 28, 1997, December 31, 1997, December 31, 1998 and December 31, 1999 (collectively, the "Company Audited Balance Sheet") and the audited consolidated statements of income, Company's and the Company Subsidiaries' equity and changes in financial position for each of such fiscal years in each case audited by Ernst & Young LLP, the Company's independent public accountants, in accordance with generally accepted auditing standards (other than the report and notes thereto in the case of the fiscal period ending December 31, 1999) and accompanied by the related report of Ernst & Young LLP (such balance sheets and such consolidated statements of income, Company's equity and changes in financial position are hereinafter referred to collectively as the "Company Financial Statement"). A true and complete copy of the Company Financial Statement has been delivered to Acquiror and is attached as an exhibit to, and constitutes an integral part of, the Company Disclosure Letter.

    (b) The Company Financial Statement, including, without limitation, the notes thereto (other than the notes to the December 31, 1999 financial statement which will be provided to Acquiror prior to the Effective Time), (i) has been prepared in accordance with the books and records of Company and its Subsidiaries and (ii) presents fairly in all material respects the consolidated financial position of Company and its Subsidiaries at the respective dates thereof and their consolidated results of operations and cash flows for the periods indicated, in accordance with GAAP applied throughout the periods involved (except as noted therein).

SECTION 3.09 ABSENCE OF CERTAIN DEVELOPMENTS

    Since December 31, 1999:

    (a) the business of Company and each Company Subsidiary has been conducted in all material respects only in the Ordinary Course of Business;

    (b) neither Company nor any Company Subsidiary has become liable in respect of any guarantee or has incurred or otherwise become liable in respect of any debt, except for borrowings, letters of credit and bankers' acceptances in the Ordinary Course of Business under credit facilities in existence on December 31, 1999;

    (c) neither Company nor any Company Subsidiary has mortgaged, pledged or subjected to any lien any of their respective property, business or assets, except for Permitted Encumbrances or purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business in an amount not exceeding $100,000 in the aggregate;

    (d) neither Company nor any Company Subsidiary has made any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase of, any of their respective capital stock or other equity interests;

    (e) neither Company nor any Company Subsidiary has (i) acquired or leased from any other Person any material assets, or sold or leased to any other Person or otherwise disposed of any material assets (in each case except for assets acquired or sold in the Ordinary Course of Business in connection with goods and services provided to customers); (ii) entered into any contractual obligation relating to (A) the purchase or sale of any capital stock, partnership interest or other equity interest in any

Person, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); (iv) canceled or compromised any debt or claim other than accounts receivable in the Ordinary Course of Business; (v) sold, transferred, licensed or otherwise disposed of any material intangible assets other than in the Ordinary Course of Business; (vi) waived or released any right of substantial value; (vii) instituted, settled or agreed to settle any material action; or
(viii) entered into or consummated any transaction with any Affiliate;

    (f) there has been no loss, destruction or damage to any material item of property of Company or any Company Subsidiary, whether or not insured, which has had or could reasonably be expected to have a Company Material Adverse Effect;

    (g) other than in the Ordinary Course of Business and consistent with past practices, neither Company nor any Company Subsidiary has made any changes in the rate of compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra compensation, or severance or vacation pay, to any director, officer, employee, consultant or agent of Company or any Company Subsidiary;

    (h) neither Company nor any Company Subsidiary has made any change in
(x) its methods of accounting or accounting practices, except as required by GAAP, or (y) its pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions or credit other than in the Ordinary Course of Business;

    (i) neither Company nor any Company Subsidiary has terminated or closed any facility, business or operation which is material to the Company and the Company Subsidiaries, taken as a whole;

    (j) neither Company nor any Company Subsidiary has made any loan, advance or capital contributions to, or any other investment in, any Person other than loans in the Ordinary Course of Business;

    (k) neither Company nor any Company Subsidiary has adopted or increased any benefits under any Plan in any material manner;

    (l) neither Company nor any Company Subsidiary has written up or written down any of its respective material assets; and

    (m) neither Company nor any Company Subsidiary has entered into any contractual obligation to do any of the things referred to elsewhere in this
Section 3.09.

SECTION 3.10 ABSENCE OF UNDISCLOSED LIABILITIES

    To the knowledge of Company, there are no liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of Company or any Company Subsidiary, including but not limited to liabilities for Taxes and that are not reflected, or reserved against, in the Company Financial Statement, except for those that may have been incurred after December 31, 1999 in the Ordinary Course of Business or that would not be reasonably be expected to have a Company Material Adverse Effect. Since December 31, 1999, neither Company nor any Company Subsidiary has incurred any liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) other than in the Ordinary Course of Business or those which would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11 LITIGATION; DISPUTES

    (a) Company has not received notice of, and there is no pending, or, to the knowledge of Company, threatened, action, suit, claim, arbitration, proceeding or investigation against, affecting or involving Company or any Company Subsidiary or their respective businesses or Assets, or the transactions contemplated by this Merger Agreement, at law or in equity, or before or by any domestic or foreign court, arbitrator or Governmental Entity that, alone or in the aggregate, would have a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity which default would reasonably be expected to have a Company Material Adverse Effect.

    (b) Company and each Company Subsidiary have complied and are in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Company and each Company Subsidiary and their respective businesses or Assets, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, zoning and other matters, the failure to comply with which, in each case, or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Company and each Company Subsidiary have obtained and hold all permits, licenses and approvals (none of which has been materially modified or rescinded and all of which are in full force and effect) from all government authorities necessary in order to own, use and maintain their respective Assets and to conduct their respective businesses as presently conducted, which the failure to obtain and hold would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.12 REAL PROPERTY LEASES; REAL PROPERTY

    (a) Section 3.12 of the Company Disclosure Letter lists each real property lease under which Company or any Company Subsidiary is the lessee or lessor. Company and each Company Subsidiary are the owners and holders of the leasehold estates purported to be granted to them by the leases listed in Section 3.12 of the Company Disclosure Letter. Each such lease is in full force and effect and, to the knowledge of Company, constitutes a legal, valid and binding obligation of, and is legally enforceable in all material respects against, the respective parties thereto. Company and each Company Subsidiary have in all material respects performed all material obligations thereunder required to be performed by any of them to date. To the knowledge of Company, no party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default.
Section 3.12 of the Company Disclosure Letter lists and describes any Real Property in which Company or any Company Subsidiary holds an interest.

    (b) Section 3.12 of the Company Disclosure Letter lists and sets forth a description for all the Real Property, specifying the owner of each parcel thereof, and all such Real Property is suitable and adequate for the uses for which it is currently devoted.

    (c) Company and the Company Subsidiaries are the sole owners of good, valid, fee simple, marketable and insurable (at standard rates) title to the Real Property respectively owned by them, including, without limitation, all buildings, structures, fixtures and improvements thereon and all equipment, machinery and personal property therein, in each case free and clear of all Encumbrances, except as would not materially detract from the use of the Real Property.

    (d) All buildings, structures, fixtures and other improvements on the Real Property are in good repair, free of defects (latent or patent), and fit for the uses to which they are currently devoted. All such buildings, structures, fixtures and improvements on the Real Property conform to all Laws. The buildings, structures, fixtures and improvements on each parcel of the Real Property lie entirely within the boundaries of such parcel of the Real Property, and no structures of any kind encroach on the Real Property, except as would not materially detract from the use of the Real Property.

    (e) None of the Real Property is subject to any Agreement or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting Company's or any Company Subsidiary's right to convey or to use it for its intended use.

    (f) The Real Property has direct and unobstructed access to electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which the Real Property is currently devoted and intended to be devoted.

SECTION 3.13 OTHER AGREEMENTS; NO DEFAULT

    Sections 3.12 and 3.13 of the Company Disclosure Letter list each Agreement (other than (w) Agreements solely between Company and any Company Subsidiary,
(x) Government Contracts, (y) Agreements which are purchase or task orders under a Company Contract and (z) real property leases identified in Section 3.12, to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary, or any of their respective Assets, is bound, and which
(i) involves expenditures or receipts by Company or any Company Subsidiary (other than contracts, commitments or Agreements which do not require payments or yield receipts of more than $250,000 in any twelve (12) month period or more than $1,000,000 in the aggregate); or (ii) contain covenants that limit the freedom of Company or any Company Subsidiary to engage in a line of business or to compete with any third party (Agreements listed pursuant to clauses (i) and (ii) above, collectively the "Company Contracts"). Each Company Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Company and, to the knowledge of Company, the Company Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Company has complied with all of the provisions of such Company Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Merger Agreement by Company and its performance hereunder will not cause, or result in, a breach or default under any Company Contract in each case which would reasonably be expected to have a Company Material Adverse Effect. There has not been (A) any failure by Company or, to the knowledge of Company, any other party to any such Company Contract to comply with all material provisions thereof which default or failure to perform would reasonably be expected to have a Company Material Adverse Effect, (B) any default by Company or, to the knowledge of Company, any other party thereunder, which default or failure to perform would reasonably be expected to have a Company Material Adverse Effect or (C) to the knowledge of Company (X) any cancellation thereof in writing which has not been cured or
(Y) any outstanding dispute thereunder which has not been cured. Neither Company nor any Company Subsidiary is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any Company Subsidiary.

SECTION 3.14 LABOR RELATIONS

    There are no collective bargaining or other labor union Agreements to which Company or any Company Subsidiary is a party. There are, and for the past two
(2) years have been, no strikes, work stoppages, union organization efforts or lawsuits (other than grievance proceedings) pending or, to the knowledge of Company, threatened between Company or any Company Subsidiary and (a) any current or former employees of Company or any Company Subsidiary except where such activity or lawsuits would not reasonably be expected to have a Company Material Adverse Effect or (b) any union or other collective bargaining unit representing such employees. Company and each Company Subsidiary have complied and are in compliance with all Laws relating to employment or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know, except where the failure so to comply would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.15 PENSION AND BENEFIT PLANS

    (a) Company has delivered to Acquiror prior to the execution of this Merger Agreement true and complete copies (or written descriptions, where no written plan exists) (and, where applicable, the most recent actuarial, valuation or annual (Form 5500 with attachments) reports with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, employment agreements of executive officers or change in control agreements, medical, vision, dental or other health plans, life insurance plans and other employee benefit plans or fringe benefit plans, programs, arrangements or Agreements, including, without limitation, all Company Benefit Plans. No Company Benefit Plan is or has been a Multiemployer Plan or could subject Company or any Company Subsidiary to liability under Sections 4063 or 4064 of ERISA. Company has set forth in the Company Disclosure Letter (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company Pension Plans, (iii) a list of the Company Benefit Plans that are Company Stock Plans, and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Company Stock Plans.

    (b) From their inception, all Company Benefit Plans have been and are in material compliance (in form and in operation) with the applicable terms of ERISA and the Code and any other applicable Laws, including the terms of such plans.

    (c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statement in accordance with GAAP. Each Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code satisfies the minimum funding standards (without regard to any waiver) provided for in Section 412 of the Code.

    (d) Neither Company nor any Company Subsidiary has any obligations for retiree health or other welfare benefits for retirees under any Company Benefit Plan or otherwise except as required by Section 4908(b) of the Code and Sections 601-608 of ERISA, and there are no restrictions on the rights of Company or any Company Subsidiary to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

    (e) Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

    (f) Each Company Benefit Plan which is intended to be qualified under
Section 401(a) or 401(k) of the Code or qualified as a voluntary employees' beneficiary association under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred that could adversely affect such qualified or exempt status.

    (g) Company and each Company Subsidiary have not incurred any material liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and do not reasonably expect to incur any such material liability as a result of actions taken or not taken prior to the consummation of the Merger.

SECTION 3.16 TAXES AND TAX MATTERS

    (a) The Company and each Company Subsidiary have paid, or reserved in accordance with GAAP, all Taxes due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

    (b) The Company and each Company Subsidiary have filed on a timely basis all material Company Tax Returns that it was required to file. All such Company Tax Returns were accurate and complete in all material respects. None of Company or any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return which has not yet been filed. No written claim has ever been made (which has not been satisfactorily resolved) by an authority in a jurisdiction where Company or any Company Subsidiary does not file Company Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of Company or any Company Subsidiary has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax except for Permitted Encumbrances.

    (c) Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

    (d) None of Company or any Company Subsidiary has knowledge of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Company Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of Company or any Company Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which Company has knowledge based upon personal contact with any agent of such authority. Company and each Company Subsidiary has delivered to the Acquiror copies of, and Section 3.16 of the Company Disclosure Letter sets forth a complete and accurate list of, Company Tax Returns filed with respect to the taxable periods of Company and any Company Subsidiary ended on or after December 31, 1996; indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

    (e) The unpaid Taxes of Company and any Company Subsidiary (i) did not, as of the date of any financial statements of Company and the Company Subsidiaries furnished to Acquiror pursuant to Section 3.08 of this Merger Agreement, exceed the reserve for any Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the such financial statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company or any Company Subsidiary in filing their Company Tax Returns.

    (f) None of Company or any Company Subsidiary has filed a consent under
Section 341(f) of the Code, concerning collapsible corporations. None of Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and each Company Subsidiary has disclosed on its federal income Company Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income

Tax within the meaning of Section 6662 of the Code. None of Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement. None of Company or any Company Subsidiary (A) has been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or
(B) has any Liability for the Taxes of any Person (other than any of Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

SECTION 3.17 INSURANCE

    Section 3.17 of the Company Disclosure Letter lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by Company or any Company Subsidiary. All such policies: (a) are with insurance companies reasonably believed by Company to be financially sound and reputable; (b) to the knowledge of Company are in full force and effect; (c) are sufficient for compliance in all material respects by Company and by each Company Subsidiary with all requirements of Law and of all Agreements to which Company or any Company Subsidiary is a party; (d) to the knowledge of the Company are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar Assets; and (f) have the policy expiration dates set forth in
Section 3.17 of the Company Disclosure Letter.

SECTION 3.18 ARRANGEMENTS WITH RELATED PARTIES

    No present or former officer, director, stockholder or Person known by the Company to be an Affiliate of the Company or the any Company Subsidiary, nor any Person known by the Company to be an Affiliate of such Person, is currently a party to any transaction or agreement with the Company or any Company Subsidiary, including any agreement providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.

SECTION 3.19 BOOKS AND RECORDS

    The books of account, stock records, minute books and other corporate and financial records of Company and each Company Subsidiary are complete and correct in all material respects and have been maintained in accordance with reasonable business practices for companies similar to Company and each Company Subsidiary (except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect), and Company and each Company Subsidiary will have prior to Closing prepared and made available to Acquiror the minutes for all meetings of the Board of Directors and/or stockholders of the Company and each Company Subsidiary held as of the date hereof (or written consents in lieu of such meetings).

SECTION 3.20 ASSETS

    Company and each Company Subsidiary have good, valid and marketable title to all Assets respectively owned by them, including, without limitation, all material Assets reflected in the Company Financial Statement and all Assets acquired by Company or by any Company Subsidiary since December 31, 1999 (except for Assets reflected in the Company Financial Statement or acquired since such date which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances other than Permitted Encumbrances. All material personal property of Company and each Company Subsidiary is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used. All material Inventory of Company and each Company Subsidiary (i) consists of items which are good and merchantable and of a quality and quantity presently usable and salable in the Ordinary Course of Business and (ii) have been reflected in the Company Financial Statement in accordance with GAAP.

SECTION 3.21 BOARD RECOMMENDATION

    The Board of Directors of Company has unanimously adopted, in compliance with Delaware Law, a resolution advising, authorizing, approving and adopting this Merger Agreement and the transactions contemplated hereby, and recommending approval and adoption of this Merger Agreement and the transactions contemplated hereby by the Company Stockholders.

SECTION 3.22 DIRECTORS AND OFFICERS

    Section 3.22 of the Company Disclosure Letter lists all current directors and officers of Company and each Company Subsidiary, showing each such person's name, positions, annual remuneration, bonuses and fringe benefits paid by Company or any Company Subsidiary for the current fiscal year and the most recently completed fiscal year.

SECTION 3.23 [INTENTIONALLY OMITTED]

SECTION 3.24 ENVIRONMENTAL MATTERS

    Each of the Company and each Company Subsidiary is in material compliance with all Environmental Laws except where the failure to comply would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any material liability under any Environmental Law, nor is any of the Company or any Company Subsidiary responsible for any liability of any other person under any Environmental Law except for any material liability which would not reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither the Company nor any Company Subsidiary directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the real property owned or leased by the Company or any Company Subsidiary (the "Real Property") of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; or (iv) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's or any Company Subsidiary's activities involving Hazardous Materials, which in each case, or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.25 [INTENTIONALLY OMITTED]

SECTION 3.26 GOVERNMENT CONTRACTS AND OTHER COMMITMENTS

    (a) Except as disclosed in Section 3.26 of the Company Disclosure Letter, to the knowledge of the Company, with respect to Government Contracts held by the Company or any of its Subsidiaries, there is, as of the date hereof, no
(i) civil fraud or criminal investigation by any government investigative agency, (ii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Company Subsidiaries, (iii) request by the government for a contract price adjustment based on a claimed disallowance by any governmental agency or at the direction of a governmental entity or written notice of defective pricing other than as reserved for on the Company Financial Statement in accordance with GAAP,
(iv) claim or equitable adjustment by the Company or any Company Subsidiaries against the U.S. Government or any third party in excess of $500,000,
(v) written notice challenging, questioning or disallowing any cost(s) in excess of $500,000, or (vi) notice of contract termination, cure notice or show cause notice.

    (b) Each Government Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Company and, to the knowledge of Company, the Government Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Company has complied with all of the provisions of such Government Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Merger Agreement by Company and its performance hereunder will not cause, or result in, a breach or default under any Government Contract in each case. There has not been (A) any failure by Company or, to the knowledge of Company, any other party to any such Government Contract to comply with all material provisions thereof which default or failure to perform would have a Company Material Adverse Effect, (B) any default by Company or, to the knowledge of Company, any other party thereunder, which default or failure to perform would not have a Company Material Adverse Effect or (C) to the knowledge of Company (X) any written cancellation thereof which has been cured or (Y) any outstanding dispute thereunder which has not been cured. Neither Company nor any Company Subsidiary is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any Company Subsidiary.

    (c) For the purposes of this Merger Agreement, with respect to any party, "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order, Bid or other arrangement of any kind between such party or any of its Subsidiaries and
(i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above. For the purposes of this Merger Agreement, with respect to any party, "Bid" means any quotation, bid or proposal made by such party or any of its Subsidiaries that if accepted or awarded would lead to a contract with the U.S. Government or any other person for the design, manufacture and sale of products or the provision of services.

SECTION 3.27 RELATIONS WITH GOVERNMENTS

    Neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any of the Company's or any Company Subsidiary's officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company or any Company Subsidiary) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or any Company Subsidiary (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company or any Company Subsidiary in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes); except for minimal payments, discounts or inducements which would not reasonably be expected to have a Company Material Adverse Effect. Neither the business of the Company nor any Company Subsidiary is in any manner dependent upon the making or receipt of such payments, discounts or other inducements except for minimal payments, discounts or inducements which would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has otherwise taken any action that would cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

SECTION 3.28 BROKER'S FEES

    Neither the Company nor any Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Merger Agreement.

SECTION 3.29 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS

    The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered under the Securities Act (including any amendments or supplements, the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement relating to the Company Stockholders Meeting (such proxy statement, together with the prospectus relating to the shares of Acquiror Common Stock to be issued in the Merger, in each case as amended or supplemented from time to time, the "Proxy Statement/ Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Acquiror which is contained in or omitted from any of the foregoing documents.

SECTION 3.30 [INTENTIONALLY OMITTED]

SECTION 3.31 INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS

    All material interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge the Company's investments in foreign subsidiaries, whether entered into for the account of the Company or any Company Subsidiary, were entered into in the Ordinary Course of Business and, to the Company's knowledge, in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and at the date hereof, and in all material respects are valid and binding obligations of the Company or a Company Subsidiary enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect in all material respects. The Company and each Company Subsidiary has duly performed in all material respects its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

SECTION 3.32 POOLING /TAX MATTERS

    (a) Neither Company nor any of its "affiliates" (as defined in Section 5.12) has taken or has agreed to take any action or failed to take any action that would prevent the Merger from (i) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (ii) from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (b) At or prior to the date hereof, Company has received a draft of the letter described in Section 7.02(h)(i).

SECTION 3.33 DISCLOSURE

    No representation or warranty of the Company in this Merger Agreement when read together with the information in the Section of the Company Disclosure Letter applicable thereto is misleading with respect to any material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

    Except as specifically set forth in the Disclosure Letter delivered by Acquiror and Acquiror Sub to Company prior to the execution and delivery of this Merger Agreement (the "Acquiror Disclosure Letter") and referenced in the Acquiror Disclosure Letter to the Section(s) of this Article IV to which such disclosure applies, Acquiror and Acquiror Sub hereby jointly and severally represent, warrant to and agree with Company as follows, in each case as of the date of this Merger Agreement and as of the Closing Date:

SECTION 4.01 ORGANIZATION AND QUALIFICATION

    Acquiror and each Subsidiary of Acquiror (each a "Titan Subsidiary" and collectively the "Titan Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the corporate power and authority to own, operate and lease its Assets, and to carry on its business as currently conducted. Acquiror and each Titan Subsidiary is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in the Acquiror Disclosure Letter and in each jurisdiction where the nature of its business or the ownership, operation or leasing of its Assets makes such qualification necessary except where failure to so qualify would not reasonably be expected to have an Acquiror Material Adverse Effect.

SECTION 4.02 CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

    Acquiror has furnished to Company a true and complete copy of the certificate of incorporation of Acquiror and the certificate of incorporation of Acquiror Sub, as currently in effect on the date of this Merger Agreement, certified as of a recent date by the Secretary of State of Delaware and a true and complete copy of the bylaws of Acquiror and Acquiror Sub. Neither Acquiror nor Acquiror Sub is in violation of any of the provisions of its respective certificate of incorporation or bylaws.

SECTION 4.03 CAPITALIZATION

    The authorized capital stock of Acquiror consists of one hundred million (100,000,000) shares of Acquiror Common Stock and two million five hundred thousand (2,500,000) shares of preferred stock, par value $.01 per share ("Acquiror Preferred Stock"). As of March 15, 2000: (i) 50,618,107 shares of Acquiror Common Stock were issued and outstanding; (ii) 693,300 shares of Acquiror Preferred Stock were issued and outstanding; (iii) 1,000,000 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding employee stock options or other rights to purchase or receive Acquiror Common Stock granted under Acquiror's Stock Option Plan of 1997 or under any other Acquiror Employee Stock Option Plan (collectively, the "Acquiror Stock Option Plan"); (iv) 500,000 shares of Acquiror Common Stock were reserved for issuance pursuant to Acquiror's Employee Stock Purchase Plan (the "Acquiror Stock Purchase Plan"); and (v) 1,119,465 shares of Acquiror Common Stock were held by Acquiror in Acquiror's treasury. No other shares of Acquiror Common Stock have been reserved for any purpose. Except as described above, there are no outstanding securities convertible into or exchangeable for Acquiror Common Stock, any other securities of any Acquiror, or any capital stock or other securities of any Acquiror Subsidiary and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Acquiror or any Acquiror Subsidiary.

SECTION 4.04 AUTHORITY; BINDING OBLIGATION

    The execution and delivery by Acquiror and Acquiror Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Merger Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Merger Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of each of Acquiror and Acquiror Sub (assuming the Merger Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company), enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS

    (a) The execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or the bylaws of Acquiror, or the certificate of incorporation or the bylaws of Acquiror

Sub; (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act and the filing and recordation of the Certificate of Merger as required by Delaware Law, conflict with or violate any Law applicable to Acquiror or Acquiror Sub or any of their respective Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which Acquiror or Acquiror Sub is a party or by which Acquiror or Acquiror Sub or any of their respective Assets may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Acquiror or Acquiror Sub; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have an Acquiror Material Adverse Effect and that would not prevent Acquiror or Acquiror Sub from consummating the Merger on a timely basis.

    (b) The execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except (A) pursuant to the applicable requirements, if any, of the HSR Act, (B) the filing and recordation of the Certificate of Merger as required by Delaware Law and (C) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have an Acquiror Material Adverse Effect; or
(ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Acquiror or Surviving Corporation that would have an Acquiror Material Adverse Effect.

SECTION 4.06 NO PRIOR ACTIVITIES OF ACQUIROR SUB

    Acquiror Sub was formed solely for the purpose of engaging in the transactions contemplated by this Merger Agreement and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.07 SEC FILINGS; FINANCIAL STATEMENTS

    (a) Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1997, and has heretofore delivered to the Company, in the form filed with the SEC since such date, together with any amendments thereto, all of its (i) Annual Reports on Form 10-K, (ii) Quarterly Reports on Form 10-Q, (iii) proxy statements relating to meetings of stockholders (whether annual or special), (iv) reports on Form 8-K and (v) other reports or registration statements filed by Acquiror and such Acquiror Subsidiaries (collectively, the "Acquiror SEC Reports"). As of their respective filing dates, the Acquiror SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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
    (b) The audited consolidated financial statements and unaudited interim financial statements of Acquiror included in the Acquiror SEC Reports, including all related notes and schedules, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Acquiror SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of Acquiror and the Acquiror Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Acquiror and the Acquiror Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 4.08 NO UNDISCLOSED LIABILITIES

    To the knowledge of Acquiror, neither Acquiror nor any of the Titan Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except: (a) liabilities or obligations reflected in the Acquiror SEC Reports; (b) liabilities or obligations incurred since September 30, 1999, in the Ordinary Course of Business that have not had, and are not reasonably likely to have (without taking into account the effects of the consummation of the Merger), an Acquiror Material Adverse Effect; and
(c) liabilities or obligations that have not had, and are not reasonably likely to have (without taking into account the effects of the consummation of the Merger), an Acquiror Material Adverse Effect.

SECTION 4.09 ABSENCE OF CERTAIN CHANGES OR EVENTS

    Since September 30, 1999, except as contemplated by this Merger Agreement or as disclosed in any Acquiror SEC Report filed since September 30, 1999, Acquiror and the Titan Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of Acquiror or any Titan Subsidiary having, individually or in the aggregate, an Acquiror Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of its capital stock or any redemption, purchase or other acquisition of any of its securities, or (c) any agreement by Acquiror or any Titan Subsidiary to take any of the actions described in this Section 4.09 except as expressly contemplated by this Merger Agreement.

SECTION 4.10 ABSENCE OF LITIGATION

    Except as set forth in the Acquiror SEC Reports, there are: (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any of the Titan Subsidiaries before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have an Acquiror Material Adverse Effect or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby; and (b) no orders of any Governmental Entity or arbitrator outstanding against Acquiror or any Titan Subsidiary that would reasonably be likely to have an Acquiror Material Adverse Effect or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby.

SECTION 4.11 CERTAIN PRACTICES

    Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, none of Acquiror or any Titan Subsidiary or any director, officer, agent, consultant or employee of Acquiror or any Titan Subsidiary has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of Acquiror or any Titan Subsidiary, that was illegal under any federal, state or local Laws of the United States or any other country having jurisdiction; (c) made any payment to any customer or supplier of Acquiror or any Titan Subsidiary or any officer, director, partner, employee, consultant or agent of any such customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee, consultant or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee, consultant or agent, in respect of the business of Acquiror or any Titan Subsidiary; (d) made any other unlawful payment; or (e) established or maintained any fund or asset that has not been appropriately recorded in the books and records of Acquiror that would be in violation of law.

SECTION 4.12 GOVERNMENT CONTRACTS

    To the knowledge of Acquiror, with respect to Government Contracts held by Acquiror or any of the Titan Subsidiaries, there is, as of the date hereof, no
(i) civil fraud or criminal investigation by any government investigative agency that is reasonably likely to have an Acquiror Material Adverse Effect,
(ii) suspension or debarment proceeding (or equivalent proceeding) against the Acquiror or any Titan Subsidiaries that is reasonably likely to have an Acquiror Material Adverse Effect, (iii) request by the government for a contract price adjustment based on a claimed disallowance by Defense Contract Audit Agency or claim of defective pricing, (iv) claim or equitable adjustment by the Acquiror or any Titan Subsidiaries against the U.S. Government or any third party in excess of $500,000, (v) written notice challenging, questioning or disallowing any cost(s) in excess of $500,000, or (vi) notice of contract termination, cure notice or show cause notice.

SECTION 4.13 INTELLECTUAL PROPERTY

    (a) Acquiror and Titan Subsidiaries own, have licensed or otherwise have the right to use all Intangible and Other Property used in the business of Acquiror and Titan Subsidiaries, as presently conducted or as proposed to be conducted, except for such Intangible and Other Property the loss of the use of which is not reasonably likely, individually or in the aggregate, to have a Acquiror Material Adverse Effect. To the knowledge of Acquiror, except as specifically noted in Section 4.13 of the Acquiror Disclosure Letter, none of the Software owned, licensed or used by Acquiror or any Titan Subsidiary is owned by or licensed from any employees of Acquiror or any Titan Subsidiary.

    (b) (i) The use of the Intangible and Other Property by Acquiror or any Titan Subsidiary does not infringe upon or otherwise violate the rights of any third party in or to such Intangible and Other Property (except as any Commercial Software licensed or sold to Acquiror or any Titan Subsidiary by unrelated Persons may involve such infringement or violation) and (ii) except as set forth in Section 4.13 of the Acquiror Disclosure Letter, no claim has been asserted, and Acquiror is not aware of any claim which can be asserted, by any Person against Acquiror or Titan Subsidiaries with respect to the use of any item of Intangible and Other Property challenging or questioning the validity or effectiveness of such use of any such item, except for such infringements, violations or claims which are not reasonably likely, individually or in the aggregate, to have an Acquiror Material Adverse Effect. No employee of Acquiror or any Acquiror Subsidiary has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Intangible and Other Property of Acquiror or any Titan Subsidiary. No Person (other than employees of Acquiror or any Titan Subsidiary) has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Intangible and Other Property, except for such rights which are not reasonably likely, individually or in the aggregate, to have an Acquiror Material Adverse Effect. Each of Acquiror and Titan Subsidiaries has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property and Software, and to maintain the confidentiality of all confidential information, that it owns or uses and is not aware of any unauthorized disclosure of confidential information.

SECTION 4.14 INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS

    All material interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge Acquiror's investments in foreign subsidiaries, whether entered into for the account of the Acquiror or any Titan Subsidiary, were entered into in the Ordinary Course of Business and, to the Acquiror's knowledge, in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and at the date hereof, and in all material respects are valid and binding obligations of the Acquiror or the applicable Titan Subsidiary enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect in all material respects. Acquiror and each Titan Subsidiary has duly performed in all material respects its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Acquiror's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

SECTION 4.15 BROKERS

    Except for Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Acquiror.

SECTION 4.16 POOLING/TAX MATTERS

    (a) Neither Acquiror nor any of its "affiliates" (as defined in Section 5.12) has taken or agreed to take any action or failed to take any action that would prevent the Merger from (i) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (ii) from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (b) At or prior to the date hereof, Acquiror has received a draft of the letter described in Section 7.02(h)(ii).

SECTION 4.17 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

    The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Registration Statement, or any amendment or supplement thereto, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Company for the Company Stockholders Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.

SECTION 4.18 BOARD RECOMMENDATION

    The Board of Directors of Acquiror and Acquiror Sub have each unanimously adopted, in compliance with Delaware law, a resolution advising, authorizing, approving and adopting this Merger Agreement and the transactions contemplated hereby, and the resolutions adopted by the Board of Directors of Merger Sub recommend approval and adoption of this Merger Agreement and the transactions contemplated hereby by the sole shareholder of Acquiror Sub.

SECTION 4.19 DISCLOSURE

    No representation or warranty of the Acquiror in this Merger Agreement when read together with the information in the Section of the Acquiror Disclosure Letter applicable thereto is misleading with respect to any material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V
                             PRE-CLOSING COVENANTS

SECTION 5.01 CONDUCT OF BUSINESS OF COMPANY UNTIL EFFECTIVE TIME

    The Company hereby covenants and agrees that, from the date of this Merger Agreement until the Effective Time, Company, unless otherwise expressly contemplated by this Merger Agreement or consented to in writing by Acquiror, will, and will cause each Company Subsidiary to, carry on their respective businesses only in the Ordinary Course of Business, use their respective best efforts to preserve intact their business organizations and Assets, maintain their rights and franchises, retain the services of their officers and employees and maintain their relationships with customers, suppliers, licensors, licensees and others having business dealings with them, and use their respective best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Except as set forth on Section 5.01 of the Company Disclosure Letter, without limiting the generality of the foregoing, neither Company nor any Company Subsidiary will:

    (a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any employee (who is not an officer or director) other than in the Ordinary Course of Business, or to any officer or director; (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company in effect on the date of this Merger Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any employee (who is not an officer or director) (other than in the Ordinary Course of Business) or with any officer or director or otherwise without the prior written consent of Acquiror; (iii) establish, adopt, enter into or amend any Company Benefit Plan or other arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not provided for under any Company Benefit Plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or other arrangement or agreement or awards made thereunder), (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or (vii) promote or fire any director or officer, or other than in the Ordinary Course of Business, any employee (who is not an officer or director);

    (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

    (c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company or any Company Subsidiary, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any Company Subsidiary or any such securities or obligations, or any other securities thereof, other than pursuant to the Stockholders Agreement, dated February 27, 1998, by and among the Company and the Company Stockholders who are signatories thereto; (ii) effect any reorganization, recapitalization, merger or share exchange; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

    (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury but excluding shares issuable upon the exercise of options outstanding on the date hereof in accordance with their terms as of the date hereof), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

    (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business);

    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, any of its Assets, except for sales, dispositions, pledges, encumbrances or transfers in the Ordinary Course of Business;

    (g) propose or adopt any amendments to its certificate of incorporation, bylaws or other comparable charter or organizational documents;

    (h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, lawsuit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $100,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except, as may be required by applicable Law or GAAP;

    (i) make or agree to make any new capital expenditures which are not included in the Company's 2000 capital budget, a copy of which was furnished to Acquiror, to the extent that such new capital expenditures exceed in the aggregate $100,000;

    (j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the Ordinary Course of Business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than travel, entertainment, loans for tuition expenses and payroll advances made to employees in the Ordinary Course of Business;

    (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions, in the Ordinary Course of Business which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statement or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any Company Subsidiary is a party;

    (l) waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which the Company or any Company Subsidiary is a party, which would reasonably be expected to have a Company Material Adverse Effect;

    (m) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles or a Governmental Entity;

    (n) take any action or fail to take any action that would reasonably be expected to result in a Company Material Adverse Effect prior to or after the Effective Time or that would adversely affect the ability of the Company or any Company Subsidiary prior to the Effective Time to obtain consents of third parties or approvals of Government Entities required to consummate the transactions contemplated in this Merger Agreement; or

    (o) authorize, or commit or agree to do any of the foregoing.

SECTION 5.02 BEST EFFORTS TO SATISFY CONDITIONS

    Acquiror and Company shall use their respective best efforts to cause all conditions to the obligations of Acquiror and Company set forth in Article VII of this Merger Agreement to be satisfied on or before the Closing Date.

SECTION 5.03 OTHER ACTIONS

    Acquiror and Company shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such Party set forth in this Merger Agreement becoming untrue, or (b) any of the conditions to the Merger set forth in Article VII of this Merger Agreement not being satisfied.

SECTION 5.04 CERTAIN TAX MATTERS

    From the date hereof until the Effective Time, Company and each Company Subsidiary (a) will prepare and timely file with the relevant Taxing authority all Company Tax Returns required to be filed during such period ("Post-Signing Returns"), which Post-Signing Returns shall be accurate in all material respects, or permitted extensions with respect thereto, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by Company and Company Subsidiary for which no Post-Signing Return is due prior to the Effective Time, and (d) will promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to Company or any Company Subsidiary in respect of any Taxes.

SECTION 5.05 ACCESS AND INFORMATION

    For so long as this Merger Agreement is in effect, and subject to applicable Laws, each Party shall, and shall cause each of their respective Subsidiaries to, (a) afford to the other Party and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of their respective properties, Agreements, books, records and personnel and (b) furnish promptly to the other Party (i) a copy of each Agreement, document, certificate or other instrument filed with, or received from any Governmental Entity and (ii) all other information concerning their respective businesses, operations, prospects, conditions (financial or otherwise), Assets, liabilities and personnel as such other Party may reasonably request.

SECTION 5.06 NOTIFICATION FILING REQUIRED UNDER HSR ACT

    If required, the parties shall make good faith efforts to complete and file without delay, and in any event within thirty (30) days after the date of this Merger Agreement, any notification filing required under the HSR Act with respect to the transactions contemplated by this Merger Agreement. Acquiror and Company shall in good faith take (or fully cooperate in the taking of) all actions, and provide any additional information that may be, required or reasonably requested in order to comply with the requirements of the HSR Act. If a notification filing is required under the HSR Act, Acquiror shall pay all filing fees in connection therewith.

SECTION 5.07 RELATED PARTY MATTERS

    Company shall use commercially reasonable efforts to have each person identified on Exhibit I to Section 3.18 of the Company Disclosure Letter execute an agreement reasonably acceptable to Acquiror to pay-off as soon as practicable after the Effective Time all indebtedness (including principal and interest) owed by such person to the Company which is secured by Company Common Stock and which was issued to such persons to purchase the capital stock of the Company or any of its predecessors.

SECTION 5.08 PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT; COMPANY STOCKHOLDERS MEETING

    (a) As soon as practicable following the date of this Merger Agreement, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement/Prospectus, and Acquiror shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Acquiror shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by either Acquiror or the Company without the other party's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party the opportunity to review and comment thereon. Acquiror shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective "affiliates" (as defined in Section 5.12), officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/ Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders.

    (b) The Company shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") in accordance with Delaware Law and its certificate of incorporation and bylaws for the purpose of obtaining the requisite approval of the Company Stockholders and shall, through the unanimous action of its Board of Directors, declare that this Merger Agreement is advisable and recommend to its stockholders the approval and adoption of this Merger Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.09 [INTENTIONALLY OMITTED]

SECTION 5.10 NO SOLICITATION.

    (a) From the date of this Merger Agreement until the Effective Time or the termination of this Merger Agreement pursuant to the terms of this Merger Agreement, the Company shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of the Company or any of its Subsidiaries (collectively, "Representatives") directly or indirectly, to (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information), the making of any proposal or offer that constitutes, an Acquisition Proposal (as defined below),
(ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal,
(iii) agree to, approve, recommend, or endorse any Acquisition Proposal,
(iv) disclose any non-public information relating to the Company or any Company Subsidiary or afford access to the properties, books or records of the Company or any Company Subsidiary to any person that has made or may reasonably be expected to make a proposal regarding a Acquisition Proposal or that has advised the Company that it is or may be interested in making a proposal regarding a Acquisition Proposal, or (v) authorize or permit any of its or their Subsidiaries or Representatives to take any such action and, the Company shall promptly notify Acquiror of any such inquiries and proposals received by the Company or any of its Subsidiaries or Representatives, relating to any of such matters

    (b) Notwithstanding the foregoing, nothing contained in clause (a) above shall prohibit the Board of Directors of the Company from furnishing information to or entering into discussions or negotiations with any Person that makes a BONA FIDE proposal or offer with respect to the Company that constitutes an Acquisition Proposal for the Company, if: (A) the Board of Directors of the Company determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Acquiror of the identity of the Person making the Acquisition Proposal for the Company and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person; (C) the Company enters into a customary confidentiality agreement; (D) the Company keeps Acquiror informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides Acquiror with copies of any and all written inquiries or proposals relating thereto; and
(E) such Acquisition Proposal for the Company was not solicited in violation of this Merger Agreement.

    (c) For purposes of this Merger Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Merger Agreement) involving the Company or its
Subsidiaries: (a) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the Merger); (b) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the fair market value of the business or assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer for outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (d) any solicitation of proxies in opposition to approval by the Company's stockholders of the Merger; (e) the acquisition by any person, after the date hereof, of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) that beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the then outstanding shares of capital stock of the Company, or the acquisition by any person or "group" that, as of the date hereof, beneficially owns 5% or more of the outstanding shares of capital stock of the Company or beneficial ownership or the right to acquire beneficial ownership of any additional shares of capital stock of the Company;
(f) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock; (g) the repurchase by the Company or any Company Subsidiary of any shares of Company Common Stock other than pursuant to the Stockholders Agreement, dated February 27, 1998, by and among the Company and the Company Stockholders who are signatories thereto; or (h) any resolution or agreement to, or public announcement by the Company or any other person or entity of a proposal, plan or intention to, do any of the foregoing.

SECTION 5.11 NYSE LISTING

    Acquiror shall use reasonable efforts to cause the Acquiror Common Stock to be issued pursuant to Section 2.01(a) of this Merger Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.12 AFFILIATES

    (a) Each of the Company and Acquiror: (i) has disclosed to the other in
Section 5.12 of the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, all Persons who are, or may be, as of the date hereof its "affiliates" as that term is used in SEC Accounting Series Release Nos. 130 and 135 and Rule 145 of the rules and regulations of the SEC under the Securities Act; and (ii) shall use all reasonable efforts to cause each Person who is identified as an "affiliate" of it in Section 5.12 of the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, to deliver to the other as promptly as practicable but in no event later than thirty-one
(31) days prior to the Closing Date, a signed agreement substantially in the form attached hereto as Exhibit E, in the case of the Company, and Exhibit F, in the case of Acquiror. The Company and Acquiror shall notify each other from time to time of all other Persons who then are, or may be, such an "affiliate" and use all reasonable efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this
Section 5.12(a).

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
    (b) Shares of Company Common Stock and shares of Acquiror Common Stock held by the "affiliates" of the Company or Acquiror set forth in Section 5.12 of the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, shall not be transferable during the thirty (30) day period prior to the Effective Time, and shares of Acquiror Common Stock issued to, or as of the Effective Time held by, such "affiliates" of the Company and Acquiror shall not be transferable until such time as financial results covering at least thirty
(30) days of combined operations of the Company and Acquiror have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such "affiliate" has provided the signed agreement referred to in Section 5.12(a), except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Company Common Stock and any Acquiror Common Stock held by any such "affiliate" shall not be transferable, regardless of whether such "affiliate" has provided the applicable signed agreement referred to in Section 5.12(a), if such transfer, either alone or in the aggregate with other transfers by "affiliates", would preclude the ability of the parties to account for the transactions contemplated by this Merger Agreement as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion
No. 16 and all rules, regulations and policies of the SEC. Acquiror shall not register the transfer of any shares of Acquiror Common Stock unless such transfer is made in compliance with the foregoing.

SECTION 5.13 TAX TREATMENT

    Each of Acquiror and the Company shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

SECTION 5.14 POOLING

    Each of the Company and Acquiror shall use reasonable efforts to cause the transactions contemplated by this Merger Agreement, including the Merger, to be accounted for as a "pooling of interests" in accordance with GAAP Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and each of the Company and Acquiror agrees that it shall take no action that would cause such accounting treatment not to be obtained.

SECTION 5.15 NEGATIVE COVENANTS OF ACQUIROR

    Except as expressly contemplated by this Merger Agreement, from the date hereof until the Effective Time, without the written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) Acquiror shall not, and shall not permit any Acquiror Subsidiary to, do any of the following:

    (a) (i) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of Acquiror Common Stock; (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Acquiror or any Acquiror Subsidiary (except for those repurchases related to shares owned by employees or former employees of Acquiror or any Acquiror Subsidiary); or (iii) except to the extent not accounted for in Section 2.06 hereof, split, combine or reclassify any shares of Acquiror Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Acquiror Common Stock or other securities;

    (b) take any action that is intended or would reasonably be expected to result in any of Acquiror's representations and warranties set forth in this Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Merger Agreement;

    (c) take any action that would, or would be reasonably likely to, prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP and the rules and regulations of the SEC;

    (d) take any action that would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of
Section 368(a) of the Code; or

    (e) agree in writing or otherwise to do any of the foregoing.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

SECTION 6.01 STOCKHOLDER APPROVAL

    Promptly after the date of this Merger Agreement, Company shall take all additional action, if any, necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to secure the vote or consent of Company Stockholders required by Delaware Law to approve this Merger Agreement and the transactions contemplated hereby. In all events, this Merger Agreement shall be submitted to the Company Stockholders whether or not the board of directors of the Company determines that this Merger Agreement is no longer advisable and recommends that the Company Stockholders reject it.

SECTION 6.02 APPROPRIATE ACTION; CONSENTS; FILINGS

    (a) Upon the terms and subject to the conditions set forth in this Merger Agreement, the Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Merger Agreement as promptly as practicable, including, without limitation, (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Merger Agreement, (ii) obtaining from any Governmental Entities any material Licenses required to be obtained or made by Acquiror, or any of its Subsidiaries, or Company, or any Company Subsidiary, in connection with the authorization, execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Merger Agreement and the Merger required under (A) the HSR Act and (B) any other applicable Law; PROVIDED that Acquiror and Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Merger Agreement.

    (b) (i) Except as the Parties may otherwise agree, Company, each Company Stockholder and Acquiror shall give (and, in the case of Company, shall cause each Company Subsidiary to give, and, in the case of Acquiror, shall cause its Subsidiaries to give) any notices to third parties, and use (and, in the case of Company, shall cause each Company Subsidiary to use, and, in the case of Acquiror, shall cause its Subsidiaries to use) their reasonable best efforts to obtain any third-party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Merger Agreement,
(B) disclosed or required to be disclosed in the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, or (C) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

        (ii) In the event that any of Company, any Company Stockholder or Acquiror shall fail to obtain any third-party consent, approval or waiver described in Section 6.02(b)(i) of this Merger Agreement, such Party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon Company or any Company Subsidiary and Acquiror or its Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

    (c) From the date of this Merger Agreement until the Effective Time, Company and Acquiror shall promptly notify each other in writing of any pending or, to the knowledge of Company or any Company Subsidiary or Acquiror or any one of its Subsidiaries, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the businesses or Assets of Company or any Company Subsidiary. Company and Acquiror shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

SECTION 6.03 DISCLOSURE

    Prior to the Effective Time, each Party shall notify the other Parties by written update to its respective Disclosure Letter of (i) any representation or warranty made by it in connection with this Merger Agreement becoming untrue or inaccurate, (ii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied or (iii) the failure of Company, any Company Subsidiary, Acquiror or Acquiror Sub, as the case may be, to comply with or satisfy any covenant, condition or Agreement to be complied with or satisfied by it pursuant to this Merger Agreement which would be likely to result in any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied; PROVIDED, HOWEVER, the delivery of any notice pursuant to this
Section 6.03 shall not cure any breach of any representation or warranty requiring disclosure of such matter as of the date of this Merger Agreement or otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.

SECTION 6.04 PUBLIC ANNOUNCEMENTS

    Acquiror, Acquiror Sub and Company shall consult with each other before issuing or making, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger and the other transactions contemplated in this Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any applicable listing agreements.

SECTION 6.05 OBLIGATIONS OF ACQUIROR SUB

    Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Merger Agreement and to consummate the Merger on the terms and conditions set forth in this Merger Agreement.

SECTION 6.06 TRANSACTION EXPENSES

    Each Party to this Merger Agreement shall bear their own expenses in connection herewith, including, without limitation, the fees of each Party's respective legal counsel, financial advisors, accountants, brokers, finders or investment bankers.

SECTION 6.07 BOARD OF DIRECTORS

    At the first meeting of the Board of Directors of Acquiror after later of
(a) the Effective Time or (b) Acquiror's May 2000 Stockholders Meeting, Acquiror shall cause Michael B. Alexander to be appointed to the Board of Directors of Acquiror for a term of approximately one (1) year; PROVIDED, HOWEVER, such term shall not be less than eleven (11) months.

SECTION 6.08 COMPANY COMMON STOCK

    On or prior to the Effective Time, the Company shall deliver to the Acquiror and the Exchange Agent a calculation, certified as being true, correct and complete by the Company's chief financial officer, of (a) the number of shares of Company Common Stock that will be outstanding as of the Effective Time and
(b) the number of shares of Company Common Stock that would be issuable with respect to Options outstanding as of the Effective Time if such Options were fully vested and immediately exercisable, when, as of the Effective Time, all shares of Company Common Stock are converted into a single class of Company Common Stock.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

SECTION 7.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS MERGER AGREEMENT

    The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and Company, in whole or in part, to the extent permitted by applicable Law:

    (a) STOCKHOLDER APPROVAL. This Merger Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of Company Stockholders.

    (b) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by the Company to its stockholders and no stop order suspending the effectiveness of such Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Acquiror or the Company, threatened by the SEC.

    (c) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; PROVIDED, HOWEVER, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

    (d) HSR ACT. The applicable waiting period with respect to the Merger and the other transactions contemplated hereby, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

SECTION 7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND ACQUIROR SUB

    The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Merger Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Company contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Merger Agreement. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company to the foregoing effect.

    (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all respects with all Agreements and covenants required by this Merger Agreement to be performed or complied with by Company on or prior to the Effective Time. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company (as to Company) to that effect.

    (c) OPINION OF COUNSEL. Acquiror shall have received from Swidler Berlin Shereff Friedman, LLP, counsel to Company, an opinion dated the Closing Date, in the form attached hereto as Exhibit G.

    (d) NO CHALLENGE. There shall not be pending any enforcement action or similar proceeding by any state or federal Governmental Entity that is likely to have a Company Material Adverse Effect or, if such action arises in connection with the transactions contemplated hereby, an Acquiror Material Adverse Effect.

    (e) COMPANY MATERIAL ADVERSE EFFECT. Since December 31, 1999, there shall not have occurred a Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Company Material Adverse Effect) not disclosed in the Company Disclosure Letter as of the date hereof.

    (f) NO LITIGATION. There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement, (ii) relating to the Merger and seeking to obtain from Acquiror or any Acquiror Subsidiary any damages that may be material to Acquiror, (iii) seeking to prohibit or limit in any respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company; or (v) which, if adversely determined, could have a Company Material Adverse Effect or Acquiror Adverse Effect.

    (g) CONSENTS. Company and Company Subsidiary shall have procured all consents of third-parties and Governmental Entities specified in Section 3.06 of the Company Disclosure Letter.

    (h)  ACCOUNTANT LETTER.  Acquiror shall have received:

        (i) a letter from the Company's independent accountants, dated as of the Closing Date and addressed to Acquiror, the Company and Acquiror's independent accountants, reasonably satisfactory in form and substance to Acquiror and Acquiror's independent accountants, to the effect that, after reasonable investigation, the Company's independent accountants are not aware of any fact concerning the Company or any of the Company's stockholders or Affiliates that could preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; and

        (ii) a letter from Acquiror's independent accountants, dated as of the Closing Date and addressed to Acquiror, reasonably satisfactory in form and substance to Acquiror, to the effect that Acquiror's independent accountants concur in Acquiror's management's conclusion that Acquiror may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

    (i) DISSENTING COMPANY STOCKHOLDERS. The Company Dissenting Stockholders shall not hold more than five percent (5%) of the Company Common Stock.

    (j) TAX OPINION. Acquiror shall have received a legal opinion addressed to Acquiror from Hogan & Hartson LLP, dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

    (k) ESTIMATED NET DEBT AS OF CLOSING DATE. Acquiror shall have received from Company two (2) days prior to the Closing Date a certificate of the chief financial officer of the Company of the Net Debt of the Company estimated as of the Closing Date (the "Estimated Net Debt") and prepared on a good faith basis consistent with the Company Financial Statement. The Parties acknowledge and agree that the amounts set forth on the Estimated Balance Sheet shall be used in computing an estimate of the Transaction Value as of the Closing Date.

    (l) CONSULTING AGREEMENTS. All of the consulting agreements with and of Westgate Capital Co., Joel N. Levy, Peter M. Schulte and Joel N. Levy/Peter M. Schulte, L.L.C. shall have been terminated, and each party to each such agreement shall have released the Company (in a form satisfactory to Acquiror) from any liability as a result of such termination.

    (m) NO ACQUIROR STOCKHOLDER VOTE. No approval or adoption or consent of the stockholders of Acquiror with respect to the transactions contemplated by this Merger Agreement shall be required pursuant to the rules of the NYSE.

    (n) 1999 FINANCIALS. Company shall have prepared and delivered to Acquiror and Acquiror Sub, and shall provide a certificate signed by its chief financial officer in which Company represents and warrants to Acquiror and Acquiror Sub that Company has prepared and delivered to Acquiror and Acquiror Sub a true and complete copy of, the audited consolidated balance sheet of Company and the Company Subsidiaries as of the end of the fiscal period ending December 31, 1999 and the audited consolidated statement of income and the statement of cash flows and equity and changes in financial position for the Company and the Company's Subsidiaries for such fiscal year audited by Ernst & Young LLP, the Company's independent public accountants, in accordance with generally accepted auditing standards and accompanied by the related report of Ernst & Young LLP (such balance sheet and such consolidated statement of income, Company's equity and changes in financial position are hereinafter referred to collectively as the "1999 Company Financial Statement"). In the certificate to be delivered to Acquiror and Acquiror Sub pursuant to the immediately preceding sentence, Company shall also represent and warrant to Acquiror and Acquiror Sub that the 1999 Company Financial Statement, including, without limitation, the notes thereto, (i) has been prepared in accordance with the books and records of Company and its Subsidiaries and (ii) presents fairly in all material respects the consolidated financial position of Company and its Subsidiaries at the date thereof and their consolidated results of operations and cash flows for the period indicated, in accordance with GAAP applied throughout the periods involved (except as noted therein). The representations and warranties contained in such certificate shall survive for the same period of time as the representations and warranties contained in Section 3.08 survive.

SECTION 7.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY

    The obligations of Company to effect the Merger and the other transactions contemplated by this Merger Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable
Law:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Acquiror and Acquiror Sub contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and
(ii) changes permitted by or consistent with this Merger Agreement. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror to the foregoing effect.

    (b) AGREEMENTS AND COVENANTS. Acquiror and Acquiror Sub shall have performed or complied in all respects with all Agreements and covenants required by this Merger Agreement to be performed or complied with by them on or prior to the Effective Time except for such noncompliance that does not have an Acquiror Material Adverse Effect. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror and Acquiror Sub to that effect.

    (c) OPINION OF COUNSEL. The Company shall have received from Hogan & Hartson L.L.P., counsel to Acquiror, an opinion dated the Closing Date, in the form attached hereto as Exhibit H.

    (d) LISTING. The approval for listing described in Section 5.11 shall have been received.

    (e) LEGAL OPINION. The Company and the Company Stockholders shall have received a legal opinion addressed to the Company and the Company Stockholders from Swidler Berlin Shereff Friedman LLP ("Company's Legal Counsel"), dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

    (f) NO CHALLENGE. There shall not be pending any enforcement action or similar proceeding by any state or federal Governmental Entity that is likely to have an Acquiror Material Adverse Effect.

    (g) NO LITIGATION. There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement or (ii) which, if adversely determined, could have an Acquiror Adverse Effect.

    (h) CONSENTS. Acquiror and Acquiror Sub shall have procured all consents of third-parties and Governmental Entities specified in Section 4.05 of the Acquiror Disclosure Letter.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 TERMINATION

    This Merger Agreement may be terminated at any time (except where otherwise indicated) prior to the Effective Time, whether before or after approval of this Merger Agreement and the Merger by Company Stockholders:

    (a) by mutual written consent of Acquiror and Company;

    (b) (i) by Acquiror, if any of the conditions provided in Section 7.01 (other than Section 7.01(a)) or Section 7.02 (other than Section 7.02(i)) have not been met as of the Scheduled Closing Date and such failure has not been cured within twenty (20) business days following receipt by Company of written notice of such failure describing the extent and nature thereof in reasonable detail, or to the extent permitted by applicable law, such conditions have not been waived in writing by Acquiror;

        (ii) by Company, if any of the conditions provided in Section 7.01 (other than Section 7.01(a)) or Section 7.03 have not been met as of the Scheduled Closing Date and such failure has not been cured within twenty
    (20) business days following receipt by Acquiror of written notice of such failure describing the extent and nature thereof in reasonable detail, or, to the extent permitted by applicable law, such conditions have not been waived in writing by Company.

    (c) by either Acquiror or Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any other federal or state (but not county or municipal) Governmental Entity preventing or prohibiting consummation of the Merger shall have been filed or in effect;

    (d) subject to the provisions of Section 2.01(h), (i) by Acquiror, if the Acquiror Stock Price is greater than $61.60 per share unless the Company makes a Company Floating Rate Election, in which case the Acquiror shall have no right of termination pursuant to this Section 8.01(d)(i); or

        (ii) by Company, if the Acquiror Stock Price is less than $39.60 per share unless Acquiror makes an Acquiror Floating Rate Election, in which case the Company shall have no right to a termination pursuant to this
    Section 8.01(d)(ii);

PROVIDED, that any such termination pursuant to this Section 8.01(d) shall be without any liability to the parties hereto solely by virtue of the fact that Acquiror Stock Price is greater than $61.60 or less than $39.60 per share, as the case may be.

    (e) by either Acquiror or Company if the Merger shall not have been consummated by the date which is 180 days following the date of this Merger Agreement; PROVIDED HOWEVER, that the right to terminate this Merger Agreement under this Section 8.01(d) shall not be available to (i) Acquiror, where Acquiror's failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) Company, where Company's failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (f) by Acquiror, if (i) the board of directors of Company (A) fails to make or withdraws or modifies its recommendation referred to in Section 3.21 of this Merger Agreement or (B) recommends to the Company Stockholders approval or acceptance of an Acquisition Proposal, or (ii) the condition set forth in
Section 7.02(i) has not been satisfied; or

    (g) by either Acquiror or the Company if the stockholder approval contemplated by Section 7.01(a) shall not have been received at the Company Stockholders Meeting.

SECTION 8.02 EFFECT OF TERMINATION

    In the event of termination of this Merger Agreement by either Acquiror or Company as provided in Section 8.01 of this Merger Agreement, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Acquiror Sub or Company or any of their respective directors or officers except (i) nothing herein shall relieve any Party from liability for any breach hereof, (ii) each Party shall be entitled to any remedies at law or in equity for such breach and (iii) Sections 6.06, 8.02 and 8.03 and Article IX of this Merger Agreement shall remain in full force and effect and survive any termination of this Merger Agreement.

SECTION 8.03 TRANSACTION FEES, TERMINATION FEES, EXPENSES AND OTHER PAYMENTS

    (a) Except as otherwise set forth in this Section 8.03, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that in the event that the Merger and the other transactions contemplated hereby are not consummated, Acquiror and the Company shall share equally all costs and expenses (other than attorneys' and accountants' fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Registration Statement and the Proxy Statement and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and the fees required under the applicable foreign laws, if any, incurred in connection with the transactions contemplated under this Merger Agreement up to one hundred thousand dollars ($100,000) and Acquiror shall bear all such costs and expenses in excess of one hundred thousand dollars ($100,000).

    (b) If this Merger Agreement is terminated pursuant to Section 8.01(f), or if this Merger Agreement is terminated pursuant to Section 8.01(g) and at the time of the Company Stockholder Meeting an Acquisition Proposal from a Person other than Acquiror shall have been made and disclosed to the Company Stockholders, the Company shall pay to Acquiror an amount equal to two million dollars ($2,000,000) within one (1) Business Day after such termination.

    (c) If this Merger Agreement is terminated pursuant to Section 8.01(f), or if this Merger Agreement is terminated pursuant to Section 8.01(g) and at the time of the Company Stockholder Meeting an Acquisition Proposal from a Person other than Acquiror shall have been made and disclosed to the Company Stockholders, and the Company (i) enters into a definitive agreement in connection with an Acquisition Proposal within nine (9) months after the date of such termination (regardless of when such definitive agreement is consummated) or (ii) consummates an Acquisition Proposal within nine (9) months after the date of such termination, the Company shall pay to Acquiror, in addition to the amounts set forth in Section 8.03(b) above, an amount equal to two million dollars ($2,000,000) within five (5) Business Days after the consummation of such definitive agreement or such Acquisition Proposal, as the case may be.

SECTION 8.04 AMENDMENT

    Subject to applicable Law, this Merger Agreement may be amended by the Parties at any time prior to the Effective Time. This Merger Agreement may not be amended except by an instrument in writing signed by the Parties.

SECTION 8.05 EXTENSION; WAIVER

    At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any Agreements, documents, certificates or other instruments delivered pursuant hereto and (c) waive compliance with any of the Agreements or conditions contained in this Merger Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX
                     SURVIVAL OF REPRESENTATIONS; REMEDIES

SECTION 9.01 SURVIVAL OF REPRESENTATIONS

    All representations, warranties, covenants, indemnities and other agreements made by any party to this Merger Agreement herein shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive until the ninetieth (90(th)) day following the Effective Time; PROVIDED, HOWEVER, that if Acquiror shall have given Stockholders' Representatives notice of a claim on or prior to such 90(th) day, the representations, warranties, covenants, indemnities, and other agreements applicable to such claim shall survive with respect to such claim until such claim is finally resolved, and provided further that (a) representations and warranties set forth in Sections
3.01 (Organization) and 3.04 (Capitalization) shall survive with the expiration of the applicable statute of limitations and (b) in the event of fraud all such representations, warranties, covenants, indemnities and other agreements shall survive indefinitely.

SECTION 9.02 INDEMNIFICATION BY COMPANY STOCKHOLDERS

    (a) The Company Stockholders hereby agree to indemnify, defend and hold Acquiror, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (all such persons hereinafter are referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons," but in no event shall any stockholder of the Company prior to the Effective Time be such an Acquiror Indemnified Person) harmless (pro-rata in accordance with the their respective beneficial holdings of Escrow Stock) against all Losses resulting from, imposed upon or incurred by any Acquiror Indemnified Person, directly or indirectly, as a result of any of the following, anything in this Merger Agreement to the contrary notwithstanding:

        (i) any inaccuracy or breach of a representation or warranty of the Company given or made by the Company in this Merger Agreement, in the Certificate of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto; and

        (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Merger Agreement, in the Certificate of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto.

    (b) Notwithstanding anything in this Merger Agreement to the contrary, the Company Stockholders shall not be responsible for any Loss pursuant to this
Section 9.02 (i) in excess of the Escrow Stock, and (ii) unless and until the aggregate amount of all of such Losses shall exceed $250,000, in which case the Company Stockholders severally shall be liable for the aggregate amount of all such Losses in excess of $100,000.

    (c) The indemnity obligations of the Company Stockholders under this
Article IX shall be satisfied through the delivery to the Acquiror Indemnified Persons of such number of shares of Escrow Stock having a value equal to the amount of the Loss or Losses for which indemnification or payment is being made.

    (d) Neither the exercise of nor the failure to exercise any remedy under this Merger Agreement will constitute an election of remedies or limit Acquiror in any manner in the enforcement of any other remedies available to Acquiror.

SECTION 9.03 THIRD PARTY CLAIMS.

    The obligations and liabilities of the Company Stockholders with respect to their respective indemnities pursuant to this Article IX, resulting from any Third Party Claim shall be subject to the following terms and conditions:

    (a) The party seeking indemnification (the "Indemnified Party") must give the party obligated to indemnify (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

    (b) Subject to Section 9.03(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

    (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 9.03, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

    (d) Anything in this Section 9.03 to the contrary notwithstanding,
(i) neither the Indemnified Party nor the Indemnifying Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that a party hereto undertakes defense of such Third Party Claim in accordance with this
Section 9.03, the other parties, by counsel or other representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) the party that undertakes the defense of such Third Party Claim in accordance with this Section 9.03 shall have an obligation to keep the other parties informed of the status of the defense of such Third Party Claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith.

SECTION 9.04 NO RECOURSE AGAINST THE COMPANY

    The Company Stockholders hereby irrevocably waive any and all right to recourse against the Company and the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Company in this Merger Agreement or any other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Merger Agreement. No Company Stockholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of any Company Stockholder that may arise under or pursuant to this Merger Agreement or any of the other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Merger Agreement or any other agreements and documents contemplated hereby.

SECTION 9.05 SPECIFIC PERFORMANCE

    In addition to any other remedies which the Parties may have at law or in equity, the Parties hereby acknowledge that the transactions contemplated under this Merger Agreement are unique, and that the harm to the Parties resulting from breaches by the other Party of its obligation cannot be adequately compensated by damages. Accordingly, the Parties agree that each Party shall have the right prior to the Effective Time to have all obligations, undertakings, agreements, covenants and other provisions of this Merger Agreement specifically performed by the other Parties and that the Parties shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or any state or other political subdivision thereof.

SECTION 9.06 REMEDIES CUMULATIVE

    Subject to the limitations and qualifications set forth in this Article IX, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns.

                                   ARTICLE X
                               GENERAL PROVISIONS

SECTION 10.01 NOTICES

    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses or sent by electronic transmission to the following facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

    (a) If to Acquiror or Acquiror Sub:

           The Titan Corporation 3033 Science Park Road
           San Diego, California 92121
           Facsimile: (619) 552-9759
           Attention: Nicholas J. Costanza, Esq.,
                    General Counsel

           With a copy (which shall not constitute notice) to:

           Hogan & Hartson L.L.P.
           8300 Greensboro Drive
           Suite 1100
           McLean, Virginia 22102
           Facsimile: (703) 610-6200
           Attention: Richard K.A. Becker, Esq.

    (b) If to Company:

           AverStar, Inc.
           23 Fourth Avenue
           Burlington, MA 01803
           Telecopier No.: (781) 221-6991
           Attention:

           With a copy (which shall not constitute notice) to:

           Swidler Berlin Shereff Friedman, LLP
           405 Lexington Avenue
           New York, NY 10174
           Telecopier No.: (212) 891-9598
           Attention: Gerald Adler, Esq.

    (c) If to Stockholders' Representatives:

           Michael B. Alexander
           AverStar, Inc.
           23 Fourth Avenue
           Burlington, MA 01803
           Telecopier No.: (781) 221-6991

           Sigmund H. Goldblum
           103 Birkdale Drive
           Blue Bell, PA 19422
           Telecopier No.: (610) 277-8963

           Peter Schulte
           CM Equity Partners
           135 East 57(th) Street, 27(th) Floor
           New York, NY 10022
           Telecopier No.: (212)829-0553

           With a copy (which shall not constitute notice) to:

           Swidler Berlin Shereff Friedman, LLP
           405 Lexington Avenue
           New York, NY 10174
           Telecopier No.: (212) 891-9598
           Attention: Gerald Adler, Esq.

SECTION 10.02 HEADINGS

    The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

SECTION 10.03 SEVERABILITY

    If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.04 ENTIRE AGREEMENT

    This Merger Agreement (together with the Exhibits, Schedules, the Company Disclosure Letter and the Acquiror Disclosure Letter and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.05 ASSIGNMENT

    Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; PROVIDED, HOWEVER, that Acquiror and Acquiror Sub shall have the right to assign this Merger Agreement without the prior written consent of the Company to a direct or indirect Subsidiary of the Acquiror, but no such assignment shall relieve Acquiror or Acquiror Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Merger Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

SECTION 10.06 PARTIES IN INTEREST

    This Merger Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Merger Agreement, express or implied, other than the right to receive the Merger Consideration pursuant to Article II of this Merger Agreement and the rights of the Acquiror Indemnified Persons pursuant to Article IX, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement.

SECTION 10.07 MUTUAL DRAFTING

    Each Party has participated in the drafting of this Merger Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Consequently, this Merger Agreement shall be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

SECTION 10.08 GOVERNING LAW

    This Merger Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.09 COUNTERPARTS

    This Merger Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 SINGULAR AND PLURAL

    Any reference in this Merger Agreement to the singular includes a reference to the plural and VICE VERSA.

                                   ARTICLE XI
                                  DEFINITIONS

    For purposes of this Merger Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

    "Acquiror" is defined in the Preamble to this Merger Agreement.

    "Acquiror Common Stock" is defined in Section 2.01(a) of this Merger Agreement.

    "Acquiror Disclosure Letter" is defined in Article IV of this Merger Agreement.

    "Acquiror Material Adverse Effect" means, with respect to Acquiror or Acquiror Sub, any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of the Acquiror and its Subsidiaries, taken as a whole, except to the extent that any such event, change, circumstance, condition, development, effect or occurrence is directly caused by: (a) the announcement, pendency or process of effectuating the Merger or the transactions contemplated hereby that directly results in a delay of, reduction in or cancellation or change in the terms of customer engagements, projects or relationships; or (b) a change in the market price or trading volume of the securities of Acquiror.

    "Acquiror SEC Reports" is defined in Section 4.07 of this Merger Agreement.

    "Acquiror Stock Price" is defined in Section 2.01(b) of the Merger
Agreement.

    "Acquiror Floating Rate Election" is defined in Section 2.01(a) of the Merger Agreement.

    "Acquiror Sub" is defined in the Preamble to this Merger Agreement.

    "Acquiror Sub Stock" is defined in Section 2.01(d) of this Merger Agreement.

    "Acquisition Proposal" is defined in Section 5.10(c) of this Merger
Agreement.

    "Affiliate" means: (a) with respect to an individual, any member of such individual's family residing in the same household; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity.

    "Agreement" means any agreement between or among two or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done, including, without limitation, agreements denominated as contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings.

    "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

    "business day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in the City of New York are authorized or obligated to be closed.

    "Certificate" is defined in Section 2.02(b) of this Merger Agreement.

    "Certificate of Merger" is defined in Section 1.02 of this Merger Agreement.

    "Closing" is defined in Section 2.05 of this Merger Agreement.

    "Closing Date" is defined in Section 1.02 of this Merger Agreement.

    "Closing Stock Price" means, the average of the closing sale prices of a share of Acquiror Common Stock as reported on the NYSE for the ten
(10) consecutive trading days ending with and including the Closing Date.

    "Code" means the United States Internal Revenue Code of 1986, as amended.

    "Commercial Software" means Software (other than Software of any Person or any of its Subsidiaries sold as products) generally commercially available for license or sale to the public and to such Person, its Subsidiaries and their competitors and other Persons in the Software industry.

    "Company" is defined in the Preamble to this Merger Agreement.

    "Company Audited Balance Sheet" is defined in Section 3.08(a) of this Merger Agreement.

    "Company Benefit Plans" means all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, whether or not terminated.

    "Company Common Stock" is defined in Section 3.04 of this Merger Agreement.

    "Company Contracts" is defined in Section 3.13 of this Merger Agreement.

    "Company Disclosure Letter" is defined in Article III of this Merger Agreement.

    "Company Dissenting Stockholder" is defined in Section 2.02(f) of this Merger Agreement.

    "Company Financial Statement" is defined in Section 3.08(a) of this Merger Agreement.

    "Company Floating Rate Election" is defined in Section 2.01(b) of this Merger Agreement.

    "Company Material Adverse Effect" means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of the Company and any Company Subsidiaries, taken as a whole.

    "Company Pension Plan" means any Company Benefit Plan that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

    "Company Stockholders" is defined in the Preamble to this Merger Agreement.

    "Company Stockholders Meeting" is defined in Section 5.08(d) of this Merger Agreement.

    "Company Stock Plan" means any Company Benefit Plan pursuant to which Company is or may become obligated to, or obligated to cause Company Subsidiary or any other Person to, issue, deliver or sell shares of capital stock of Company or Company Subsidiary, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Company or Company Subsidiary.

    "Company Stock Value" means the result of dividing the Transaction Value by the sum of (a) the number of shares of Company Common Stock outstanding as of the Effective Time (assuming for such purposes, that as of the Effective Time, all shares of Company capital stock were converted into a single class of Company Common Stock) and (b) the number of shares of Company Common Stock which would be issuable with respect to all vested Options outstanding as of the Effective Time if all of the conditions to exercisability of such Options had been satisfied at that time and (c) one-half of the number of shares of Company Common Stock which would be issuable with respect to all unvested Options outstanding as of the Effective Time if all of the conditions to exercisability of such Options (including, without limitation, vesting) had been satisfied at that time.

    "Company Subsidiary" means any Subsidiary of Company.

    "Company Tax Returns" means all Tax Returns required to be filed by Company or any Company Subsidiary (without regard to extensions of time permitted by law or otherwise).

    "Control" (including the terms "Controlled by" and "under common Control with") means, as used with respect to any Person, possession of power (directly or indirectly or as a trustee or executor) to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

    "Delaware Law" is defined in the Preamble to this Merger Agreement.

    "Effective Time" is defined in Section 1.02 of this Merger Agreement.

    "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

    "Environmental Laws" means any federal, state or local Law relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including, without limitation, Laws relating to emissions, discharges, releases or threatened release of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated pursuant thereto or in connection therewith.

    "Escrow Agent" is defined in Section 2.06(a) of this Agreement.

    "Escrow Agreement" is defined in Section 2.06(a) of this Merger Agreement.

    "Escrow Stock" is defined in Section 2.06(a)(ii) of this Merger Agreement.

    "Estimated Net Debt" is defined in Section 7.02(k) of this Merger Agreement.

    "Exchange Agent" is defined in Section 2.02 of this Merger Agreement.

    "Exchange Fund" is defined in Section 2.02 of this Merger Agreement.

    "Exchange Ratio" is defined in Section 2.01(a) of this Merger Agreement.

    "GAAP" means United States generally accepted accounting principles consistently applied in accordance with past practices.

    "Governmental Entities" (including the term "Governmental") means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

    "Hazardous Material" means (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section9601(14); (ii) any

"pollutant or contaminant" as defined in 42 U.S.C. Section9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261;
(iv) any petroleum, including crude oil and any fraction thereof; (v) natural synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (vii) any asbestos, polychlorinated biphenyl ("PCB"), radium, or isomer of dioxin, or any material or thing containing or composed of such substance or substances.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

    "Intangible and Other Property" means all Agreements, certificates of deposit, bank accounts, securities, partnership or other ownership interests, rights to receive money or property by assignment, future interests, claims and rights against third parties, accounts receivable, notes receivable, Intellectual Property, Software, prepaid expenses, acquisition costs and other intangible property of any nature owned, leased, licensed, used or held for use, directly or indirectly, by, on behalf of or for the account of a Person.

    "Intellectual Property" means all patents, intellectual property capable of being protected by a patent, trademarks, trademark rights, service marks, service mark rights, trade secrets, trade names, product designations, service marks, copyrights, and applications for any of the foregoing, used, licensed, leased or owned, directly or indirectly, by, on behalf of or for the account of a Person.

    "Inventory" means all new materials, work in progress, finished goods and inventoriable supplies.

    "knowledge" will be deemed to be present with respect to a Party and each Subsidiary of that Party when the matter in question is known, or upon reasonable investigation, should have been known, to the officer, director or employee primarily responsible for the matter in question.

    "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, Laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

    "License" means any franchise, grant, authorization, license, tariff, permit, easement, variance, exemption, consent, certificate, approval or order of any Governmental Entity.

    "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

    "Merger" is defined in the Preamble to this Merger Agreement.

    "Merger Consideration" is defined in Section 2.01(a) of this Merger
Agreement.

    "Multiemployer Plan" means any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA to which Company or Company Subsidiary contribute, have an obligation to contribute, or have at any time since September 2, 1974, contributed or been obligated to contribute.

    "Net Debt" means the average for the ten (10) consecutive business days ending with and including the second business day immediately preceding the Closing Date of all outstanding debt obligations to banks and financial institutions on each such business day plus any additional consideration payable to Mohan Kapani pursuant to the acquisition of CBSI by the Company as identified in Section 3.10 of the Company Disclosure Letter less the sum of (i) cash invested in overnight instruments as of 12:01 a.m. the morning of each such business day, (ii) all receipts received as of such business day which were not included in the overnight investments, (iii) collateralized notes receivable that have not been written off or reserved on the Company's books, and (iv) petty cash balances on the day prior to each such date.

    "NYSE" is defined in Section 2.01(b) of this Merger Agreement.

    "Option Exercise Consideration" means the sum of (a) the total consideration payable to the Company upon the exercise of all vested Options issued and outstanding immediately prior to the Effective Time and (b) one-half of the total consideration payable to the Company upon the exercise of all unvested Options issued and outstanding immediately prior to the Effective Time.

    "Option" means an option to acquire Company Common Stock granted under the Company's 1998 Long Term Incentive Plan.

    "Ordinary Course of Business" means ordinary course of business consistent with past practices.

    "Party" and "Parties" are defined in the Preamble to this Merger Agreement.

    "Permitted Encumbrance" means (i) easements, rights of way, minor irregularities of title, and liens for taxes not yet due and payable,
(ii) landlord, warehouse and materialmen's liens and (ii) other Encumbrances similar to clauses (i) and (ii); provided, however, that any or all of the foregoing do not materially affect the utility or value of the Assets or other matters to which they relate.

    "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity.

    "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Company or Company Subsidiary; (b) to which Company or Company Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Company or Company Subsidiary and because of those services is or has been
(i) a participant therein or (ii) entitled to benefits thereunder.

    "Post-Signing Returns" is defined in Section 5.04 of this Merger Agreement.

    "Proxy Statement/Prospectus" is defined in Section 3.29 of this Merger Agreement.

    "Registration Statement" is defined in Section 3.29 of this Merger
Agreement.

    "Representatives" is defined in Section 5.10 of this Merger Agreement.

    "SEC" means the United States Securities and Exchange Commission.

    "Scheduled Closing Date" is defined in Section 2.05 of this Merger
Agreement.

    "Software" means all electronic data processing systems, information systems, computer software programs, program specifications, designs, charts, procedures, input data, routines, data bases, report layouts, formats, record file layouts, written manifestations (in both source code and object code form), diagrams, functional specifications, narrative descriptions and flow charts, user manuals and similar documents, and other related material, used, licensed, leased or owned, directly or indirectly, by, on behalf of or for the account of a Person.

    "Stockholders' Representatives" is defined in Section 2.02(k) of this Merger Agreement.

    "Subsidiary" means a corporation, partnership, joint venture or other entity of which any Person owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.

    "Surviving Corporation" is defined in Section 1.01 of this Merger Agreement.

    "Taxes" (including the terms "Tax" and "Taxing") means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, AD VALOREM, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

    "Tax Liabilities" means any action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which Company or any Company Subsidiary is or may become liable, or any deficiency or claim for any such Taxes that has been to Company's knowledge proposed, asserted or threatened.

    "Tax Returns" means all federal, state, local, foreign and other applicable returns, declarations, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service, and its successors, or any other Governmental Entity or Tax authority or agency, including, without limitation, consolidated, combined and unitary tax returns.

    "Third Party Claim" means any claim or other assertion of liability by any third party.

    "Transaction Value" means Two Hundred Five Million Dollars ($205,000,000) plus the Option Exercise Consideration less Estimated Net Debt less all payments made to Company Common Stockholders after the date hereof and prior to the Effective Time to redeem Company Common Stock.

     [Remainder of Page Intentionally Left Blank; Signature Page Follows.]

    IN WITNESS WHEREOF, The Titan Corporation, VT Acquisition Corp. and AverStar, Inc. have executed and delivered, or have caused this Merger Agreement to be duly executed and delivered, as of the date first set forth hereinabove.

                                          THE TITAN CORPORATION

                                          By: /s/ GENE W. RAY
                                          --------------------------------------
                                          Name: Gene W. Ray
                                          Title:
                                          Chairman and Chief Executive Officer

                                          V T ACQUISITION CORP.

                                          By: /s/ GENE W. RAY
                                          --------------------------------------
                                          Name: Gene W. Ray
                                          Title:
                                          Chairman and Chief Executive Officer

                                          AVERSTAR, INC.

                                          By: /s/ MICHAEL B. ALEXANDER
                                          --------------------------------------
                                          Name: Michael B. Alexander
                                          Title: Chairman and Chief Executive
                                          Officer

    The undersigned hereby acknowledge their appointment as the Stockholders' Representatives hereunder and their willingness to fulfill the duties of the Stockholders' Representatives as contemplated by this Merger Agreement.

                                          /s/ MICHAEL B. ALEXANDER
                                          --------------------------------------
                                          Name: Michael B. Alexander

                                          /s/ SIGMUND H. GOLDBLUM
                                          --------------------------------------
                                          Name: Sigmund H. Goldblum

                                          /s/ PETER SCHULTE
                                          --------------------------------------
                                          Name: Peter Schulte

                                                                      APPENDIX B

                                    FORM OF
                                ESCROW AGREEMENT

    THIS ESCROW AGREEMENT ("Escrow Agreement") is entered into as of
                , 2000 by and among The Titan Corporation, a Delaware corporation ("Acquiror"), V T Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), Averstar Inc., a Delaware corporation (the "Company"), First Union National Bank, a national banking
association (the "Escrow Agent"), and               , as representatives (the
"Stockholders' Representatives") of and on behalf of the stockholders of the Company (the "Company Stockholders").

    WHEREAS, pursuant to the Agreement and Plan of Merger dated as of March   ,
2000 by and among Acquiror, Merger Sub and the Company (as amended, the "Merger Agreement"), the Merger Sub is being merged with and into the Company (the "Merger");

    WHEREAS, the adoption and approval of the Merger Agreement by the Company Stockholders also constitutes their approval of the specific terms of the Merger Agreement provided therein (including this escrow), of the terms and provisions of this Escrow Agreement, of the appointment of the Escrow Agent, and of the appointment of each of the Stockholders' Representatives to act on behalf of the Company Stockholders;

    WHEREAS, pursuant to the terms of the Merger Agreement, the parties thereto have agreed, as a condition to their respective obligations thereunder, to enter into this Escrow Agreement; and

    WHEREAS, the Escrow Agent has agreed to act as Escrow Agent hereunder, in accordance with the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

    1.  APPOINTMENT OF ESCROW AGENT; COMPENSATION.

    Acquiror, the Company and the Stockholders' Representatives hereby mutually appoint and designate the Escrow Agent as escrow agent to receive, hold and disburse the Escrow Stock (as defined in the Merger Agreement), and the Escrow Agent hereby accepts such appointment and designation. Acquiror shall pay all reasonable fees and expenses of the Escrow Agent.

    2.  ESCROW DEPOSIT.

    At the Effective Time (as defined in the Merger Agreement), Acquiror shall deliver to the Escrow Agent the Escrow Stock. In connection with any delivery of any Escrow Stock pursuant to this Escrow Agreement,

        (i) all property ("Escrow Property") that would have been distributed to the Company Stockholders as a result of any non-taxable stock dividend, stock split, recapitalization, merger, combination or similar transaction occurring during the period (the "Post-closing Escrow Period") beginning at the Effective Time and ending on the date of disbursement of all Escrow Stock pursuant to Section 2.06 of the Merger Agreement, (the "Adjustment Date"), which Adjustment Date shall be no later than the date which is ninety (90) days after the Closing (as defined in the Merger Agreement),

        (ii) less any Escrow Stock, and any Escrow Property distributed with respect thereto, that have been applied as provided in the Merger Agreement and this Escrow Agreement in satisfaction of any Closing Adjustments or Loss Adjustments, if any (as defined in Section 2.06 of the Merger Agreement), and

       (iii) less any Escrow Stock, and any Escrow Property, the distribution of which is contested pursuant to Section 3(a);

    shall be delivered as soon as practicable after the Adjustment Date as set forth herein or otherwise in accordance with written instructions provided by any of the Stockholders' Representatives, for redelivery to the Company Stockholders based on each such Company Stockholder's proportionate interests set forth on Exhibit A attached hereto. Notwithstanding such delivery, any remaining Escrow Stock (and any Escrow Property to be distributed with respect thereto) held in escrow pursuant to clause (iii) above shall continue to be held by the Escrow Agent under this Escrow Agreement in accordance with the provisions of this Escrow Agreement. The Escrow Stock together with any Escrow Property are sometimes collectively referred to herein as the "Shares." The Shares shall be registered in the name of the Escrow Agent as escrow agent hereunder. The Escrow Agent shall hold the Shares for the accounts of the Company Stockholders in accordance with each Company Stockholder's respective interest therein, and shall (to the extent legally permissible) vote the Escrow Stock and any other shares of stock included in the Escrow Property at the direction of the Stockholders' Representatives. Any cash dividends paid with respect to the Escrow Stock shall be distributed as, if and when paid to the Company Stockholders, set forth on Exhibit A attached hereto.

    3.  CONDITIONS OF ESCROW.

    The Escrow Agent shall hold the Shares solely for the benefit of Acquiror Indemnified Persons and/or the Company Stockholders, as the case may be, as provided in this Escrow Agreement and the Merger Agreement. The Escrow Agent shall deliver the Shares to the Acquiror Indemnified Persons and/or the Company Stockholders only in accordance with the following terms and conditions:

    3(a) If an Acquiror Indemnified Person believes he or it is entitled to a Closing Adjustment or Loss Adjustment pursuant to the Merger Agreement (an "Indemnification Amount"), then such Acquiror Indemnified Person may provide written notice (an "Adjustment Notice") to the Escrow Agent and the Stockholder's Representatives of the amount of such payment, the basis upon which such payment is required to be made, and the number of shares of Escrow Stock deliverable to such Acquiror Indemnified Person (calculated pursuant to Section 2.06 of the Merger Agreement), with respect thereto on or prior to the Adjustment Date. The date on which the Adjustment Notice is received by Escrow Agent and the Stockholders' Representatives shall be the adjustment notice date (the "Adjustment Notice Date").

        (i) If the Stockholders' Representatives do not deliver to the Escrow Agent a notice contesting the determination of the Closing Adjustment or the Loss Adjustment as specified in the Adjustment Notice within 15 days after the Adjustment Notice Date, then the Escrow Agent shall deliver to such Acquiror Indemnified Person the number of Adjustment Escrow Shares specified in such notice (together with any Escrow Property to be distributed with respect thereto) on the 16th business day after the Adjustment Notice Date.

        (ii) If the Stockholders' Representatives deliver to the Escrow Agent a notice (with a copy to the relevant Acquiror Indemnified Person) contesting the determination of the Closing Adjustment or the Loss Adjustment as specified in the Adjustment Notice within 15 days after the Adjustment Notice Date, then the Escrow Agent shall notify the Acquiror Indemnified Person thereof on the 16(th) business day after the Adjustment Notice Date and the Escrow Agent shall deliver to the Acquiror Indemnified Person only the number of shares of Escrow Stock not so contested (together with any Escrow Property to be distributed with respect thereto) on the 15th business day after the Adjustment Notice Date. Unless the Acquiror Indemnified Person and the Stockholders' Representatives deliver a notice to the Escrow Agent modifying the provisions of the

    Adjustment Notice, the Escrow Stock (together with any Escrow Property to be distributed with respect thereto and any additional shares of Escrow Stock which the Acquiror Indemnified Person has notified the Escrow Agent in writing prior to the 15(th) business day following the Adjustment Notice Date are, in the Acquiror's reasonable judgment, necessary to cover any expenses which the Acquiror Indemnified Person may waive in connection with such dispute ("Expenses Shares")) contested and not so distributed as provided in the preceding sentence shall either (i) continue to be held by the Escrow Agent pursuant to the terms hereof until such time as the
    (A) Acquiror Indemnified Person and the Stockholders' Representatives shall have delivered to the Escrow Agent a jointly executed notice advising the Escrow Agent as to how such Escrow Stock shall be delivered or (B) the Accounting Firm or the AAA, as the case may be, shall have resolved such contest pursuant to Sections 2.06(c) and (d) of the Merger Agreement, in which event the Escrow Stock shall be delivered in accordance with such resolution.

    3(b) As soon as practicable after the Adjustment Date, the Escrow Agent shall:

        (i) Deliver to the respective Acquiror Indemnified Persons any Escrow Stock to which any Acquiror Indemnified Person remains entitled to under
    Section 3(a) above, together with any Escrow Property to be distributed with respect thereto;

        (ii) Set aside for the retention by it for application in accordance with the terms of Section 3(a) of this Escrow Agreement any Escrow Stock (together with any Escrow Property to be distributed with respect thereto and any Expenses Shares) the distribution of which is contested pursuant to
    Section 3(a); and

       (iii) Deliver any remaining Escrow Stock (together with any Escrow Property to be distributed with respect thereto) to the Company Stockholders, in accordance with written instructions provided by such Stockholders' Representatives, for redelivery to the Company Stockholders based on each such Company Stockholder's proportionate interest immediately following the Effective Time in the Acquiror Shares as set forth in
    Schedule 3 hereto.

    3(c) Notwithstanding the foregoing, in each circumstances under any of the foregoing provisions in which Acquiror Shares are deliverable to any Acquiror Indemnified Person, the number of shares so deliverable shall be rounded upward to the nearest whole number.

    4.  INDEMNIFICATION OF ESCROW AGENT.

    4(a) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any certificate or affidavit furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

    4(b) The Escrow Agent shall not be liable for any action taken by it in good faith and without negligence and believed by it to be authorized or within the rights or powers conferred upon it by this Escrow Agreement.

    4(c) Acquiror hereby agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Escrow Agent arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, including costs and expenses of defending itself from any claims of liability with respect thereto.

    4(d) The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Shares to any successor Escrow Agent jointly designated in writing by Acquiror and the Stockholders' Representatives or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to Acquiror and the Stockholders' Representatives. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent's sole responsibility after that time shall be to safekeep the Shares until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by Acquiror and the Stockholders' Representatives or a final order of a court of competent jurisdiction.

    4(e) This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement between Acquiror, the Company and/or the Stockholders' Representatives except this Escrow Agreement and, solely for the purposes of defining the Escrow Agent's responsibilities with respect to this Escrow Agreement and the Merger Agreement.

    4(f) The Escrow Agent does not have any interest in the Shares, but is serving as escrow holder only, and only has possession thereof.

    5.  TERMINATION.

    This Escrow Agreement shall be terminated when the Shares have been finally disbursed as provided in Section 3 hereof and may be terminated prior thereto by written instruction signed by Acquiror and the Stockholders' Representatives.

    6.  WAIVER.

    The waiver by the Stockholders' Representatives of a breach of this Escrow Agreement by the Escrow Agent shall not constitute a waiver of any right or remedy the Company Stockholders may have against Acquiror under the Merger Agreement or hereunder. The waiver by Acquiror of a breach of this Escrow Agreement by the Escrow Agent shall not constitute a waiver of any right or remedy it may have against the Company Stockholders under the Merger Agreement or hereunder. No delay or failure on the part of any party hereto in exercising any right, power, or privilege under this Escrow Agreement or under any other agreement or instrument given or entered into in connection with or pursuant to this Escrow Agreement shall impair any such right, power, or privilege or be construed as a waiver of any event of default hereunder or any acquiescence therein. No single or partial exercise of any such right, power, or privilege shall preclude the further exercise of such right, power, or privilege, or the exercise of any other right, power, or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

    7.  ADDITIONAL ACTIONS AND DOCUMENTS.

    Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or as may be reasonably requested in order to effectuate fully the purpose, terms and conditions of this Escrow Agreement.

8.  NOTICES.

    All notices, demands, requests, or other communications that may be required to be given, served or sent by any party to any other party pursuant to this Escrow Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, sent by nationally-recognized overnight courier or transmitted by hand-delivery, telegram, telex or facsimile transmission addressed as follows:

    8(a) If to Acquiror or Merger Sub:

       The Titan Corporation
       3033 Science Park Road
       San Diego, CA 92121
       Telecopier No.: (858) 552-9759
       Attention: Nicholas J. Costanza, Esq.
                General Counsel

       With a copy (which shall not constitute notice) to:

       Hogan & Hartson L.L.P.
       8300 Greensboro Drive
       Suite 1100
       McLean, VA 22102
       Telecopier No.: (703) 610-6200
       Attention: Richard K.A. Becker, Esq.

    8(b) If to the Company:

       Averstar Inc.
       23 Fourth Avenue
       Burlington, MA 01803
       Telecopier No.: (781) 221-6991
       Attention:

       With a copy to the Stockholders' Representatives and with a copy (which shall not constitute notice) to:

       Swidler Berlin Shereff Friedman, LLP
       405 Lexington Avenue
       New York, NY 10174
       Telecopier No.: (212) 891-9598
       Attention: Gerald Adler, Esq.

    8(c) If to the Stockholders' Representatives:

       ----------------------------------------------------
       [Address]
       [Address]
       Telecopier No.: (  )    -

       With a copy to the Stockholders' Representatives and with a copy (which shall not constitute notice) to:

       Swidler Berlin Shereff Friedman, LLP
       405 Lexington Avenue
       New York, NY 10174
       Telecopier No.: (212) 891-9598
       Attention: Gerald Adler, Esq.

    8(d) If to the Escrow Agent:

       First Union National Bank, N.A.
       999 Peachtree Street, N.E.
       Suite 1100
       Atlanta, GA 30309
       Telecopier No.: (404) 827-7305
       Attention: Brian K. Justice, Assistant Vice President

    Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

    9.  STOCKHOLDERS' REPRESENTATIVES.

    9(a)             have each been designated as the Stockholders'
Representatives and in such capacity shall act as representative and agent of each of the Company Stockholders in connection with this Escrow Agreement. Should any of the named Stockholders' Representatives fail or cease to serve hereunder as such, the Company Stockholders who held a majority of the then-previously issued Company Common Stock shall be entitled to elect a successor Representative.

    9(b) The Stockholders' Representatives shall not be liable to any Company Stockholder, Acquiror, the Merger Sub or their respective affiliates or any other person with respect to any action taken or omitted to be taken by the Stockholders' Representatives in their role as Stockholders' Representatives under or in connection with this Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence or willful misconduct on the part of the Stockholders' Representatives. Acquiror and the Merger Sub shall be entitled to rely on such appointment and treat such any of the Stockholders' Representatives as the duly appointed attorney-in-fact of each Company Stockholder.

    10. BINDING EFFECT; ASSIGNMENT.

    This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Escrow Agreement shall not be assignable by any party without the prior consent of each of the other parties hereto.

    11. ENTIRE AGREEMENT; AMENDMENT.

    This Escrow Agreement constitutes the entire agreement among the parties hereto with respect to the escrow of the Shares with the Escrow Agent pursuant to the Merger Agreement, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto. This Escrow Agreement shall not be amended, altered or modified except by instrument in writing duly executed by each of the parties hereto.

    12. HEADINGS.

    The headings of the Sections of this Escrow Agreement are inserted for convenience of reference only and do not form a part or affect the meaning hereof.

    13. GOVERNING LAW.

    This Escrow Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and in accordance with the laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

    14. COUNTERPARTS.

    This Escrow Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    15. CAPITALIZED TERMS.

    Capitalized terms used herein which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless otherwise defined herein.

    IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Escrow Agreement, or caused this Escrow Agreement to be duly executed and delivered in its name and on its behalf, as of the day and year first hereinabove set forth.

                                          THE TITAN CORPORATION

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          V T ACQUISITION CORP.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          AVERSTAR INC.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          FIRST UNION NATIONAL BANK

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          --------------------------------------

                                          [NAME], as the Stockholders'
                                          Representatives under the Merger
                                          Agreement and not individually

                                          --------------------------------------

                                          [NAME], as the Stockholders'
                                          Representatives under the Merger
                                          Agreement and not individually

                                          --------------------------------------

                                          [NAME], as the Stockholders'
                                          Representatives under the Merger
                                          Agreement and not individually

                                                                      APPENDIX C

                        DELAWARE GENERAL CORPORATION LAW
                            SS. 262 APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding, provided that amounts paid in settlement of such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

    The Bylaws of Titan contain a provision to limit the personal liability of the directors of Titan for violations of their fiduciary duty, except to the extent such limitation of liability is prohibited by the Delaware Law. This provision eliminates each director's liability to Titan or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Titan or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The Bylaws of Titan provide that Titan shall indemnify directors and officers to the fullest extent permitted by law. The effect of these provisions is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    In addition, Titan has entered into indemnity agreements with its executive officers and directors whereby Titan obligates itself to indemnify such officers and directors from any amounts which the officer or director becomes obligated to pay because of any claim made against him or her arising out of any act or omission committed while he or she is acting in his or her capacity as a director and/or officer of Titan.

    Titan maintains directors and officers liability insurance coverage that insures its officers and directors against certain losses that may arise out of their positions with Titan and insures Titan for liabilities it may incur to indemnity its officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits, as required by Item 601 of Regulation S-K, are filed as part of this Registration Statement:


         EXHIBIT NO.                                DESCRIPTION
    ---------------------                           -----------
              2.1           Agreement and Plan of Merger, dated as of March 24, 2000, by and among Registrant, V T Acquisition Corp. and
                              AverStar, Inc. (included as Appendix A to the Proxy
                              Statement/Prospectus contained in this Registration
                              Statement)

              4.1           Registrant's Restated Certificate of Incorporation, as
                              amended (filed as Exhibit 3.1 to Registrant's Registration
                              Statement on Form S-4, Registration No. 333-95245, filed
                              on January 4, 2000 and incorporated by reference herein).

              4.2           Registrant's By-laws, as amended (filed as Exhibit 6(a)(3)
                              to Registrant's Quarterly Report on Form 10-Q dated
                              November 13, 1995 and incorporated by reference herein).

              4.3           Rights Amendment, dated as of August 21, 1995, between The
                              Titan Corporation and American Stock Transfer and Trust
                              Company (filed as Exhibit 1 to Registrant's Form 8-A,
                              dated August 25, 1995, and incorporated by reference
                              herein).

              4.4           Specimen of certificate representing Registrant's Common
                              Stock, $.01 par value per share filed as Exhibit 4.1 to
                              Registrant's Registration Statement on Form S-4,
                              Registration No. 333-95245 and incorporated by reference
                              herein).

              5.1**         Legal Opinion of Hogan & Hartson L.L.P. regarding the
                              validity of the securities registered hereby.

              8.1*          Legal Opinion of Hogan & Hartson L.L.P. with respect to
                              certain tax matters.

             10.1**         Voting Agreement, dated as of March 24, 2000, by and among
                              The Titan Corporation, V T Acquisition Corp. and each
                              other person listed on the signature page thereto.

             10.2**         Irrevocable Proxy of Michael B. Alexander

             10.3**         Irrevocable Proxy of AFH Partners, L.P.

             10.4**         Irrevocable Proxy of Peter J. Dwyer

             10.5**         Irrevocable Proxy of Nicholas A. Pettinella

             10.6**         Irrevocable Proxy of John C. Rennie

             10.7**         Irrevocable Proxy of Sigmund H. Goldblum

             10.8**         Irrevocable Proxy of Joseph A. Saponaro

             10.9**         Irrevocable Proxy of Peter M. Shulte

            10.10**         Irrevocable Proxy of Levy Family Partnership

            10.11**         Irrevocable Proxy of Bruce A. Burton

               21**         Subsidiaries of Registrant

             23.1*          Consent of Arthur Andersen LLP, Independent Public
                              Accountants with respect to Registrant.

             23.2*          Consent of Ernst & Young LLP, Independent Auditors with
                              respect to AverStar, Inc.

             23.3*          Consent of Arthur Andersen LLP, Independent Public
                              Accountants with respect to Advanced Communication
                              Systems, Inc.

             23.4*          Consent of Arthur Andersen LLP, Independent Public
                              Accountants with respect to Transnational Partners, II,
                              LLC.

             23.5*          Consent of Arthur Andersen LLP, Independent Public
                              Accountants with respect to JB Systems, Inc.

         EXHIBIT NO.                                DESCRIPTION
    ---------------------                           -----------
             23.6*          Consent of Ernst & Young LLP, Independent Auditors with
                              respect to Assist Cornerstone Technologies, Inc.

             23.7*          Consent of KPMG LLP, Independent Public Accountants with
                              respect to SFG Technologies, Inc.

             23.8**         Consent of Hogan & Hartson L.L.P. (included in
                              Exhibit 5.1).

             23.9*          Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

             24.1**         Power of attorney (included in signature pages).

             99.1**         Consent of Michael B. Alexander.

             99.2**         Form of AverStar, Inc. Proxy for Special Meeting of
                              Stockholders.


------------------------

      * Filed herewith.


     ** Previously filed.


    (b) None.

    (c) None.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

    (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 24th day of May, 2000.


                                                       THE TITAN CORPORATION

                                                       By:           /s/ NICHOLAS J. COSTANZA
                                                            -----------------------------------------
                                                                       Nicholas J. Costanza
                                                            SENIOR VICE PRESIDENT, GENERAL COUNSEL AND
                                                               SECRETARY (DULY AUTHORIZED OFFICER)


                               POWER OF ATTORNEY



    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated as of the 24th day of May, 2000.


                  SIGNATURE                                        TITLE
                  ---------                                        -----
                      *                        President and Chief Executive Officer and
--------------------------------------------   Director (principal executive officer)
                 Gene W. Ray

                      *                        Senior Vice President and Chief Financial
--------------------------------------------   Officer (principal financial officer)
               Eric M. DeMarco

                      *                        Corporate Controller and Vice President
--------------------------------------------   (principal accounting officer)
             Deanna H. Petersen

                  SIGNATURE                                        TITLE
                  ---------                                        -----
                      *
--------------------------------------------   Director
              Charles R. Allen

                      *
--------------------------------------------   Director
             Joseph F. Caligiuri

                      *
--------------------------------------------   Director
               Daniel J. Fink

                      *
--------------------------------------------   Director
              Robert M. Hanisee

                      *
--------------------------------------------   Director
              Robert E. LaBlanc

                      *
--------------------------------------------   Director
              Thomas G. Pownall

                      *
--------------------------------------------   Director
             George A. Robinson

                      *
--------------------------------------------   Director
                James E. Roth


*By:                /s/ NICHOLAS J. COSTANZA
             --------------------------------------
                      Nicholas J. Costanza
                        ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


         EXHIBIT NO.        DESCRIPTION
    ---------------------   -----------
              2.1           Agreement and Plan of Merger, dated as of March 24, 2000, by and among Registrant, V T Acquisition Corp. and
                              AverStar, Inc. (included as Appendix A to the Proxy
                              Statement/Prospectus contained in this Registration
                              Statement)

              4.1           Registrant's Restated Certificate of Incorporation, as
                              amended (filed as Exhibit 3.1 to Registrant's Registration
                              Statement on Form S-4, Registration No. 333-95245, filed
                              on January 4, 2000 and incorporated by reference herein).

              4.2           Registrant's By-laws, as amended (filed as Exhibit 6(a)(3)
                              to Registrant's Quarterly Report on Form 10-Q dated
                              November 13, 1995 and incorporated by reference herein).

              4.3           Rights Amendment, dated as of August 21, 1995, between The
                              Titan Corporation and American Stock Transfer and Trust
                              Company (filed as Exhibit 1 to Registrant's Form 8-A,
                              dated August 25, 1995, and incorporated by reference
                              herein).

              4.4           Specimen of certificate representing Registrant's Common
                              Stock, $.01 par value per share filed as Exhibit 4.1 to
                              Registrant's Registration Statement on Form S-4,
                              Registration No. 333-95245 and incorporated by reference
                              herein).

              5.1**         Legal Opinion of Hogan & Hartson L.L.P. regarding the
                              validity of the securities registered hereby.

              8.1*          Legal Opinion of Hogan & Hartson L.L.P. with respect to
                              certain tax matters.

             10.1**         Voting Agreement, dated as of March 24, 2000, by and among
                              The Titan Corporation, V T Acquisition Corp. and each
                              other person listed on the signature page thereto.

             10.2**         Irrevocable Proxy of Michael B. Alexander

             10.3**         Irrevocable Proxy of AFH Partners, L.P.

             10.4**         Irrevocable Proxy of Peter J. Dwyer

             10.5**         Irrevocable Proxy of Nicholas A. Pettinella

             10.6**         Irrevocable Proxy of John C. Rennie

             10.7**         Irrevocable Proxy of Sigmund H. Goldblum

             10.8**         Irrevocable Proxy of Joseph A. Saponaro

             10.9**         Irrevocable Proxy of Peter M. Shulte

            10.10**         Irrevocable Proxy of Levy Family Partnership

            10.11**         Irrevocable Proxy of Bruce A. Burton

               21**         Subsidiaries of Registrant

             23.1*          Consent of Arthur Andersen LLP, Independent Public
                              Accountants with respect to Registrant.

             23.2*          Consent of Ernst & Young LLP, Independent Auditors with
                              respect to AverStar, Inc.

             23.3*          Consent of Arthur Andersen LLP, Independent Public
                              Accountants with respect to Advanced Communication Systems
                              Inc.

             23.4*          Consent of Arthur Andersen LLP, Independent Public
                              Accountants with respect to Transnational Partners, II,
                              LLC.

             23.5*          Consent of Arthur Andersen LLP, Independent Public
                              Accountants with respect to JB Systems, Inc.

             23.6*          Consent of Ernst & Young LLP, Independent Auditors with
                              respect to Assist Cornerstone Technologies, Inc.

             23.7*          Consent of KPMG LLP, Independent Public Accountants with
                              respect to SFG Technologies, Inc.

         EXHIBIT NO.        DESCRIPTION
    ---------------------   -----------
             23.8**         Consent of Hogan & Hartson L.L.P. (included in
                              Exhibit 5.1).

             23.9*          Consent of Hogan & Hartson L.L.P. (included in
                              Exhibit 8.1).

             24.1**         Power of attorney (included in signature pages).

             99.1**         Consent of Michael B. Alexander.

             99.2**         Form of AverStar, Inc. Proxy for Special Meeting of
                              Stockholders.


------------------------

      * Filed herewith.


     ** Previously filed.